AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 19, 1999
                                                          REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _____________________
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             _____________________
                             MEDICONSULT.COM, INC.
             (Exact name of Registrant as specified in its Charter)

          DELAWARE                               7375                               84-1341886
(State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer Identification
 incorporation or organization)        Classification Code Number)                    Number)

                             _____________________

       33 REID STREET, 4th FLOOR, HAMILTON HM 12, BERMUDA, (441) 296-0736 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             _____________________
                             MR. ROBERT A. JENNINGS
                            CHIEF EXECUTIVE OFFICER
                             MEDICONSULT.COM, INC.
                          33 REID STREET, 4(TH) FLOOR
                            HAMILTON HM 12, BERMUDA
                                 (441) 292-0474
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             _____________________
                                   COPIES TO:

     Ann F. Chamberlain                                    Scott F. Smith
 Richards & O'Neil, LLP                                     Kelly Vance
    885 Third Avenue                                    Covington & Burling
   New York, NY 10022                               1330 Avenue of the Americas
                                                      New York, New York 10019
                             _____________________
     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

     In connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               __________________

                        CALCULATION OF REGISTRATION FEE

     Title Of                                              Proposed                Proposed
   Each Class Of                                           Maximum                  Maximum
    Securities                    Amount                   Offering                Aggregate             Amount Of
 To Be Registered                 To Be                   Price Per                Offering             Registration
                               Registered(1)               Unit(2)                   Price                 Fee(3)
---------------------------------------------------------------------------------------------------------------------
Common Stock par
 value $0.001 per
 share                          20,000,000                  $7.71875              $154,375,000             $42,916.25


(1) Based upon the estimated maximum number of shares of common stock of the Registrant issuable in the merger described herein to stockholders of Physicians' Online.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on November 16, 1999.

(3) Pursuant to Rule 457(b) under the Securities Act, $21,268.75 of the registration fee is offset by the filing fee previously paid by the Registrant in connection with the filing of the preliminary information statement on
Schedule 14C on October 27, 1999.

[Insert Mediconsult Logo]                                      [Insert POL Logo]

                        SPECIAL MEETING OF STOCKHOLDERS
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Mediconsult.com, Inc. and Physicians' Online, Inc.:

   The boards of directors of Mediconsult.com, Inc., Physicians' Online, Inc. and certain stockholders of Mediconsult, representing in excess of 50% of Mediconsult's outstanding common stock, have approved a merger agreement that will result in Physicians' Online becoming a wholly-owned subsidiary of Mediconsult.

   If the merger is completed:

    (right arrow) Mediconsult stockholders will continue to own their existing shares of Mediconsult common stock; and
    (right arrow) each share of Physicians' Online common stock and Physicians'
                  Online preferred stock will be converted into the right to receive shares of Mediconsult common stock in accordance with the conversion formula described in detail on page 54 of this joint Information/Proxy Statement/Prospectus.

   As a group, the Physicians' Online stockholders will receive approximately
17.8 million shares of Mediconsult common stock after deductions for Physicians' Online's transaction expenses and an add back for the aggregate exercise price of the outstanding Physicians' Online options that are unexercised at the time of the merger. Under the merger agreement, options to purchase Physicians' Online stock that are outstanding immediately before the effective time of the merger will be converted into options to purchase Mediconsult common stock in accordance with the conversion formula described in detail on page 54.

   It is estimated that Physicians' Online stockholders will receive, in the aggregate, approximately 17.8 million shares of Mediconsult common stock in the merger, or approximately 38% of the issued and outstanding shares of Mediconsult common stock following the merger. It is estimated that each share of Physicians' Online common stock (including shares issuable upon conversion of the outstanding Physicians' Online preferred stock) will receive approximately 2.41 shares of Mediconsult common stock. In addition, the holders of Physicians' Online preferred stock will receive a number of shares of Mediconsult common stock in respect of the aggregate liquidation price of such preferred stock. These estimates are based on an assumed average closing price of $6.825 (the average closing price per share of the Mediconsult common stock on the Nasdaq National Market for the ten trading days ending on November 17, 1999, the most recent practicable date prior to the mailing of this joint Information/Proxy Statement/Prospectus), estimated transaction expenses of approximately $2.4 million, and an estimated aggregate exercise price of unexercised Physicians' Online options of approximately $1.3 million. The exact conversion ratio will be determined immediately prior to the closing and may be higher or lower than 2.41 shares and the total number of shares issued to the Physicians' Online stockholders may be greater or lesser than 17.8 million.

   In addition, upon exercise of their options and payment of the exercise price after the merger, the holders options to purchase Physicians' Online common stock will be eligible to receive, in the aggregate, approximately 2 million additional shares of Mediconsult common stock.

   By approving the merger agreement, Physicians' Online stockholders will agree that 10% of the total number of shares of Mediconsult common stock issued in the merger will be available to satisfy certain indemnification obligations under the merger agreement. An escrow arrangement will be established at closing to hold this 10% amount. This escrow will be Mediconsult's sole recourse for such indemnification obligation, with each stockholder being at risk for no more than its pro rata share of the escrow.

   A vote in favor of the merger agreement and the related issuance of Mediconsult common stock will be effective whether or not the actual number of shares of Mediconsult common stock to be issued in the merger or the actual conversion ratio falls within the ranges described above. Mediconsult common stock is quoted on the Nasdaq National Market under the symbol "MCNS".

   The merger cannot be completed unless Physicians' Online's stockholders approve the merger agreement by the required percentage. Physicians' Online has scheduled a special meeting for Physicians' Online stockholders to vote on the merger agreement. Whether or not you plan to attend a special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Your vote is very important.

   Robert A. Jennings, the Chief Executive Officer and a director of Mediconsult, JHC Limited, an entity controlled by Mr. Jennings, Ian Sutcliffe, the President and a director of Mediconsult since 1996, Michel Bazinet, the medical director of Mediconsult since 1996, and Nazem & Company IV, L.P. Transatlantic Fund C.V., together, representing in excess of 50% of the outstanding shares of Mediconsult common stock (Mediconsult's controlling stockholders), have approved the issuance of stock in connection with the merger and certain other actions by signing an irrevocable written consent of stockholders. No further vote of Mediconsult stockholders is necessary to approve the issuance of stock in connection with the merger or the other actions already acted upon and described in this joint Information/Proxy Statement/Prospectus.

     MEDICONSULT STOCKHOLDERS ARE NOT BEING ASKED FOR A PROXY. IF YOU ARE A
       MEDICONSULT STOCKHOLDER, YOU ARE REQUESTED NOT TO SEND US A PROXY.

   This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In particular, please see the section entitled "Risk Factors" on page 8 of this document for a discussion of risks associated with the merger.

            Robert A. Jennings                           David D. Richards
   Chairman and Chief Executive Officer            Chairman and Chief Executive
           Mediconsult.com, Inc.                 Officer, Physicians' Online, Inc.

   Neither the United States Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the Mediconsult common stock to be issued in the merger or determined if this joint Information/Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   This joint Information/Proxy Statement/Prospectus dated, November 19, 1999 is first being mailed to Physicians' Online and Mediconsult stockholders on or about November 24, 1999.

                             MEDICONSULT.COM, INC.
                          1330 Avenue of the Americas
                                   17th Floor
                            New York, New York 10019

                        INFORMATION STATEMENT/PROSPECTUS

To our Stockholders:

   Notice is hereby given that Mediconsult's controlling stockholders, Robert
A. Jennings, the Chief Executive Officer and a director of Mediconsult, JHC Limited, an entity controlled by Mr. Jennings, Ian Sutcliffe, the President and a director of Mediconsult since 1996, Michel Bazinet, the medical director of Mediconsult since 1996, and Nazem & Company IV, L.P. Transatlantic Fund C.V., together representing in excess of 50% of the outstanding shares of Mediconsult common stock, have approved items 1, 2, 4 and 5 below and have agreed to approve, after the distribution of this joint Information/Proxy Statement/Prospectus, item 3 below, in each case, by signing an irrevocable written consent of stockholders:

     1. the merger transaction pursuant to the terms of the merger agreement, as amended, including the necessary issuance of up to 20,500,000 shares of Mediconsult common stock;

     2. an amendment to the Mediconsult certificate of incorporation to increase the authorized common stock of Mediconsult from 50,000,000 shares to 100,000,000 shares;

     3. an amendment to the Mediconsult 1996 Stock Option Plan to authorize an additional 3,500,000 shares of Mediconsult common stock for issuance thereunder and to provide for an independent compensation committee to administer certain option grants;

     4. the assumption and adoption of the Physicians' Online stock option plan, with certain amendments providing for the issuance of Mediconsult common stock, in accordance with the conversion ratio, upon exercise of the outstanding Physicians' Online options; and

     5. the ratification of an amendment to the Mediconsult bylaws increasing the size of the company's board to 10 to facilitate the placement of four Physicians' Online nominees on the Mediconsult Board as required by the merger agreement.

   NO VOTE OF MEDICONSULT STOCKHOLDERS IS NECESSARY TO APPROVE AND ADOPT THE MERGER AGREEMENT OR THE MERGER OR THE OTHER ACTIONS DESCRIBED ABOVE.

   MEDICONSULT STOCKHOLDERS ARE NOT BEING ASKED FOR A PROXY. IF YOU ARE A MEDICONSULT STOCKHOLDER, YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                             By Order of the Board of
                                          Directors,

                                             Robert A. Jennings
                                             Chairman and Chief Executive
                                          Officer
November 19, 1999

                            PHYSICIANS' ONLINE, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held On December 15, 1999

                               ----------------

To the Stockholders of Physicians' Online, Inc.:

   NOTICE IS HEREBY GIVEN that a special meeting of stockholders of PHYSICIANS' ONLINE, INC., a Delaware corporation, will be held on December 15, 1999, at 10:00 a.m., local time, at the offices of Physicians' Online, whose address is 560 White Plains Road, Tarrytown, New York for the following purposes:

     1. To approve and adopt an agreement and plan of merger, dated as of September 7, 1999, by and among Physicians' Online, certain stockholders of Physicians' Online parties thereto, Mediconsult.com Inc., a Delaware corporation, and PMCI, Inc., a Delaware corporation and wholly-owned subsidiary of Mediconsult, as amended, providing for, among other things, the merger of PMCI with and into Physicians' Online that will result in Physicians' Online becoming a wholly-owned subsidiary of Mediconsult. By voting in favor of the merger agreement, you also approve the appointment of Jason Fisherman, currently a director of Physicians' Online, as the representative of the stockholders of Physicians' Online (and the appointment of Bradford Burnham, also currently a director of Physicians' Online, in the event Mr. Fisherman is unable to continue as stockholder representative) to act on behalf of the Physicians' Online stockholders in connection with the merger and the escrow agreement referred to in the merger agreement; and

     2. To transact such other business as may properly come before the Physicians' Online special meeting or any adjournment or postponement of the Physicians' Online special meeting, including without limitation, potential adjournments or postponements of the Physicians' Online special meeting for the purpose of soliciting additional proxies in order to approve the proposed merger.

   The board of directors of Physicians' Online has unanimously adopted a resolution approving the merger agreement and the transactions contemplated by it and declaring the merger agreement advisable and in the best interests of the stockholders and recommends that you vote FOR approval of the adoption of the merger agreement. We have described the proposed merger in more detail in the accompanying joint Information/Proxy Statement/Prospectus, which you should read in its entirety before voting. A copy of the merger agreement is attached as Annex A to the accompanying joint Information/Proxy Statement/Prospectus.

   The close of business on November 19, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Physicians' Online special meeting or any adjournment or postponement of the meeting. Only holders of record of Physicians' Online common and preferred stock at the close of business on the record date may vote at the Physicians' Online special meeting.

   The approval and adoption of the proposed merger agreement will require (i) the affirmative vote of the holders of at least a majority of the votes represented by the outstanding stock of Physicians' Online entitled to vote and
(ii) at least 66 2/3% of the votes represented by the shares of Physicians' Online Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together on an as if converted basis with the votes represented by the shares of common stock held by the following founding stockholders of Physicians' Online: Steven Hochberg, Christian Mayaud, M.D., William Greenberg, M.D., Jonathan Edelson, M.D., the Hochberg Family Limited Partnership, the Edelson Investment Trust f/b/o Zachary Edelson, the Edelson Investment Trust f/b/o Eli Edelson and the Mayaud Family Limited Partnership (collectively, the Physicians' Online founders).

   All holders of Physicians' Online preferred and common stock are cordially invited to attend the Physicians' Online special meeting in person. However, to ensure your representation at the Physicians' Online special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint Information/Proxy Statement/Prospectus at any time before it is voted at the Physicians' Online special meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval of the merger agreement. If you fail to return a properly executed proxy card or to vote in person at the Physicians' Online special meeting, the effect will be a vote against the proposed agreement and plan of merger.

                                          David D. Richards
                                          Chairman and Chief Executive
                                          Officer, Physicians' Online, Inc.

November 19, 1999

THE BOARD OF DIRECTORS OF PHYSICIANS' ONLINE RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AS AMENDED.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SUMMARY...................................................................    1
  The Companies...........................................................    1
  The Merger..............................................................    1
  Votes Required..........................................................    1
  Our Recommendations to Stockholders.....................................    2
  What Holders of Physicians' Online Common Stock Will Receive............    2
  Treatment of Physicians' Online Stock Options...........................    3
  Conditions to the Merger................................................    3
  Indemnification.........................................................    4
  No Solicitation by Physicians' Online...................................    4
  Termination of the Merger Agreement.....................................    4
  Opinion of Mediconsult's Financial Advisor..............................    5
  Interests of Executive Officers and Directors of Physicians' Online in
   the Merger.............................................................    5
  Accounting Treatment....................................................    5
  Resales of Mediconsult Common Stock Issued in the Merger; Affiliates
   Agreements.............................................................    5
  Material United States Federal Income Tax Consequences..................    6
  Physicians' Online Stockholders' Right of Appraisal.....................    6
  How the Rights of Physicians' Online Stockholders Will Differ as a
   Mediconsult Stockholder................................................    6
  Forward-Looking Statements May Prove Inaccurate.........................    6
  Mediconsult Price Information...........................................    7
RISK FACTORS..............................................................    8
  Risks Relating to the Merger............................................    8
  Risks Relating to Mediconsult...........................................   10
  Risks Relating to Physicians' Online....................................   20
SELECTED HISTORICAL FINANCIAL DATA........................................   25
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...............   28
MARKET PRICE INFORMATION..................................................   33
  Mediconsult.............................................................   33
  Physicians' Online......................................................   33
CERTAIN INFORMATION ABOUT THE ACTIONS TAKEN BY THE MEDICONSULT CONTROLLING
 STOCKHOLDERS.............................................................   34
  General.................................................................   34
  Matters Acted Upon and to be Acted Upon.................................   34
  Record Date.............................................................   34
  Actions Taken and to be Taken by the Mediconsult Controlling
   Stockholders...........................................................   35
  Amendments to the Plan..................................................   36
  Description of the Plan.................................................   36
  New Plan Benefits.......................................................   37
  Amendments to the Plan..................................................   37
  Description of the Plan.................................................   38
  New Plan Benefits.......................................................   39
THE PHYSICIANS' ONLINE SPECIAL MEETING....................................   40
  General.................................................................   40
  Matters to be Considered................................................   40
  Physicians' Online Board of Directors Recommendation....................   40
  Record Date and Voting..................................................   40
  Voting and Revocable Proxies............................................   41
THE MERGER................................................................   43
  Background of the Merger................................................   43

                                                                           Page
                                                                           ----
  Joint Reasons for the Merger............................................  45
  Action of the Board of Directors of Mediconsult; Actions of the
   Controlling Mediconsult Stockholders...................................  45
  Mediconsult's Reasons for the Merger....................................  45
  Recommendation of the Board of Directors of Physicians' Online..........  46
  Physicians' Online's Reasons for the Merger.............................  46
  Opinion of Mediconsult's Financial Advisor..............................  47
  Interests Of Executive Officers And Directors Of Physicians' Online In
   The Merger.............................................................  52
TREATMENT OF PHYSICIANS' ONLINE COMMON STOCK AND PREFERRED STOCK..........  54
ACCOUNTING TREATMENT OF THE MERGER........................................  55
RESALES OF MEDICONSULT COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER;
 AFFILIATES AGREEMENTS....................................................  56
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES....................  57
NASDAQ NATIONAL MARKET QUOTATION..........................................  60
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS................  60
THE MERGER AGREEMENT......................................................  62
  General.................................................................  62
  Conversion of Shares....................................................  62
  Creation of Escrow......................................................  63
  Treatment of Physicians' Online Stock Options...........................  63
  Exchange of Stock Certificates..........................................  63
  Representations and Warranties..........................................  64
  Certain Covenants.......................................................  65
  Related Matters After the Merger........................................  68
  Indemnification of Mediconsult by Stockholders..........................  68
  Conditions to Obligations to Effect Merger..............................  69
  Termination; Fees and Expenses..........................................  72
  Amendment and Waiver....................................................  73
OTHER AGREEMENTS..........................................................  74
  Voting Agreements.......................................................  74
  Escrow Agreement........................................................  74
DESCRIPTION OF MEDICONSULT'S BUSINESS.....................................  75
  Our Web Sites...........................................................  75
  The Internet Healthcare User............................................  76
  Client Services.........................................................  76
  Our Strategy............................................................  77
  Legal Proceedings.......................................................  77
  Management's Discussion and Analysis of Mediconsult.....................  77
DESCRIPTION OF PHYSICIANS' ONLINE'S BUSINESS..............................  86
  Management's Discussion and Analysis of Physicians' Online..............  86
MANAGEMENT OF MEDICONSULT.................................................  90
  Directors, Executive Officers and Significant Employees.................  90
CERTAIN TRANSACTIONS......................................................  96
SECURITY OWNERSHIP OF MANAGEMENT OF MEDICONSULT...........................  98
SECURITY OWNERSHIP OF MANAGEMENT OF MEDICONSULT AFTER THE MERGER..........  99
DESCRIPTION OF MEDICONSULT CAPITAL STOCK.................................. 101
  Common Stock............................................................ 101
  Preferred Stock......................................................... 101
  Warrants................................................................ 101
  Registration Rights..................................................... 102
  Anti-takeover Effects of Provisions of By-laws.......................... 103

                                                                            Page
                                                                            ----
  Limitation of Liability and Indemnification Matters...................... 103
APPRAISAL RIGHTS........................................................... 104
  Rights of Dissenting Stockholders of Physicians' Online.................. 104
COMPARISON OF STOCKHOLDER RIGHTS........................................... 106
  General.................................................................. 106
  Capitalization........................................................... 106
  Voting Rights............................................................ 106
  Number and Classification of Directors................................... 106
  Removal of Directors..................................................... 107
  Filling Vacancies on the Board of Directors.............................. 107
  Charter Amendments....................................................... 107
  Amendments to By-Laws.................................................... 107
  Action by Written Consent................................................ 108
  Notice of Stockholder Actions............................................ 108
  Right to Call Special Meeting of Stockholders............................ 108
  Limitation of Personal Liability of Directors............................ 108
  Dividends................................................................ 109
  Conversion and Redemption................................................ 109
  Liquidation.............................................................. 109
REPRESENTATION AT SPECIAL MEETING.......................................... 110
LEGAL MATTERS.............................................................. 110
EXPERTS.................................................................... 111
ANNEXES:
  ANNEX A--Merger Agreement (including Amendment No. 1 thereto)
  ANNEX B--Opinion of Warburg Dillon Read LLC
  ANNEX C--Delaware General Corporation Law Sec. 262 Appraisal Rights
  ANNEX D--Amended and Restated Mediconsult 1996 Stock Option Plan
  ANNEX E--Amended and Restated Physicians' Online 1994 Stock Option Plan
  ANNEX F--Escrow Agreement

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

                                 The Companies

Mediconsult

   Mediconsult is a leading provider of patient-oriented healthcare information and services on the World Wide Web. Our Web sites provide a trusted source of comprehensive and easy to understand medical information and are designed to empower consumers through increased education related to medical conditions and treatment alternatives. Our Web sites also provide a destination on the Internet where visitors can interact with others in a community environment. We facilitate this environment through a well-organized, easy to navigate format and an array of complementary services, including moderated on-line support groups and discussion forums. By fostering communities centered around prevalent medical conditions and health issues, we believe we create significant opportunities for pharmaceutical and other healthcare companies to reach a highly targeted consumer audience using Internet-based marketing and advertising sponsorship programs.

Physicians' Online

   Physicians' Online is an Internet online service that provides medical information, communications, and a transactions network for physicians. It is a secure, physicians-only environment featuring access to medical databases, daily medical news, continuing medical education credits, clinical symposia, e-mail accounts, Internet access, discussions with colleagues, secure prescription transactions, market research and recruiting services, among other services. Membership is free so long as the member does not use Physicians' Online as its Internet Service Provider. Physicians' Online's services are principally supported by pharmaceutical and direct-to-consumer advertising sponsors as well as subscription fees from its members using it as an Internet Service Provider and MDDirect, a physician recruitment business.

                                   The Merger

   Through the merger, Physicians' Online will become a wholly-owned subsidiary of Mediconsult. Physicians' Online stockholders will receive Mediconsult common stock in exchange for their shares of Physicians' Online stock. The merger agreement is attached to this joint Information/Proxy Statement/Prospectus as Annex A. We encourage you to read the merger agreement as it is the legal document that governs the merger.

                                 Votes Required

Mediconsult

   The Mediconsult charter provides that any action taken by the stockholders may be taken by written consent in lieu of a meeting, without prior notice or vote, of at least the number of holders necessary to authorize such action. Mediconsult's controlling stockholders have already approved the issuance of stock in connection with the merger and certain other actions by signing an irrevocable written consent of stockholders. No vote of Mediconsult stockholders is necessary to approve the issuance of stock in connection with the merger or the other actions already acted upon and described in this joint Information/Proxy

Statement/Prospectus. After the distribution of this joint Information/Proxy Statement/Prospectus, the Mediconsult controlling stockholders will also act to approve the amendments to the Mediconsult 1996 Stock Option Plan.

Physicians' Online

   The approval and adoption of the proposed merger agreement will require (i) the affirmative vote of the holders of at least a majority of the outstanding stock of Physicians' Online entitled to vote and (ii) at least 66 2/3% of the votes represented by the shares of Physicians' Online Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together on an as if converted basis with the votes represented by the shares of common stock held by the Physicians' Online founders.

   Certain holders of Physicians' Online common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock who collectively beneficially own approximately 91% of the outstanding voting power of Physicians' Online have agreed to vote in favor of the merger and have given proxies to Mediconsult to vote in favor of the merger agreement.

                      Our Recommendations to Stockholders

To Mediconsult stockholders:

   On September 7, 1999, the Mediconsult board of directors voted to approve the merger and the merger agreement and the proposed issuance of Mediconsult common stock in connection with the merger. Mediconsult's controlling stockholders have approved the issuance of stock in connection with the merger and certain other actions by signing an irrevocable written consent of stockholders. No further vote of Mediconsult stockholders is necessary to approve the issuance of stock in connection with the merger or the other actions already acted upon and described in this joint Information/Proxy Statement/Prospectus. The Mediconsult board believes that the merger is advisable and in your best interests.

To Physicians' Online stockholders:

   Also on September 7, 1999, the Physicians' Online board of directors unanimously voted to approve the merger agreement and the transactions contemplated thereby. The Physicians' Online board believes that the merger is advisable and in your best interests and recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated thereby.

                       What Holders of Physicians' Online
                           Common Stock Will Receive

   It is estimated that Physicians' Online stockholders will receive, in the aggregate, approximately 17.8 million shares of Mediconsult common stock in the merger, or approximately 38% of the issued and outstanding shares of Mediconsult common stock following the merger. It is estimated that each share of Physicians' Online common stock (including shares issuable upon conversion of the outstanding Physicians' Online preferred stock) will receive approximately 2.4 shares of Mediconsult common stock. In addition, the holders of Physicians' Online preferred stock will receive a number of shares of Mediconsult common stock in respect of the aggregate liquidation price of such preferred stock. These estimates are based on an assumed average closing price of $6.825 (the average closing price per share of the Mediconsult common stock on the Nasdaq National Market for the ten trading days ending on November 17, 1999, the most recent practicable date prior to the mailing of this joint Information/Proxy Statement/Prospectus), estimated transaction expenses of approximately $2.4 million, and an estimated aggregate exercise price of unexercised Physicians' Online options of approximately $1.3 million. The exact conversion ratio will be determined immediately prior to the closing and may be higher or lower than 2.4 shares and the total number of shares issued to the Physicians' Online stockholders may be greater or lesser than 17.8 million.

   A vote in favor of the merger agreement will be effective whether or not the actual number of shares of Mediconsult common stock to be issued in the merger or the actual conversion ratio falls within the ranges described above.

   Mediconsult will not issue fractional shares of Mediconsult common stock in connection with the merger. Instead, cash will be paid with respect to fractional shares.

   By approving the merger agreement, Physicians' Online stockholders will agree that 10% of the total number of shares of Mediconsult common stock issued in the merger will be available to satisfy certain indemnification obligations under the merger agreement. An escrow arrangement will be established at closing to hold this 10% amount. This escrow will be Mediconsult's sole recourse for such indemnification obligation, with each stockholder being at risk for no more than its pro rata share of the escrow.

                 Treatment of Physicians' Online Stock Options

   At the effective time of the merger, each outstanding option to purchase shares of Physicians' Online common stock, whether vested or unvested and whether or not exercisable, will be converted into an option to purchase, for the same aggregate exercise price, the number of shares of Mediconsult common stock that the holder of such option would have received had such holder exercised such option immediately prior to the effective time, with no change to the vesting period and with no other change to the terms of such option. Any fractional shares of Mediconsult common stock resulting from such adjustment will be rounded to the nearest whole number of shares. In connection with the merger, Mediconsult is assuming the Physicians' Online option plan, as amended to provide for the issuance of Mediconsult common stock upon the issuance of outstanding Physicians' Online options, as described above.

                            Conditions to the Merger

   The completion of the merger depends upon meeting a number of conditions, including the following:

  . the approval of the merger by (a) at least two-thirds of the votes entitled to be cast by the holders of Physicians' Online preferred stock and of the Physicians' Online founders, as holders of Physicians' Online common stock, voting as a single class and (b) at least a majority of the votes entitled to be cast by the Physicians' Online stockholders;

  .  the issuance of shares of Mediconsult common stock;

  . the holders of not more than 10% of the outstanding voting stock of Physicians' Online shall have voted against the merger agreement and exercised rights of appraisal under the DGCL;

  . the shares of Mediconsult common stock being issued in the merger having been authorized for listing on the Nasdaq National Market;

  . the receipt of a legal opinion regarding material tax consequences of the merger; and

  . other customary contractual conditions specified in the merger agreement.

   Certain of the conditions to the merger may be waived by the party entitled to assert the condition.


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

                                Indemnification

   By voting in favor of the merger agreement or by accepting Mediconsult common stock in the merger, all stockholders of Physicians' Online who have not perfected dissenter's rights of appraisal under the DGCL will be deemed to have agreed to the terms of the escrow agreement referred to in the merger agreement to secure Mediconsult's rights to indemnification. The merger agreement provides that Mediconsult will be indemnified out of the escrow against damages due to (1) breach of any representation or warranty of Physicians' Online contained in the merger agreement, (2) the breach or other failure by Physicians' Online to perform any covenant, agreement or other obligation of Physicians' Online contained in the merger agreement, (3) the incurring of fees and expenses by Physicians' Online in connection with the merger in excess of the amount set forth in a certificate delivered two business days prior to the closing date to Mediconsult, and (4) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to above. This obligation to indemnify Mediconsult is limited to 10% of the total number of shares of Mediconsult common stock issued in the merger, with each stockholder being at risk for no more than its pro rata share of the escrow. An escrow arrangement will be established at closing to hold this 10% amount. If the stockholders approve of the merger agreement, Jason Fisherman, currently a director of Physicians' Online, is deemed to be appointed by the stockholders as the stockholder representative to administer the escrow on behalf of all former Physicians' Online stockholders. The escrow and indemnification obligations will end one year after closing. At that time, if Mediconsult has made a claim for the escrowed property, the escrowed property in excess of the claim will be released to the former Physicians' Online stockholders.

   The merger agreement provides that the stockholder representative will not be liable to the Physicians' Online stockholders in connection with the performance of his duties under the merger agreement and escrow agreement provided his actions are not fraudulent or taken in bad faith. The stockholder representative will be indemnified by the Physicians' Online stockholders solely out of distributions from the escrow against any loss, claim, liability, cost, expense or other damage incurred by him in connection with any claim to which the stockholder representative is made a party in connection with the merger agreement or the escrow agreement, as well as for all out-of-pocket expenses incurred by the stockholder representative while performing his duties under the merger agreement and the escrow agreement. The stockholder representative's right to be indemnified by the Physicians' Online stockholders is subordinate to Mediconsult's right to be indemnified from the escrow.

                     No Solicitation by Physicians' Online

   Physicians' Online has agreed that it will not directly or indirectly through its officers, directors, employees, representatives and agents initiate or engage in any discussion regarding a business combination of Physicians' Online with any other party.

                      Termination of the Merger Agreement

   The merger agreement may be terminated in the following ways at any time prior to the time of the merger:

Mediconsult and Physicians' Online may terminate the merger agreement by mutual consent;

  . Mediconsult or Physicians' Online may terminate the merger agreement if the other party is in breach of any representation, warranty or covenant contained in the merger agreement and such breach is not remedied within 10 days of delivery of written notice and such breach would result in a material adverse effect;

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

  . Mediconsult or Physicians' Online may terminate the merger agreement if the requisite vote of the stockholders of Physicians' Online is not obtained at the Physicians' Online special meeting (including any adjournment or postponement thereof);

  . Mediconsult or Physicians' Online may terminate the merger agreement at any time after January 31, 2000, if for any reason the merger has not been consummated by such date and such failure to consummate the merger is not caused by a breach of the merger agreement by the terminating party; or

  . Mediconsult or Physicians' Online may terminate the merger agreement if any court of competent jurisdiction or other competent governmental or regulatory authority has issued an order making illegal or otherwise restricting, preventing or prohibiting the merger and such order has become final and nonappealable.

                   Opinion of Mediconsult's Financial Advisor

   The Mediconsult board of directors has received a written opinion from Warburg Dillon Read LLC as to the fairness, from a financial point of view, of the aggregate stock consideration to be paid by Mediconsult in the merger. The full text of Warburg Dillon Read's written opinion dated September 7, 1999 is attached to this document as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Warburg Dillon Read's opinion is directed to the Mediconsult board and does not constitute a recommendation to any stockholder with respect to any matter relating to the merger.

   Interests of Executive Officers and Directors of Physicians' Online in the
                                     Merger

   In considering the recommendation of the Physicians' Online board, you should be aware of the interests that executive officers and directors of Physicians' Online have in the merger. These include:

  . Certain executive officers of Physicians' Online have employment agreements with Physicians' Online and will continue in their employment following the merger;

  . Four persons nominated by certain principal stockholders of Physicians' Online will be appointed to Mediconsult's board following the merger; and

  . Certain principal stockholders of Physicians' Online hold promissory notes in the aggregate amount of $5,334,548 issued to them by Physicians' Online which are expected to be paid following the merger in accordance with their terms.

                              Accounting Treatment

   We expect the merger to qualify as a pooling of interests under United States generally accepted accounting principles, which means that for accounting and financial reporting purposes, Mediconsult will treat Mediconsult and Physicians' Online as if they had always been a combined entity.

                             Resales of Mediconsult
                           Common Stock Issued in the
                         Merger; Affiliates Agreements

   Mediconsult common stock issued in connection with the merger will be freely transferable except that shares of Mediconsult common stock received by persons who are deemed to be "affiliates," as such term is

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

defined by Rule 144 under the Securities Act of 1933, as amended (the Securities Act), of Physicians' Online at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each executive officer and director and other person who may be an affiliate of Physicians' Online has executed a written affiliates agreement providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of Mediconsult common stock obtained as a result of the merger except in compliance with the Securities Act and the rules and regulations of the SEC thereunder. Each affiliates agreement also provides that the affiliate covered by such agreement may not take a number of action that would jeopardize the accounting treatment of the merger as a pooling of interests.

                             Material United States
                        Federal Income Tax Consequences

  The merger is intended to qualify as a tax-free reorganization for federal income tax purposes so that, in general, no gain or loss should be recognized by Physicians' Online stockholders for United States federal income tax purposes on the exchange of shares of Physicians' Online stock for shares of Mediconsult common stock. For a more detailed description of the material United States federal income tax consequences of the merger, see "The Merger-- Material United States Federal Income Tax Consequences."

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

                        Physicians' Online Stockholders'
                               Right of Appraisal

   Under Delaware law, Physicians' Online stockholders who do not vote in favor of the merger and who comply with notice requirements and other procedures will have the right to receive the "fair value" of their shares in cash rather than the Mediconsult common stock specified in the merger agreement. "Fair value" will be determined by a Delaware court and may be more than, the same as, or less than the value of the consideration to be paid to other Physicians' Online stockholders. In addition to reading "Appraisal Rights," see Annex C which sets forth Section 262 of the DGCL.

               How the Rights of Physicians' Online Stockholders
                    Will Differ as a Mediconsult Stockholder

   The rights of investors as stockholders of Mediconsult after the merger will be governed by Mediconsult's charter and by-laws. Those rights differ from rights of Physicians' Online stockholders under Physicians' Online's charter and by-laws.

                           Forward-Looking Statements
                              May Prove Inaccurate

   We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Mediconsult and Physicians' Online, including the anticipated cost savings and revenue enhancements from the merger. Also, when we use words such as "believes", "expects", "anticipates" or similar expressions, we are making forward-looking statements. Stockholders should note that many factors could affect the future financial results of Mediconsult and Physicians' Online, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

  . the risk that we are unable to achieve anticipated cost savings and revenue enhancements;

  . the risk that we encounter greater than expected costs and difficulties related to the integration of the businesses of Mediconsult and Physicians' Online;

  . the risk that we are unable to firmly develop, introduce and gain customer acceptance of new distribution channels for education, sales and marketing;

  .  economic, political and competitive forces affecting our businesses; and

  . the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                         Mediconsult Price Information

   Shares of Mediconsult common stock are listed on the Nasdaq National Market. On September 3, 1999, the last full trading day prior to the public announcement of the proposed merger, Mediconsult common stock closed at $8.3125 per share. On, November 17, 1999, the most recent practicable day prior to the mailing of this joint Information/Proxy Statement/Prospectus, Mediconsult common stock closed at $9.00 per share.

                                  RISK FACTORS

   You should carefully consider the following risk factors relating to the merger before you decide whether to vote to approve and adopt the merger agreement and the proposed issuance of Mediconsult common stock in connection with the merger. You should also consider the other information in this joint Information/Proxy Statement/Prospectus.

Risks Relating to the Merger

 Tax Free Treatment of Merger

   Although the merger is intended to qualify as a tax-free reorganization for federal income tax purposes, there can be no assurance that the Internal Revenue Service will treat the merger as tax-free. If the Internal Revenue Service were to successfully challenge the federal income tax treatment of the merger discussed herein, each Physicians' Online stockholder would be required to recognize taxable gain or loss with respect to the Physicians' Online stock surrendered in the merger. See "The Merger--Material United States Federal Income Tax Consequences."

 Failure to qualify for pooling of interests accounting treatment may harm our future operating results.

   Under pooling of interests accounting treatment, the accounts of Mediconsult will be combined with those of Physicians' Online at their historical carrying amounts, and Mediconsult's financial statements for all prior periods will be restated to reflect its accounts as if the two companies had been combined for all periods.

   After completion of the merger, if events occur that cause the merger to no longer qualify for pooling of interests accounting treatment, the purchase method of accounting would apply. Under that method, we would record the estimated fair value of Mediconsult common stock issued in the merger as the cost of acquiring the business of Physicians' Online. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values, with the excess of the estimated fair value of Mediconsult common stock over the fair value of net assets acquired recorded as goodwill, to be amortized over a period of up to 40 years. The estimated fair value of Mediconsult common stock to be issued in the merger is much more than the historical net book value at which Physicians' Online carries its assets in its accounts. Therefore, purchase accounting treatment could have a material adverse effect on the reported operating results of the combined company compared to pooling of interests accounting treatment.

 Physicians' Online Stockholders May Never Receive 10% of the Shares of Mediconsult Common Stock Issued in the Merger.

   Ten percent of the shares of Mediconsult common stock that would otherwise be received by Physicians' Online stockholders in the merger will be placed in escrow. The escrow will terminate one year after the date of the merger, subject to any claims for indemnification outstanding at such date. Mediconsult may recover damages out of this escrow resulting from breaches by Physicians' Online of representations, warranties, covenants, agreements and other obligations contained in the merger agreement and the stockholder representative will be indemnified by the Physicians' Online stockholders against any loss, claim, liability, cost, expense or other damage incurred by him in connection with any claim to which the stockholder representative is made a party, as well as for all out-of-pocket expenses incurred by the stockholder representative while performing his duties under the merger agreement and the escrow agreement. Therefore, Physicians' Online stockholders may never receive the 10% of the shares of Mediconsult common stock issued in the merger and placed into escrow.

 Mediconsult May Face Challenges in Integrating Mediconsult and Physicians' Online and, as a Result, May Not Realize the Expected Benefits of the Anticipated Merger.

   Integrating the operations and personnel of Mediconsult and Physicians' Online will be a complex process, and Mediconsult is uncertain that the integration will be completed rapidly or that it will achieve the anticipated benefits of the merger. The successful integration of our companies will require, among other things, integration of our sales and marketing groups and coordination of our development efforts, our systems and our technology. The diversion of the attention of our management and any difficulties encountered in the process of combining our companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining our companies could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. The inability to successfully integrate the operations and personnel of Mediconsult and Physicians' Online, or any significant delay in achieving integration, could have a material adverse effect on the business, financial condition and operating results of the combined company after the merger.

 Mediconsult's Stock Price is Volatile and the Value of the Mediconsult Common Stock Issued in the Merger Will Depend on Its Market Price at the Time of The Merger, and No Adjustment Will Be Made as a Result of Changes in the Market Price of Mediconsult's Common Stock.

   Increases in the value of Mediconsult's common stock will result in a higher price being paid by Mediconsult for Physicians' Online and more value being received by Physicians' Online stockholders in the merger. Decreases in the value of Mediconsult's common stock will result in a lower price being paid by Mediconsult for Physicians' Online and less value being received by Physicians' Online stockholders in the merger. It is likely that you will not know the value of Mediconsult's common stock to be issued in the merger at the time of the Physicians' Online special meeting of stockholders. Under the merger agreement, neither Mediconsult nor Physicians' Online will have the right to terminate or renegotiate the merger agreement or to resolicit proxies as a result of any increase or decrease in the value of Mediconsult's common stock. The market price of Mediconsult's common stock, like that for the shares of many other high technology and Internet companies, has been and may continue to be volatile. For example, from October 15, 1998 to September 3, 1999, the Mediconsult common stock traded as high as $22.58 per share and as low as $0.625 per share. Moreover, Mediconsult's common stock has only been listed on the Nasdaq National Market since April of this year. Before that, Mediconsult's common stock was traded in the over-the-counter market. Recently, the stock market in general and the shares of Internet companies in particular have experienced significant price fluctuations. The market price may continue to fluctuate significantly in response to various factors, including:

  .  quarterly variations in operating results or growth rates;

  .  the announcement of technological innovations;

  .  the introduction of new products by Mediconsult and its competitors;

  .  changes in estimates by securities analysts;

  .  market conditions in the industry;

  .  announcements and actions by competitors;

  .  regulatory and judicial actions; and

  .  general economic conditions.

 Significant Merger-Related Charges Against Earnings Will Increase Mediconsult's Losses in the Quarter in Which We Consummate the Merger and During the Post-merger Integration Period.

   We expect to incur charges of approximately $4.6 million in connection with the merger which relates to fees, legal and accounting services and other integration costs. These costs may be higher or lower than we anticipate. In addition, we may incur other additional unanticipated merger costs. These costs may delay the anticipated benefits of the merger. Some of these nonrecurring costs will be charged to operations in the fiscal quarter in which the merger is consummated while others will be expensed as incurred during the post-merger integration period.

Risks Relating to Mediconsult

 We Have Only Been in Business For A Short Period of Time, So Your Basis For Evaluating Us Is Limited.

   We began operations in April 1996 when we launched a limited, initial Web site. We launched a more extensive Web site in September 1996. As a result, there is a limited history of operations for evaluating our business. You must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the Internet market and the direct-to-consumer advertising market. Some of these risks and uncertainties relate to our ability to:

  . design, develop and implement effective marketing and sponsorship programs for existing clients and new clients;

  .  maintain and expand our relationship with Novartis;

  . attract additional pharmaceutical and other healthcare sponsors in order to generate significant revenue;

  . build our organizational and technical infrastructures to manage our growth effectively;

  .  maintain our current strategic relationships and develop new ones;

  .  respond effectively to actions taken by our competitors;

  .  attract a larger audience to our Web sites;

  .  increase awareness of our brand and continue to develop visitor loyalty;

  .  integrate acquired and managed businesses, technologies and services;
     and

  .  attract, retain and motivate qualified personnel.

   If we are unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operations will be materially and adversely affected.

 We Have Lost Money in Every Quarter and Year, And We Expect these Losses to Continue in The Future.

   Since we began our operations in 1996, we have lost money in every quarter and year. As of September 30, 1999, we had an accumulated deficit of approximately $11.8 million. We intend to increase the amount of our expenses significantly in the future in order to expand our operations and our employee base. We do not expect that we will generate sufficient revenue to cover these expenses through at least the year 2000. If our revenue does not increase and we cannot adjust our level of spending adequately, we may not generate sufficient revenue to become profitable. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. Our ability to generate revenue depends primarily upon our ability to attract visitors to our Web sites and to attract pharmaceutical and other healthcare advertisers as clients and sponsors.

 We Are Dependent On Novartis For a Significant Portion of Our Revenue.

   Approximately 55% of our revenue for the year ended December 31, 1997 and 65% of our revenue for the year ended December 31, 1998 resulted from engagements by various independent divisions of Novartis AG. We anticipate that these and other divisions will account for a substantial portion of our revenue for the foreseeable future. We currently have an agreement with one division of Novartis, Novartis Consumer Health Canada, to manage its Habitrol smoking cessation Web site, which we designed, developed and implemented. We are evaluating and working with Novartis Pharma to design, develop and manage additional Web sites. We are also discussing with Novartis other possible marketing and sponsorship programs. We cannot predict whether we will be engaged to perform any services as a result of these discussions. Novartis may elect to terminate our agreements or engagements or it may demand changes to the terms of these agreements or engagements that are less favorable to us than existing terms. We do not have written agreements with Novartis for most of these engagements. If we lose Novartis as a customer or the relationship becomes less favorable to us, our business, financial condition and results of operations will be materially and adversely affected.

   Novartis may also choose to change or limit the products that it advertises on the Internet or on our Web sites. If they do, this change could materially and adversely impact our sponsorship revenue. In addition, our relationship with Novartis could be negatively affected by any business or financial developments that impact Novartis, such as a delay or failure to obtain or maintain FDA approval of pharmaceutical products, a general downturn in its business or a reduction in its direct-to-consumer advertising budget.

 We May Have Difficulty Managing our Expanding Operations.

   We are currently engaged in a significant expansion of our operations. Also to date, a portion of our software development and all of our technical support, network and hardware operations have been outsourced to a third party. Our network and technical support were previously managed by a third party. Recently, we established a facility in Toronto, Canada, where our software development and technical and network support are now located.

   We recently acquired pharminfo.com, a Web site providing information on pharmaceutical products and clinical trials for pharmacists, physicians and consumers, cyberdiet.com, a Web site providing tailored nutritional information and programs, Cyber-Tech, Inc., which operates Heartinfo.org., and inciid.org, a Web site providing information on infertility and we acquired Mood Sciences, a mental health oriented web site that utilizes a proprietary tool to diagnose and track states of depression online. In addition, we are considering establishing an office in Parsippany, New Jersey in the near future, in connection with our proposed joint venture with CommonHealth.

   As part of our expansion, we will have to implement additional operational and financial systems, procedures and controls to maintain appropriate coordination among our technical, accounting, finance, marketing, sales and editorial staffs. If these systems and controls are not adequate, we will have significant difficulty managing the various business functions of our operations from multiple locations. We will also need to recruit, train and retain a significant number of employees, particularly employees with technical, marketing, sales and healthcare backgrounds. Individuals with these backgrounds are in high demand and we are not certain that we will be able to attract the staff we need. In addition, many of our senior management personnel have recently joined Mediconsult and have not yet become integrated into and experienced with our operations, policies, personnel and clients. In connection with the transition of our technical operations, difficulties may arise that could cause disruptions in the operation of our Web sites. Any of the risks described above could have a material and adverse effect on our business, financial condition and results of operations.

 Because Our Business Model Is Unproven, We May Not Be Successful.

   There are various ways to sell advertising on the Internet, the most common means being through simple advertisements on Web sites, known as banner advertisements. Our business depends upon the sale of in depth Internet-based marketing programs to, and developing sponsorship relationships with, pharmaceutical and other healthcare companies. Sales of these programs usually depend upon a prospective client first deciding to engage in direct-to-consumer advertising, then deciding to adopt an Internet-based marketing or advertising strategy and finally implementing that strategy by developing a marketing program for a particular drug or other healthcare product. This typically involves a significant commitment of time and money from the client and, we believe, requires us to establish a closer relationship with the client than in the case of banner advertisements. Based on our experience, it typically takes six weeks to nine months to finalize an agreement with a potential customer. In addition, our business depends upon our ability to design, develop and implement a customized marketing and advertising program calculated to achieve the specific client's marketing objectives. Our

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

business, financial condition and results of operations will be materially and adversely affected if the business model we have adopted is not attractive to our prospective clients and if we are unable to adapt to other business models for generating Internet advertiser/sponsorship revenue.

   We currently intend to develop sponsorship relationships for our Web sites solely with pharmaceutical and other healthcare companies. Accordingly, our target customer base is limited. Most of our current or potential sponsors have little or no experience using the Internet for marketing and advertising and have allocated only a limited portion of their marketing and advertising budgets to the Internet. The adoption of Internet marketing and advertising by entities that have historically relied upon traditional media for marketing and advertising requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. These customers may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. In addition, direct-to-consumer pharmaceutical advertising is a relatively new concept and, as a result, we cannot assure you that it will increase, or if so, to what extent it will increase, generally or through the Internet.

 We Will Not Be Successful if the Use of the Internet for Advertising Does Not Continue to Increase.

   A significant percentage of our revenue will be derived from Internet marketing and sponsorship relationships for the foreseeable future. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its acceptance as an effective media by advertisers. Our business, financial condition and results of operations will be materially and adversely affected if the Internet advertising market develops more slowly than we expect. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet visitor's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising and as a result would materially and adversely affect our business, financial condition and results of operations.

   Advertisers may choose not to sponsor our Web sites or may pay less for advertising on our Web sites if they do not perceive the visitor measurements of our Web sites to be reliable. No standards have been widely accepted to measure the effectiveness of Internet advertising or to measure the demographics of our visitor base. Third parties currently provide these measurement services for us. If they are unable to provide these services in the future, we would be required to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business while we replace these services. In addition, we are implementing additional systems designed to record demographic data of visitors. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of the visitors.

 We Depend on the Continued Growth of the Internet for our Services.

   The Internet is relatively new and is rapidly evolving. Our business, financial condition and results of operations will be materially and adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons:

  . demands placed on the Internet infrastructure and the potential decline in performance and reliability as usage grows;

  . security and authentication concerns with respect to the transmission over the Internet of confidential information, like credit card numbers and medical information, and attempts by unauthorized computer visitors, known as hackers, to penetrate online security systems; and

  . privacy concerns, including those related to the placement by Web sites of certain information to gather visitor information, known as cookies, on a visitor's hard drive without the visitor's knowledge or consent.

   We must adapt as the Internet continues to evolve. To be successful, we must adapt to the changing technologies in our rapidly evolving market by continually enhancing our Web sites and introducing new services to address our customers' changing demands. This will entail a continuous level of development and capital spending and we could incur substantial additional costs if we need to modify our services or infrastructure. Our business, financial condition and results of operations will be materially and adversely affected if we incur significant costs to adapt, or cannot adapt, to these changes.

 You Should Not Rely on our Quarterly Operating Results as an Indication of How we will Do in the Future.

   Our quarterly operating results may vary significantly in the foreseeable future due to a number of factors that could affect our revenue, expenses or prospects during any particular quarter. These factors include:

  . the demand for direct-to-consumer healthcare advertising on the Internet in general and on our Web sites in particular;

  .  visitor traffic levels on our Web sites;

  .  our ability to retain our significant clients, particularly Novartis;

  . our ability to attract and retain other sponsors that are seeking in-depth Internet-based marketing and advertising programs;

  . changes in rates paid for Internet advertising resulting from competition or other factors;

  . technical difficulties or system downtime affecting the Internet or the operation of our Web sites;

  . the amount and timing of our costs related to our marketing and sales efforts;

  .  costs we may incur as we expand our operations;

  .  seasonality in sponsorship agreements and Internet usage;

  .  our ability to price our marketing and sponsorship programs profitably;

  . costs related to the acquisition and integration of other businesses, technologies and services; and

  . economic conditions specific to the healthcare and pharmaceutical industries and to the Internet.

   The timing of our ability to develop sponsorship relationships is one of the most significant factors affecting quarterly results. The time between the date of initial contact with a potential advertiser and the execution of a contract with the advertiser typically ranges from six weeks for smaller agreements to nine months for larger agreements. These contracts are also subject to delays over which we have little or no control, including customers' budgetary constraints, their internal acceptance reviews, whether or when regulatory approval of their products is given by the FDA or other regulatory authority, the possibility of cancellation or delay of projects by advertisers and any post-approval actions taken by the FDA or other regulatory authority, including product recalls. During the selling process, we may expend substantial funds and management resources and yet not obtain adequate sponsorship revenue. Once a contract is executed, a significant portion of our revenue is derived from customized Web site development and implementation projects, rather than from recurring fees. As a result, we cannot predict with certainty when we will perform the work necessary to receive payment for these projects.

   In any given quarter, we may not be able to adjust spending in a timely manner to compensate for any unexpected shortfall in our revenue. Any significant shortfall would have an immediate material and adverse effect on our business, financial condition and results of operations. Since we have a limited operating history, we cannot yet determine whether seasonal factors will affect our quarterly operating results. Traffic levels on Web sites have typically fluctuated during the summer and year-end vacation and holiday periods, and this could result in a decrease in user traffic on our Web sites during these periods.

   Similar seasonal or other patterns may develop in the Internet advertising industry. Due to all of the foregoing factors, and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our operating results will be below the expectations of public market analysts and investors. In this event, the price of our common stock would likely fall.

 There Are Many Competitors in the Healthcare Segment of the Internet Market and We May Not be Able to Compete Effectively Against Them.

   There are many companies that provide Internet and non-Internet based marketing and advertising services to the healthcare industry. All of these companies compete with us for advertisers, and Internet healthcare companies also compete with us for visitor traffic. We expect competition to continue to increase as there are no substantial barriers to entry in our market. Increased competition could result in reductions in the fees we receive for our marketing and sponsorship relationships, lower margins, loss of clients, reduced visitor traffic to our Web sites, or loss of market share. Any of these occurrences could materially and adversely affect our business, financial condition and results of operations. Competition is also likely to increase significantly, not only as new entities enter the market, but also as current competitors expand their services. Our principal competitors include:

  . advertising agencies and consulting firms, such as Young & Rubicam and Agency.com, that develop marketing and advertising programs for pharmaceutical and other healthcare companies;

  . Web sites that deliver consumer healthcare information, either as their sole focus or as part of a more broadly-based site, such as Health Oasis, InteliHealth, iVillage, OnHealth, Thrive Online and WebMD;

  . general purpose consumer on-line service providers, such as America Online and Microsoft Network;

  .  Web site development firms, such as USWeb/CKS; and

  . publishers and distributors of television, radio and print, such as CBS, Disney, NBC and Time Warner.

   Our ability to compete depends on a number of factors, many of which are outside of our control. These factors include quality of content, ease of use, timing and market acceptance of new and enhanced services, and level of sales and marketing efforts.

   Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, existing relationships with pharmaceutical and other healthcare companies and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, sponsors and alliance partners. Our competitors may develop services that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address the needs of sponsors. It is possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully or competitive pressures may have a material adverse effect on our business, results of operations and financial condition. If advertisers perceive the Internet generally or our Web sites to be a relatively limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising or to become sponsors of our Web sites.

 We Must Continually Enhance and Develop the Content And Features of our Web Sites to Attract Visitor Traffic and Sponsors.

   We produce only a portion of the editorial content available on our Web sites and rely on third-party firms and organizations for most of our content. Much of the information on our Web sites is easily available from other sources. Other Web sites may present the same or similar content in a superior manner to our Web sites, which would adversely affect our visitor traffic. To remain competitive, we must continue to enhance and improve our content. In addition, we must continually improve the responsiveness, functionality and features of our Web sites and develop other products and services attractive to visitors and sponsors. Changes to our Web sites may contain undetected programming errors that require significant design modifications, which may result in a loss of consumer confidence and user support and a decrease in the value of our brand name. We plan to develop and introduce new features, functions, content, products and services that will require the development or licensing of increasingly complex technologies. We may not succeed in developing or introducing features, functions, products and services that will attract visitors and sponsors, which would be likely to materially and adversely affect our business, financial condition and results of operations.

 We Need to Create a Mediconsult Brand Identity to Be Successful.

   In order to build and align our brand awareness, we must succeed in our marketing efforts, provide high-quality services and increase the number of visitors to our Web sites. In addition, healthcare consumers must, among other things, perceive us as offering relevant, reliable healthcare information from trustworthy sources. We intend to increase significantly our marketing expenditures as part of our brand-building efforts. If these efforts are unsuccessful and we cannot increase our brand identity and increase revenue, our business, financial condition and results of operations will be materially and adversely affected.

 We Are Subject to the Risks of Integrating and Successfully Funding Our Joint Ventures and Acquisitions.

   We have in the past developed joint ventures with and acquired complementary businesses, technologies, services or products, including topic-specific Web sites, and may continue to do so in the future. In February 1999, we executed a memorandum of agreement outlining the principal terms of a joint venture with CommonHealth, a healthcare advertising agency specializing in traditional media advertising, to offer multimedia solutions to pharmaceutical and other healthcare companies. We and CommonHealth have agreed on the outline of a business plan and are in the process of developing more formal documentation for the joint venture. We intend to commit a significant amount of personnel and financial resources to the joint venture. The joint venture may not be successfully established. If the joint venture is established, the operation of the joint venture could be a significant distraction for our management and require significant resources. In addition, issues may arise between the parties as to whether the joint venture or one of the venturers has the right to market and perform particular services for specific clients.

   We recently acquired pharminfo.com, a Web site providing information on pharmaceutical products and clinical trials for pharmacists, physicians and consumers, cyberdiet.com, a Web site providing tailored nutritional information and programs, Cyber-Tech, Inc., which operates Heartinfo.org., and entered into an agreement to merge with inciid.org, a Web site providing information on infertility and we acquired Mood Sciences, a mental health oriented web site that utilizes a proprietary tool to diagnose and track states of depression online. We may not receive a positive return on our investment in these Web sites and may not realize other benefits anticipated from these transactions. We may have difficulty assimilating these Web sites and their operations with our existing Web sites, and this could result in a loss of visitor traffic and revenue.

   We may not be able to identify suitable acquisition candidates or joint venture and alliance partners in the future. Even if we do identify suitable candidates, we may not be able to enter into transactions with these candidates on commercially acceptable terms. If we make other acquisitions or enter into these other arrangements, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt ongoing business, distract management and employees, increase our expenses and materially and adversely affect our business, financial condition and results of operations. We may incur significant amortization charges from the goodwill resulting from acquisitions. We may also incur indebtedness or issue equity securities to pay for future acquisitions or management or sponsorship rights. The issuance of equity securities could be dilutive to our existing stockholders. The issuance of the Mediconsult stock in connection with the merger will result in immediate and substantial dilution to existing Mediconsult stockholders.

 Aspects of our Web Sites May Subject us to Regulatory Oversight and Other Concerns.

   Under the "MediXpert" service offered through mediconsult.com, visitors pay a fee and ask a licensed physician particular medical questions. A number of states have enacted laws which prohibit what is known as the corporate practice of medicine. These laws are designed to prevent interference in the medical decision-making process from anyone who is not licensed in that state. Although we have attempted to structure this service in a manner that will not constitute the practice of medicine, if the specialist is deemed to be practicing medicine, the specialist may be required to be licensed as a physician in the jurisdiction where the visitor resides, or we may be forced to cease providing the "MediXpert" service. In addition, if our specialists are deemed to be practicing medicine without a license, we may be subject to a lawsuit alleging the aiding or abetting of the unlicensed practice of medicine or potentially a medical malpractice lawsuit. We have attempted to design the "MediXpert" service to avoid the claim that we or our specialists are practicing medicine. The specialists provide general information in response to hypothetical questions. No medical opinions or diagnoses are provided and no patient-specific recommendations are made. We instruct the specialist to recommend that a visitor consult with his/her physician, and state that all information provided is for educational purposes only. Based on these limitations, we believe that the services provided by our specialists do not constitute practicing medicine. In the event that some state or other regulatory agency determines that we or our specialists are practicing medicine without a license, we will be required to revise or terminate this portion of our business and we could be subject to possible liability. We are considering whether to discontinue the "MediXpert" service.

   Numerous state and federal laws also govern the delivery of healthcare services and goods. Healthcare licensing laws and laws prohibiting the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods, many of which are being actively enforced, apply to Internet healthcare applications as well. In the event some state or federal regulatory agency determined that our relationship with one or more of our advertisers that deliver healthcare services or goods violate any such laws, then we could be subjected to fines and other costs and could be required to revise or terminate that portion of our business. Our pharmaceutical clients are also subject to review by the FDA for compliance with regulations governing the information that can be provided to consumers on a pharmaceutical product. These regulations, for example, limit recommended uses to the specific uses approved by the FDA. The FDA also monitors compliance with direct-to-consumer advertising regulations. If the FDA adopts regulations specifically aimed at pharmaceutical advertising on the Internet or takes action with respect to a particular client's advertising program, our existing marketing and advertising programs for clients and future opportunities could be materially and adversely affected.

 Our Key Personnel are Very Important to Our Success.

   Our future success depends on the services of our senior management personnel. We do not have key person life insurance on any of our personnel. Loss of any one or more of our senior management personnel would have a material adverse effect on our business, financial condition and results of operations. To be successful, we will also need to attract and retain individuals with expertise in the areas of marketing and sales and technology. In addition, the successful staffing and integration of our in-house programming operations will depend on our ability to attract and retain qualified employees. Competition for qualified personnel is intense, and the loss of key personnel, or the inability to attract, train and retain the additional highly skilled personnel required for the expansion of our activities, would materially and adversely affect our business, financial condition and results of operations.

 We are Controlled By Management Stockholders Whose Interests May Differ From Other Stockholders.

   Mr. Robert A. Jennings, our Chief Executive Officer, currently owns as an individual and through affiliated entities controls 45.6% of the outstanding shares of our common stock, and after the merger will own and through affiliated entities control approximately 26.9% of the outstanding shares of our common stock. Together with Mr. Jennings, the management stockholders of Mediconsult will own or control approximately 36.9% of Mediconsult's outstanding common stock after the merger. Accordingly, pursuant to Delaware corporate law, the Mediconsult management stockholders will effectively control the election of all of our directors and, in general, have sufficient voting power to determine (without the consent of our other stockholders) the outcome of any corporate transaction or other matter submitted to the stockholders for approval. These include mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of the management stockholders may differ from the interests of other stockholders.

 We Are Subject to Risks Associated with International Operations.

   Our business is conducted through operations and employees in Bermuda, Canada and the United States. Our international operations and activities subject us to a number of risks, which include the risk of complying with multiple complex regulatory requirements, like European Community regulations affecting Internet operations, and the risks of political and economic instability, difficulty in managing foreign operations, potentially adverse taxes, higher expenses and difficulty in collection of accounts receivable. In addition, we receive most of our revenue in U.S. dollars, but a substantial portion of our payroll and other expenses are paid in the currency of the country where our employees reside or operations are located. Because our financial results are reported in U.S. dollars, they are affected by changes in the value of the various foreign currencies that we use to make payments in relation to the U.S. dollar. We do not cover known or anticipated operating exposures through foreign currency exchange option or forward contracts.

 The Internet is Subject to Many Governmental Regulations which May Impact our Ability to Conduct Business.

   There is, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. In addition, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Any new law or regulation, or the adverse application or interpretation of existing laws, may decrease the growth in the use of the Internet or our Web sites. This could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition or results of operations.

 We May Be Subject to Claims Based on the Content We Provide on the Internet.

   Because visitors to our Web sites may distribute our content to other people, third parties might sue us for defamation, negligence, product liability, copyright, or trademark infringement, or other matters. These types of claims have been brought, sometimes successfully, against other on-line services in the past. We may also incur liability for the content on other Web sites that are linked to our Web sites or for content and materials that may be posted by visitors in chat rooms or bulletin boards. Our e-mail services may also subject us to potential claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. We also enter into agreements with commerce partners that entitle us to receive a share of any revenue from the purchase of goods and services through direct links from our Web sites to their Web sites. These arrangements may subject us to additional claims, including product liability or personal injury related to these products and services, because we provide access to these products or services, even if we do not provide the products or services ourselves.

 Satisfactory Performance of our Web Sites is Critical to our Business and Reputation.

   The performance of our Web sites is critical to our business and reputation and to our ability to attract visitors and sponsors to our Web sites. We are dependent upon the continuous, reliable and secure operation of Internet servers and related hardware and software. To the extent that service is interrupted or delayed, we could experience a decrease in traffic and revenue. We do not at present have any back up "off-site" systems or a formal disaster recovery plan, nor do we have insurance coverage for business interruption. Substantially all of our communications hardware and some of our other computer hardware operations are located in Toronto, Canada. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Web sites.

   Our Web sites must accommodate a high volume of traffic and deliver information that is updated frequently. Our Web sites have in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our visitors depend on Internet Service Providers, online service providers and other Web site operators for access to our Web sites. Many of them have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems in the future.

   The on-going enhancement of our Web site is dependent upon the success of development efforts that will be performed by in-house employees and by contractors. To the extent that these development efforts are delayed or unsuccessful, we will incur additional development expenses and may not remain competitive in the design and use of our Web sites.

 A Lack of Security Over the Internet May Impact our Business.

   A significant barrier to electronic commerce and confidential communications over the Internet has been the need for secure transmission of confidential information. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Experienced programmers could attempt to penetrate our network security. Programmers who are able to penetrate our network security could misappropriate proprietary information or cause interruptions in our services, and we could be required to expand capital and resources to protect against or to alleviate problems caused. Purposeful security breaches could have a material adverse effect on our business, results of operation and financial condition.

 We Are Dependent on our Intellectual Property.

   Trademarks, copyrights and other proprietary rights are important to our success and our competitive position. Third parties may infringe or misappropriate our trademarks, copyrights and other proprietary rights, which could have a material and adverse effect on our business, financial condition and results of operations. In addition, we do not know how extensive our intellectual property protection is since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

   We license some of our content from third parties. It is possible that we could become subject to infringement actions based upon the content obtained from these third parties. In addition, others may use this content and we may be subject to claims from our licensors. These claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. We have entered into confidentiality agreements with our key employees and independent consultants and we have instituted procedures to control access to and distribution of our technology, documentation and other proprietary information and the proprietary information of others from which we have licensed content or technology. Despite our efforts to protect our proprietary rights, parties may attempt to disclose, obtain or use our content or technologies. There can be no assurance that the steps we have taken will prevent misappropriation of our content or technologies.

 Year 2000 Problems may Disrupt our Business.

   It is generally anticipated that many organizations will experience operational difficulties at the beginning of the year 2000 as a result of the fact that many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. The costs of defending and resolving year 2000-related disputes, and any liability of Mediconsult for year 2000-related damages, including consequential damages, could have a material adverse effect on our business, financial condition and results of operations. Based on our assessment to date, we believe that our internal systems are year 2000 compliant and will not produce erroneous results, fail to function, or interrupt performance. Despite our testing, our systems may contain undetectable errors or defects associated with the year 2000 and operational difficulties may result. To the extent that our assessment is finalized without identifying any additional material non-compliant information technology systems or non-information technology systems that we operate or that are operated by third parties, the most reasonably likely worst case year 2000 scenario is a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure. Such a failure could prevent us from operating our business, prevent visitors from accessing our Web sites, or change the behavior of consumers accessing our Web sites. We believe that the primary business risks, in the event of such a failure, would include lost sponsorship revenue, increased operating costs, loss of visitors to our Web site, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract, any of which could have a material adverse effect on our business, results of operations and financial condition. We have not made any contingency plans to address such risks.

 Future Sales of our Common Stock by our Existing Stockholders could have an Adverse Effect on the Market Price of our Common Stock.

   The market price of our common stock could decline as a result of sales by our existing stockholders and the former stockholders of Physicians' Online of a large number of shares of common stock in the market after the merger, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, certain holders of Mediconsult's common stock and certain holders of warrants exercisable for shares of Mediconsult's common stock have registration rights. If these shares are registered, sales of the shares also could adversely affect Mediconsult's stock price. Please see "Description of Mediconsult Capital Stock--Registration Rights".

 Our Stock Price is Volatile and Could continue to be Volatile.

   Following the merger, investment interest in Mediconsult may not sustain an active or liquid trading market. The market price of our common stock has fluctuated in the past and is likely to continue to be volatile and subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The stock prices and trading volumes for many Internet companies fluctuate widely for reasons that may be unrelated to their business or results of operations. The market price of our common stock may decline below the value of the Mediconsult common stock at the time of the merger. General economic, market and political conditions could also materially and adversely affect the market price of our common stock and investors may be unable to resell their shares of common stock at or above the value of the Mediconsult common stock at the time of the merger.

 Forward Looking Statements; Market Data

   A number of statements made in this prospectus, including under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Mediconsult", "Management's Discussion and Analysis of Physicians' Online" and "Description of Mediconsult's Business" and "Description of Physicians' Online's Business" are forward-looking statements. These forward-looking statements are not historical facts. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors."

   This prospectus contains market data related to Mediconsult and the Internet. This data has been included in the studies prepared by the Internet market research firms of Cyber Dialogue, Jupiter Communications and Media Metrix. This market data includes projections that are based on a number of assumptions. The assumptions include that: (1) no catastrophic failure of the Internet will occur; (2) the number of people who use the Internet and the total number of hours spent online will increase significantly over the next five years; (3) the value of online sponsorship dollars spent for each hour a visitor is online will increase; (4) the speed at which content can be downloaded from the Internet will increase dramatically; and (5) Internet security and privacy concerns will be adequately addressed.

   This prospectus also contains market data related to direct-to-consumer advertising. This data has been included in the studies prepared by Consumer Health Information Corporation and Med Ad News. This market data includes projections that are based on a number of assumptions. The assumptions include that: (1) there will be no adverse changes in existing direct-to-consumer advertising regulations; (2) direct-to-consumer advertising spending will continue to be accepted by pharmaceutical companies as an attractive vehicle for advertising; (3) the number of pharmaceutical products covered by direct-to-consumer advertising will continue to increase; and (4) advertisers will increasingly use the Internet as a forum for direct-to-consumer advertising.

   If any one or more of these assumptions turns out to be incorrect, actual results may differ from the projections given by these firms. These markets may not grow at the rates projected by the firms named above or at all. The failure of these markets to grow at such projected rates could have a material adverse effect on our business, financial condition and results of operations, and the market price of our common stock.

Risks Relating to Physicians' Online

 Physicians' Online Expects To Incur Future Losses.

   Physicians' Online incurred net losses of $4,148,321 for the year ended December 31, 1996, $6,858,454 for the year ended December 31, 1997 and $10,066,502 for the year ended December 31, 1998. As of September 30, 1999, Physicians' Online had an accumulated deficit of $45,045,086. Physicians' Online has not achieved profitability and as an independent company Physicians' Online would expect to incur net losses for the foreseeable future as it would continue to incur significant product development, sales and marketing, and administrative expenses. As a result, Physicians' Online would need to generate significant revenues to achieve and maintain profitability. Our ability to generate revenue depends primarily upon our ability to:

  . attract additional pharmaceutical and other healthcare and non-healthcare sponsors in order to generate significant revenue;

  . maintain existing physician members and continue to attract new physician members;

  .  maintain our current strategic relationships and develop new ones;

  .  respond effectively to actions taken by our competitors;

  .  attract a larger audience to our Web site;

  . increase awareness of our Physicians' Online Network and continue to develop visitor loyalty; and

  .  attract, retain and motivate qualified personnel.

   If we are unsuccessful in addressing these risks and uncertainties, our business, financial condition and results of operations will be materially and adversely affected.

 We Will Not Be Successful If The Use Of The Internet For Advertising Does Not Continue To Increase.

   A significant percentage of our revenue will be derived from Internet marketing and sponsorship relationships for the foreseeable future. Since the Internet advertising market is relatively new and rapidly evolving, we cannot yet gauge its acceptance as an effective media by advertisers. Our business, financial condition and results of operations will be materially and adversely affected if the Internet advertising market develops more slowly than we expect. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet visitor's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising and as a result would materially and adversely affect our business, financial condition and results of operations.

   Advertisers may choose not to sponsor our Web site or may pay less for a sponsorship relationship with us if they do not perceive the visitor measurements of our Web site to be reliable. No standards have been widely accepted to measure the effectiveness of Internet advertising or to measure the demographics of our visitor base. Third parties currently provide these measurement services for us. If they are unable to provide these services in the future, we would be required to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business while we replace these services.

 We Depend On The Continued Growth Of The Internet For Our Services.

   The Internet is relatively new and is rapidly evolving. Our business, financial condition and results of operations will be materially and adversely affected if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons:

  . demands placed on the Internet infrastructure and the potential decline in performance and reliability as usage grows;

  . security and authentication concerns with respect to the transmission over the Internet of confidential information, like credit card numbers and medical information, and attempts by unauthorized computer visitors, known as hackers, to penetrate online security systems; and

  . privacy concerns, including those related to the placement by Web sites of certain information to gather visitor information, known as cookies, on a visitor's hard drive without the visitor's knowledge or consent.

   We must adapt as the Internet continues to evolve. To be successful, we must adapt to the changing technologies in our rapidly evolving market by continually enhancing our Web site and introducing new services to address our physician members' changing demands. This will entail a continuous level of development and capital spending and we could incur substantial additional costs if we need to modify our services or infrastructure. Our business, financial condition and results of operations will be materially and adversely affected if we incur significant costs to adapt, or cannot adapt, to these changes.

 There Are Many Competitors In The Healthcare Segment Of The Internet Market And We May Not Be Able To Compete Effectively Against Them.

   There are many companies that provide Internet services geared towards physicians as well as Internet and non-Internet based marketing and advertising services to the healthcare industry. All of these companies compete with us for member physicians, visitor traffic and advertising sponsors. We expect competition to continue to increase as there are no substantial barriers to entry in our market. Increased competition could result in reductions in the fees we receive for our marketing and sponsorship relationships, lower margins, loss of sponsors, reduced visitor traffic to our Web site, reduced membership or loss of market share. Any of these occurrences could materially and adversely affect our business, financial condition and results of operations. Competition is also likely to increase significantly, not only as new entities enter the market, but also as current competitors expand their services. Our principal competitors include:

  . Web sites that provide medical information and a communication network for physicians, either as their sole focus or as part of a more broadly-based site, such as Medscape, Inc., CareInsite, Inc., Cybear, Inc., WebMD, Inc., Healtheon Corporation and drkoop.com, Inc.

  . general purpose consumer on-line service providers, such as America Online, Inc. and Microsoft Network(TM);

  . non-Internet based medical associations, such as Medical Economics Company, MediPromotions, Inc. and Triple-I Systems, Inc.; and

   Our ability to compete depends on a number of factors, many of which are outside of our control. These factors include quality of content, ease of use, timing and market acceptance of new and enhanced services, and level of sales and marketing efforts.

   Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, existing relationships with pharmaceutical and other healthcare companies and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, advertisers, sponsors and alliance partners. Our competitors may develop services that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address the needs of sponsors. It is possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully or competitive pressures may have a material adverse effect on our business, results of operations and financial condition. If advertisers perceive the Internet generally or our Web site to be a relatively limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising or to become sponsors of our Web site.

 Aspects Of Our Web Site May Subject Us To Regulatory Oversight And Other Concerns.

   Numerous state and federal laws also govern the delivery of healthcare services and goods. Healthcare licensing laws and laws prohibiting the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services or goods, many of which are being actively enforced, apply to Internet healthcare applications as well. In the event some state or federal regulatory agency determined that our relationship with one or more of our advertisers that deliver healthcare services or goods violates any such laws, then we could be subjected to fines and other costs and could be required to revise or terminate that portion of our business. Our pharmaceutical sponsors are also subject to review by the FDA for compliance with regulations governing the information that can be provided to consumers of a pharmaceutical product. These regulations, for example, limit recommended uses to the specific uses approved by the FDA. The FDA also monitors compliance with FTC advertising regulations. If the FDA adopts regulations specifically aimed at pharmaceutical advertising on the Internet or takes action with respect to a particular advertiser's program, our existing marketing and advertising programs for sponsors and future opportunities could be materially and adversely affected.

 Our Key Personnel Are Very Important To Our Success.

   Our future success depends on the services of our senior management personnel. We do not have key person life insurance on any of our personnel. Competition for qualified personnel is intense, and the loss of key personnel, or the inability to attract, train and retain the additional highly skilled personnel required for the expansion of our activities, would materially and adversely affect our business, financial condition and results of operations.

 The Internet Is Subject To Many Governmental Regulations Which May Impact Our Ability To Conduct Business.

   There is, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. In addition, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Any new law or regulation, or the adverse application or interpretation of existing laws, may decrease the growth in the use of the Internet or our Web site. This could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition or results of operations.

 We May Be Subject To Claims Based On The Content We Provide On The Internet.

   Because visitors to our Web site may distribute our content to other people, third parties might sue us for defamation, negligence, product liability, copyright, or trademark infringement, or other matters. These types of claims have been brought, sometimes successfully, against other on-line services in the past. We may also incur liability for the content on other Web site that are linked to our Web site or for content and materials that may be posted by visitors in chat rooms or bulletin boards. Our e-mail services may also subject us to potential claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. We also enter into agreements with commerce partners that entitle us to receive a share of any revenue from the purchase of goods and services through direct links from our Web site to their Web site. These arrangements may subject us to additional claims, including product liability or personal injury related to these products and services, because we provide access to these products or services, even if we do not provide the products or services ourselves.

 Satisfactory Performance Of Our Web Site Is Critical To Our Business And Reputation.

   The performance of our Web site is critical to our business and reputation and to our ability to attract new members, visitors to, and sponsors of, our Web site. We are dependent upon the continuous, reliable and secure operation of Internet servers and related hardware and software. To the extent that service is interrupted or delayed, we could experience a decrease in traffic and revenue. We do not at present have any back up "off-site" systems or a formal disaster recovery plan, nor do we have insurance coverage for business interruption. Substantially all of our communications hardware and some of our other computer hardware operations are located in Tarrytown, New York. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Web site.

   Our Web site must accommodate a high volume of traffic and deliver information that is updated frequently. Our Web site has in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our visitors either depend on us as an Internet Service Provider or on a third party Internet Service Provider for access to our Web site. Internet Service Providers have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems in the future.

   The on-going enhancement of our Web site is dependent upon the success of development efforts that will be performed by in-house employees and by contractors. To the extent that these development efforts are delayed or unsuccessful, we will incur additional development expenses and may not remain competitive in the design and use of our Web site.

 A Lack Of Security Over The Internet May Impact Our Business.

   A significant barrier to electronic commerce and confidential communications over the Internet has been the need for secure transmission of confidential information. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Experienced programmers could attempt to penetrate our network security. Programmers who are able to penetrate our network security could misappropriate proprietary information or cause interruptions in our services, and we could be required to expand capital and resources to protect against or to alleviate problems caused. Purposeful security breaches could have a material adverse effect on our business, results of operation and financial condition.

 We Are Dependent On Our Intellectual Property.

   Trademarks, copyrights, software, domain names and other proprietary rights are important to our success and our competitive position. Third parties may infringe or misappropriate our trademarks, copyrights, domain names and other proprietary rights, which could have a material and adverse effect on our business, financial condition and results of operations. In addition, we do not know how extensive our intellectual property protection is since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving. In addition, in the past, we have not entered into confidentiality agreements with our employees.

   We license some of our content from third parties. It is possible that we could become subject to infringement actions based upon the content obtained from these third parties. In addition, others may use this content and we may be subject to claims from our licensors. These claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. We have instituted procedures to control access to and distribution of our technology, documentation and other proprietary information and the proprietary information of others from which we have licensed content or technology. Despite our efforts to protect our proprietary rights, parties may attempt to disclose, obtain or use our content or technologies. There can be no assurance that the steps we have taken will prevent misappropriation of our content or technologies.

 Year 2000 Problems May Disrupt Our Business.

   It is generally anticipated that many organizations will experience operational difficulties at the beginning of the year 2000 as a result of the fact that many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. The costs of defending and resolving year 2000-related disputes, and any liability of Physicians' Online for year 2000-related damages, including consequential damages, could have a material adverse effect on our business, financial condition and results of operations. We have not fully tested our systems, nor do we have confirmation from all our vendors that their systems will be year 2000 compliant. Despite our testing, our systems may contain undetectable errors or defects associated with the year 2000 and operational difficulties may result. To the extent that our assessment is finalized without identifying any additional material non-compliant information technology systems or non-information technology systems that we operate or that are operated by third parties, the most reasonably likely worst case year 2000 scenario is a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure. Such a failure could prevent us from operating our business, prevent members and visitors from accessing our Web site, or change the behavior of consumers accessing our Web site. We believe that the primary business risks, in the event of such a failure, would include lost sponsorship revenue, increased operating costs, loss of members and visitors to our Web site, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation, or breach of contract, any of which could have a material adverse effect on our business, results of operations and financial condition.

                       SELECTED HISTORICAL FINANCIAL DATA

   The following tables show financial results actually achieved by each of Mediconsult and Physicians' Online.

 Mediconsult

   Mediconsult historical figures as of and for the years ended December 31, 1996, 1997 and 1998 have been derived from its consolidated financial statements and related notes. Mediconsult's financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 have been audited by PricewaterhouseCoopers.

   Mediconsult's historical figures as of and for the nine months ended September 30, 1998 and 1999 have been derived from, and should be read in conjunction with, Mediconsult's unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of Mediconsult's management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                                   Nine Months
                                  Year Ended December 31,             Ended
                              ----------------------------------  September 30,
Income Statement Data            1996        1997        1998         1999
---------------------         ----------  ----------  ----------  -------------
                                                                   (unaudited)
Revenues.....................        --      256,374   1,030,934     3,887,832
                              ----------  ----------  ----------   -----------
Operating expenses
Product and content
 development.................        --      765,864   1,316,188     4,641,565
Marketing, sales and client
 service.....................    435,637   1,130,340   1,811,710     4,338,948
General and administrative...    403,794     792,213   1,012,719     2,546,874
Depreciation.................        --      132,768     170,439     1,392,204
  Fair value of options
   granted to employees......        --       40,235     275,145     1,695,425
  Fair value of options
   granted to consultants....        --          --    1,354,000     2,269,104
                              ----------  ----------  ----------   -----------
Total operating expenses.....    839,431   2,861,420   5,940,201    16,884,120
                              ----------  ----------  ----------   -----------
Loss from operations.........   (839,431) (2,605,046) (4,909,267)  (12,996,288)
                              ----------  ----------  ----------   -----------
Interest income (expense),
 net.........................    (22,667)    (20,000)        --      1,168,308
                              ----------  ----------  ----------   -----------
Net loss.....................   (862,098) (2,625,046) (4,909,267)   11,827,980
                              ==========  ==========  ==========   ===========
Net loss per share
Basic and diluted............      (0.08)      (0.16)      (0.27)        (0.48)
Weighted average shares--
 basic....................... 11,137,662  16,729,900  17,910,898    24,882,258
                                     As of December 31,               As of
                              ----------------------------------  September 30,
                                 1996        1997        1998         1999
                              ----------  ----------  ----------  -------------
                                                                   (unaudited)
Balance Sheet Data:
  Cash.......................    393,130     400,949     135,053    33,947,811
  Working Capital............    (58,811)    372,522    (593,159)   35,683,968
  Total Assets...............    760,028     751,763   1,142,383    62,797,192
  Stockholders' equity.......    146,487     565,526     278,381    60,840,219

 Physicians' Online

   The selected balance sheet data of Physicians' Online as of December 31, 1997 and 1998 and the selected statement of operations data for the years ended December 31, 1996, 1997 and 1998 have been derived from our audited financial statements included elsewhere in this joint Information/Proxy Statement/Prospectus. The selected balance sheet data as of September 30, 1999 and the statement of operations data for the nine months ended September 30, 1998 and 1999 have been derived from unaudited financial statements included elsewhere in this joint Information/Proxy Statement/Prospectus. The selected balance sheet data as of December 31, 1996, 1995 and 1994 is derived from our audited financial statements not included in this prospectus and the selected statement of operations data for the year ended December 31, 1995 and 1994 are derived from our audited financial statements not included in this joint Information/Proxy Statement/Prospectus.

   The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for the fair presentation of our financial position and the results of operations for those periods. Results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year or for any future period.

   You should read the following discussion of our financial condition and results of operations in conjunction with "Management's Discussion and Analysis of Physicians' Online" and the audited financial statements and the notes to those statements included elsewhere in this joint Information/Proxy Statement/Prospectus.

                                                                                                 Nine
                                                                                                Months
                                                                                                 Ended
                                             Year Ended December 31,                         September 30,
                          -----------------------------------------------------------------  -------------
                          1994 Actual  1995 Actual   1996 Actual  1997 Actual  1998 Actual    1999 Actual
                          -----------  ------------  -----------  -----------  ------------  -------------
                                                                                              (unaudited)
Consolidated Statement
 of
 Operations Data:
Revenues................  $ 1,010,998  $  7,730,529  $12,634,879  $10,904,792  $  6,054,371   $ 4,238,793
Direct salaries and
 costs..................      385,151     1,687,613    2,646,621    4,136,631     4,047,678     3,303,679
                          -----------  ------------  -----------  -----------  ------------   -----------
 Gross profit...........      625,847     6,042,916    9,988,258    6,768,161     2,006,693       935,114
   Operating Expenses:
   General and
    administrative......    2,685,588     9,434,626    9,925,592    8,376,531     6,986,188     5,309,493
   Sales and marketing..    1,765,687     3,623,156    3,067,184    3,384,402     2,893,435     1,776,372
   Depreciation and
    amortization........      196,325       976,008    1,303,840    1,462,124     1,026,482       452,333
                          -----------  ------------  -----------  -----------  ------------   -----------
Total operating
 expenses...............    4,647,600    14,033,790   14,296,616   13,223,057    10,906,105     7,538,198
                          -----------  ------------  -----------  -----------  ------------   -----------
Restructuring charge....          --      2,404,769          --           --            --            --
                          -----------                                                         -----------
Operating loss..........   (4,021,753)  (10,395,643)  (4,308,358)  (6,454,896)   (8,899,412)   (6,603,084)
Other income (expense),
 net....................      (13,303)       84,122      160,037     (403,558)   (1,167,090)   (1,096,283)
                          -----------  ------------  -----------  -----------  ------------   -----------
Net loss................  $(4,035,056) $(10,311,521) $(4,148,321) $(6,858,454) $(10,066,502)  $(7,699,367)
                          ===========  ============  ===========  ===========  ============   ===========
Basic and diluted net
 income (loss) per
 common share...........  $     (2.86) $      (6.74) $     (2.64) $     (4.14) $      (5.83)  $     (4.28)
                          ===========  ============  ===========  ===========  ============   ===========
Weighted average shares
 and diluted outstanding
 used in basic net
 income (loss) per
 common share
 calculation............    1,412,250     1,530,471    1,572,832    1,656,458     1,726,485   $(1,799,081)
                          ===========  ============  ===========  ===========  ============   ===========

                                                December 31,                            September 30,
                          ------------------------------------------------------------  -------------
                             1994                     1996        1997                      1999
                            Actual    1995 Actual    Actual      Actual    1998 Actual     Actual
                          ----------  -----------  ----------  ----------  -----------  -------------
                                                                                         (unaudited)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............  $4,518,938  $ 1,255,910  $2,424,124  $3,277,610  $ 1,520,854   $ 1,021,443
Working capital
 (deficit)..............    (598,744) (12,139,942) (2,369,116) (1,088,207)  (8,958,633)  (18,444,315)
Total assets............   5,757,408    3,776,175   9,149,220   6,544,461    3,222,198     2,983,959
Notes payable, excluding
 current portion........         --       104,155   1,462,397     809,569    2,334,548           --
Capital leases,
 excluding current
 installments...........         --       102,744      15,322         --           --            --
 Total stockholders'
  equity (deficit) .....     227,282  (10,029,680) (1,557,054)  (281,074)  (10,338,393)  (17,940,540)

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following unaudited pro forma combined condensed financial statements give effect to the merger using the pooling-of-interests method of accounting, after giving effect to the pro forma adjustments as described in the accompanying notes. These unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of Mediconsult.com, Inc. and Physicians Online, Inc., which are attached hereto as pages F-3 through F-30.

   The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial positions that would have occurred had the merger been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or financial positions of the merged companies.

   Unaudited pro forma income statement items, including related per share amounts have been prepared as if the merger had occurred at the beginning of the earliest period presented. These amounts do not include non-recurring items directly attributable to the merger, including change in control costs and fees for investment bankers, accountants, and attorneys.

   An adjustment to record the fair value of Physicians' Online, Inc. employee stock option expense in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" has been made to conform the related accounting policies of Mediconsult.com, Inc. and Physicians' Online, Inc.

   No other adjustments to conform the accounting policies of Mediconsult.com, Inc. and Physicians' Online, Inc. or to eliminate transactions between the two companies have been separately presented as any such adjustments would not be significant in the opinion of management.

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENTS

                                                                   Mediconsult
    Nine Months Ended                    Physicians'   Pro Forma    Pro Forma
    September 30, 1999      Mediconsult    Online     Adjustments   Combined
    ------------------      -----------  -----------  -----------  -----------
                                                       (1), (2),
                                                          (3)
Revenues..................    3,887,832   4,238,793      489,402     8,616,027
Operating expenses
Product and content
 development..............    4,641,565   3,303,679       15,254     7,960,498
Other operating expenses..    8,278,026   7,538,198    1,184,632    17,000,856
Fair value of options
 granted to employees.....    1,695,425         --       130,519     1,825,944
Fair value of options
 granted to consultants...    2,269,104         --           --      2,269,104
                            -----------  ----------   ----------   -----------
Total operating expenses..   16,884,120  10,841,877    1,330,405    29,056,402
                            -----------  ----------   ----------   -----------
Loss from operations......  (12,996,288) (6,603,084)    (841,003)  (20,440,375)
                            -----------  ----------   ----------   -----------
Other income (expense),
 net......................    1,168,308  (1,096,283)      11,639        83,664
                            -----------  ----------   ----------   -----------
Net loss..................  (11,827,980) (7,699,367)    (829,364)  (20,356,711)
                            ===========  ==========   ==========   ===========
Net loss per share
Basic and diluted.........        (0.48)      (4.28)         --          (0.48)
Weighted average shares--
 basic and diluted........   24,882,258   1,799,081   16,014,969    42,696,306

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENTS

                                                                   Mediconsult
 Year Ended December 31,                 Physicians'   Pro Forma    Pro Forma
           1998             Mediconsult    Online     Adjustments   Combined
 -----------------------    -----------  -----------  -----------  -----------
                                                       (1), (2),
                                                          (3)
Revenues..................   1,030,934     6,054,371   1,028,419     8,113,724
                            ----------   -----------  ----------   -----------
Operating expenses
Product and content
 development..............   1,316,188     4,047,678     115,109     5,478,975
Other operating expenses..   2,994,868    10,906,105   2,360,911    16,261,884
Fair value of options
 granted to employees.....     275,145           --      160,924       436,069
Fair value of options
 granted to consultants...   1,354,000           --          --      1,354,000
                            ----------   -----------  ----------   -----------
Total operating expenses..   5,940,201    14,953,783   2,636,944    23,530,928
                            ----------   -----------  ----------   -----------
Loss from operations......  (4,909,267)   (8,899,412) (1,608,525)  (15,417,204)
                            ----------   -----------  ----------   -----------
Other income (expense),
 net......................          --    (1,167,090)      2,867    (1,164,223)
                            ----------   -----------  ----------   -----------
Net loss..................  (4,909,267)  (10,066,502) (1,605,658)  (16,581,427)
                            ==========   ===========  ==========   ===========
Net loss per share
Basic and diluted.........       (0.27)        (5.83)        --          (0.46)
Weighted average shares--
 basic and diluted........  17,910,898     1,726,485  16,087,565    35,724,948

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENTS

                                                                    Mediconsult
Nine Months Ended September               Physicians'   Pro Forma    Pro Forma
30, 1998                     Mediconsult    Online     Adjustments   Combined
---------------------------  -----------  -----------  -----------  -----------
                                                        (1), (2),
                                                           (3)
Revenues...................     658,972     4,502,981     771,314    5,933,267
                             ----------   -----------  ----------   ----------
Operating expenses
Product and content
 development...............     911,085     2,803,414      86,333    3,800,832
Other operating expenses...   1,616,166     7,923,428   1,770,683   11,310,277
Fair value of options
 granted to employees......      95,406           --      120,693      216,099
Fair value of options
 granted to consultants....         --            --          --           --
                             ----------   -----------  ----------   ----------
Total operating expenses...   2,622,657    10,726,842   1,977,709   15,327,208
                             ----------   -----------  ----------   ----------
Loss from operations.......  (1,963,685)   (6,223,861) (1,206,395)  (9,393,941)
                             ----------   -----------  ----------   ----------
Other income (expense),
 net.......................         --       (198,127)      2,150     (195,977)
                             ----------   -----------  ----------   ----------
Net loss...................  (1,963,685)  $(6,421,988) (1,204,245)  (9,589,918)
                             ==========   ===========  ==========   ==========
Net loss per share
Basic and diluted..........       (0.11)        (3.73)                   (0.27)
Weighted average shares--
 basic and diluted.........  17,763,525     1,719,881  16,094,169   35,577,575

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENTS

                                                                   Mediconsult
Year Ended December 31,                  Physicians'   Pro Forma    Pro Forma
1997                        Mediconsult    Online     Adjustments   Combined
-----------------------     -----------  -----------  -----------  -----------
                                                       (1), (2)
Revenues...................    256,374   10,904,792          --    11,161,166
                            ----------   ----------   ----------   ----------
Operating expenses
Product and content
 development...............    765,864    4,136,631          --     4,902,495
Other operating expenses...  2,055,321   13,223,057          --    15,278,378
Fair value of options
 granted to employees......     40,235          --       133,356      173,591
Fair value of options
 granted to consultants....        --           --           --           --
                            ----------   ----------   ----------   ----------
Total operating expenses...  2,861,420   17,359,688      133,356   20,354,464
                            ----------   ----------   ----------   ----------
Loss from operations....... (2,605,046)  (6,454,896)    (133,356)  (9,193,298)
                            ----------   ----------   ----------   ----------
Other income (expense),
 net.......................    (20,000)    (403,558)         --      (423,558)
                            ----------   ----------   ----------   ----------
Net loss................... (2,625,046)  (6,858,454)    (133,356)  (9,616,856)
                            ==========   ==========   ==========   ==========
Net loss per share
Basic and diluted..........      (0.16)       (4.14)                    (0.26)
Weighted average shares--
 basic and diluted......... 16,729,900    1,656,458   16,157,592   34,543,750

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENTS

                                                                   Mediconsult
  Year Ended December 31,                Physicians'   Pro Forma    Pro Forma
           1996             Mediconsult    Online     Adjustments   Combined
  -----------------------   -----------  -----------  -----------  -----------
                                                       (1), (2)
Revenues...................        --    12,634,879          --    12,634,879
Operating expenses
Product and content
 development...............        --     2,646,621          --     2,646,621
Other operating expenses...    839,431   14,296,616          --    15,136,047
Fair value of options
 granted to employees......        --           --        91,235       91,235
Fair value of options
 granted to consultants....        --           --           --           --
                            ----------   ----------   ----------   ----------
Total operating expenses...    839,431   16,943,237       91,235   17,873,903
                            ----------   ----------   ----------   ----------
Loss from operations.......   (839,431)  (4,308,358)     (91,235)  (5,239,024)
                            ----------   ----------   ----------   ----------
Other income (expense),
 net.......................    (22,667)     160,037          --       137,370
                            ----------   ----------   ----------   ----------
Net loss...................   (862,098)  (4,148,321)     (91,235)  (5,101,654)
                            ==========   ==========   ==========   ==========
Net loss per share
Basic and diluted..........      (0.08)       (2.64)                    (0.18)
Weighted average shares--
 basic and diluted......... 11,137,662    1,572,832   16,241,218   28,951,712

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                                    Mediconsult
                                         Physicians'    Pro Forma    Pro Forma
 As of September 30, 1999    Mediconsult    Online     Adjustments   Combined
 ------------------------    ----------- ------------  -----------  -----------
                                                        (1), (4)
Assets:
---------------------------
Cash and cash equivalents..  33,947,811     1,021,443          --   34,969,254
Accounts receivable........     545,560       744,558          --    1,290,118
Work in progress...........   2,241,850           --           --    2,241,850
Prepaid expenses and other
 current assets............     905,720       714,183          --    1,619,903
                             ----------  ------------  -----------  ----------
Total current assets.......  37,640,941     2,480,184          --   40,121,125
Tangible fixed assets and
 software..................   1,185,947       503,775          --    1,689,722
Advance to Physicians'
 Online, Inc...............  10,096,438           --   (10,096,438)        --
Goodwill...................  13,873,866           --           --   13,873,866
                             ----------  ------------  -----------  ----------
Total assets...............  62,797,192     2,983,959  (10,096,438) 55,684,713
                             ==========  ============  ===========  ==========
Liabilities and
 Stockholders' Equity:
---------------------------
Accounts payable and
 accrued liabilities.......   1,956,973     4,726,071          --    6,683,044
Short-term notes payable...         --     15,334,548  (10,096,438)  5,238,110
Current portion of capital
 lease obligation..........         --        222,187          --      222,187
Deferred revenue...........         --        641,693          --      641,693
                             ----------  ------------  -----------  ----------
Total liabilities..........   1,956,973    20,924,499  (10,096,438) 12,785,034
                             ----------  ------------  -----------  ----------
Total stockholders'
 equity....................  60,840,219   (17,940,540)         --   42,899,679
                             ----------  ------------  -----------  ----------
Total liabilities and
 stockholders' equity......  62,797,192  $  2,983,959  (10,096,438) 55,684,713
                             ==========  ============  ===========  ==========

    NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) Represents adjustments to record the fair value of Physicians' Online, Inc. employee stock option expense in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" to conform the related accounting policies of Mediconsult.com, Inc. and Physicians' Online, Inc. Expenses recognized for the fair value of options in these unaudited pro forma combined condensed financial statements was $130,519, $160,924, $120,693, $133,356 and $91,235 for the nine months ended September 30, 1999, the year ended December 31, 1998, the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996, respectively. The total deferred compensation expense at September 30, 1999 would have been $198,923.
(2) Per share data was adjusted to reflect the weighted average number of shares of common stock as a result of the merger.
(3) In June 1999 Mediconsult completed acquisitions of CyberDiet, LLC and Cyber-Tech, Inc. in two transactions accounted for as purchase business combinations. Adjustments to reflect the results of operations of these companies, and the amortization of the excess of the purchase price over the assets and liabilities acquired have been made as though the acquisitions occurred on January 1, 1998. The total excess of the purchase price over the assets and liabilities acquired of $9,282,723 is amortized over five years. The assets and liabilities of these companies, and the related goodwill recorded, are reflected in the June 30, 1998 Mediconsult financial statements.
(4) Represents the adjustment to eliminate the $10 million advance from Mediconsult for repayment of the $10 million short-term notes to Medical Manager Corporation and IDX Systems Corporation in accordance with the Agreement and Plan of Merger.

                            MARKET PRICE INFORMATION

Mediconsult

   Mediconsult common stock traded on the Nasdaq over the counter market under the symbol "MCNS" from October 15, 1996 until April 6, 1999 and has traded on the Nasdaq National Market under that symbol since April 6, 1999.

   The table below sets forth, for the periods indicated, the reported high and low sale prices of Mediconsult common stock on the Nasdaq National Market and the over the counter market, as applicable.

                                                               High       Low
                                                             --------- ---------
      Year ended December 31, 1997
        First Quarter ...................................... $ 2.09375 $1.609375
        Second Quarter .....................................   2.4375   1.3125
        Third Quarter ......................................   3.00     1.375
        Fourth Quarter......................................   1.6875   1.046875
      Year ended December 31, 1998
        First Quarter....................................... $ 2.09375 $1.00
        Second Quarter......................................   1.90625  1.25
        Third Quarter.......................................   1.6875    .635
        Fourth Quarter......................................   9.5625    .49
      Year ended December 31, 1999
        First Quarter....................................... $22.625   $6.1875
        Second Quarter......................................  19.6875   9.6875
        Third Quarter.......................................  13.75     6.25

   On September 3, 1999, the last full trading day prior to the public announcement of the proposed merger, the last reported sale price of Mediconsult common stock on the Nasdaq National Market was $8.3125 per share. On November 17, 1999, the most recent practicable date prior to the mailing of this joint Information/Proxy Statement/Prospectus, the last reported sale price of Mediconsult common stock on the Nasdaq National Market was $8.875 per share.

   Because the market price of Mediconsult common stock may fluctuate, the market price per share of the shares of Mediconsult common stock that holders of Physicians' Online stock will receive in the merger may increase or decrease prior to the merger.

   We urge Physicians' Online stockholders to obtain a current market quotation for Mediconsult common stock.

Physicians' Online

   Physicians' Online common stock is not publicly traded. At the record date, there were 93 Physicians' Online stockholders of record. Physicians' Online has not paid any cash dividends since its inception.

                     CERTAIN INFORMATION ABOUT THE ACTIONS
               TAKEN BY THE MEDICONSULT CONTROLLING STOCKHOLDERS

General

   Mediconsult's controlling stockholders have approved the issuance of stock in connection with the merger and certain other actions by signing an irrevocable written consent of stockholders. No vote of Mediconsult stockholders is necessary to approve the issuance of stock in connection with the merger.

     MEDICONSULT STOCKHOLDERS ARE NOT BEING ASKED FOR A PROXY. IF YOU ARE A
       MEDICONSULT STOCKHOLDER, YOU ARE REQUESTED NOT TO SEND US A PROXY.

Matters Acted Upon and to be Acted Upon

   Mediconsult's controlling stockholders have taken action to approve items 1, 2, 4, and 5 below and will, after the distribution of this joint
Information/Proxy Statement/Prospectus, take action to approve item 3 below.

     1. the merger transaction pursuant to the terms of the merger agreement, including the necessary issuance of up to 20,500,000 shares of Mediconsult common stock;

     2. an amendment to the Mediconsult certificate of incorporation to increase the authorized capital stock of Mediconsult from 50,000,000 shares to 100,000,000 shares;

     3. an amendment to the Mediconsult 1996 Stock Option Plan to authorize an additional 3,500,000 shares of Mediconsult common stock for issuance thereunder and to provide for an independent compensation committee to administer certain option grants;

     4. the assumption and adoption of the Physicians' Online stock option plan, with certain amendments providing for the issuance of Mediconsult common stock, in accordance with the conversion ratio, upon exercise of the outstanding Physicians' Online options; and

     5. the ratification of an amendment to the Mediconsult bylaws increasing the size of the company's board to ten to facilitate the placement of the Physicians' Online nominees on the Mediconsult Board.

   NO VOTE OF MEDICONSULT STOCKHOLDERS IS NECESSARY TO APPROVE AND ADOPT THE MERGER AGREEMENT OR THE MERGER OR THE OTHER ACTIONS DESCRIBED ABOVE.

Record Date

   Holders of record of shares of Mediconsult common stock at the close of business on November 18, 1999, referred to in this joint Information/Proxy Statement/Prospectus as the Mediconsult record date, are entitled to notice of the action taken by the Mediconsult stockholders. On the record date, Mediconsult had issued and outstanding 28,940,665 shares of common stock.

   The Mediconsult charter provides that any action taken by the stockholders may be taken by written consent in lieu of a meeting, without prior notice or vote, of the number of holders necessary to authorize such action. Mediconsult's controlling stockholders have already approved the issuance of stock in connection with the merger and certain other actions by signing an irrevocable written consent of stockholders. No further vote of Mediconsult stockholders is necessary to approve the issuance of stock in connection with the merger or the other actions already acted upon and described in this joint Information/Proxy Statement/Prospectus.

   Under the rules of the Nasdaq National Market, the affirmative vote of a majority of the total votes cast was necessary to approve the issuance of Mediconsult common stock. Under Section 242 of the DGCL, the affirmative vote of a majority of the outstanding stock entitled to vote was required to approve the charter amendment. Mediconsult's bylaws provide that the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting and entitled to vote on the subject matter were necessary to approve the amendment to Mediconsult's 1996 Stock Option Plan, the assumption and adoption of the Physicians' Online Stock Option Plan and the ratification of the amendment to Mediconsult's bylaws. Because theses actions were or will be taken by written consent of the Mediconsult's controlling stockholders, abstentions and broker non-votes are not applicable to the vote.

Actions Taken and to be Taken by the Mediconsult Controlling Stockholders

 Action 1

   Mediconsult's controlling stockholders considered and approved the following resolution:

   "Resolved: The issuance of up to 20,500,000 shares of Mediconsult common stock in connection with the merger is hereby ratified and approved."

   It is estimated that Physicians' Online stockholders will receive, in the aggregate, approximately 17.8 million shares of Mediconsult common stock in the merger, or approximately 38% of the issued and outstanding shares of Mediconsult common stock following the merger. It is estimated that each share of Physicians' Online common stock (including shares issuable upon conversion of the outstanding Physicians' Online preferred stock) will receive approximately 2.4 shares of Mediconsult common stock. In addition, the holders of Physicians' Online preferred stock will receive a number of shares of Mediconsult common stock in respect of the aggregate liquidation price of such preferred stock. These estimates are based on an assumed average closing price of $6.825 (the average closing price per share of the Mediconsult common stock on the Nasdaq National Market for the ten trading days ending on November 17, 1999, the most recent practicable date prior to the mailing of this joint Information/Proxy Statement/Prospectus), estimated transaction expenses of approximately $2.4 million, and an estimated aggregate exercise price of unexercised Physicians' Online options of approximately $1.3 million. The exact conversion ratio will be determined immediately prior to the closing and may be higher or lower than 2.4 shares and the total number of shares issued to the Physicians' Online stockholders may be greater or lesser than 17.8 million.

   In addition, upon exercise of their options and payment of the exercise price after the merger, the holders options to purchase Physicians' Online common stock will be eligible to receive, in the aggregate, approximately 2 million additional shares of Mediconsult common stock.

 Action 2

   Mediconsult's controlling stockholders considered and approved the following resolution:

   "Resolved: The amendment of the Mediconsult charter increasing the authorized capital stock of Mediconsult from 50,000,000 shares to 100,000,000 is hereby ratified and approved.

   The purpose of the charter amendment is to increase the authorized capital stock of Mediconsult so that Mediconsult will have sufficient authorized capital to issue the shares in connection with the merger.

 Action 3

   After the distribution of this joint Information/Proxy Statement/Prospectus, Mediconsult's controlling stockholders will consider and approve certain amendments to Mediconsult's 1996 Stock Option Plan to:

  . increase the number of shares of common stock reserved thereunder for issuance from 3,500,000 to 7,000,000; and

  . to provide for an independent compensation committee to administer certain option grants

Amendments to the Plan

   Mediconsult believes it to be in Mediconsult's best interests to have options available to provide incentives to key employees of companies who may be acquired in the future as well as continuing employees.

   On November 18, 1999, the board of directors authorized 3,500,000 additional shares to be reserved for Physicians' Online option holders, for recent awards and for future awards, subject to stockholder approval. The 3,500,000 additional shares for which approval is sought represents approximately 1.2% of Mediconsult's outstanding shares of common stock at November 17, 1999 and approximately 10.7% of Mediconsult's outstanding shares on a fully diluted basis on that date. As of November 17, 1999, the market value of the securities underlying the additional 3,500,000 shares of common stock authorized for issuance under the 1996 Plan was $31,062,500.

   In addition, on November 18, 1999, the board of directors approved certain amendments to Mediconsult's 1996 Stock Option Plan to provide that a compensation committee comprised solely of two or more outside directors, who will also be Non-Employee Directors (as such term is defined in Rule 16b-3 under the Exchange Act), will have the full and exclusive authority to grant options to any senior officer of the Company and to take any other action relative to such a grant of options to such senior officers.

   In addition, the board approved an amendment increasing the maximum option grant which may be made to an employee or other plan participant in any calendar year from 250,000 to 1,000,000 shares, subject to equitable adjustment in the event of a recapitalization event and to provide an overall maximum option grant to any employee or other plan participant over the life of the plan of not more than 3,000,000.

Description of the Plan

   Unless sooner terminated, the 1996 plan will terminate in April 2006. The complete text of the 1996 plan is attached as Annex D hereto and the description contained herein is qualified in its entirety by the full text of the 1996 plan.

   As of September 30, 1999, Mediconsult had 3,500,000 shares of common stock reserved for issuance under the 1996 plan. At such date, no shares were reserved for issuance subject to options available for grant under the plan and 3,500,000 were reserved for issuance subject to options then exercisable or subject to vesting.

   The 1996 plan is administered by the board of directors except that that a compensation committee comprised solely of two or more outside directors, who will also be Non-Employee Directors (as such term is defined in Rule 16b-3 under the Exchange Act), will have the full and exclusive authority to grant options to any senior officer of Mediconsult and to take any other action relative to such a grant of options to such senior officers. The board or the compensation committee, as the case may be, has the authority to determine to whom options shall be granted (subject to certain eligibility requirements for grants of incentive stock options), whether the option is to be an incentive stock option or non-qualified option, the number of shares covered by each such grant, the exercise or purchase price per share, the time or times at which options shall be granted, and other terms and provisions governing options, as well as the restrictions, if any, applicable to shares of common stock issuable upon exercise of options. The board of directors may, from time to time, adopt amendments, certain of which are subject to stockholder approval, and may terminate the 1996 plan at any time (although such action shall not affect options previously granted). Holders of options are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transactions.

   Any salaried employee, officer, director or consultant that the board, in its sole discretion, designates is eligible to participate in the plan may receive compensation thereunder. The compensation committee shall have full and exclusive power to determine which senior officers of the company will participate in the plan. The maximum option grant to any single employee or other plan participant in any calendar year cannot exceed 1,000,000. The maximum option grant to any single employee or other plan participant over the entire term of the plan cannot exceed 3,000,000. The plan will expire no later than April 2006. The exercise price of any option grant cannot be less than 100% of the fair market value of the shares subject to the option on the date of grant.

   The 1996 plan requires that each option shall expire on the date specified by the board of directors, but not more than ten years from its date of grant. However, in the case of any incentive stock option granted to an employee or officer owning more than 10% of the total combined voting power of all classes of stock of Mediconsult, or any related corporation, the incentive stock option expires no more than five years from its date of grant.

   Exercise of any option, in whole or in part, is effected by a written notice of exercise delivered to the Company at its principal office together with payment for the common stock in full, or, at the discretion of the board or the compensation committee, as the case may be, (i) by the delivery of shares of common stock of Mediconsult, valued at fair market value, a promissory note, or any combination thereof, or (ii) through an exercise notice payment procedure. The 1996 plan contains terms providing for the exercise of options by or on behalf of former and deceased employees. Incentive stock options granted pursuant to the 1996 plan are not assignable or transferable other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

New Plan Benefits

   Mediconsult is unable to determine the dollar value and number of options or shares of common stock that will be issued under the amendments to the 1996 plan to (i) any of the executive officers, (ii) the current executive officers as a group, (iii) the current directors who are not executive officers as a group, (iv) each nominee for election as a director and (v) the employees who are not executive officers as a group, because, except for non-discretionary option grants to non-employee directors described above, options are granted on a discretionary basis. The company is unable to determine the benefits or amounts which would have been received by or allocated to any such persons or groups for fiscal 1998 if the amendment to the 1996 plan had been in effect throughout such year.

 Action 4

   Mediconsult's controlling stockholders considered and approved the adoption of the Physicians' Online Stock Option plan with certain amendments.

   Under the merger agreement, options to purchase Physicians' Online stock that are outstanding immediately before the effective time of the merger will be converted into options to purchase Mediconsult common stock in accordance with the conversion formula. Because of the shares to be made available to Physicians' Online option holders, Mediconsult believes it to be in Mediconsult's best interests to adopt and assume the Physicians' Online Stock Option Plan.

Amendments to the Plan

   Immediately after adopting the Physicians' Online Stock Option Plan, Mediconsult will amend the plan to add the following provision to Section 16 of the plan:

  "(c) The Mediconsult/Physicians' Online Merger. Each outstanding option to purchase shares of Physicians' Online common stock, whether vested or unvested and whether or not exercisable, issued under this plan before the effective time of the Merger shall, at the effective time of the merger, be exercisable, for the same aggregate exercise price, for that number of shares of Mediconsult common stock that the holder of such option would have received had such holder exercised such option immediately prior to the effective time of the Merger, with no change to the vesting period and with no other change to the terms of such option. Any fractional shares of Mediconsult common stock resulting from such adjustment will be rounded to the nearest whole number of shares. The "Merger" means the merger that results in Physicians' Online becoming a wholly owned subsidiary of Mediconsult."

The board and the Mediconsult controlling stockholders will also approve certain other conforming amendments to the Physicians' Online Stock Option Plan which are indicated in bold face type in the full text of the plan attached to this joint Information/Proxy Statement/Prospectus as Annex E.

Description of the Plan

   Unless sooner terminated, the Physicians' Online Stock Option Plan will terminate in February, 2006. The description contained herein is qualified in its entirety by the full text of the Physicians' Online Stock Option Plan.

   As of November 19, 1999, the Physicians' Online Stock Option Plan had 924,835 shares of common stock reserved for issuance. At such date, an aggregate of 86,681 shares were reserved for issuance subject to options available for grant under the plan and 590,529 were reserved for issuance subject to options then exercisable and 247,625 shares were reserved for issuance subject to options not yet vested. After giving effect to the estimated conversion factor of 2.41 applied pursuant to the amendments described above, there will be an aggregate of approximately 2,228,852 shares of Mediconsult common stock reserved for issuance including approximately 208,901 shares reserved for issuance subject to options available for grant under the plan and approximately 1,423,175 shares reserved for issuance subject to options then exercisable, and 596,776 shares reserved for issuance subject to options not yet vested.

   After its adoption, the Physicians' Online Stock Option Plan will be administered by the board of directors of Mediconsult which will have the power to delegate certain of its power to a committee of Non-Employee Directors, as such term is defined in Rule 16b-3 of the Exchange Act. The board or the committee, as the case may be, will have authority to determine to whom options shall be granted (subject to certain eligibility requirements for grants of incentive stock options), whether the option is to be an incentive stock option or non-qualified option, the number of shares covered by each such grant, the exercise or purchase price per share, the time or times at which options shall be granted, and other terms and provisions governing options, as well as the restrictions, if any, applicable to shares of common stock issuable upon exercise of options. The aggregate number of shares that may be granted to any one person under the plan in a calendar year cannot exceed 25% of the maximum aggregate number of shares issuable under the plan. The board of directors may, from time to time, adopt amendments, certain of which are subject to stockholder approval, and may terminate the Physicians' Online Stock Option Plan at any time (although such action shall not affect options previously granted). Holders of options are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transactions.

   The Physicians' Online Stock Option Plan requires that the exercise price for each option shall be no less than the fair market value of the common stock on the date the option is granted, and that each option shall expire on the date specified by the board of directors, but not more than ten years from its date of grant. However, in the case of any incentive stock option granted to an employee or officer owning more than 10% of the total combined voting power of all classes of stock of the company or any related corporation, the incentive stock option expires no more than five years from its date of grant.

   Exercise of any option, in whole or in part, is effected by a written notice of exercise delivered to Mediconsult at its principal office together with payment for the common stock in full, or, at the discretion of the board, (i) by the delivery of shares of common stock of Mediconsult, valued at fair market value, (ii) by any other means the board of directors may allow consistent with Rule 16b-3 and Regulation T promulgated by the federal reserve board, or (iii) by a combination of such methods of payment. The Physicians' Online Stock Option Plan contains terms providing for the exercise of options by or on behalf of former and deceased employees. Incentive stock options granted pursuant to the Physicians' Online Stock Option Plan are not assignable or transferable other than by will or by the laws of descent and distribution and are exercisable during the optionee's lifetime only by the optionee.

New Plan Benefits

   Mediconsult is unable to determine the dollar value and number of options or shares of common stock that will be issued under the assumed and adopted Physicians' Online Stock Option Plan to (i) any of the executive officers, (ii) the current executive officers as a group, (iii) the current directors who are not executive officers as a group, (iv) each nominee for election as a director and (v) the employees who are not executive officers as a group, because options are granted on a discretionary basis. The company is unable to determine the benefits or amounts which would have been received by or allocated to any such persons or groups for fiscal 1998 if the amendment to the Physicians' Online Stock Option Plan had been in effect throughout such year.

 Action 5

   Mediconsult's controlling stockholders considered and voted upon the following proposal to ratify the board of directors' amendment of the Mediconsult bylaws:

     "Resolved: The amendment of Article IV, Section 1 of the Bylaws, increasing the maximum number of directors of Mediconsult to 10, is hereby ratified and approved."

   The purpose of the Bylaw amendment is to allow the Mediconsult directors to appoint four Physicians' Online nominees to the Mediconsult board of directors in accordance with the terms of the merger agreement. Mediconsult has agreed to take all action necessary so that, effective as of the effective time of the merger, the size of its board of directors will be increased to ten. Four persons nominated by certain principal stockholders of Physicians' Online will be appointed to Mediconsult's board to fill the vacancies created by such increase. Such persons will serve until the next annual meeting of stockholders of Mediconsult.

   Mediconsult has agreed to take all action necessary to nominate for election to its board at its next annual meeting one person for each 10% of outstanding Mediconsult common stock beneficially owned by the principal stockholders of Physicians' Online and their affiliates (or nominees), as of the record date for such annual meeting (rounded up to the next whole number) but in no event more than four persons, to serve until the next succeeding annual meeting of stockholders of Mediconsult. Until the 2001 annual meeting of Mediconsult, Mediconsult has agreed that it will not increase the number of directors constituting its whole board above ten without the consent of a majority of the Physicians' Online directors serving on the Mediconsult board at the time of any such increase. In the event of any vacancy on the Mediconsult board, whether caused by a director's resignation, removal, death or otherwise, Mediconsult has agreed to take all action necessary to ensure that the successor to any Physicians' Online director whose absence from the Mediconsult board caused such vacancy will be a Physicians' Online director.

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

                     THE PHYSICIANS' ONLINE SPECIAL MEETING

General

   This joint Information/Proxy Statement/Prospectus is being furnished to stockholders of Physicians' Online, as part of the solicitation of proxies by the Physicians' Online board of directors for use at a special meeting of stockholders of Physicians' Online to be held on December 15, 1999, at 10:00 am, local time, at the offices of Physicians' Online, whose address is 560 White Plains Road, Tarrytown, New York and at any adjournment or postponement of such meeting. This joint Information/Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to stockholders of Physicians' Online on or about November 24, 1999.

Matters to be Considered

   The purpose of the Physicians' Online special meeting is:

     1. To approve and adopt the agreement and plan of merger, dated as of September 7, 1999, by and among Physicians' Online, certain stockholders of Physicians' Online parties thereto, as amended, Mediconsult and PMCI, Inc., a wholly owned subsidiary of Mediconsult, that will result in Physicians' Online becoming a wholly-owned subsidiary of Mediconsult.

     By approving the merger agreement, Physicians' Online stockholders will agree that 10% of the total number of shares of Mediconsult common stock issued in the merger will be available to satisfy certain indemnification obligations under the merger agreement. An escrow arrangement will be established at closing to hold this 10% amount. This escrow will be Mediconsult's sole recourse for such indemnification obligation, with each stockholder being at risk for no more than its pro rata share of the escrow.

     2. To transact such other business as may properly come before the Physicians' Online special meeting or any adjournment or postponement of the Physicians' Online special meeting, including without limitation, potential adjournments or postponements of the Physicians' Online special meeting for the purpose of soliciting additional proxies in order to approve and adopt the merger agreement.

Physicians' Online Board of Directors Recommendation

   The Physicians' Online board of directors, after careful consideration, has unanimously approved the merger agreement and has unanimously declared the merger agreement advisable and in the best interests of Physicians' Online and its stockholders. By voting in favor of the merger agreement or receiving Mediconsult stock in the merger, you approve the appointment of Jason Fisherman, currently a director of Physicians' Online, as the representative of the stockholders of Physicians' Online (and the appointment of Bradford Burnham, also currently a director of Physicians' Online, in the event Mr. Fisherman is unable to continue as stockholder representative) to act on behalf of the Physicians' Online stockholders in connection with the merger agreement and the escrow agreement referred to in the merger agreement. The Physicians' Online board of directors recommends a vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby.

Record Date and Voting

   Holders of shares of Physicians' Online common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock at the close of business on November 19, 1999, referred to in this joint Information/Proxy Statement/Prospectus as the Physicians' Online record date, are entitled to notice of and to vote at the Physicians' Online special meeting. At such date there were 1,880,795; 722,850; 448,932; 1,433,408, and 623,500 outstanding shares of Physicians' Online common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, respectively. Each share of Physicians' Online common stock, Series A preferred stock, Series B preferred stock, and Series D preferred stock will be entitled to one vote. Each share of Physicians' Online Series C preferred stock will be entitled to

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

approximately 1.41 votes. The representation, in person or by properly executed proxy, of a majority of all of the shares of common stock and the Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together, on an as if converted basis, with the shares of common stock, entitled to vote at the Physicians' Online special meeting is necessary to constitute a quorum at the Physicians' Online special meeting.

   The approval and adoption of the proposed merger agreement will require (i) the affirmative vote of the holders of at least a majority of the votes represented by the outstanding stock of Physicians' Online entitled to vote and
(ii) at least 66 2/3% of the votes represented by the shares of Physicians' Online Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, voting together on an as if converted basis with the shares of common stock held by the Physicians' Online founders. Shares of Physicians' Online common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Physicians' Online special meeting. All shares with respect to which holders abstain from voting as to the proposal to adopt the merger agreement will be treated as shares that are present and entitled to vote at the Physicians' Online special meeting for purposes of determining whether a quorum exists, but abstentions will have the same effect as votes against approval of the merger agreement.

   The Physicians' Online founders and the holders of Physicians' Online preferred stock have executed the merger agreement wherein they have agreed to vote an aggregate of 1,351,288 shares of Physicians' Online common stock and 3,228,690 shares of Physicians' Online preferred stock, representing approximately 91% of the votes entitled to vote at the Physicians' Online special meeting, in favor of the approval and adoption of the merger agreement. In addition, each of the Physicians' Online founders and preferred stockholders has agreed to vote in favor of the adoption of the merger agreement and has executed an irrevocable proxy appointing an officer of Mediconsult as his or its proxy to vote all of his or its shares of capital stock of Physicians' Online in favor of the merger agreement at the special meeting.

Voting and Revocable Proxies

   All shares of Physicians' Online stock that are entitled to vote and are represented at the Physicians' Online special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for each proposal.

   The Physicians' Online board of directors does not know of any matters other than those described in the notice of the Physicians' Online special meeting that are to come before such meeting. If any other matters are properly presented at the Physicians' Online special meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone such meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger), the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against the merger agreement may not be used by the persons named in the proxies to vote for adjournment or postponement of the meeting for the purpose of giving management additional time to solicit votes to approve the merger agreement.

   Any proxy given in connection with this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Physicians' Online, at or before the taking of the vote at the Physicians' Online special meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Physicians' Online before the taking of the vote at the Physicians' Online special meeting or (iii) attending the Physicians' Online special meeting and voting in person (although attendance at the Physicians' Online special meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Physicians' Online, 560 White Plains Road, Tarrytown, New

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

York 10591, Attention: Secretary, or hand delivered to the Secretary of Physicians' Online at or before the taking of the vote at the Physicians' Online special meeting.

   All expenses of Physicians' Online's solicitation of proxies for the Physicians' Online special meeting will be borne by Physicians' Online stockholders, except that Mediconsult shall bear and pay all of the printing and mailing costs and filing fees associated with the Registration Statement on Form S-4 and the joint Information/Proxy Statement/Prospectus. In addition to solicitation by use of the mails, proxies may be solicited from Physicians' Online stockholders by directors, officers and employees of Physicians' Online in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

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

                                   THE MERGER

Background of the Merger

   Mediconsult is regularly involved in the review of private and public companies with which it may form strategic partnerships to further its objectives in the Internet healthcare market. In the Spring of 1999, at the suggestion of McFarland Dewey, one of Mediconsult's financial advisors, Robert Jennings of Mediconsult met with David Richards of Physicians' Online. The senior executives of Mediconsult and Physicians' Online discussed generally their respective businesses and engaged in exploratory discussions regarding the ways in which the companies' respective strategies and technologies might be combined. The executives settled on no particular transaction during these discussions.

   Beginning in the fall of 1998 through the first half of 1999, Physicians' Online management sought to obtain financing or a strategic partner for Physicians' Online. In March of 1999, Physicians' Online raised an aggregate of $10,000,000 in loans from IDX Systems Corporation and Medical Manager Corporation. Physicians' Online did not subsequently enter into an acquisition agreement with these companies as contemplated at the time of the loans because Medical Manager entered into a transaction with Synetic, Inc.

   On July 10, 1999 Physicians' Online retained J.P. Morgan & Co. Incorporated to act as its exclusive financial advisor to assist Physicians' Online in its consideration of financial and strategic alternatives to maximize stockholder value. Beginning July 12, 1999, J.P. Morgan contacted a number of potential merger partners, including Mediconsult.

   In August 1999, Mediconsult retained Warburg Dillon Read LLC and McFarland Dewey to act as its financial advisors in connection with a possible transaction with Physicians' Online. Mediconsult signed a confidentiality agreement with Physicians' Online dated July 10, 1999 and received materials summarizing Physicians' Online's operations.

   Throughout July and August 1999, Mediconsult's management and advisors discussed Physicians' Online's operations with senior executives of Physicians' Online and with J.P. Morgan. In addition, due diligence materials were made available by Physicians' Online to Mediconsult and its advisors, which were reviewed and discussed with Physicians' Online and its advisors. Throughout July and August 1999, Physicians' Online continued its discussions with other potential merger partners in addition to Mediconsult.

   On August 5, 1999, at a regularly scheduled meeting of Mediconsult's board of directors, the directors of Mediconsult were informed of the status of the discussions with Physicians' Online and of the nature of a possible transaction with Physicians' Online.

   On August 8, 1999, advisors to Physicians' Online and Mediconsult discussed in general the proposed terms of a possible transaction between Physicians' Online and Mediconsult. On August 17, 1999, Mediconsult submitted its comments on Physicians' Online's proposed merger agreement to Physicians' Online's advisors.

   On September 1, 1999, Mediconsult was invited to negotiate the merger agreement with Physicians' Online. Negotiations between Mediconsult and Physicians' Online, and their respective advisors, took place from September 2, 1999 through September 7, 1999. These discussions included the development by senior management of Mediconsult and Physicians' Online of a business plan for Physicians' Online.

   On September 5, 1999, Physicians' Online's board of directors held a special telephonic meeting in which its legal and financial advisors participated. The board discussed the terms of the proposed merger with Mediconsult and the alternatives to accepting Mediconsult's proposal. Representatives of J.P. Morgan reviewed with the Physicians' Online board the auction it had conducted on behalf of Physicians' Online and set forth a comparison of the terms and conditions of the competing alternatives negotiated by the management of Physicians' Online. The board approved in principle the merger with Mediconsult, subject to further

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

negotiations of certain provisions contained in the merger agreement. Following Physicians' Online's board meeting, David Richards contacted Robert Jennings to inform him of the results of the meeting.

   On September 5, 1999, following Physicians' Online's board meeting, Mediconsult's board of directors held a special telephonic meeting in which its legal and financial advisors participated. The board was informed of the principal terms of the proposed merger agreement and the status of the discussions with Physicians' Online. The board also was informed that senior management of Mediconsult intended to discuss the proposed transaction with certain managerial employees of Physicians' Online during the succeeding 24 to 48 hours in order to determine whether those employees would be willing to continue in Physicians' Online's employ following a merger. The board also was informed that one of the principal stockholders of Physicians' Online had not yet agreed to sign the merger agreement and was continuing to evaluate its terms. Warburg Dillon Read reviewed with the board the financial terms of the proposed merger and a summary of the methodologies used by Warburg Dillon Read to evaluate the proposed merger consideration. Warburg Dillon Read then informed the board that it expected to be in a position to deliver to the board a written opinion upon execution of the merger agreement as to the fairness, from a financial point of view, to Mediconsult of the aggregate stock consideration to be paid by Mediconsult in the merger. Discussion then ensued among the board and its advisors regarding, among other things, the nature of Physicians' Online's business, the terms of the proposed merger, the potential synergies that could result from the merger, the ability of Mediconsult to pursue certain business strategies without acquiring Physicians' Online, the dilutive effect the issuance of shares to Physicians' Online's stockholders would have on Mediconsult, the funding obligations to Physicians' Online that Mediconsult would assume under the merger agreement, and the risks associated with the merger. The board deferred making any decision regarding the merger pending further discussions between Mediconsult and Physicians' Online's managerial group with respect to employment agreements and confirmation that all Physicians' Online's principal stockholders would sign the merger agreement.

   From September 5 through 7, senior management of Mediconsult met with certain employees of Physicians' Online. These employees were requested to enter into employment agreements with Physicians' Online, which had been prepared by Mediconsult. The employment agreements included certain obligations not to compete with Physicians' Online. In addition, during this period, the final terms of the merger agreement were negotiated.

   On September 6, 1999, the board of directors of Physicians' Online held a special telephone meeting at which its legal and financial advisers were present and reported on the results of the negotiation of the final open points in the merger agreement.

   On September 7, 1999, the entire board of directors of Physicians' Online held a special telephonic meeting at which its legal and financial advisors were present. Following a recapitulation of the board's meetings on September 5 and 6, 1999, and a discussion of the final terms of the merger agreement, the board unanimously approved the merger and the merger agreement and declared it advisable and in the best interests of the Physicians' Online Stockholders.

   On September 7, 1999, the board of directors of Mediconsult held a special telephonic meeting to discuss the final terms of the merger agreement and the discussions that had taken place between Mediconsult's senior management and certain employees of Physicians' Online. Following these discussions and a summary of the board's September 5, 1999 meeting, the board unanimously approved the merger and the merger agreement, subject to receipt of Warburg Dillon Read's written opinion. On September 7, 1999, Warburg Dillon Read delivered to the board its written opinion, dated September 7, 1999, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate stock consideration to be paid by Mediconsult in the merger was fair, from a financial point of view, to Mediconsult.

   On September 7, 1999 the merger agreement and Mediconsult stockholder voting agreements were signed. Immediately following execution of the merger agreement, Mediconsult issued a press release announcing the transaction.

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

Joint Reasons for the Merger

   The Mediconsult board and the Physicians' Online board each believe that the combined company will have potential for greater financial strength, market power and growth potential than either Mediconsult or Physicians' Online would have on its own. The Mediconsult board and the Physicians' Online board identified a number of potential benefits to the merger which they believe could contribute to the success of the combined company and thus benefit stockholders of both companies, including the following:

  . the merger may enhance the opportunity for the potential realization of the strategic objective of the combined company to expand its market share and increase the combined company's ability to compete effectively in the highly competitive Internet healthcare market, the pharmaceutical data market and the direct-to-consumer advertising market.

  . the broadening of the companies' client base and product lines resulting from the merger may enable the combined company to offer a more comprehensive, competitive solution to clients, pharmaceutical companies and advertisers seeking information regarding medical conditions, drugs, therapies and prescription drug usage.

  . the merger may provide the combined company with the enhanced opportunities to expand the scope of the combined company's distribution channels and to obtain efficiencies in education, development and marketing.

  . the combined experience, financial resources, size, client base, and breadth of product offerings of the combined company may allow it to respond more quickly and effectively to technological change, increased competition, and market demands in an industry experiencing rapid innovation and change.

  . combined financial and technological resources may allow the combined company to compete more effectively in a rapidly consolidating Internet healthcare market with enhanced ability to develop new and greater functionality for existing and future clients and products.

  . an opportunity to leverage our respective strengths--Mediconsult's patient and caregiver visitor communities and Physicians' Online's large network of member physicians.

Action of the Board of Directors of Mediconsult; Actions of the Controlling Mediconsult Stockholders

   THE MEDICONSULT BOARD HAS APPROVED THE MERGER AND MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, MEDICONSULT AND ITS STOCKHOLDERS.

   THE MEDICONSULT CONTROLLING STOCKHOLDERS HAVE ALREADY ACTED TO APPROVE THE ISSUANCE OF MEDICONSULT STOCK IN CONNECTION WITH THE MERGER.

Mediconsult's Reasons for the Merger

   In reaching its conclusion to approve the merger and merger agreement, the Mediconsult board considered the factors described above under "Joint Reasons for the Merger," as well as the opportunity of the Mediconsult stockholders to participate in the potential growth of the combined company after the merger.

   The Mediconsult board also considered and reviewed with management the additional positive factors listed below in reaching its decision to approve the merger and the merger agreement and to recommend that Mediconsult's stockholders vote to approve the proposed issuance of Mediconsult common stock in connection with the merger:

  . the merger will provide Mediconsult with access to Physicians' Online's extensive network of member physicians, including Physicians' Online's valuable in-office network of hardware and software that would take Mediconsult a significant period of time to develop independently;

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

  . the merger will provide Mediconsult with greater opportunity to derive revenues from the pharmaceutical industry and to increase revenues generally; and

  . the merger will create greater opportunity for Mediconsult to develop distribution channels for education, sales and marketing.

Recommendation of the Board of Directors of Physicians' Online

   THE PHYSICIANS' ONLINE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, PHYSICIANS' ONLINE AND ITS STOCKHOLDERS. THE PHYSICIANS' ONLINE BOARD RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Physicians' Online's Reasons for the Merger

   In reaching its decision to approve the merger agreement and the transactions contemplated by it, the board of directors of Physicians' Online consulted with Physicians' Online legal, accounting and financial advisors as well as with Physicians' Online's management. In addition to the anticipated joint benefits described above, the board of directors of Physicians' Online believed that the proposed merger would result in synergies to the combined company and therefore an increase in the value of the shares currently held by Physicians' Online stockholders who wish to continue their investment in Mediconsult. The Physicians' Online board also believed that the terms and conditions of the merger agreement provided a strong likelihood that the proposed merger would reach a closing. In addition to these reasons, the Physicians' Online board also considered a number of other factors. The following discussion of other factors considered by the Physicians' Online board is not intended to be exhaustive. These factors included:

  . The Physicians' Online board's assessment of Physicians' Online's alternatives to obtain the highest value reasonably available to the Physicians' Online stockholders and conclusion that the proposed merger presents the most favorable opportunity to do so;

  .  The need for immediate access to additional capital;

  . The consideration to be paid to Physicians' Online's stockholders in the merger will be shares of Mediconsult common stock, which are securities that are publicly traded on the Nasdaq National Market and are more readily marketable than shares of Physicians' Online stock;

  . Information regarding historical market prices and other information with respect to the common stock of Mediconsult, including its volatility and public float;

  . Mediconsult's ability to complete the merger, including the associated financing of Physicians' Online's operations in the interim period;

  . The terms and conditions of the merger, including the termination rights of Mediconsult, the indemnification rights of and directors' and officers' liability insurance for the officers and directors of Physicians' Online following the merger, Mediconsult's invitation for four nominees of certain principal stockholders of Physicians' Online to join Mediconsult's board, and the expectation that the promissory notes issued to the principal stockholders by Physicians' Online will be paid following the merger in accordance with their terms;

  . Advice from Physicians' Online's financial advisor, J.P. Morgan, regarding the auction for Physicians' Online and the terms of the proposed merger with Mediconsult and competing alternatives;

  .  The competitive pressures faced by Physicians' Online; and

  .  The time required to complete the merger.


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

   Although a wide variety of factors were considered in connection with its evaluation of the merger, obtaining the highest value reasonably available to the Physicians' Online stockholders was the Physicians' Online board's primary objective.

Opinion of Mediconsult's Financial Advisor

   On September 5, 1999, at a meeting of the Mediconsult board held to evaluate the proposed merger, Warburg Dillon Read reviewed with the Mediconsult board Warburg Dillon Read's financial analysis of the merger consideration and informed the board that it expected to be in a position to deliver to the board its written opinion upon execution of the merger agreement as to the fairness, from a financial point of view, to Mediconsult of the aggregate stock consideration to be paid by Mediconsult in the merger. On September 7, 1999, the date of execution of the merger agreement, Warburg Dillon Read delivered to the Mediconsult board its written opinion, dated September 7, 1999, to the effect that, as of that date and based on and subject to the matters described in its opinion, the aggregate stock consideration to be paid by Mediconsult in the merger was fair, from a financial point of view, to Mediconsult.

   The full text of Warburg Dillon Read's opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Warburg Dillon Read. This opinion is attached as Annex B and is incorporated into this document by reference. Warburg Dillon Read's opinion is directed to the Mediconsult board and addresses only the fairness, from a financial point of view, to Mediconsult of the aggregate stock consideration to be paid by Mediconsult in the merger. The opinion does not address Mediconsult's underlying business decision to effect the merger or constitute a recommendation to any holder of Mediconsult common stock as to how to vote with respect to any matter relating to the proposed merger. Holders of Mediconsult common stock are encouraged to read this opinion carefully in its entirety. The summary of Warburg Dillon Read's opinion described below is qualified in its entirety by reference to the full text of its opinion.

   In arriving at its opinion, Warburg Dillon Read, among other things:

  . reviewed publicly available business and historical financial information relating to Mediconsult;

  . reviewed internal financial information and other data relating to the businesses and financial prospects of Mediconsult and Physicians' Online and the potential incremental revenues, cost savings and other synergies anticipated to result from the merger, including estimates and financial forecasts prepared by the managements of Mediconsult and Physicians' Online, that were provided to Warburg Dillon Read by Mediconsult and Physicians' Online and were not publicly available;

  . conducted discussions with members of the senior managements of Mediconsult and Physicians' Online;

  . reviewed publicly available financial and stock market data with respect to other companies in lines of business that Warburg Dillon Read believed to be generally comparable to those of Mediconsult and Physicians' Online;

  . compared the financial terms of the merger with the publicly available financial terms of other transactions that Warburg Dillon Read believed to be generally relevant;

  .  reviewed the merger agreement; and

  . conducted other financial studies, analyses and investigations, and considered other information, as Warburg Dillon Read deemed necessary or appropriate.

   In connection with its review, with Mediconsult's consent, Warburg Dillon Read did not assume any responsibility for independent verification of any of the information that Warburg Dillon Read was provided or reviewed for the purpose of its opinion and, with Mediconsult's consent, Warburg Dillon Read relied on that information being complete and accurate in all material respects. In addition, at Mediconsult's direction,

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

Warburg Dillon Read did not make an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Mediconsult or Physicians' Online, and was not furnished with any evaluation or appraisal. With respect to the financial forecasts and estimates that it reviewed, Warburg Dillon Read assumed, at Mediconsult's direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Mediconsult and Physicians' Online as to the future financial performance of Mediconsult and Physicians' Online and the potential incremental revenues, cost savings and other synergies anticipated to result from the merger, including the amount, timing and achievability of those potential synergies. Warburg Dillon Read's opinion is necessarily based on economic, monetary, market and other conditions existing, and information available to Warburg Dillon Read, on the date of its opinion.

   In connection with its engagement, Warburg Dillon Read was not asked to, and did not, participate in the negotiation or structuring of the merger and, at Mediconsult's direction, was not asked to, and did not, offer any opinion as to the material terms of, or the obligations under, the merger agreement or the form of the merger. Warburg Dillon Read expressed no opinion as to the value of Mediconsult common stock when issued in the merger or the price at which Mediconsult common stock will trade or otherwise be transferable after the merger. In rendering its opinion, Warburg Dillon Read assumed, with Mediconsult's consent, that each of Mediconsult, PMCI, Inc., Physicians' Online and the principal stockholders of Physicians' Online would comply with all material terms of the merger agreement and that the merger would be validly consummated in accordance with its terms. No other instructions or limitations were imposed by Mediconsult's board upon Warburg Dillon Read with respect to the investigations made or the procedures followed by Warburg Dillon Read in rendering its opinion.

   In connection with rendering its opinion to Mediconsult's board, Warburg Dillon Read performed a variety of financial analyses which are summarized below. The following summary is not a complete description of all of the analyses performed and factors considered by Warburg Dillon Read in connection with its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected publicly traded companies and the analysis of selected transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to Mediconsult, Physicians' Online or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or transaction values of the companies or transactions concerned.

   Warburg Dillon Read believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Warburg Dillon Read's analyses and opinion. None of the analyses performed by Warburg Dillon Read was assigned a greater significance by Warburg Dillon Read than any other. Warburg Dillon Read arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. Warburg Dillon Read did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

   The estimates of future performance of Mediconsult and Physicians' Online provided by the managements of Mediconsult and Physicians' Online in or underlying Warburg Dillon Read's analyses are not necessarily indicative of future results of values, which may be significantly more or less favorable than those estimates. In performing its analyses, Warburg Dillon Read considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Mediconsult and Physicians' Online. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

   The type and amount of the aggregate stock consideration payable in the merger was determined through negotiation between Mediconsult and Physicians' Online. The decision to enter into the merger was solely that of Mediconsult's board. Warburg Dillon Read's opinion and financial analyses were only two of many factors considered by Mediconsult's board in its evaluation of the merger and should not be viewed as determinative of the views of Mediconsult's board or management with respect to the merger or the aggregate stock consideration payable in the merger.

   The following is a brief summary of the material analyses performed by Warburg Dillon Read and reviewed with Mediconsult's board in connection with its opinion dated September 7, 1999. The financial analyses summarized below include information presented in tabular format. In order to fully understand Warburg Dillon Read's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Warburg Dillon Read's financial analyses.

 Analysis of Selected Public Companies.

   Warburg Dillon Read compared selected financial information and operating statistics for Physicians' Online with corresponding financial information and operating statistics of the following 14 selected publicly held companies in the content, connectivity and specialized content portals sectors of the Internet industry:

                                                         Specialized Content
            Content                 Connectivity               Portals
            -------                 ------------         -------------------
   . OnHealth Network Co.      .AHT Corporation         .CNET, Inc.
   . Drkoop.com, Inc.          .Cybear, Inc.            .MarketWatch.com, Inc.
   . Mediconsult.com, Inc.     .CareInsite, Inc.        .Sportsline USA, Inc.
   . A.D.A.M. Software, Inc.   .Claimsnet.com Inc.      .TheStreet.com, Inc.
                               .Healtheon Corporation   .VerticalNet, Inc.

   Warburg Dillon Read reviewed enterprise values, calculated as equity value, plus debt, less cash, as a multiple of latest quarter annualized and estimated calendar years 1999 and 2000 revenue. Warburg Dillon Read then compared the implied multiples derived for the selected companies with the multiples implied in the merger for Physicians' Online, both before and after giving effect to the potential incremental revenues, cost savings and other synergies anticipated by the management of Mediconsult to result from the merger. All multiples were based on closing stock prices on September 3, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Physicians' Online were based on internal estimates of the managements of Mediconsult and Physicians' Online, as adjusted by Mediconsult. This analysis indicated the following implied enterprise value multiples for the selected companies, as compared to the multiples for Physicians' Online implied in the merger, based on the aggregate stock consideration payable in the merger and the closing stock price of Mediconsult common stock on September 3, 1999:

                                                                       Implied             Implied
                                                                     Multiples of        Multiples of
                         Implied Multiples of Selected Companies  Physicians' Online  Physicians' Online
                         ----------------------------------------    in the Merger      in the Merger
Enterprise Values:         Low      Mean      Median      High    (without synergies)  (with synergies)
------------------       -------- --------- --------------------- ------------------- ------------------
Latest quarter
 annualized revenue.....     8.9x     49.4x     37.8x      166.6x        31.5x              31.5x
Estimated calendar year
 1999 revenue...........     8.0x     39.4x     32.3x       97.1x        30.4x              30.4x
Estimated calendar year
 2000 revenue...........     1.7x     19.6x     13.3x       96.0x        19.9x               8.0x

   Warburg Dillon Read also compared the following implied enterprise value multiples for the selected companies in the content sector of the Internet industry with the implied multiples for Mediconsult based on the closing stock price of Mediconsult common stock on September 3, 1999:

                                     Implied Multiples of
                                           Selected
                                   Companies in the Content
                                            Sector
                                   ------------------------- Implied Multiples
Enterprise Values:                  Low  Mean  Median  High   of Mediconsult
------------------                 ----- ----- ------ ------ -----------------
Latest quarter annualized
 revenue.......................... 19.9x 69.8x 46.3x  166.6x       44.7x
Estimated calendar year 1999
 revenue.......................... 28.4x 53.7x 35.6x   97.1x       35.6x
Estimated calendar year 2000
 revenue..........................  5.9x 14.6x 16.6x   21.2x       16.6x

 Analysis of Selected Precedent Transactions.

   Warburg Dillon Read reviewed the purchase prices and implied transaction multiples in the following seven selected transactions in the portal/content sector of the Internet industry:

       Acquiror                           Target
       --------                           ------
      . Walt Disney Company               .Infoseek Corporation
      . Healtheon Corporation             .WebMD, Inc.
      . Synetic Inc.                      .Medical Manager Corporation
      . Yahoo! Inc.                       .Broadcast.com Inc.
      . Yahoo! Inc.                       .GeoCities
      . At Home Corp.                     .Excite, Inc.
      . America Online, Inc.              .Netscape Communications Corporation

   Warburg Dillon Read reviewed enterprise values in the selected transactions as a multiple of latest quarter annualized and one-year forward and two-year forward revenue. Warburg Dillon Read then compared the implied multiples derived from the selected transactions with the multiples implied in the merger for Physicians' Online, both before and after giving effect to the potential incremental revenues, cost savings and other synergies anticipated by the management of Mediconsult to result from the merger. All multiples were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied enterprise value multiples in the selected transactions, as compared to the implied multiples for Physicians' Online based on the aggregate stock consideration payable in the merger and the closing stock price of Mediconsult common stock on September 3, 1999:

                                                   Implied Multiples Implied Multiples
                           Implied Multiples of     of Physicians'    of Physicians'
                             Selected Companies      Online in the        Online
                         -------------------------  Merger (without    in the Merger
Enterprise Values:       Low   Mean  Median  High      synergies)     (with synergies)
------------------       ---- ------ ------ ------ ----------------- -----------------
Latest quarter
 annualized revenue..... 7.0x 104.6x 40.3x  318.5x       31.5x             31.5x
One-year forward
 revenue................ 5.6x  59.0x 28.5x  144.3x       30.4x             30.4x
Two-year forward
 revenue................ 4.1x  33.3x 26.1x   81.2x       19.9x              8.0x

 Discounted Enterprise Value Analysis.

   Warburg Dillon Read performed an analysis of the present value of the implied enterprise value of Physicians' Online on a standalone basis, both before and after giving effect to the potential incremental revenues, cost savings and other synergies anticipated by the management of Mediconsult, based on internal estimates of the managements of Mediconsult and Physicians' Online, as adjusted by Mediconsult. Warburg Dillon Read applied calendar year 2001 forward revenue multiples of 15.0x, 17.5x, 20.0x, 22.5x, 25.0x, 27.5x and 30.0x to estimated calendar year 2002 revenues and used discount rates of 30.0%, 35.0%, 40.0%, 45.0% and 50.0%. This analysis yielded an enterprise reference range for Physicians' Online of approximately $99.9 million to $285.8 million, without synergies, and approximately $295.2 million to $846.2 million, with synergies, as compared to the enterprise value implied for Physicians' Online in the merger of approximately $179.0 million based on the aggregate stock consideration payable in the merger and the closing stock price of Mediconsult common stock on September 3, 1999.

 Contribution Analysis.

   Warburg Dillon Read analyzed the respective contributions of Mediconsult and Physicians' Online to the estimated revenue, gross profits and earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA, of the combined company for calendar years 1999 through 2002, based on internal estimates of the managements of Mediconsult and Physicians' Online, as adjusted by Mediconsult, both before and after giving effect to the potential incremental revenues, cost savings and other synergies anticipated by the management of Mediconsult to result from the merger. This analysis indicated the following relative contributions of Mediconsult and Physicians' Online:

                                                       1999  2000   2001   2002
                                                       ----- ----- ------- -----
Revenue:
Without Synergies:
  Mediconsult......................................... 52.5% 63.3%   73.7% 83.3%
  Physicians' Online.................................. 47.5% 36.7%   26.3% 16.7%
With Synergies:
  Mediconsult......................................... 52.5% 40.8%   53.8% 62.7%
  Physicians' Online.................................. 47.5% 59.2%   46.2% 37.3%


Gross Profit:
Without Synergies:
  Mediconsult......................................... 32.9% 56.1%   67.5% 78.4%
  Physicians' Online.................................. 67.1% 43.9%   32.5% 21.6%
With Synergies:
  Mediconsult......................................... 32.9% 36.2%   51.6% 62.4%
  Physicians' Online.................................. 67.1% 63.8%   48.4% 37.6%


EBITDA:
Without Synergies:
  Mediconsult.........................................    NM    NM      NM 68.6%
  Physicians' Online..................................    NM    NM      NM 31.4%
With Synergies:
  Mediconsult.........................................    NM    NM (87.4)% 39.9%
  Physicians' Online..................................    NM    NM  187.4% 60.1%

--------
"NM" indicates that the data is not meaningful.

Based on the aggregate stock consideration payable by Mediconsult in the merger, current stockholders of Mediconsult and Physicians' Online would own, upon consummation of the merger, approximately 58.7% and 41.3%, respectively, of the equity value of the combined company.

 Accretion/Dilution Analysis.

   Warburg Dillon Read analyzed the potential pro forma financial effects resulting from the merger, including the impact of the merger on Mediconsult's estimated net income and earnings per share, commonly known as EPS, for calendar years 1999 through 2003, based on internal estimates of the management of Mediconsult, both before and after giving effect to the potential incremental revenues, cost savings and other synergies anticipated by the management of Mediconsult to result from the merger. The results of the pro forma merger analysis suggested that the merger could be dilutive, or represent a reduction, in calendar year 1999, and accretive, or represent an addition, in calendar years 2000 and 2001 to Mediconsult's estimated net income and EPS, in each case both before and after giving effect to potential synergies and, dilutive before giving effect to potential synergies, and accretive, after giving effect to potential synergies, to Mediconsult's estimated net income and EPS in calendar year 2002. The actual results achieved by the combined company may vary from projected results and the variations may be material.

 Miscellaneous.

   Mediconsult has agreed to pay Warburg Dillon Read for its services upon completion of the merger an aggregate financial advisory fee of $1.5 million. In addition, Mediconsult has agreed to reimburse Warburg Dillon Read for its reasonable expenses, including reasonable fees and disbursements of its counsel, and to indemnify Warburg Dillon Read and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

   Mediconsult selected Warburg Dillon Read as financial advisor in connection with the merger because Warburg Dillon Read is an internationally recognized investment banking firm with substantial experience in similar transactions. Warburg Dillon Read is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

   In the ordinary course of business, Warburg Dillon Read, its successors and affiliates may actively trade the securities of Mediconsult for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

Interests Of Executive Officers And Directors Of Physicians' Online In The
Merger

   You should be aware of the interests that executive officers and directors of Physicians' Online have in the merger. These interests are different from and in addition to your and their interests as stockholders. These include:

  .  Employment agreements with executive officers of Physicians' Online;

  . Appointment of four Physicians' Online nominees to Mediconsult's board following the merger; and

  . Promissory notes in the aggregate amount of $5,334,548 issued to certain principal stockholders of Physicians' Online by Physicians' Online which are expected to be paid following the merger in accordance with their terms.

   Employment Agreements. Certain executive officers of Physicians' Online have employment agreements with Physicians' Online and are expected to continue in their employment following the merger. These persons include Jean-Louis Ecochard, President and Chief Operating Officer of Physicians' Online and Beth Nash, Chief Medical Officer of Physicians' Online. The employment agreements of Mr. Ecochard and Dr. Nash provide for an initial employment term of two years and four years, respectively, commencing as of September 7, 1999, and contain a non-competition provision that survives for one year following the employee's termination. Pursuant to their employment agreements, Dr. Nash received a $50,000 signing bonus and Mr. Ecochard is guaranteed an annual bonus equal to 20% of his salary. Furthermore, the employment agreements for Mr. Ecochard and Dr. Nash provide for participation in Physicians' Online's performance incentive plan. In the event of the termination without cause of the employment of Mr. Ecochard or Dr. Nash, such employee will be entitled to receive a cash severance payment.

   David D. Richards, Chairman and Chief Executive Officer of Physicians' Online, will be retained by Mediconsult to serve as a consultant and will be appointed to the board of directors of Mediconsult following the merger, but will not continue in his employment with Physicians' Online following the merger. Pursuant to an employment agreement entered into between Physicians' Online and Mr. Richards in April 1998, Mr. Richards is subject to a non-competition provision which survives for one year following his termination of employment with Physicians' Online. The employment agreement granted Mr. Richards' options to purchase 300,000 shares of common stock of Physicians' Online of which 135,000 shares are currently vested and exercisable. If Mr. Richards is terminated by Mediconsult after a change in control of Physicians' Online, the remainder of his stock options immediately vest and become exercisable for a period of one year after such termination. Mr. Richards' employment agreement provides for a cash severance payment equal to three-quarters of his current annual base salary upon termination of his employment by Physicians' Online without cause.

   Board of Directors. Four persons nominated by certain principal stockholders of Physicians' Online will be appointed to Mediconsult's board following the merger. The persons designated by such principal stockholders to be the Mediconsult board nominees are R. Bradford Burnham, Jason S. Fisherman, James
L. Bierman and David D. Richards, each of whom serves as a director on the board of Physicians' Online. Mr. Burnham, Mr. Fisherman and Mr. Bierman hold positions with companies that are principal stockholders of Physicians' Online. Mr. Burnham is a general partner of Venture Fund I, L.P. and a manager of Venture Management, LLC, which is the general partner of AT&T Ventures Fund II, L.P., and Mr. Fisherman is Vice President of Advent International Corporation. Mr. Bierman serves as Senior Vice President of Corporate Development of Quintiles Transnational Corp.

   Promissory Notes. Certain principal stockholders of Physicians' Online hold promissory notes in the aggregate amount of $5,334,548 issued to them by Physicians' Online which are to be paid following the merger in accordance with their terms. The principal stockholders holding promissory notes issued to them by Physicians' Online have subordinated the debt owing to them under such promissory notes to the debt owed by Physicians' Online to Mediconsult.

        TREATMENT OF PHYSICIANS' ONLINE COMMON STOCK AND PREFERRED STOCK

   If the merger is completed:

    (right arrow) Mediconsult stockholders will continue to own their existing shares of Mediconsult common stock;

    (right arrow) Physicians' Online stockholders will receive approximately
                  17.8 million shares of Mediconsult common stock after deductions for Physicians' Online's transaction expenses estimated to be approximately $2.4 million plus a number of shares of Mediconsult common stock equal in value to the aggregate exercise price of the outstanding Physicians'
                  Online options that are unexercised at the time of the merger, estimated to be approximately $1.3 million.

    (right arrow) Specifically, the preferred stockholders will receive a number of shares of Mediconsult common stock equal to the liquidation preference of each series of Physicians' Online preferred stock divided by the Mediconsult average closing price (described below). The liquidation preferences on the preferred stock are as follows: $2.67 for each share of series A preferred stock, $8.91 for each share of series B preferred stock, $9.00 for each share of series C preferred stock and $14.03 for each share of series D preferred stock.
                  The common stockholders will receive as a liquidation preference for each share of Physicians' Online common stock a fraction of a share of Mediconsult common stock equal to $.01 divided by the Mediconsult average closing price. The aggregate amount of these preferences equals approximately
                  $27,600,000. Following the distribution of the aggregate liquidation preference of all outstanding Physicians' Online shares, the common and preferred stockholders will receive the balance of consideration described in the paragraph above, pro rata, as if the preferred stock were converted into common stock.

   The Mediconsult average closing price will be equal to the average closing price per share of the Mediconsult common stock on the Nasdaq National Market for the ten trading days immediately prior to the second day prior to the effective time of the merger.

   It is estimated that Physicians' Online stockholders will receive, in the aggregate, approximately 17.8 million shares of Mediconsult common stock in the merger, or approximately 38% of the issued and outstanding shares of Mediconsult common stock following the merger. It is estimated that each share of Physicians' Online common stock (including shares issuable upon conversion of the outstanding Physicians' Online preferred stock) will receive approximately 2.4 shares of Mediconsult common stock. In addition, the holders of Physicians' Online preferred stock will receive a number of shares of Mediconsult common stock in respect of the aggregate liquidation price of such preferred stock. These estimates are based on an assumed average closing price of $6.825 (the average closing price per share of the Mediconsult common stock on the Nasdaq National Market for the ten trading days ending on November 17, 1999, the most recent practicable date prior to the mailing of this joint Information/Proxy Statement/Prospectus), estimated transaction expenses of approximately $2.4 million, and an estimated aggregate exercise price of unexercised Physicians' Online options of approximately $1.3 million. The exact conversion ratio will be determined immediately prior to the closing and may be higher or lower than 2.4 shares and the total number of shares issued to the Physicians' Online stockholders may be greater or lesser than 17.8 million.

   In addition, upon exercise of their options and payment of the exercise price after the merger, the holders options to purchase Physicians' Online common stock will be eligible to receive, in the aggregate, approximately 2 million additional shares of Mediconsult common stock.

   By approving the merger agreement, Physicians' Online stockholders will agree that 10% of the total number of shares of Mediconsult common stock issued in the merger will be available to satisfy certain indemnification obligations under the merger agreement. An escrow arrangement will be established at closing to hold this 10% amount. This escrow will be Mediconsult's sole recourse for such indemnification obligation, with each stockholder being at risk for no more than its pro rata share of the escrow.

   A vote in favor of the merger agreement will be effective whether or not the actual number of shares of Mediconsult common stock to be issued in the merger or the actual conversion ratio falls within the ranges described above.

   Mediconsult will not issue fractional shares of Mediconsult common stock in connection with the merger. Instead, cash will be paid with respect to fractional shares.

                       ACCOUNTING TREATMENT OF THE MERGER

   The merger is intended to qualify as a pooling of interests for financial reporting purposes under U.S. GAAP. Under this method of accounting, the recorded assets and liabilities of Physicians' Online will be carried forward to Mediconsult at their recorded amounts, the operating results of Mediconsult will include the operating results of Physicians' Online for the entire year in which the combination occurs and the reported operating results of the separate companies for periods prior to the year in which the combination occurs will be combined and restated as the operating results of Mediconsult.

                   RESALES OF MEDICONSULT COMMON STOCK ISSUED
                         IN CONNECTION WITH THE MERGER;
                             AFFILIATES AGREEMENTS

   Mediconsult common stock issued in connection with the merger will be freely transferable, except that shares of Mediconsult common stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act, of Physicians' Online at the effective time of the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. The executive officers and directors and other persons who are affiliates of Physicians' Online have executed a written affiliates agreement providing, among other things, that such person will not offer, sell, transfer or otherwise dispose of any of the shares of Mediconsult common stock obtained as a result of the merger except in compliance with the Securities Act and the rules and regulations of the SEC thereunder.

   In general, under Rule 145, for one year following the consummation of the merger, a Physicians' Online affiliate (together with certain related persons) could sell publicly Mediconsult common shares acquired in connection with the merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares an affiliate may sell (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Mediconsult common shares or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. An affiliate could only avail himself of Rule 145, however, if Mediconsult remained current with its informational filings with the SEC under the Securities Exchange Act of 1934 (the Exchange Act). After the end of one year from the consummation of the merger, a Physicians' Online affiliate may sell Mediconsult common shares received in the merger without such manner of sale or volume limitations provided that Mediconsult is then current with its Exchange Act informational filings and such affiliate is not then an affiliate of Mediconsult. Two years after the consummation of the merger, an affiliate of Physicians' Online may sell such Mediconsult common shares without any restrictions so long as such affiliate has not been an affiliate of Mediconsult for at least three months prior thereto.

   The executive officers and directors and persons who may be affiliates of Mediconsult have executed a written agreement providing that the affiliate covered by such agreement may not take actions that would jeopardize the accounting treatment of the merger as a pooling of interests.

   SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of Mediconsult and Physicians' Online by their affiliates. The pooling of interests method of accounting will generally not be challenged by the SEC on the basis of sales by affiliates if they do not dispose of any of the shares of Mediconsult or Physicians' Online during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of Mediconsult have been published.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   Generally. The following discussion summarizes certain material United States federal income tax consequences generally applicable to United States holders of Physicians' Online common stock, Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock (collectively, "Physicians' Online stock") who, pursuant to the merger, exchange their Physicians' Online stock solely for Mediconsult common stock. The discussion is based on and subject to the existing provisions of the Internal Revenue Code of 1986, as amended (the Code), and related Treasury Regulations, administrative interpretations and court decisions, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation.

   The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and they do not address any tax consequences for stockholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign individuals or entities, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee stock options or otherwise as compensation). In addition, the discussion below does not consider the effect of any applicable state, local or foreign laws.

   Each Physicians' Online stockholder is urged to consult its tax advisor with respect to the specific tax consequences of the merger to them, including the effect of United States federal, state and local, and foreign and other tax rules, and the effect of possible changes in such tax laws.

   It is a condition to the obligation of Physicians' Online to effect the merger that Physicians' Online receive an opinion from its special counsel, Richards & O'Neil, LLP, to the effect that the merger constitutes a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the following tax consequences will result:

   Tax Consequences to Physicians' Online Stockholders. For federal income tax purposes, (i) no gain or loss will be recognized by a stockholder of Physicians' Online that exchanges shares of Physicians' Online stock for shares of Mediconsult common stock pursuant to the merger, except with respect to cash, if any, received in lieu of a fractional share of Mediconsult common stock (which will be taxable as described below), (ii) the aggregate tax basis of the shares of Mediconsult common stock received pursuant to the merger will be the same as the stockholder's aggregate tax basis in the Physicians' Online stock surrendered in the exchange, reduced by the amount of any tax basis in the Physicians' Online stock allocable to fractional shares of Mediconsult common stock for which cash is received, and (iii) the holding period for shares of Mediconsult common stock received in exchange for shares of Physicians' Online stock will include the stockholder's holding period for such shares of Physicians' Online stock.

   Cash received by a stockholder of Physicians' Online in lieu of a fractional share of Mediconsult common stock will be treated as received and exchanged for such fractional share and, provided that the payment is not treated as a dividend pursuant to Section 302 of the Code, such stockholder will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis in the fractional share.

   The consequences described above do not apply to stockholders of Physicians' Online who exercise appraisal rights. A holder of Physicians' Online stock who exercises appraisal rights with respect to the merger and receives cash in exchange for shares of Physicians' Online stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the stockholder's basis in those shares, provided that the payment is not treated as a dividend pursuant to Section 302 of the Code or otherwise. A sale of shares based on an exercise of appraisal rights generally will not be treated as a dividend if the stockholder exercising appraisal rights owns no shares of Mediconsult immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Code. The amount of any capital gain or loss will be long-term capital gain or loss if the stockholder's holding period in the shares is more than one year.

   Moreover, the consequences described above will be based on certain assumptions and Richards & O'Neil, LLP will receive and rely upon representations, unverified by counsel, contained in certificates of Mediconsult, Physicians' Online and possibly others in delivering its opinion. The inaccuracy of any of those assumptions or representations might jeopardize the validity of such opinion and such opinion will neither bind the Internal Revenue Service (IRS) nor preclude the IRS from adopting positions contrary to those expressed above, and no assurance can be given that contrary positions will not be asserted successfully by the IRS or adopted by a court if the issues are litigated. Neither Mediconsult nor Physicians' Online intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.

   If the IRS were to successfully challenge the federal income tax treatment of the merger as discussed herein, each Physicians' Online stockholder would be required to recognize taxable gain or loss with respect to the Physicians' Online stock surrendered, measured by the difference between (i) the fair market value, as of the time of the merger, of the Mediconsult common stock received in the merger plus any cash received in lieu of a fractional share of Mediconsult common stock and (ii) the stockholder's tax basis in the Physicians' Online stock surrendered therefor in the merger. In such event, a stockholder's aggregate basis in the Mediconsult common stock so received would equal its fair market value as of the time of the merger and the holding period for such stock would begin the day after the merger.

   Taxation of Escrowed Shares. Under the merger agreement, each Physicians' Online stockholder (other than a stockholder validly asserting appraisal rights) will receive outright, upon surrender of its shares of Physicians' Online stock, shares of Mediconsult common stock equal to 90% of the whole number of shares of Mediconsult common stock for which the shares of Physicians' Online stock surrendered by the stockholder are to be exchanged. The remaining 10% of the whole number of shares of Mediconsult common stock for which the Physicians' Online stock is to be exchanged will be placed in escrow as security for indemnification obligations incurred by the Physicians' Online stockholders pursuant to the merger agreement. Each Physicians' Online stockholder will be credited with the number of shares placed in escrow on its behalf. See""--Indemnification."

   Because the Physicians' Online stockholders will be entitled to receive all dividends paid with respect to the escrowed shares and will be able to vote the escrowed shares (through Mr. Fisherman, the representative of the Physicians' Online stockholders), the Physicians' Online stockholders will be considered the beneficial owners of the escrowed shares for federal income tax purposes. As a result, each Physicians' Online stockholder will allocate its basis in its shares of Physicians' Online stock (net of the amount of basis allocable to fractional shares of Mediconsult common stock for which cash will be received) among all of the shares of Mediconsult common stock received by the stockholder as a result of the merger, including both shares of Mediconsult common stock received outright and shares of Mediconsult common stock placed in escrow on the stockholder's behalf.

   Each Physicians' Online stockholder will be subject to United States federal income tax on all amounts earned on property held by the escrow agent and credited to that stockholder. Any dividends paid on the escrowed Mediconsult common stock will be distributed currently to the Physicians' Online stockholders, subject to limited exceptions. Any other earnings with respect to property held in the escrow will be retained by the escrow agent and will remain subject to indemnification claims, notwithstanding that the Physicians' Online stockholders are subject to United States federal income tax on these amounts.

   No gain or loss will be recognized by a Physicians' Online stockholder upon the distribution of escrowed shares of Mediconsult common stock, or earnings on escrowed property, to the stockholder upon termination of the escrow arrangement.

   If the stockholder representative elects to sell any of the escrowed shares of Mediconsult common stock, each stockholder will recognize gain or loss at the time of sale in an amount equal to the difference, if any, between that stockholder's basis in the escrowed shares that are sold on his behalf (determined under clause (ii) of the first paragraph under the heading "--Tax Consequences to Physicians' Online Stockholders,"

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

above) and the amount realized upon the sale, notwithstanding that the escrow agent will retain the proceeds of the sale. No further gain or loss will be recognized by a Physicians' Online stockholder upon the receipt of any such sale proceeds that are distributed to the stockholder upon termination of the escrow agreement. In the event that some or all of the proceeds from any sales of escrowed shares on behalf of a stockholder, or earnings on escrowed property, are distributed to Mediconsult in satisfaction of an indemnification claim, the amount of such proceeds will be allocated among and added to the stockholder's tax basis in the stockholder's remaining shares of Mediconsult common stock.

   If shares of escrowed Mediconsult common stock are distributed to Mediconsult on behalf of a Physicians' Online stockholder in satisfaction of indemnification claims, such Physicians' Online stockholder should be able to take the position that gain or loss should not be recognized. However, it should be noted that the tax consequences to a Physicians' Online stockholder in such a situation are not entirely free from doubt because of the absence of legislative, judicial or administrative, or other authority directly on point and it is possible that the IRS may assert that gain or loss should be recognized. Stockholders should consult their tax advisors for advice and more information on this point.

   In the event that some or all of the shares of escrowed stock are distributed to Mediconsult in satisfaction of an indemnification claim, the stockholder's tax basis in such escrowed shares that have been returned to Mediconsult will be allocated among and added to the stockholder's tax basis in the stockholder's remaining shares of Mediconsult common stock (unless gain or loss has already been recognized on those shares, see above, in which case the adjustment to basis may differ).

   Backup Withholding. Physicians' Online stockholders may be subject to backup withholding at a rate of 31% with respect to cash payments received in connection with the merger and on the payment of dividends on, and any proceeds received from the disposition of, the escrowed shares. Backup withholding will apply only if a Physicians' Online stockholder (i) fails to furnish its taxpayer identification number (TIN) which, for an individual, would be his social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. The amount of any backup withholding withheld from a payment to a Physicians' Online stockholder will be allowed as a credit against such stockholder's federal income tax liability and may entitle such stockholder to a refund, provided that the required information is furnished to the IRS. Physicians' Online stockholders should consult their tax advisors regarding the application of the backup withholding rules to their particular circumstances.

   Information Reporting Related to the Merger. Physicians' Online stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Physicians' Online stock and a description of the Mediconsult common stock received therefor. Physicians' Online stockholders are urged to consult their tax advisors with respect to this statement and any other tax reporting requirements.

   Tax Consequences to Mediconsult, PMCI, Inc. and Physicians' Online. For federal income tax purposes, no gain or loss will be recognized by Mediconsult, PMCI, Inc. or Physicians' Online upon the conversion of Physicians' Online stock into shares of Mediconsult common stock pursuant to the merger.

   We intend this discussion to provide only a summary of the material federal income tax consequences of the merger. We do not intend that it be a complete analysis or description of all potential federal income tax consequences of the merger. We do not address certain categories of stockholders, and we do not address state, local or foreign tax consequences. In addition, as noted above, we do not address tax consequences that may vary with, or are contingent upon, individual circumstances. We strongly urge you to consult your tax advisor to determine your particular United States federal, state, local or foreign income or other tax consequences resulting from the merger, in light of your individual circumstances.

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                        NASDAQ NATIONAL MARKET QUOTATION

   It is a condition to the closing of the merger that the shares of Mediconsult common stock to be issued pursuant to the merger agreement be listed on the Nasdaq National Market. Mediconsult will file a notification form for listing of additional shares on or before the effective time of the merger.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   Mediconsult and Physicians' Online believe this document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Mediconsult and Physicians' Online, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of Mediconsult set forth under "Summary," "Selected Historical and Unaudited Pro Forma Combined Financial Data," "Risk Factors," "The Merger--Background of the Merger," "Mediconsult's Reasons for the Merger," "Physicians' Online's Reasons for the Merger," "--Opinion of Financial Advisor to Mediconsult," and "Unaudited Pro Forma Condensed Combined Financial Statements"; and under "Management's Discussion and Analysis of Mediconsult and Physicians' Online" and "Business".

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Mediconsult or Physicians' Online may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

   For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page
  . In addition to the risk factors and other important factors discussed elsewhere in the documents, you should understand that the following important factors could affect the future results of Mediconsult and could cause results to differ materially from those suggested by the forward-looking statements:

  . increased competitive pressures, both domestically and internationally, which may affect the ability of the combined company to compete in the Internet healthcare market and to develop distribution channels for education, sales and marketing;

  . changes in United States, global or regional economic conditions which may affect the ability of the combined company to develop distribution channel for education, sales and marketing;

  . the inability of Mediconsult to successfully integrate Physicians' Online or other acquisitions or to successfully implement business plans and strategies;

  . changes in United States financial and equity markets, including significant interest rate fluctuations, which may increase the cost of external financing for Mediconsult's operations and may negatively impact Mediconsult's reportable income;

  . problems arising from the potential inability of computers to properly recognize and process date-sensitive information beyond January 1, 2000 which may result in an interruption in, or a failure of, normal business activities or operations of Mediconsult, its sponsors and customers;

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

  . changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies which may adversely affect Mediconsult's business or ability to compete; and

  . other risks and uncertainties as may be detailed from time to time in Mediconsult's public announcements and SEC filings.

   This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

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

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement, a copy of which (together with amendment No. 1 thereto) is attached as Annex A to this joint Information/Proxy Statement/Prospectus and is incorporated by reference into this summary. The summary is not complete and is qualified in its entirety by reference to the merger agreement. We urge all stockholders of Mediconsult and Physicians' Online to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger. The amendment to the merger agreement was executed in order to provide that the shareholders of Physicians' Online will reimburse the stockholder representative for his out of pocket expenses from the escrow.

General

   Following the adoption of the merger agreement by the stockholders of Physicians' Online and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of Mediconsult, PMCI, Inc., will be merged into Physicians' Online. Physicians' Online will survive the merger as a wholly-owned subsidiary of Mediconsult. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

Conversion of Shares

   If the merger is completed:

    (right arrow) Mediconsult stockholders will continue to own their existing shares of Mediconsult common stock;

    (right arrow) each share of Physicians' Online common stock and preferred stock, other than dissenting shares, will be converted into the right to receive certain shares of Mediconsult common stock.


   As a group, the Physicians' Online stockholders, other than dissenting stockholders, will receive approximately 17.8 million shares of Mediconsult common stock after deductions for Physicians' Online's transaction expenses and an add back for the aggregate exercise price of the outstanding Physicians' Online options that are unexercised at the time of the merger.

   Please refer to "Treatment of Physicians' Online Common Stock and Preferred
Stock" set forth on page    of this joint Information/Proxy
Statement/Prospectus for a detailed description of the conversion formula. In accordance with the formula, it is estimated that Physicians' Online stockholders will receive, in the aggregate, approximately 17.8 million shares of Mediconsult common stock in the merger, or approximately 38% of the issued and outstanding shares of Mediconsult common stock following the merger. It is estimated that each share of Physicians' Online common stock (including shares issuable upon conversion of the outstanding Physicians' Online preferred stock) will receive approximately 2.4 shares of Mediconsult common stock. In addition, the holders of Physicians' Online preferred stock will receive a number of shares of Mediconsult common stock in respect of the aggregate liquidation price of such preferred stock. These estimates are based on an assumed average closing price of $6.825 (the average closing price per share of the Mediconsult common stock on the Nasdaq National Market for the ten trading days ending on November 17, 1999, the most recent practicable date prior to the mailing of this joint Information/Proxy Statement/Prospectus), estimated transaction expenses of approximately $2.4 million, and an estimated aggregate exercise price of unexercised Physicians' Online options of approximately $1.3 million. The exact conversion ratio will be determined immediately prior to the closing and may be higher or lower than 2.4 shares and the total number of shares issued to the Physicians' Online stockholders may be greater or lesser than
17.8 million.

   In addition, upon exercise of their options and payment of the exercise price after the merger, the holders of options to purchase Physicians' Online common stock will be eligible to receive, in the aggregate, approximately 2 million additional shares of Mediconsult common stock.

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

   Ten percent of all shares to be received by the Physicians' Online stockholders in the merger will be placed in escrow to cover indemnification obligations under the merger agreement to Mediconsult.

Creation of Escrow

   By approving the merger, the Physicians' Online stockholders will authorize the creation of the escrow and the appointment of Jason Fisherman, currently a director of Physicians' Online, as their stockholder representative (and the appointment of Bradford Burnham, also currently a director of Physicians' Online, in the event Mr. Fisherman is unable to continue as stockholder representative) with respect to indemnification matters and the administration of the escrow.

Treatment of Physicians' Online Stock Options

   At the effective time of the merger, each outstanding option to purchase shares of Physicians' Online common stock, whether vested or unvested and whether or not exercisable, will be converted into an option to purchase, for the same aggregate exercise price, the number of shares of Mediconsult common stock that the holder of such option would have received had such holder exercised such option immediately prior to the effective time of the merger, with no change to the vesting period and with no other change to the terms of such option. Any fractional shares of Mediconsult common stock resulting from such adjustment will be rounded to the nearest whole number of shares.

Exchange of Stock Certificates

   Fractional Shares. Mediconsult will not issue any fractional shares of Mediconsult common stock in the merger. Instead, each holder of shares of Physicians' Online common stock or Physicians' Online preferred stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Mediconsult common stock will be entitled to receive a cash payment in an amount equal to the product of such fractional part of Mediconsult common stock, rounded to the nearest whole cent, multiplied by the average closing price per share of Mediconsult common stock.

   Surrender of Shares of Physicians' Online Common Stock and Physicians' Online Preferred Stock; Stock Transfer Books. Prior to the effective time of the merger, Mediconsult will mail a transmittal form to each record holder of certificates representing Physicians' Online common stock and Physicians' Online preferred stock advising the holders of the anticipated effectiveness of the merger and the instructions for surrendering the certificates for Mediconsult common stock and for payment in lieu of fractional shares. Holders of certificates who properly surrender their certificates in accordance with the instructions in the notice will receive certificates representing the number of shares of Mediconsult common stock (other than the shares placed in the escrow) and cash in lieu of any fractional shares of Mediconsult common stock. The surrendered certificates will be canceled.

   No Further Registration or Transfer of Physicians' Online Common Stock and Physicians' Online Preferred Stock. At the effective time of the merger, the stock transfer books of Physicians' Online will be closed and there will be no further transfers of shares of Physicians' Online common stock or Physicians' Online preferred stock on the records of Physicians' Online. After the effective time of the merger, the holders of Physicians' Online stock certificates will cease to have any rights with respect to such shares of Physicians' Online common stock and Physicians' Online preferred stock except as otherwise provided for in the merger agreement or by applicable law.

   Holders of Physicians' Online common stock or Physicians' Online preferred stock should not send in their certificates until they receive a transmittal form from Mediconsult.


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

Representations and Warranties

   The merger agreement contains representations and warranties of Mediconsult, Physicians' Online and PMCI, Inc.

   These relate to:

  . their organization, existence, good standing, corporate power and similar corporate matters;

  .  their capitalization;

  . their authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  .  required governmental approvals and filings;

  . the absence of conflicts, violations and defaults under their corporate charters and by-laws and other agreements, orders and documents;

  .  their financial statements;

  .  Year 2000 compliance;

  .  accounting and tax matters; and

  .  brokers and finders.

   Physicians' Online has also represented and warranted as to:

  .  the absence of certain changes in its business since December 31, 1998;

  .  the absence of undisclosed liabilities;

  .  litigation;

  .  taxes and tax returns;

  .  its employee benefit plans;

  .  its material contracts, properties and leases;

  .  insurance;

  .  compliance with laws;

  .  intellectual property;

  .  its minute books;

  .  accounts payable and receivable;

  .  its related party transactions; and

  .  trade relations.

   Both Mediconsult and Physicians' Online have also represented and warranted as to the accuracy and completeness of information furnished by each company set forth in this joint Information/Proxy Statement/Prospectus.

   The principal stockholders of Physicians' Online have also represented and warranted as to:

  . their authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

  .  required governmental approvals and filings; and

  . the absence of conflicts, violations and defaults under any agreements, orders and other documents.

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

Certain Covenants

   Conduct of Business Prior to the Merger. Physicians' Online has agreed that it will carry on its business in the ordinary course substantially in accordance with its business plan and past practice, except as contemplated by the merger agreement. Specifically, Physicians' Online has agreed not to, without the prior written consent of Mediconsult:

  .  amend its charter or bylaws;

  . borrow or agree to borrow any funds or mortgage or pledge any of its assets;

  . voluntarily incur, assume or become subject to any material obligation or liability;

  . cancel or agree to cancel any material debts owned to Physicians' Online or any valuable claim or right;

  . lease, sell, transfer, encumber or write down, agree to lease, sell transfer, encumber or write down, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights;

  . with certain exceptions, grant any increase in compensation or benefits, or make, pay or accrue any bonuses, pension, profit sharing or similar payment to any director, officer or employee of Physicians' Online;

  . acquire any interest in any other corporation, association, joint venture, partnership, business trust or other business entity, or in any of the assets of such entities;

  . merge, consolidate or otherwise combine with any other corporation or enter into any agreement providing for such merger, consolidation or combination;

  . hire any additional professional personnel or make any change in the responsibilities or office of any officer of Physicians' Online;

  . change Physicians' Online's independent public accountants or make any change in accounting methods or policies;

  . enter into any material contract or agreement or materially modify any existing material agreement;

  . declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, or retire or redeem any such capital stock, or take any action which would have an equivalent effect;

  . with certain exceptions, issue or sell any share of its capital stock, any options or any other securities convertible into or exchangeable for, any capital stock; and

  . with certain exceptions, pay, accrue or make any commitment for capital expenditures in excess of $100,000, individually, or $300,000, in the aggregate.

   Mediconsult and Physicians' Online have each agreed to use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

   Solicitation of Transactions by Physicians' Online. Until the earlier of the termination of the merger agreement or consummation of the merger, Physicians' Online has agreed that it will not, directly or indirectly, initiate, solicit or encourage, or engage, participate in negotiations with, or provide any nonpublic information or data to, any person or entity (other than Mediconsult) relating to any acquisition or disposition, tender offer, exchange offer, merger, consolidation, acquisition of beneficial ownership of 10% or more of total voting power, sale of all or any significant portion of material assets, dissolution, or other business combination involving Physicians' Online. Physicians' Online has agreed that it will immediately notify Mediconsult in detail about inquiries, discussions or negotiations of the nature described above.

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

   Combinations of Mediconsult. Subject to the exercise of the fiduciary duties of Mediconsult's board, under applicable law as advised in writing by independent counsel, and until the earlier of the termination of the merger agreement or the consummation of the merger, Mediconsult has agreed not to directly or indirectly through any representative or otherwise initiate, solicit, encourage or consummate (a) a merger or acquisition in which Mediconsult is not the surviving entity or (b) the sale, transfer or other disposition of all or substantially all of the assets of Mediconsult unless, in either case, the surviving entity or transferee agrees in writing (subject to consummation of such transaction) to assume, or cause Mediconsult to perform, the obligations of Mediconsult under the merger agreement.

   However, the Mediconsult board may furnish information to or enter into discussions or negotiations with any person or entity that makes an unsolicited bona fide proposal to consummate a transaction described above if:

  . the Mediconsult board determines in good faith that such action may be required by its fiduciary obligations under applicable law as advised in writing by independent counsel;

  . Mediconsult provides written notice to Physicians' Online to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; and

  . Mediconsult keeps Physicians' Online informed of the status and all material information with respect to any such discussions or negotiations.

   The Mediconsult board may also approve or recommend a transaction described above in which the surviving entity or transferee does not assume in writing Mediconsult's obligations under the merger agreement if the Mediconsult board determines in good faith that such action is required by its fiduciary obligations under applicable law as advised in writing by independent counsel.

   Indemnification. If the merger agreement is approved and the merger occurs, all stockholders of Physicians' Online who have not perfected dissenter's rights of appraisal under the DGCL, by receipt of Mediconsult common stock in the merger, will be deemed to have agreed to the terms of the escrow agreement referred to in the merger agreement and to indemnify Mediconsult against damages due to (1) a breach of any representation or warranty of Physicians' Online contained in the merger agreement which would result in a material adverse effect, (2) the breach or other failure by Physicians' Online to perform any covenant, agreement or other obligation of Physicians' Online contained in the merger agreement which would result in a material adverse effect, (3) the incurring of fees and expenses by Physicians' Online in connection with the merger in excess of the amount set forth in a certificate delivered two business days prior to the closing date to Mediconsult, and (4) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to above. This obligation to indemnify Mediconsult is limited to 10% of the total number of shares of Mediconsult common stock issued in the merger with each Stockholder being at risk for no more than its pro rata share of the escrow. An escrow arrangement will be established at closing to hold this 10% amount. Pursuant to the merger agreement, Jason Fisherman, currently a director of Physicians' Online, will serve as the stockholder representative to administer the escrow on behalf of all former Physicians' Online stockholders. The escrow and indemnification obligations will end one year after closing. At that time, if Mediconsult has not made a claim for the escrowed property, the escrowed property will be released to the former Physicians' Online stockholders.

   The merger agreement provides that the stockholder representative will not be liable to the Physicians' Online stockholders in connection with the performance of his duties under the merger agreement and escrow agreement provided his actions are not fraudulent or taken in bad faith. The stockholder representative will be indemnified by the Physicians' Online stockholders solely out of distributions from the escrow against any loss, claim, liability, cost, expense or other damage incurred by him in connection with any claim to which the stockholder representative is made a party in connection with the merger agreement or the escrow agreement, as well as for all out-of-pocket expenses incurred by the stockholder representative while performing his duties under the merger agreement and the escrow agreement. The stockholder representative's right to be indemnified by the Physicians' Online stockholders is subordinate to Mediconsult's right to be indemnified from the escrow.

   Consents, Approvals and Filings. Physician' Online and Mediconsult have agreed to use their respective commercially reasonable efforts to obtain all approvals, authorizations, registrations, consents, licenses, clearances or orders of governmental and regulatory authorities which are necessary to be obtained by them to consummate the merger.

   Notes of Principal Stockholders of Physicians' Online and Mediconsult
Loans. Each principal stockholder of Physicians' Online has agreed to waive any and all defaults or events of default, or rights to prepayment or acceleration of any amount owing, under any promissory note issued to it by Physicians' Online, arising, directly or indirectly, as a result of (a) the execution or delivery of the merger agreement by Physicians' Online, (b) the existence of a default under the promissory notes of Physicians' Online issued to IDX Systems Corporation and Medical Manager Corporation on March 11, 1999 in the aggregate principal amount of $10,000,000 or (c) the payment by Physicians' Online of any amounts due under such notes specified in (b) above.

   Until the termination of the merger agreement and if requested by Physicians' Online, Mediconsult has agreed to loan to Physicians' Online on commercially reasonable terms (with the same security and seniority as the IDX/Medical Manager notes) from time to time upon reasonable prior notice such funds as Physicians' Online reasonably requires to continue to operate its business so long as:

  . Physicians' Online is in substantial compliance with the business plan developed by Physicians' Online and Mediconsult; and

  . such loans by Mediconsult commence on the date Physicians' Online's cash balances do not exceed $750,000.

   To date, Mediconsult has loaned Physicians' Online an aggregate principal amount of $1,761,000 for Physicians' Online to continue its business operations. Mediconsult also agreed to loan to Physicians' Online any funds Physicians' Online required to pay the IDX/Medical Manager notes if the lenders under such notes required such repayment as a result of the merger agreement. On September 22, 1999, Mediconsult loaned $10,096,438 to Physicians' Online to repay the IDX/Medical Manager notes, representing principal of $5,000,000 for each note plus accrued and unpaid interest. This loan by Mediconsult is at the same interest rate, security and seniority as the IDX/Medical Manager notes and contains other terms mutually agreed between Physicians' Online and Mediconsult.

   Upon the termination of the merger agreement, all such loans by Mediconsult, including the loans for Physicians' Online to continue its business operation, will become due and payable 180 days after the date of termination, subject to an earlier due date if there is an event of default under such notes. The principal stockholders of Physicians' Online have agreed to subordinate the notes issued to them by Physicians' Online to any such loans by Mediconsult on the same basis that their notes were subordinate to the IDX/Medical Manager notes, and, at the request of Mediconsult, have entered into agreements with Mediconsult containing provisions relating to such subordination.

   Board of Directors. Mediconsult has agreed to take all action necessary so that, effective as of the effective time of the merger, the size of its board of directors will be increased to 10. Four persons nominated by certain principal stockholders of Physicians' Online will be appointed to Mediconsult's board to fill the vacancies created by such increase. Such persons will serve until the next annual meeting of stockholders of Mediconsult.

   Mediconsult has agreed to take all action necessary to nominate for election to its board at the next annual meeting one person for each 10% of outstanding Mediconsult common stock beneficially owned by the principal stockholders of Physicians' Online and their affiliates (or nominees), as of the record date for such

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

annual meeting (rounded up to the next whole number) but in no event more than four persons, to serve until the next succeeding annual meeting of stockholders of Mediconsult. Until the 2001 annual meeting of Mediconsult, Mediconsult will not increase the number of directors constituting its whole board above 10, without the consent of a majority of the Physicians' Online directors serving as such at the time of any such increase. In the event of any vacancy on the board, whether caused by a director's resignation, removal, death or otherwise, Mediconsult has agreed to take all action necessary to ensure that the successor to any Physicians' Online director whose absence from the board caused such vacancy will be a Physicians' Online director.

   Pooling. Immediately prior to the effective time of the merger, Physicians' Online has agreed to deliver to Mediconsult a certificate identifying all persons who are, to Physicians' Online's knowledge, "affiliates" of Physicians' Online for purposes of "pooling of interests" and will use its reasonable efforts to cause each such person to deliver to Mediconsult on or before the closing date an affiliates agreement, which, among other things, restricts the ability of such person to sell, assign or transfer any Mediconsult common stock received in connection with the merger. As of the date hereof, the principal stockholders of Physicians' Online who are "affiliates" have entered into such affiliates agreements.

   Each of Mediconsult and Physicians' Online will not, and will use all reasonable efforts to cause its respective stockholders not to, without the prior written consent of the other party, knowingly take any action intended or reasonably likely to prevent the merger from qualifying as a tax-free reorganization within the meaning of the Internal Revenue Code Mediconsult will deliver representation letters or certificates as to such matters as Physicians' Online's tax counsel may reasonably request in order to enable Physicians' Online's tax counsel to deliver to Physicians' Online an opinion as to the tax-free nature of the merger.

   Physicians' Online Voting Agreements. The preferred stockholders and the Physicians' Online founders, who collectively beneficially own approximately 91% of the outstanding voting power of Physicians' Online, have agreed in the merger agreement to vote all of their shares in favor of the adoption of the merger agreement at the Physicians' Online special meeting. In addition, the preferred stockholders and the Physicians' Online founders have executed irrevocable proxies appointing a Mediconsult officer to vote their shares in favor of the merger agreement at the Physicians' Online special meeting.

Related Matters After the Merger

   At the time of the merger, PMCI, Inc. will be merged into Physicians' Online and Physicians' Online will be the surviving corporation in the merger as a wholly-owned subsidiary of Mediconsult. Each share of PMCI, Inc. common stock issued and outstanding immediately prior to the merger will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. The certificate of incorporation of PMCI, Inc., as in effect immediately prior to the time of the merger, will become the certificate of incorporation of the surviving corporation, except that the name shall be changed to the name of Physicians' Online. The bylaws of PMCI, Inc. will become the bylaws of the surviving corporation until amended in accordance with applicable law.

Indemnification of Mediconsult by Stockholders

   The merger agreement provides that the Physicians' Online stockholders who receive Mediconsult common stock in the merger will indemnify Mediconsult for any and all damages, subject to the limitations described below, Mediconsult may suffer as a result of any of the following:

  . any breach of any representation or warranty of Physicians' Online contained in the merger agreement;

  . the breach or other failure by Physicians' Online to perform any covenant, agreement or other obligation of Physicians' Online contained in the merger agreement;


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  .  any fees and expenses incurred by Physicians' Online in connection with the merger agreement and the transactions contemplated by the merger agreement to the extent such expenses exceed those set forth in a certificate delivered two business days prior to the closing date to Mediconsult pursuant to the merger agreement; and

  . any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to above.

   The representations and warranties contained in the merger agreement continue in effect for one year following the closing. To secure the indemnification obligations of the Physicians' Online stockholders, 10% of the Mediconsult common stock that would otherwise be payable to the Physicians' Online stockholders at the closing will be held in escrow.

   The total liability of the Physicians' Online stockholders for their indemnification obligations will not exceed the fair market value of amounts held in escrow (at the time liability is determined), and the Physicians' Online stockholders will not be liable until the aggregate claim for damages exceeds $1,000,000, at which time the Physicians' Online stockholders will be liable for the full amount of such damages, except with respect to damages for any breaches of representations and warranties of Physicians' Online assessed as of the closing, in which case, the Physicians' Online stockholders will be liable for damages in excess of $1,000,000.

Conditions to Obligations to Effect Merger

   The respective obligations of Mediconsult and Physicians' Online to effect the merger are subject to the satisfaction or waiver of the following conditions:

  . the approval of the merger by (a) at least two-thirds of the votes entitled to be cast by the holders of Physicians' Online preferred stock and of the Physicians' Online founders, as holders of Physicians' Online common stock, voting as a single class and (b) at least a majority of the votes entitled to be cast by the Physicians' Online stockholders;

  .  the issuance of Mediconsult shares of common stock;

  . all approvals and authorizations from relevant governmental and regulatory authorities must have been obtained;

  . no order of any court or administrative agency has been in effect which restrains or prohibits any transaction contemplated by the merger agreement or which would limit or otherwise affect in any respect Mediconsult's ownership of Physicians' Online;

  . no suit, action, or proceeding by any governmental body or other person or entity, has been pending against Mediconsult, PMCI, Inc., Physicians' Online or any principal stockholder of Physicians' Online, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated by the merger agreement or which seeks to limit or otherwise affect the merger, provided, however, such suit, action or proceeding by any non-governmental body must be a material suit, action or proceeding which could have a material adverse effect; and

  . a registration statement (including any post-effective amendment to such registration statement) with respect to the Mediconsult common stock to be issued in connection with the merger must be effective under the Securities Act, and no proceedings must be pending or to the knowledge of Mediconsult threatened by the Commission to suspend the effectiveness of such registration statement.

   The obligations of Mediconsult and PMCI, Inc. to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

  . the representations and warranties of Physicians' Online and the principal stockholders of Physicians' Online in the merger agreement must be true and correct in all material respects as of the date of the

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     merger agreement and at the closing of the merger except such representations and warranties related to Physicians' Online's capitalization and to the validity of outstanding and issued Physicians' Online preferred and common stock which must be true and correct in all respects (however, this condition will be deemed satisfied even if such representations and warranties are not true and correct unless such failure to be true and correct has had or is reasonably likely to have a material adverse effect, subject to certain qualifications described below, on the condition (financial or otherwise), business, assets or results of operations of Physicians' Online or on the ability of Physicians' Online to consummate the transactions contemplated by the merger agreement);

  . Physicians' Online and the principal stockholders of Physicians' Online must have performed in all material respects all covenants required to be performed under the merger agreement at or prior to the closing of the merger;

  . a material adverse effect, subject to certain qualifications described below, on the condition (financial or otherwise), business, assets or results of operations of Physicians' Online or on the ability of Physicians' Online to consummate the transactions contemplated by the merger agreement must not have occurred since the date of the merger agreement;

  . Mediconsult must have received a certificate executed on behalf of Physicians' Online and each of the principal stockholders of Physicians' Online making representations as required by the merger agreement;

  . the holders of not more than ten percent of the total outstanding voting stock of Physicians' Online shall have voted against the approval of the merger agreement and exercised rights of appraisal;

  . Physicians' Online must have executed and delivered to Mediconsult and PMCI, Inc. the certificate of merger to be filed with the Secretary of State of Delaware in connection with the merger;

  . the stockholder representative must have executed and delivered the escrow agreement;

  . Mediconsult must have received an opinion of Physicians' Online's counsel, dated as of the closing date and addressed to Mediconsult, as to certain matters described in an exhibit to the merger agreement; and

  . Mediconsult must have received affiliates agreements from the principal stockholders of Physicians' Online that are "affiliates" and each other person identified as an affiliate by Physicians' Online.

   The obligation of Physicians' Online to effect the merger is subject to the satisfaction of the following additional conditions:

  . the representations and warranties of Mediconsult and PMCI, Inc. in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and at the closing of the merger except such representations and warranties related to the validity of outstanding and issued shares of Mediconsult capital stock and to the beneficial ownership of all of the authorized shares of PMCI, Inc. by Mediconsult which must be true and correct in all respects (however, this condition will be deemed satisfied even if such representations and warranties are not true and correct unless such failure to be true and correct has had or is reasonably likely to have a material adverse effect, subject to certain qualifications described below, on the condition (financial or otherwise), business, assets or results of operations of Mediconsult and its subsidiaries as a whole, or on the ability of Mediconsult and PMCI, Inc. to consummate the transactions contemplated by the merger agreement);

  . Mediconsult and PMCI, Inc. must have performed in all material respects all covenants required to be performed under the merger agreement at or prior to the closing of the merger;

  . a material adverse effect, subject to certain qualifications described below, on the condition (financial or otherwise), business, assets or results of operations of Mediconsult and its subsidiaries as a whole, or on the ability of Mediconsult and PMCI, Inc. to consummate the transactions contemplated by the merger agreement must have not occurred since the date of the merger agreement;

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  .  Physicians' Online must have received an opinion from counsel for
     Mediconsult and PMCI, Inc. as to certain matters described in an exhibit to the merger agreement;

  . counsel for Physicians' Online must have delivered to Physicians' Online and its principal stockholders an opinion, dated the closing date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the closing date, the merger should be treated for federal income tax purposes as a reorganization within the meaning of the Internal Revenue Code and the gain, if any, realized by the holders of Mediconsult common stock as a result of such merger, should be recognized by each such holder, but in an amount not in excess of the amount of cash received;

  . Physicians' Online must have received a certificate executed on behalf of Mediconsult and PMCI, Inc. making representations as required by the merger agreement;

  . if necessary, Mediconsult must have amended its existing stock option plan to include, or adopted a new plan with respect to, the Mediconsult options issuable upon conversion of Physicians' Online options pursuant to the merger agreement and such options must have been registered under the Securities Act and the shares of Mediconsult common stock underlying such options must have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance;

  . Mediconsult and PMCI, Inc. must have executed and delivered to Physicians' Online the certificate of merger to be filed with the Secretary of State of Delaware in connection with the merger;

  . the shares of Mediconsult common stock to be issued in the merger must have been authorized for listing on the Nasdaq National Market; and

  . no event outside the control of Physicians' Online must have occurred between the date of the merger agreement and the closing date, so as to jeopardize the treatment of the transaction contemplated by the merger as a reorganization within the meaning of the Internal Revenue Code.

   For purposes of certain conditions above related to a material adverse effect of either Mediconsult or Physicians' Online, the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, will not constitute a material adverse effect of either party:

  . any litigation or threat of litigation (including stockholder litigation) filed or made after the date of the merger agreement challenging any of the transactions contemplated by the merger agreement;

  . any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

  . any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

  . any adverse change attributable primarily to the announcement or discovery of the merger agreement and the merger transaction, including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships, unless such change resulted from a breach by the other party of its obligations under the merger agreement.

   The occurrence of any of the following additional events or circumstances, in and of themselves and in combination with any of the others (including the events or circumstances described above), will not constitute a material adverse effect of Physicians' Online:

  . the termination or modification of any relationship with a pharmaceutical sponsor and any corresponding loss of revenue or planned revenue;

  . with certain exceptions, a decrease of 25% or less in the four week average of the aggregate number of physician users of Physicians' Online's services calculated with respect to the number of users for the four week period ending August 28, 1999; and


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  .  circumstances, changes in, or effects on Physicians' Online or its business caused by (a) changes in Physician' Online's business plan or methods of operations made at the request of Mediconsult or in accordance with the business plan developed by Physicians' Online and Mediconsult or (b) actions taken or decisions made by Mediconsult.

Termination; Fees and Expenses

   The merger agreement may be terminated in the following ways at any time prior to the time of the merger:

     (1) Mediconsult and Physicians' Online may terminate the merger agreement by mutual consent;

     (2) Mediconsult or Physicians' Online may terminate the merger agreement if the other party is in breach of any representation, warranty or covenant contained in the merger agreement and such breach is not remedied within ten days of delivery of written notice and such breach would result in a material adverse effect;

     (3) Mediconsult or Physicians' Online may terminate the merger agreement if the requisite vote of the stockholders of Mediconsult is not obtained at the Mediconsult special meeting (including any adjournment or postponement thereof);

     (4) Mediconsult or Physicians' Online may terminate the merger agreement if the requisite vote of the stockholders of Physicians' Online is not obtained at the Physicians' Online special meeting (including any adjournment or postponement thereof);

     (5) Mediconsult or Physicians' Online may terminate the merger agreement at any time after January 31, 2000, if for any reason the merger has not been consummated by such date and such failure to consummate the merger is not caused by a breach of the merger agreement by the terminating party; or

     (6) Mediconsult or Physicians' Online may terminate the merger agreement if any court of competent jurisdiction or other competent governmental or regulatory authority has issued an order making illegal or otherwise restricting, preventing or prohibiting the merger and such order has become final and nonappealable.

   If Physicians' Online terminates the merger agreement pursuant to reasons
(2) or (3) above, Mediconsult must pay Physicians' Online a termination fee equal to the sum of Physicians' Online's out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement and a termination fee equal to $7,500,000 as liquidated damages in full satisfaction of any and all claims Physicians' Online may have against Mediconsult for damages, provided that the payment of such amount will not impair Physicians' Online's right to specific performance or any other remedy in equity.

   If Mediconsult terminates the merger agreement pursuant to reasons (2) or
(4) above, Physicians' Online must pay Mediconsult a termination fee equal to the sum of Mediconsult's out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement and a termination fee equal to $7,500,000 as liquidated damages in full satisfaction of any and all claims Mediconsult may have against Physicians' Online for damages, provided that the payment of such amount will not impair Mediconsult's right to specific performance or any other remedy in equity.

   Whether or not the merger is consummated, all fees, costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses. Mediconsult will pay all expenses incurred in relation to the printing and mailing and filing fees of this joint Information/Proxy Statement/Prospectus.

   Within two business days prior to the closing of the merger, Physicians' Online will deliver to Mediconsult, a certificate signed by the chief executive officer of Physicians' Online, setting forth an itemized

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list in reasonable detail of Physicians' Online's fees and expenses in connection with the merger, including but not limited to the fees and expenses of Physicians' Online's financial advisor, J.P. Morgan, and all legal and accounting fees and expenses of Physicians' Online. At the effective time of the merger, the merger consideration to be received by Physicians' Online stockholders will be reduced by the amount of such fees and expenses. See "Treatment of Physicians' Online Common Stock and Preferred Stock." Physicians' Online's financial advisor has agreed to take its fees in shares of Mediconsult common stock.

Amendment and Waiver

   Amendments must be in writing and signed by Mediconsult, PMCI, Inc. and Physicians' Online and, if required by the DGCL, approved by Mediconsult's stockholders and Physicians' Online's stockholders.

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                                OTHER AGREEMENTS

Voting Agreements

   The preferred stockholders and the Physicians' Online founders, who collectively beneficially own approximately 91% of the outstanding voting power of Physicians' Online, have agreed in the merger agreement to vote all of their shares in favor of adoption of the merger agreement at the Physicians' Online special meeting. In addition, the preferred stockholders and the Physicians' Online founders have executed irrevocable proxies appointing a Mediconsult officer to vote their shares in favor of the merger agreement at the Physicians' Online special meeting.

   In connection with the execution of the merger agreement, certain executive officers, directors and stockholders of Mediconsult owning approximately 51% of the outstanding common stock of Mediconsult as of September 7, 1999 entered into voting agreements. Pursuant to the voting agreements, such stockholders have agreed to vote all of their shares of Mediconsult common stock in favor of the merger transaction pursuant to the terms of the merger agreement, including the necessary issuance of Mediconsult common stock, and have granted Physicians' Online irrevocable proxies to vote their shares in favor of the issuance of the Mediconsult stock in connection with the merger. In addition the Mediconsult controlling stockholders have already acted to approve actions 1, 2, 4, and 5, and will act to approve action 3 after the distribution of this joint Information/Proxy Statement/Prospectus, in each case, by executing a written consent.

Escrow Agreement

   Mediconsult will deposit in escrow with Wilmington Trust Company, the escrow agent, certificates representing 10% of the shares of Mediconsult common stock issued in the merger for the purpose of securing the indemnification obligations of the Physicians' Online stockholders pursuant to the merger agreement. The escrow shares will be issued in the name of Jason Fisherman, the representative of the Physicians' Online stockholders. During the term of the escrow agreement each Physicians' Online stockholder shall have the right to vote such stockholder's escrow shares by instructing the stockholder representative accordingly. In the absence of such instructions, the stockholder representative may not vote such shares. Under the escrow agreement, a Physicians' Online stockholder may through the stockholder representative request release of such stockholder's shares held in the escrow following the publication by Mediconsult of results of at least 30 days of combined operations of Mediconsult and Physicians' Online, provided that the stockholder replaces the released shares with an amount of cash necessary to maintain the value of the escrow at 10% of the merger consideration less any amounts paid to Mediconsult in satisfaction of claims against the escrow. The escrow will terminate one year after the closing subject to claims for indemnification outstanding at such time.

   Promptly following the termination of the escrow, the escrow agent will promptly deliver to the stockholder representative for the benefit of Physicians' Online stockholders the escrow. Mediconsult will cause its transfer agent to issue and deliver to the stockholder representative in exchange for the escrowed shares certificates of Mediconsult common stock representing each Physicians' Online stockholder's pro rata share of the escrow based on each stockholder's percentage interest in the escrow, provided that any stockholder who has had shares released and replaced them with cash shall receive such cash (rather than shares) upon distribution of such stockholder's pro rata share of the escrow. The stockholder representative will distribute the Mediconsult share certificates and cash to the appropriate Physicians' Online stockholders. Mediconsult shall be liable for certain fees and expenses of the escrow agent.

   The full text of the escrow agreement is attached to this joint Information/Proxy Statement/Prospectus as Annex F.

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                     DESCRIPTION OF MEDICONSULT'S BUSINESS

   Mediconsult is a leading provider of patient-oriented healthcare information and services on the World Wide Web. Our Web sites provide a trusted source of comprehensive and easy to understand medical information and are designed to empower consumers through increased education related to medical conditions and treatment alternatives. Our Web sites also provide a destination on the Internet where visitors can interact with others in a community environment. We facilitate this environment through a well-organized, easy to navigate format and an array of complementary services, including moderated on-line support groups and discussion forums. By fostering communities centered around prevalent medical conditions and health issues, we believe we create significant opportunities for pharmaceutical and other healthcare companies to reach a highly targeted consumer audience using Internet-based marketing and advertising programs.

Our Web Sites

   Since our inception in 1996, we have focused on becoming the leading independent provider of medical information to consumers on the World Wide Web. Our main Web site, mediconsult.com, includes comprehensive information on more than 60 chronic medical conditions and health issues. We believe that in the United States the chronic medical conditions covered on this Web site affect more than 90 million people and represent a significant portion of healthcare spending. We estimate that 62% of the visitors to mediconsult.com have been diagnosed with or believe they have a chronic medical condition and that an additional 21% are friends, family or caregivers. Our Web sites are intended to educate patients on particular medical conditions, increase their awareness of treatment options, describe the benefits of various treatments and generally increase compliance with treatment protocols. Topics of greatest interest on mediconsult.com include arthritis, asthma, attention deficit disorder, breast cancer, depression, diabetes, eating disorders, fitness, heart disease, hypertension, prostate cancer and smoking cessation. For most topics, visitors can access a variety of resources, including:

  . comprehensive and easy to understand medical information from a variety of independent sources;

  .  a community of visitors with an interest or experience in the topic;

  .  an on-line moderated support group;

  . our MediXpert service, which provides customized on-line medical reports from medical specialists; and

  . a selection of recommended books and other healthcare products for purchase on-line.

   To improve the depth and breadth of our medical content and to increase visitor traffic, we have recently completed strategic initiatives to purchase, manage or sponsor the following Web sites:

  . pharminfo.com, a leading Web site providing information on pharmaceutical products and clinical trials for pharmacists, physicians and consumers;

  . cyberdiet.com, a Web site providing tailored nutritional information and programs; and

  .  inciid.org, a Web site providing information on infertility.

   We also seek to increase our visitor traffic by licensing our content to, and supporting Web sites established by, healthcare organizations and other third parties. We believe that our Web sites collectively represent one of the most highly trafficked consumer healthcare information sites on the Internet. In January 1999 (on a pro forma basis as if acquired, managed or sponsored on the first day of the month) our owned, managed and sponsored Web sites had more than 1.3 million visitors viewing over 9.2 million pages of information. Mediconsult.com has received "best of web" awards from over 30 independent organizations, including Encyclopedia Britannica and Popular Science, and was nominated for a "Webby" award in January 1999 by the International Academy of Digital Arts and Sciences.

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The Internet Healthcare User

   The Internet provides an effective method for consumers to access large quantities of reliable and independent information on medical conditions, treatments and potential outcomes. We believe that access to this information, together with support groups and interaction with medical experts on-line, leads to a greater understanding of health issues and improved patient compliance with treatment protocols. Cyber Dialogue estimates that, for the 12 months ended July 1998, approximately 17 million adults in the United States searched on-line for health-related information. Cyber Dialogue data indicates that these users are better educated, have higher household incomes, are more often female and are more experienced with the Internet than the general population of Internet users. The demographics of the Internet healthcare user, combined with the Internet's interactive nature, make the Internet an attractive medium for targeted healthcare marketing and advertising programs.

Client Services

   Our main source of revenue is through the development and implementation of on-line marketing and sponsorship programs for pharmaceutical and other healthcare companies. Due to recent regulatory changes regarding the type of information that may be disclosed to consumers in pharmaceutical advertising and increased demand for healthcare information by consumers, direct-to-consumer advertising of prescription pharmaceuticals has increased from $590 million in 1996 to an estimated $1.8 billion in 1998 and is projected to grow to $7.5 billion in 2005. We believe that the Internet will capture an increasing portion of this market as pharmaceutical companies recognize the value of this medium for their products. We structure our programs to provide our clients with a measurable return on investment by tracking the level of interest and interactive responses of visitors. Our marketing programs use a broad range of on-line strategies and resources to deliver a message consistent with our clients' global marketing strategies, including one or more of the following:

  --banner advertisements, visitor polls and surveys, and live events, to build brand awareness;

  --condition-specific content to educate the targeted visitor group;

  --calls to action and other visitor interactions, such as requests for product samples;

  --design and development of customized Web sites focused on a particular product, treatment or medical condition;

  --development of product positioning strategies and initiation of on-line program launches; and

  --Web site management and support and visitor services.

   We are working with a number of pharmaceutical and other healthcare companies to develop marketing and sponsorship programs. In June 1998, we launched a comprehensive on-line program for the Habitrol smoking cessation product of Novartis Consumer Health Canada. We are also developing programs for a number of branded pharmaceutical products of Novartis Pharma, the worldwide pharmaceutical division of Novartis. In addition, we have completed assessment programs for Bristol Myers Squibb, Glaxo Wellcome and Astra Merck.

   To broaden our marketing initiatives with the pharmaceutical industry, in February 1999, we entered into a memorandum agreement to form a joint venture with CommonHealth, the leading healthcare advertising firm worldwide and an affiliate of Ogilvy & Mather and J. Walter Thompson. The joint venture is being formed to offer innovative multimedia solutions to pharmaceutical and other healthcare companies, based on our Internet expertise and CommonHealth's experience in traditional media. Also, in order to enhance our content licensing initiatives and generate additional revenue, we have entered into marketing alliances with a number of organizations, including the healthcare division of IBM, GeoAccess, a software development company focused on managed care organizations, and the Ontario Hospital Association, an association of approximately 185 not-for-profit hospitals.


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Our Strategy

   Our strategy is to be the leading provider of healthcare information to consumers on the Internet and to use this position to provide targeted marketing and sponsorship programs for pharmaceutical and other healthcare companies. The key elements of this strategy are to:

  --enhance visitor experience and sense of on-line community;

  --increase targeted traffic through strategic acquisitions and relationships, and content licensing;

  --broaden relationships with pharmaceutical advertisers; and

  --build strong brand awareness.

Legal Proceedings

   There are no pending material legal proceedings in which Mediconsult is a party, and Mediconsult is not aware of any threatened material legal proceedings involving Mediconsult.

Management's Discussion and Analysis of Mediconsult.

   Unless otherwise noted, references to "we," "our," and "us" refer to Mediconsult and its subsidiaries.

 Overview

   Mediconsult is a leading provider of patient-oriented healthcare information and services on the World Wide Web. Our Web sites provide a trusted source of comprehensive and easy to understand medical information and are designed to empower consumers through increased education related to medical conditions and treatment alternatives. The Web sites also provide a destination on the Internet where visitors can interact with others in a community environment. We facilitate this environment through a well-organized, easy to navigate format and an array of complementary services, including moderated on-line support groups and discussion forums. By fostering communities centered around over 60 prevalent chronic medical conditions and health issues, we believe that Mediconsult creates significant opportunities for pharmaceutical and other healthcare companies to reach a highly targeted consumer audience using Internet-based marketing and advertising programs.

 Background

   For the period from the inception of our operations in April 1996 through January 1997, our operating activities related primarily to the initial development of the mediconsult.com Web site and operating infrastructure, and also the recruitment of employees. Since the launch of mediconsult.com in 1996, we have focused on developing and organizing content in an easy to navigate format, and improving the functionality of mediconsult.com. We have added new sites through subsequent acquisitions including cyberdiet.com and heartinfo.com, and new Internet-based healthcare tools through the acquisition of Mood Sciences. We continue to refine our strategy of creating targeted on-line marketing and advertising programs for large pharmaceutical and other healthcare organizations. We continue to develop and implement these types of programs for our clients. We structure our programs to provide advertisers with a measurable return on their investment by tracking the level of interest and interactive responses of visitors. Our programs utilize a broad range of on-line strategies and resources to deliver a message consistent with the advertisers' global marketing strategy.

   In the third quarter we expanded our focus on long term strategic relationships with major pharmaceutical manufacturers to include other Internet-based initiatives in addition to marketing programs. The initial relationship in this new strategic direction was entered into with Bristol-Myers Squibb Company in which we are working with Bristol-Myers to develop innovative new approaches to electronic medical education.


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 Revenue Sources

   Our main source of revenue is through client services related to the development and support of on-line marketing and advertising programs for pharmaceutical and other healthcare companies. These services typically include the design, development and management of customized Web sites relating to a particular pharmaceutical or other health-related product. Client services also include marketing research, focus group testing and on-line testing of visitors' preferences. Revenue from client services is recognized over the period that the services are performed. Revenue from support services, principally the management of Web sites that we develop for our clients, is recognized ratably over the management periods, generally on a monthly basis. Payments received from clients prior to the performance of client services are recorded as unearned revenue.

   We also provide advertising services involving the sale of advertising space on Web sites we own, manage or sponsor. These services can be provided separately or as part of a more comprehensive suite of client services. Advertising services include banner advertisements, polls, surveys, registration programs, coupons and other interactive forms of advertising. Revenue from advertising sales is recognized ratably over the period in which the advertisement is displayed, if no significant obligations remain. In certain cases, advertising revenue from the sale of advertising space is related to the delivery of impressions or click-throughs from pages viewed by visitors to our Web sites. In these cases, we may guarantee a minimum number of impressions or click-throughs by visitors over a specific period of time. To the extent that revenue is related to the number of impressions or click-throughs, we defer recognition of this revenue until the required impressions or click-throughs are achieved. Payments received from advertisers prior to displaying their advertisements are recorded as deferred revenue. Mediconsult does not recognize revenue from barter transactions with respect to its advertising services. We recently announced that effective October 1, 1999 we will no longer sell banner advertising on our consumer Web sites. As a result, this source of revenue may decline in future periods even though we will continue to sell such advertising on our professional sites such as Physicians' Online.

   We also derive revenue from licensing our mediconsult.com content and providing Web site support to healthcare and other organizations. These client organizations make our content available to visitors to their Web sites or to Web sites of their clients. Revenue from content licensing is recognized over the period of the license. In certain cases, we design and develop these Web sites. The portion of licensing revenue related to up-front customized design work is recognized over the period that the work is performed. In certain cases, we realize additional revenue from management of the Web site or its content. Revenue from management services is recognized rateably over the period the services are performed, generally on a monthly basis. We may also retain the right to place advertising on a Web site that hosts our content.

   Although we have certain electronic commerce alliances with merchants of healthcare-oriented books and products, revenue from these revenue-sharing arrangements has not been material. Revenue from our share of the proceeds from electronic commerce partners' sales is recognized by Mediconsult upon notification from our commerce partners of sales attributable to our Web sites.

 Marketing and Sales Initiatives

   In late 1997, we initiated our first significant marketing and advertising program. The Company was engaged by Novartis Consumer Health Canada to develop a comprehensive on-line smoking cessation program for its Habitrol brand, focused on Canadian consumers. We developed the Web site for this program during early 1998, for which we received payment as services were performed. We receive revenue for maintaining and upgrading this program (beginning with its launch in June 1998), and receive monthly advertising revenue for referring visitor traffic to the Habitrol Web site. We are currently expanding the Habitrol program to provide French and professional healthcare versions of the Web site.

   We have also generated revenue from developing programs for a number of branded pharmaceutical products for Novartis Pharma, the worldwide pharmaceutical division of Novartis. We are developing the Web sites for these programs and receiving payment as services are performed. We are developing a custom version

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of an electronic medical education product for Bristol-Myers Squibb. In 1998, revenue from Novartis represented $0.7 million or 65% of the Company's total revenue. In the nine months ended September 30, 1999, revenue from Novartis and Bristol Myers Squibb represented $3.4 million or 86% of the Company's total revenue. We have also completed assessment programs for Glaxo Wellcome and Astra Merck. The loss of Novartis or Bristol Myers Squibb as a customer or any changes to the existing relationships that are less favorable to us, or any significant reduction in traffic on or through the Web sites that we manage, will materially and adversely affect our business, financial condition and results of operations.

   To date, our revenue has been generated primarily by our own internal sales organization, Pharma Marketing, LLC. and, to a lesser extent, by third party advertising representatives. As of September 30, 1999, we had an internal marketing, sales and program design organization of 50 professionals, compared to 28 at June 30, 1999. We believe that we need to further increase the size of our internal marketing and sales organization in order for us to execute successfully our growth strategy and, accordingly, we intend to hire additional marketing and sales professionals in 1999.

   To complement our direct sales force, in February 1999, we entered into a memorandum of agreement outlining the principal terms of a 50/50 joint venture with CommonHealth LLP, the leading healthcare advertising firm worldwide. CommonHealth is an affiliate of Ogilvy & Mather and J. Walter Thompson.

   In order to enhance our content licensing initiatives and generate additional revenue, we have entered into marketing alliances with a number of companies and organizations. These include the healthcare division of IBM, GeoAccess, a software development company focused on the managed care sector, and the Ontario Hospital Association, an association of approximately 185 not-for-profit hospitals.

 Visitor Traffic

   To improve the depth and breadth of our medical content and to increase visitor traffic, we recently completed strategic initiatives to purchase, manage or sponsor the following Web sites:

  . Heartinfo.org, a leading Web site that provides high quality content and tools focused on heart disease and related areas that have attracted a large and growing number of visitors to the www.heartinfo.com Web site. We acquired Cyber-Tech, Inc., which operates Heartinfo.org for consideration of $3.32 million and 267,000 shares of common stock. The fair value of these shares of common stock was $3.75 million. Cyber-Tech, Inc. had net tangible assets of $19,000 at the acquisition date. The intangible component of consideration, $7.1 million, was capitalized and will be amortized over five years.

  . PharmInfo.com, a leading Web site providing information on pharmaceutical products and clinical trials for pharmacists, physicians and consumers. We acquired PharmInfo.com in December 1998, in exchange for 100,000 shares of our common stock. The fair value of these shares of common stock was $0.8 million, which was capitalized and will be amortized over three years.

  . Cyberdiet.com, a Web site providing tailored nutritional information and programs. In May 1999, we completed the acquisition of CyberDiet Inc., in exchange for 400,000 shares of Mediconsult common stock. The fair value of these shares of common stock was $3.2 million and CyberDiet Inc. had a net tangible deficiency at the acquisition date of $63,000. The resulting intangible value of $3.3 was capitalized and will be amortized over five years.

  . INCIID.org, a Web site providing information on infertility. In February 1999, we entered into an exclusive sponsorship agreement with the InterNational Counsel of Infertility Information Dissemination, a not-for-profit organization, relating to INCIID.org and granting us the sole right to place advertisements on the Web site, to link traffic, and to manage the content on the Web site. In connection with this agreement, we have committed to pay INCIID $0.5 million per year beginning in 1999, for three years in equal quarterly instalments, in cash or common stock as we determine with respect to each quarter. We have paid $375,000 in cash to September 30, 1999.

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   We believe that Mediconsult's Web sites together represent one of the most highly trafficked consumer healthcare information sites on the Internet. During the second quarter, our Web sites attracted 6.2 million visitors who viewed
35.4 million pages. On average, viewers spent 15 minutes per session on Mediconsult.com's Web sites.

 Stock Options and Warrants

   Stock options granted to consultants and employees are expensed over their vesting period, based on their fair value at the date of grant, under Statement of Financial Accounting Standards No. 123 "ACCOUNTING FOR STOCK-BASED COMPENSATION." As more fully described below in "Results of Operations," we have recorded compensation expense in connection with the vesting of stock options during the nine month periods ended September 30, 1999 and 1998, as well as deferred compensation expense for the value of options granted that were not vested as of such dates. We recorded expense of $1.12 million and $0.03 million regarding the fair value of stock options granted for the three months ended September 30, 1999 and 1998 respectively. In the nine months ended September 30, 1999, we recorded an expense of $1.70 million, compared to $0.10 million for the corresponding period in the prior year. We currently expect to amortize $2.65 million in 1999 and $2.55 million in 2000 as deferred compensation expense in respect of options outstanding at September 30, 1999.

   Pursuant to an agreement dated July 28, 1998 with Arnhold and S. Bleichroeder, Inc. to provide us with investment advisory services, we have issued to this firm 100,000 shares of our common stock and warrants to purchase an aggregate of 400,000 shares of common stock with an exercise price of $1.22 per share, which was the closing price of our common stock on the contract date. Of this amount, warrants for 200,000 shares of common stock were delivered upon initial filing of a prospectus and warrants for 200,000 shares of common stock are deliverable in 2000, if certain conditions are met. Delivery of the warrants on April 6, 1999 resulted in the recognition of an expense in the statement of operations equal to the fair value of the warrants, which was estimated at $1.10 million. In addition, we have recognized deferred expense of $1.10 million, representing the value of warrants that had not vested as of September 30, 1999.

   On February 26, 1999, the Company granted to Nazem & Company IV, L.P. Transatlantic Fund C.V. and certain other individual investors, warrants exercisable for five years to purchase 224,000 shares of the Company's senior preferred stock. The warrants are exercisable at $6.32 per share. We have recognized an expense in the statement of operations equal to the fair value of the warrants which was estimated at $1.18 million.

 Results of Operations

   Revenue. Revenue consists of fees received for the design, development and implementation of on-line marketing and advertising programs, including Web site development and implementation, advertising services, licensing our content and Web site support. Revenue was $1.98 million for the quarter ended September 30, 1999 compared to $0.24 million for the quarter ended September 30, 1998. Revenue was $3.89 million for the nine months ended September 30, 1999 and $0.66 million for the nine months ended September 30, 1998. The

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period-to-period growth in revenue was primarily attributable to an increase in
(i) the number of visits to our Web sites, (ii) the number of clients, (iii) the number of marketing and advertising programs developed and implemented for those clients, and (iv) the acquisition of the Pharminfo.com, CyberDiet.com and HeartInfo.org web sites.

   Product and Content Development. Product and content development costs include expenses we incur to develop, enhance, manage, monitor and operate our Web sites. These costs consist primarily of salaries and fees paid to employees and consultants to develop and maintain the software and information contained on the Mediconsult.com Web sites. For the quarter ended September 30, 1999, these costs were $2.37 million and for the quarter ended September 30, 1998, these costs were $0.40 million. These costs related primarily to the development of healthcare content and interactive services. Product and content development was $4.64 million for the nine months ended September 30, 1999 and $0.91 million for the nine months ended September 30, 1998. The increase in 1999 expenses compared to 1998 reflects increased staffing required to meet the expanding volume of business that the Company has secured.

   Marketing, Sales, and Client Services. Marketing, sales and client services costs include expenses we incur to obtain and maintain client relationships. These costs include salaries and fees paid to employees and consultants, and programming costs. For the quarter ended September 30, 1999, these costs were $2.76 million, consisting primarily of costs associated with the development and implementation of specific client marketing programs and of new prototype marketing and advertising programs. For the quarter ended September 30, 1998, marketing, sales and client services costs were $0.23 million. Marketing, sales and client services expense was $4.34 million for the nine months ended September 30, 1999 and $0.91 million for the nine months ended September 30, 1998. The increase in marketing, sales and client services reflects an expansion of the Company's sales and marketing activities including additional staff and new promotion and advertising campaigns.

   General and Administrative Expenses. General and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting and legal expenses, and fees for other professional services. For the quarter ended September 30, 1999, general and administrative expenses were $1.23 million and for the quarter ended September 30, 1998 these costs were $0.18 million. The increase in general and administrative expenses was primarily attributable to increased salaries and related expenses associated with hiring additional personnel to support the growth of our operations. General and administrative expense was $2.55 million for the nine months ended September 30, 1999 and $0.49 million for the nine months ended September 30, 1998. General and administrative expenses increased as the Company's operations grew. The increase in expense also reflects the additional professional and reporting costs now that the Company is listed on NASDAQ.

   Depreciation and Amortization Expense. Depreciation and amortization expense reflects depreciation of tangible assets and software was $0.22 million and amortization of intangible assets was $0.67 million, for the quarter ended September 30, 1999, compared to $0.04 million and $nil respectively for the corresponding period in 1998. Depreciation of tangible assets and software was $0.39 million and amortization of intangible assets was $1.00 million for the nine months ended September 30, 1999, compared to $0.21 million and $nil for the nine months ended September 30, 1998.

   The increase in depreciation expense reflects the increased investment in capital assets as now we have expanded our office facilities and have installed Web and network servers. The increase in amortization expense is due to the acquisition of Pharminfo.Net in December 1998, the acquisition of Cyberdiet, Cyber-Tech in May 1999 and June 1999 respectively and the acquisition of an interest in Pharma Marketing, LLC in September 1999. Intangible value associated with these transactions, represented by the excess of purchase price over net tangible assets, is being amortized over three to five years.

   Fair Value of Options Granted to Employees. We recorded compensation expense in connection with the vesting of employee stock options of $1.12 million during the quarter ended September 30, 1999, and $0.03

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million during the quarter ended September 30, 1998. Compensation expense for the fair value of employee options was $1.70 million for the nine months ended September 30, 1999 and $0.10 million for corresponding period in the prior year. Compensation expense represents the amortization of deferred compensation, which is measured based on the fair value of the options granted. These amounts are amortized over the vesting period of the applicable options. We have recorded deferred compensation for the value of options granted that are not yet vested of $8.98 million as of September 30, 1999.

   Fair Value of Options Granted to Others. We recorded expense in connection with the vesting of warrants to Arnhold & S. Bleichroeder Inc. and Nazem & Company IV, L.P. Transatlantic Fund C.V. and certain other individual investors as described above. Compensation expense was $2.27 million for the nine months ended September 30, 1999. There was no corresponding expense in 1998.

   Interest Income. During the quarter ended September 30, 1999, the company earned interest income of $0.59 million as compared to $nil in the quarter ended September 30, 1998. Interest income in the nine months ended September 30, 1999 was $1.17 million compared to $nil in the corresponding period in the prior year. The increase in interest income over the prior year reflects increased cash on hand as a result of the net proceeds from the offering that was completed in April of this year.

 Factors That Could Cause Actual Results To Differ Materially From Those
 Projected

   The information and data contained in this quarterly report includes all necessary adjustments, consisting only of normal recurring adjustments necessary for fair presentation of this data. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

   We have a limited operating history upon which to evaluate our business and predict revenue and planned operating expenses. Our quarterly operating results may vary significantly in the foreseeable future due to a variety of factors, many of which are outside of our control. The timing of advertising sales is one of the most significant factors affecting quarterly results. The time between the date of initial contact with a potential advertiser and the execution of a contract with the advertiser typically ranges from six weeks for smaller agreements to nine months for larger agreements. These contracts are also subject to delays over which we have little or no control, including customers' budgetary constraints, their internal acceptance reviews, whether or when regulatory approval of their products is given by the FDA or other regulatory authority, the possibility of cancellation or delay of projects by advertisers and any post-approval actions taken by the FDA or other regulatory authority, including product recalls. During the selling process, we may expend substantial funds and management resources and yet not obtain adequate advertising revenue. Once a contract is executed, a significant portion of our revenue is derived from customized Web site development and implementation projects, rather than from recurring fees. As a result, we cannot predict with certainty when we will perform the work necessary to receive payment for these projects. In addition, traffic levels on Web sites have typically fluctuated during the summer, and during year-end and holiday periods, and we could experience a decrease in visitor traffic to our Web sites during these periods.

 Liquidity And Capital Resources

   Since inception, we have financed our operations primarily through the placement of equity securities and advances from our principal stockholder. In April 1999, we received net proceeds of $58.1 million from a public offering of equity securities. Issue costs associated with this offering, which have been offset against the net proceeds of the offering, were $1.1 million. As of September 30, 1999, we had $33.9 million in cash and cash equivalents.

   We have incurred substantial costs to design, develop and implement Internet-based marketing and advertising programs for our clients, to build brand awareness and to grow our business. As a result, we have incurred operating losses and negative cash flows from operations in each quarter since we commenced

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operations. As of September 30, 1999, we had an accumulated deficit of $20.2 million. These losses have been partially funded through private and public placements of equity securities.

   To date, we have experienced negative cash flows from operating activities. For the nine months ended September 30, 1999 and September 30, 1998, net cash used in operating activities was $8.4 million and $1.9 million, respectively. Net cash used reflected several factors, including (1) increased operating expenses as our business volume increased; (2) a higher level of work in progress due to growth of marketing and advertising program revenue; and (3) increases in accounts payable and accrued expenses, which partially offset the increases.

   For the nine months ended September 30, 1999, the increase in net cash used in operating activities was primarily attributable to our net operating loss of $11.8 million. The net loss for the quarter was partially offset by certain non-cash items of $5.4 million in the aggregate, comprised of deferred compensation expense of $4.0 million related to stock options granted to employees and warrants, and depreciation and amortization of $1.4 million.

   For the nine months ended September 30, 1999, net cash used in investing activities was $19.2 million compared to $0.3 million in the corresponding period in 1998. In the first nine months of 1999, $1.5 million was used to acquire capital assets, primarily the acquisition of computer equipment and software, $7.6 million was used to acquire the issued capital stock of Cyberdiet, Inc. and Cyber-Tech, Inc. and to make an equity investment in Pharma Marketing, LLC and $10.1 million was advanced to Physicians' Online, Inc.

   For the nine months ended September 30, 1999, net cash provided by financing activities was $61.5 million. Net cash proceeds from financing activities for the first nine months of the year were primarily attributable to the April public offering of equity securities.

   As of September 30, 1999, we had no material capital commitments outstanding, although we expect to undertake further capital spending as we establish offices and other facilities in the United States and Canada.

   In connection with our joint venture with CommonHealth, we expect to advance approximately $0.3 million to the joint venture as our share of its initial capitalization. Under our agreement with CommonHealth, we may borrow this amount from CommonHealth. If we do borrow this amount, we must repay it from 25% of our portion of the net profits of the joint venture, if any, and in any event within three years from the formation of the joint venture or sooner if the joint venture is terminated.

   In connection with our sponsorship and management of INCIID.org, we have committed to pay INCIID.org $0.5 million per year for three years, beginning in 1999. The payments are made in equal quarterly installments, in cash or common stock as we determine with respect to each quarter. In the nine months ended September 30, 1999 we had advanced $0.38 million to INCIID.

   Our ability to generate significant revenue is uncertain. We incurred net losses of approximately $5.8 million for the quarter ended September 30, 1999. We expect losses from operations and negative cash flow to continue for the foreseeable future, and at least through the year 2000, as a result of our expansion plans and our expectation that operating expenses will increase significantly in the next several years. The rate at which these losses will be incurred may increase from current levels. Although we have experienced revenue growth in recent periods, our revenue may not remain at its current level or increase in the future. If our revenue does not increase and if our spending levels are not adjusted accordingly, we may not generate sufficient revenue to achieve profitability, which would have a material, adverse effect on our business, financial condition and results of operations. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

   Our working capital requirements depend on numerous factors. We have experienced a substantial increase in our expenditures since inception, consistent with growth in our operations and staffing, and anticipate that

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this will continue for the foreseeable future. We anticipate incurring additional expenses to increase our marketing and sales efforts, for content development and for technology and infrastructure development. Additionally, we will continue to evaluate possible investments in businesses, products and technologies, the expansion of our marketing and sales programs and more aggressive brand promotions. If we experience a shortfall in revenue in relation to expenses, or if our expenses precede increased revenue, our business, financial condition and results of operation and could be materially and adversely affected.

   We currently anticipate that available cash resources combined with the net proceeds from the April equity offering and revenue from client contracts will be sufficient to meet our anticipated needs for working capital and capital expenditures through December 31, 2000. We may need to raise additional funds, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. There can be no assurance that any required additional financing will be available on terms favorable to us, or at all. If additional funds are raised by the issuance of equity securities, stockholders may experience dilution of their ownership interest and these securities may have rights senior to those of the holders of the common stock. If additional funds are raised by the issuance of debt, we may be subject to certain limitations on our operations, including limitations on the payment of dividends. If adequate funds are not available or are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

   Although a significant portion of our revenue is derived from activities conducted outside the United States, fees paid to us have been and are expected to continue to be paid in U.S. dollars. However, a substantial portion of our payroll is paid and it is expected that rent under leases of office facilities outside the United States will be paid, in currencies other than U.S. dollars. Because our financial results are reported in U.S. dollars, they are affected by changes in the value of the various foreign currencies in which we make payments in relation to the U.S. dollar. We do not cover known or anticipated currency fluctuation exposures through foreign currency exchange option or forward contracts. The primary currency for which we have foreign currency exchange rate exposure is the Canadian dollar. Our financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities are carried at cost which approximates their fair value because of the short-term maturity of these instruments.

 Year 2000

   Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the year 2000 problem. Significant uncertainty exists in the software and Internet industries concerning the scope and magnitude of problems associated with the year 2000 problem.

   Internal Infrastructure. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations to determine if they will be year 2000 compliant. Based on our assessment to date, we presently believe that our internal computer systems are year 2000 compliant. Nevertheless, we continue to test our internal systems, on a system by system basis, as we complete our ongoing compliance efforts with respect to non-information technology systems.

   Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of our offices and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the year 2000 problem. We have completed the assessment of the potential effect of, and costs of remediating, any year 2000 problem related to

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this equipment and estimate that our total cost of completing any required modifications, upgrades or replacements of these internal systems will not be material.

   Suppliers. We have been gathering information from and have initiated communications with our service and content providers to identify and, to the extent possible, resolve issues involving the year 2000 problem. However, we have limited or no control over the actions of our service and content providers. Thus, while we expect that we will be able to resolve any significant year 2000 problems with our systems, we cannot guarantee that our service and content providers will resolve any or all year 2000 problems with their systems before the occurrence of a material disruption to our business. Any failure of these third parties to resolve year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

   Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all year 2000 problems that could materially adversely affect our business, financial condition or operating results. However, we believe that it is not possible to determine with complete certainty that all year 2000 problems affecting us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, we cannot accurately predict how many failures related to the year 2000 problem will occur or the severity, duration or financial consequences of such failures. As a result, we could possibly suffer the following consequences:

  . a significant number of operational inconveniences and inefficiencies for us, our service and content providers and our visitors that may divert our time and attention and financial and human resources from our ordinary business activities; and

  . a lesser number of serious system failures that may require significant efforts by us, our service and content providers or our visitors to prevent or alleviate material business disruptions.

   In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third party service providers and others outside of our control will be year 2000 compliant. The failure of these entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from operating our business, prevent visitors from accessing our Web sites, or change the behavior of consumers accessing our Web sites, which could have a material adverse effect on our business, financial condition and results of operations.

   Contingency Plans. As discussed above, we are engaged in an ongoing year 2000 assessment. We have not yet developed any contingency plans. The results of our year 2000 simulation testing and the responses received from third party vendors and service providers will be taken into account in determining the nature and extent of any needed contingency plans. To date, the costs of this ongoing assessment have not been material.

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                  DESCRIPTION OF PHYSICIANS' ONLINE'S BUSINESS

   Physicians' Online is an Internet online service that provides medical information, communications, and a transactions network for physicians. It is a secure, physicians-only environment featuring access to medical databases, daily medical news, continuing medical education credits, clinical symposia, e-mail accounts, Internet, discussions with colleagues, secure prescription transactions, market research and recruiting services, among other services. Membership is free.

   Since its inception, Physicians' Online has gained the membership of more than 200,000 United States physicians, which Physicians' Online believes is the largest authenticated physician community on the World Wide Web. To ensure a private physician community, Physicians' Online requires each new member to provide verification of his or her physician credentials. Every physician's name, date of birth, medical education number and/or DEA number is matched electronically against a database consisting of American Medical Association information to verify qualification for membership. Physicians' Online offers current and prospective members toll-free access to a team of technical specialists to help them get online and take full advantage of the network services. Once online, Physicians' Online intranets provide additional security for physician users to connect to professional medical associations, health plans, institutions, pharmaceutical advertisers and other sectors of the healthcare industry.

   Physicians' Online's services are principally supported by pharmaceutical and direct-to-consumer advertising sponsors as well as subscription fees from its members using it as an Internet Service Provider and MDDirect, a physician recruitment business. Physicians' Online physicians are able to hyperlink to a sponsor's content. Physicians' Online's authenticated physician membership eliminates the need for pharmaceutical sponsors to require physicians to register at their Web sites. Physicians' Online provides sponsors with advertising space on its always-visible, rotating banner window that appears on the bottom of the screen when users enter the Physicians' Online site and that travels with users throughout the site. The technique helps ensure that an ad is not hidden or lost when a viewer leaves a page. Physicians' Online's technology also facilitates the use of banners that are context-sensitive and programmed to appear when physicians link to specific sites. Sponsors are able to receive detailed reports on how many and for how long physicians interact with their sites.

   Physicians' Online forms partnerships and strategic alliances to enhance physician members' experiences and add value to the Physicians' Online service. Some examples follow:

  . An agreement with Claimsnet.com provides physicians and their administrative staffs online healthcare claims processing, eligibility verification, patient statement services and reporting capabilities.

  . An agreement with Elixis Corporation provides physicians access to Elixis' WEBCODER, the only completely Internet-based clinical documentation tool providing online access to electronic medical records.

   Physicians' Online was incorporated in Delaware in April 1992. Physicians' Online's executive offices are located at 560 White Plains Road, Tarrytown, New York 10591. Its telephone number is 914-332-6100, and its Internet web site is located at http://www.po.com.

Management's Discussion and Analysis of Physicians' Online

 Period Ended September 30, 1999 Compared To Period Ended September 30, 1998

   Revenue. Revenue consists of advertising fees from pharmaceutical and direct-to-consumer sponsors, subscription fees from members using Physicians' Online as an Internet Service Provider, and fees from medical institutions utilizing MD Direct, a physician recruiting business. Physicians' Online's revenues decreased $0.3 million, or 6.7%, to $4.2 million for the nine months ended September 30, 1999 from $4.5

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

million for the nine months ended September 30, 1998. This decrease in revenue was primarily due to a loss of advertising dollars from key pharmaceutical sponsors.

   Cost of Revenue. Cost of revenue includes expenses for communication costs for internet access for members and annual license fees for content providers. Physicians' Online's cost of revenues increased $0.5 million, or 17.9%, to $3.3 million for the nine months ended September 30, 1999 from $2.8 million for the nine months ended September 30, 1998. As a percentage of revenues, cost of revenues increased to 78.6% for the nine months ended September 30, 1999 from 62.2% for the nine months ended September 30, 1998. The increase in cost of revenues in absolute dollar terms and as a percentage of revenues was a result of increased communication costs as membership increased and licensing fees for additional content providers.

   Sales And Marketing. Sales and marketing consists of expenses relating to the selling of banner advertisements to pharmaceutical clients and marketing of the Physicians' Online web site to the marketplace. Costs includes salaries for sales and marketing staff, costs of advertising campaigns in prominent publications, and costs of welcome kits to members. Physicians' Online's sales and marketing costs decreased $0.4 million, or 18.2%, to $1.8 million for the nine months ended September 30, 1999 from $2.2 million for the nine months ended September 30, 1998. As a percentage of revenues, sales and marketing expenses decreased to 42.9% for the nine months ended September 30, 1999 from 48.9% for the nine months ended September 30, 1998. The decrease in sales and marketing costs in absolute dollar terms and as a percentage of revenues was the result of minimum cash spent on advertising campaigns.

   General And Administrative. General and administrative expenses consist primarily of salaries and related costs for accounting and legal services. Costs also include office expense and depreciation expense. Physicians' Online's general and administrative expenses remained the same--$5.8 million for the nine months ended September 30, 1999 and $5.8 million for the nine months ended September 30, 1998. As a percentage of revenues, general and administrative expenses increased to 135.9% for the nine months ended September 30, 1999 from 127.9% for the nine months ended September 30, 1998. The increase in general and administrative expenses as a percentage of revenues was a result of lower revenue in 1999 in comparison to general and administrative expenses.

   Other Expenses. Other expenses includes interest expense on loans and notes payable. Physicians' Online's other expenses increased $0.8 million, or 450%, to $1.0 million for the nine months ended September 30, 1999 from $0.2 million for the nine months ended September 30, 1998. As a percentage of revenues, other expenses increased to 25.9% for the nine months ended September 30, 1999 from 4.4% for the nine months ended September 30, 1998. The increase in other expenses in absolute dollar terms and as a percentage of revenues was primarily due to interest expense on a shareholder loan ($4.5m) received September 1998, a loan ($10m) received March 1999, and a shareholder loan ($3m) received July 1999.

   Income Taxes. During the nine months ended September 30, 1999, Physicians' Online had a benefit for income taxes of $3.1 million on pre-tax losses of $7.7 million, however the Company recorded a full valuation allowance against the benefit. During the nine months ended September 30, 1998, Physicians' Online had a benefit for income taxes of $2.6 million on pre-tax losses of $6.4 million, however the Company recorded a full valuation allowance against the benefit. The effective income tax rate was 40% and 40% for the nine months ended September 30, 1999 and September 30, 1998, respectively. The effective rates were not materially different from the federal and state statutory rates. As of September 30, 1999, the Company had net operating loss carryforwards of approximately $42.0 million and $19.1 million for book and tax purposes.

   Liquidity And Capital Resources. Physicians' Online believes that its market risk exposures are immaterial as Physicians' Online does not have instruments for trading purposes and reasonably possible near-term changes in market rates or prices will not result in material near-term losses in earnings, material changes in fair values or cash flows for all other instruments. Physicians' Online's net cash used by operating activities was $8.5 million for the nine months ended September 30, 1999 compared to net cash used by operating activities of approximately $5.0 million for the nine months ended September 30, 1998. Physicians' Online's

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

net cash used in investing activities was $.0 million for the nine months ended September 30, 1999 compared to net cash used in investing activities of approximately $0.4 million for the nine months ended September 30, 1998. Physicians' Online's net cash used by financing activities was $8.0 million for the nine months ended September 30, 1999 compared to net cash used of approximately $4.3 million for the nine months ended September 30, 1998.

 Fiscal Year Ended December 31, 1998 Compared to Fiscal Year Ended December 31, 1997

   Revenue. Revenues decreased $4.8 million, or 44%, to $6.1 million for the year ended December 31, 1998 from $10.9 million for the year ended December 31, 1997. This decrease in revenue was primarily due to a loss of advertising dollars from pharmaceutical sponsors.

   Cost of Revenue. Cost of revenues decreased $0.1 million, or 2.4%, to $4.0 million for 1998 from $4.1 million for 1997. As a percentage of revenues, cost of revenue increased to 65.5% during 1998 from 37.9% during 1997. The decrease in cost of revenue in absolute dollar terms was primarily a result of lower communication costs and licensing fees. The increase in cost of revenue as a percentage of revenues was primarily a result of lower revenues in 1998 as compared with 1997.

   Sales and Marketing. Sales and marketing expenses decreased $0.5 million, or 14.7%, to $2.9 million for 1998 from $3.4 million in 1997. As a percentage of revenues, sales and marketing expenses increased to 47.8% during 1998 from 31% during 1997. The decrease in sales and marketing expenses in absolute dollar terms was primarily due to a minimum cash flow to spend on advertising campaigns. The increase in sales and marketing expenses as a percentage of revenues was the result of lower revenue in 1998 as compared to 1997.

   General and Administrative. General and administrative expenses decreased $1.8 million, or 18.2%, to $8.1 million in 1998 from $9.9 million in 1997. As a percentage of revenues, general and administrative expenses increased to 132.3% during 1998 from 90.2% in 1997. The decrease in general and administrative expenses in absolute dollar terms was primarily the result of a decrease in outside legal expense due to the hiring of an in-house counsel and a decrease in severance payments being paid to terminated employees. The increase in general and administrative expenses as a percentage of revenues was primarily due to lower revenues in 1998 decreasing more than general and administrative expenses in 1998 as compared to 1997.

   Other Expenses. Other expenses increased $0.8 million, or 200%, to $1.2 million for 1998 from $0.4 million in 1997. As a percentage of revenues, other expenses increased to 19.3% during 1998 from 3.7% during 1997. The increase in other expenses in absolute dollar terms and as a percentage of revenues was primarily the result of interest expense on a stockholder loan of $2.3 million received in June 1998.

   Income Taxes. During the fiscal year ended December 31, 1998, Physicians' Online had a benefit for income taxes of $4.1 million on pre-tax losses of $10.1 million, however the Company recorded a full valuation allowance against such benefit. During the fiscal year ended December 31, 1997, Physicians' Online had a benefit for income taxes of $2.6 million on pre-tax losses of $6.9 million, however the Company recorded a full valuation allowance against such benefit. The effective income tax rate was 41% and 38% for the year ended December 31, 1998 and December 31, 1997, respectively. The effective rates were not materially different from the federal and state statutory rates.

   Liquidity and Capital Resources. Physicians' Online believes that its market risk exposures are immaterial because Physicians' Online does not have instruments for trading purposes and reasonably possible near-term changes in market rates or prices will not result in material near-term losses in earnings or material changes in fair values or cash flows for all other instruments. Physicians' Online's net cash used by operating activities was $7.5 million for 1998 compared to net cash used in operating activities of approximately $5.8 million for 1997. The net cash used in operating activities of $7.5 million in 1998 was primarily due to a decrease in accounts receivable and an increase in accrued expenses and current liabilities. The net cash used in operating activities of $5.8 million in 1997 was primarily due to a decrease in deferred revenue and a decrease

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

in accounts receivable. Net cash used in investing activities was $0.4 million for 1998 compared to net cash used in investing activities of approximately $0.8 million for 1997. Net cash used in investing activities in 1998 and 1997 was primarily used for purchases of computer equipment for Physicians' Online data center. Physicians' Online's net cash provided by financing activities was $6.1 million and approximately $7.4 million for 1998 and 1997, respectively. This decrease was primarily the result of no issuance of preferred stock in 1998 as compared to the issuance of Series D preferred stock in 1997. Revenues for the fiscal years ended December 31, 1998 and 1997 were insufficient to fund Physicians' Online's operating activities for such years. Physicians' Online's liquidity requirements have been significant. Management has taken certain actions to generate funding necessary for Physicians' Online's operations, which have included obtaining loans, issuing preferred stock and selling the company.

 Fiscal Year Ended December 31, 1997 Compared to Fiscal Year Ended December 31, 1996

   Revenue. Revenues decreased $1.7 million, or 13.5%, to $10.9 million for 1997 from $12.6 million for 1996. This decrease in revenues was primarily due to the loss of pharmaceutical sponsorship sponsors.

   Cost of Revenues. Cost of revenues increased $1.5 million, or 57.7%, to $4.1 million for 1997 from $2.6 million for 1996. As a percentage of revenues, cost of revenues increased to 37.9% during 1997 from 20.9% during 1996. The increase in cost of revenues in absolute dollar terms and as a percentage of revenues was primarily the result of increased communication costs and licensing fees.

   Sales and Marketing. Sales and marketing expenses increased $0.4 million or 13.3%, to $3.4 million during 1997 from $3.0 million for 1996. As a percentage of revenues, sales and marketing expenses increased to 31% during 1997 from 24.3% in 1996. The increase in sales and marketing expenses in absolute dollar terms and as a percentage of revenues was primarily due to an increased volume of welcome kits provided to members and an increase in advertising expenditures.

   General and Administrative. Physicians' Online's general and administrative expenses increased $1.7 million, or 11.6%, to $9.9 million for 1997 from $11.2 million for 1996. As a percentage of revenues, general and administrative expenses increased to 90.2% during 1997 from 88.9% during 1996. The increase in general and administrative expenses in absolute dollar terms and as a percentage of revenues was primarily due to an increase in personnel hired and increased telephone and rent expenses.

   Other Expenses. Physicians' Online's other expenses increased $0.6 or 300%, to $0.4 million during 1997 from ($0.2) million for 1996. The increase in other expenses in absolute dollar terms and as a percentage of revenues was the result of there being no stockholder loans or notes payable in 1996.

   Income Taxes. During the fiscal year ended December 31, 1997, Physicians' Online had a benefit for income taxes of $2.6 million on pre-tax losses of $6.9 million, however the Company recorded a full valuation allowance against such benefit. During the fiscal year ended December 31, 1996, Physicians' Online had a benefit for income taxes of $2.2 million on pre-tax losses of $4.1 million, however the Company recorded a full valuation allowance against such benefit. The effective income tax rates were 38% and 52% for the years ended December 31, 1997 and December 31, 1996, respectively. The differences in the effective tax rate for the years ended December 31, 1997 and December 31, 1996 from the federal and state statutory rates were primarily the result of certain restructuring and severance accruals.

   Liquidity and Capital Resources. Physicians' Online believes that its market risk exposures are immaterial because Physicians' Online does not have instruments for trading purposes and reasonably possible near-term changes in market rates or prices will not result in material near-term losses in earnings or material changes in fair values or cash flows for all other instruments. Net cash used in operating activities was approximately $9.6 million in 1996. Net cash used in investing activities was approximately $1.3 million in 1996. Net cash provided by financing activities was approximately $12 million in 1996.

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

                           MANAGEMENT OF MEDICONSULT

Directors, Executive Officers and Significant Employees

   The following table sets forth, as of November 17, 1999, the name, age and position of Mediconsult's directors, executive officers and other significant employees.

Name                      Age                        Position
----                      ---                        --------
Robert A. Jennings (1)..   42 Chairman and Chief Executive Officer
Ian Sutcliffe (1).......   46 President and Director
David J. Austin.........   43 Chief Operating Officer
E. Michael Ingram.......   47 General Counsel, Chief Financial Officer and Secretary
Michel Bazinet, M.D.....   43 Medical Director
Timothy J. McIntyre.....   44 President, Pharma
Debora A. Falk..........   40 Vice President, Client Services
David M. Haselwood......   24 Vice President, Business Development
John N. Buchanan (2)....   42 Director
Barry J. Guld (3)(2)....   43 Director
Michael E. F. Treacy,
 Ph.D. (3)(1)...........   43 Director
James L. Bierman........   47 Director Nominee
R. Bradford Burnham.....   49 Director Nominee
Jason S. Fisherman......   43 Director Nominee
David R. Richards.......   40 Director Nominee

--------
(1)  Member of the nominating committee
(2)  Member of the audit committee
(3)  Member of the compensation committee

   Robert A. Jennings has served as our Chairman and Chief Executive Officer since our inception in 1996. From 1993 to 1997, Mr. Jennings acted as an advisor to a number of companies on general business matters, including Triathlon Limited. Beginning in 1997, Mr. Jennings began to work on a full-time basis on Mediconsult matters. Mr. Jennings is a chartered accountant and was employed by Coopers & Lybrand in Canada and England for nine years.

   Ian Sutcliffe has served as our President and a Director since 1996. He has 17 years of experience as a management consultant, primarily in the high-tech sector. Most recently, from 1993 to 1996, he was a consultant specializing in re-engineering marketing and sales processes worldwide for IBM. From 1989 to 1993, Mr. Sutcliffe was a partner at BDO Dunwoody, a consulting organization which he joined in 1989 upon the merger of his consulting firm, Sutcliffe & Associates, with BDO Dunwoody. Mr. Sutcliffe is a chartered accountant and was employed by Coopers & Lybrand in Canada and Europe for six years.

   David J. Austin has served as our Chief Operating Officer since 1998. He has 18 years of experience in developing and executing strategies for high-tech business development. From 1995 to 1998, Mr. Austin was the President and Chief Executive Officer of Triant Technologies Inc., a publicly traded software company. From 1980 to 1995, he held various management roles in operations, business development and marketing at IBM Canada Ltd.

   E. Michael Ingram has served as our General Counsel since April 1999 and has served as our Chief Financial Officer and Secretary since May 1999. Prior to joining us and since 1980, Mr. Ingram held several legal positions with National Data Corporation. Most recently since 1988, he was Senior Vice President, General Counsel and Secretary of National Data Corporation. Mr. Ingram earned his J.D. degree from the University of Georgia School of Law and his L.L.M. in taxation from Emory University School of Law.


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

   Michel Bazinet, M.D. has served as our Medical Director since April 1996. He is a urologist specializing in uro-oncology and practiced medicine at McGill University in Montreal from 1987 to 1996. His responsibilities with Mediconsult include the supervision of the overall medical content of our Web site. He completed his medical and specialty training at Sherbrooke and McGill Universities in Canada and completed a fellowship in uro-oncology at the Memorial Sloan Kettering Cancer Center in New York.

   Timothy J. McIntyre has served as President of Pharma, the marketing division of Mediconsult, since September of 1999. He has over 20 years of experience in marketing and advertising, primarily in the healthcare sector. From 1997 until 1999, he held several executive positions, including President and Chief Operating Officer, with Boron Lepore & Associates, a pharmaceutical marking company. From 1994 until 1997, Mr. McIntyre was President and Chief Executive Officer of McIntyre & McIntyre, Inc., another pharmaceutical marketing company.

   Debora A. Falk has served as our Vice President, Client Services since June 1998 and was formerly our Vice President, Marketing and Sales from September 1996 until May 1998. From 1985 until 1996, she was employed by IBM Canada in several technical and marketing positions, including Canadian Market Management Process Manager.

   David M. Haselwood has served as our Vice President, Business Development since July 1999. From September 1997 to July 1999, he was in the corporate finance group of Volpe Brown Whelan & Co., LLC, an investment bank. From January 1996 to September 1997, he was a research analyst at Santa Barbara Cottage Health System, a multi-hospital health system. Mr. Haselwood earned his B.A. in Natural Sciences in 1995 from The Johns Hopkins University.

   John N. Buchanan has been a Director of Mediconsult since October 1998. Since 1993, he has been President & CEO of Retek Information Systems Inc., a wholly owned subsidiary of HNC Software Inc. Retek develops, markets and supports predictive software solutions to the enterprise software industry.

   Barry J. Guld has been a Director of Mediconsult since October 1998. Since 1995, he has served in his current position as President of 365 Sail View Ventures Ltd. From 1990 to 1994, Mr. Guld co-founded and served as President of Zadall Systems Group, a leading vendor of pharmacy software systems, which was sold to National Data Corporation. From 1994 to 1999, he was a consultant to National Data Corporation.

   Michael E. F. Treacy, Ph.D. has been a Director of Mediconsult since July 1998. Since 1995, he has been the Managing Director of Treacy & Co. which provides strategic consulting services in a number of industries and leads that firm's business and practice development. From 1981 to 1989, he was a professor of management science at the MIT Sloan School of Management, after which he formed his own consulting firm. Mr. Treacy earned his Ph.D. from the MIT Sloan School of Management.

   James L. Bierman has served as a director on the board of Physicians' Online since April 1999. Mr. Bierman currently serves as Senior Vice President of Corporate Development at Quintiles Transnational Corp. where he directs all merger and acquisition activity. Prior to joining Quintiles Transnational Corp. in June 1998, Mr. Bierman spent 22 years with Arthur Andersen L.L.P. where, as a partner of this international professional services organization, he worked with a diversified broad-base of companies solving complex business problems. Mr. Bierman received a B.A. in Economics and History from Dickinson College and a M.B.A. from Cornell University's Johnson Graduate School of Management. Mr. Bierman is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants.

   R. Bradford Burnham has served as a director on the board of Physicians' Online since April 1996. Mr. Burnham is currently a General Partner at AT&T Ventures, where he invests in early stage companies that are building businesses in electronic commerce, Internet infrastructure, and communications services. Prior to

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

joining AT&T Ventures in September of 1993, Mr. Burnham was founder and, for three years, Chief Executive Officer of Echo Logic, a software development firm. From January of 1979 to May of 1990, Mr. Burnham held a variety of sales and marketing positions at AT&T. In addition to serving on the Physicians' Online board, Mr. Burnham is currently a director of one public company, Audible (ADBL), and four private companies, Peoplelink, Paytrust, Dash, and Avesta Technologies. Mr. Burnham holds a B.A. in Political Science from Wesleyan University.

   Jason S. Fisherman, MD has served as a director on the board of Physicians Online since February 1996. Dr. Fisherman is also a director on the boards of Exelixis Pharmaceuticals, Ganera Bioscience, ILEX Oncology, IntroGene, Managed Healthcare Associates, Scriptgen Pharmaceuticals and Vectis. Dr. Fisherman is currently a Partner at Advent International Corp., one of the world's largest private equity investment firms, where he concentrates on investments in the biotechnology, pharmaceutical and health care information and service sectors. Prior to joining Advent in March of 1994, Dr. Fisherman served as Senior Director of Medical Research for Enzon, Inc. from 1991 to 1994. Dr. Fisherman received a B.A. in Molecular Biophysics and Biochemistry from Yale University, a M.D. from the University of Pennsylvania and a M.B.A. from the Wharton Graduate School of Business.

   David D. Richards has served as a director on the board of Physicians' Online since February 1998, and prior to that from 1994 to 1995. Mr. Richards also currently serves as the Chairman of the Board of Directors and the Chief Executive Officer of Physicians' Online. Mr. Richards was a Vice President of Landmark Communications from June 1997 to April 1998 as well as from June 1993 to May 1995 where he was responsible for new media investments at this privately held media and communications company. From 1995 to 1997, Mr. Richards served as the Chief Executive Officer and President of InfiNet, an Internet services company providing a broad array of Internet Service Provider, hosting and software development for United States based media companies. While at InfiNet, Mr. Richards focused on developing the strategic direction of the company and overseeing its execution. Mr. Richards received a B.A. in Political Science from Williams College and a M.B.A. from the Darden Graduate School of Business at the University of Virginia .

Board of Directors and Committees

   Our by-laws provide for not less than one and not more than six directors. We currently have five directors. Directors are elected by the stockholders and all directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. In accordance with the merger agreement, we will increase the size of the board to ten and appoint Messrs. Bierman, Burnham, Fisherman and Richards, who have been designated by certain principal stockholders of Physicians' Online, to fill the resulting vacancies.

   The Audit Committee of the board of directors was established in October 1998, and reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our independent auditors, the scope of annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The current members of our Audit Committee are Messrs. Guld and Buchanan.

   The Compensation Committee of the board of directors was established in October 1998 and determines the salaries and benefits for our employees, consultants, directors and other individuals we compensate. The Compensation Committee also administers our compensation plans. The current members of the Compensation Committee are Messrs. Guld and Treacy.

   The Nominating Committee of the board of directors was established on January 15, 1999, and recommends individuals for director positions. The members of the Nominating Committee are Messrs. Jennings, Sutcliffe and Treacy.

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

Director Compensation

   Our directors do not receive any fees for their services as directors. Each director, however, is reimbursed for all reasonable and necessary costs and expenses incurred as a result of being a director, such as expenses incurred for attendance at meetings of the board of directors.

   In November 1998, we entered into a services agreement with Treacy & Co., an entity of which Michael Treacy, one of our directors, is a principal, under which we received various services from Treacy & Co. in consideration of the grant of options to acquire 2,000,000 shares of our common stock at an exercise price of $0.003 per share. All of the options have vested and expire on November 16, 2003. The services provided included marketing, sales and client services advice, strategic planning and seconding Mr. Michael Swanson, then a principal of Treacy & Co., to act in the capacity of our Vice President, Sales. We have no obligation to grant additional options to Treacy & Co.

   In addition, on October 31, 1998, John Buchanan and Barry Guld each received options to purchase 100,000 shares of our common stock at an exercise price of $1.50 per share, which vest at a rate of 5,000 shares per month beginning on October 30, 1998 for their services on the board of directors.

Compensation Committee Interlocks and Insider Participation

   Our Compensation Committee currently consists of Messrs. Treacy and Guld. None of the members of the Compensation Committee has been an officer or employee of Mediconsult at any time since its inception. None of our executive officers or employees serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. Prior to the formation of the Compensation Committee, the board of directors as a whole made decisions relating to compensation of our executive officers. Mr. Jennings did not receive a salary from us in 1998, but he is now entitled to receive a salary pursuant to his employment agreement, which became effective as of January 1, 1999. Mr. Jennings has not participated in board discussions regarding his own compensation.

Employment Agreements

   Robert Jennings, Ian Sutcliffe, David Austin and Debora Falk each has an employment agreement with Mediconsult or one of our subsidiaries. Each agreement is effective as of January 1, 1999, and expires on December 31, 2001, and will be automatically renewed for 12 month periods after that date unless either party gives the other written notice of termination at least three months prior to the expiration of the initial or any subsequent term. The annual salary for each of these executives is as follows: Robert Jennings, $275,000; Ian Sutcliffe, $240,000; David Austin, $198,000 CDN; and Debora Falk, $198,000 CDN. In addition, David Austin has received options to purchase 100,000 shares of our common stock, 10,000 of which have vested upon the signing of his agreement and 8,000 vest each month beginning February 1, 1999 and ending November 1, 1999. Mr. Austin is entitled to receive a cash equivalent of 12% of his base salary until he joins the applicable employee benefit plans and programs. Also, each of these executives is entitled to participate in a team-based performance bonus plan, with awards based upon predetermined deliverables being developed by Mediconsult and may receive options to purchase shares of our common stock in the future. The employment agreements can be terminated upon delivery of written notice from us, with or without cause. Upon termination without cause, Robert Jennings, Ian Sutcliffe, David Austin and Debora Falk are each entitled to 12 months salary and any bonus earned in the preceding 12 months.

   E. Michael Ingram has an employment agreement with Mediconsult, effective as of April 1, 1999 and expiring on March 31, 2003. This agreement will be automatically renewed for 12 month periods after that date unless either party gives the other written notice of termination at least three months prior to the expiration of the initial or any subsequent term. The annual salary for Mr. Ingram is $200,000. In addition, Mr. Ingram is entitled to a non-accountable expense allowance of $50,000 per year for the first two years, Mr. Ingram

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received options to purchase 200,000 shares of our common stock at an exercise price of $13.00 per share. Mr. Ingram's options vest at the rate of 50,000 option shares per year beginning on the first anniversary of the date of grant. Upon termination without cause, Mr. Ingram is entitled to 12 months salary and any bonus earned in the preceding 12 months, except that upon termination by Mediconsult without cause or by Mr. Ingram for good reason within 12 months after a change of control of Mediconsult, Mr. Ingram is entitled to 24 months salary and any bonus earned in the preceding 24 months.

   Each of the executives with an employment agreement has agreed not to compete or solicit clients or other employees during their severance period. Each of the executives is also bound by a nondisclosure and invention assignment agreement, which prohibits such executive from, among other things, disseminating or using confidential information about our business or clients in any way that would be adverse to Mediconsult.

   The employment arrangements of David D. Richards, Chairman and Chief
Executive Officer of Physicians' Online, are described on page    of this joint
Information/Proxy Statement/Prospectus. See "The Merger--Interests of Executive Officers and Directors of Physicians' Online in the Merger." The employment arrangements of Timothy J. McIntyre, the President of Pharma, the marketing division of Mediconsult, are described on page 97 of this joint Information/Proxy Statement/Prospectus. See "Certain Transactions."

Executive Compensation

   The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our most highly compensated executive officers, other than the Chief Executive Officer (the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 1998, 1997 and 1996 for services rendered in all capacities in these years.

                           Summary Compensation Table

                                      Annual       Long-Term
                                   Compensation   Compensation
                                  --------------- ------------
                                                   Securities
                                                   Underlying   All Other
Name and Position            Year  Salary  Bonus  Options (#)  Compensation
-----------------            ---- -------- ------ ------------ ------------ ---
Robert A. Jennings ......... 1998 $    --  $  --        --        $ --
 Chief Executive Officer     1997      --     --        --          --
                             1996   55,000    --    790,000         --
Ian Sutcliffe............... 1998  240,000    --        --        $ --
 President                   1997  240,000    --        --          --
                             1996  120,000    --    250,000         --
Debora A. Falk.............. 1998  100,200    --     48,000       $ --
 Vice President, Client
  Services                   1997  100,200    --     96,000         --
                             1996   25,050  5,400                   --

Option Grants in the Last Fiscal Year

   The Named Executive Officers did not receive any option grants during the year ended December 31, 1998.

Option Exercises and Year-End Holdings

   The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1998.

  Aggregated Option Exercises in the Year Ended December 31, 1998 and Year-End
                                 Option Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                                  Fiscal Year End         Fiscal Year End (1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Robert A. Jennings..........      --          --        $    --        $ --
Ian Sutcliffe...............      --          --             --          --
Debora A. Falk..............   96,000         --         781,440         --

--------
(1) Options are In-the-Money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value of the common stock at December 31, 1998, of $8.19 per share, less the exercise price.

Mediconsult's Stock Option Plans

   Please see "Certain Actions taken by the Mediconsult Controlling Stockholders--Description of the Plan" for a description of the Mediconsult stock option plans.

                              CERTAIN TRANSACTIONS

   Recently, The Mediconsult Trust, which has been our majority stockholder and is controlled by Robert Jennings, our Chairman and Chief Executive Officer, transferred its interest in Mediconsult to JHC Limited, a Bermuda corporation also controlled by Mr. Jennings. As a result, JHC Limited now is our majority stockholder. The Mediconsult Trust has from time to time advanced funds to Mediconsult on an interest-free basis. On September 30, 1998, the board of directors approved the conversion of these advances to us up to that date into shares of junior preferred stock with a $10 liquidation preference. In connection with this conversion, we amended our certificate of incorporation to provide, among other things, that the outstanding junior preferred stock will be automatically converted into 8.33 shares of common stock, subject to adjustment, upon the occurrence of a "Conversion Event." Mediconsult's public offering in April 1999 was a Conversion Event and the shares of junior preferred stock then outstanding were converted into 3,732,752 shares of common stock, including shares of junior preferred stock issuable in respect of dividends accruing since September 30, 1998. Since September 30, 1998, The Mediconsult Trust advanced an additional $713,000 to Mediconsult as an interest free loan. Of this amount approximately $200,000 was repaid from the proceeds of the private placement of senior preferred stock referred to below and the balance was repaid from the proceeds of Mediconsult's public offering in April of 1999.

   We are a party to a strategic consulting interim agreement dated November 16, 1998, with Treacy & Co. and The Mediconsult Trust. The agreement provides that in consideration for consulting services rendered by Treacy & Co. to Mediconsult in connection with marketing, sales and client services advice, strategic planning and the seconding of Mr. Swanson to act in the capacity of our Vice President, Sales, we granted Treacy & Co. immediately exercisable options to purchase 2,000,000 shares of common stock, at an exercise price of $0.003 per share, which expire on November 16, 2003. The agreement gives Treacy & Co. registration rights in the event of a public offering. Treacy & Co.'s registration rights were waived in connection with Mediconsult's public offering in April of 1999.

   We granted options to purchase 100,000 shares of common stock to Messrs. Guld and Buchanan on October 31, 1998 for their services on our board of directors.

   On February 26, 1999, we sold in a private placement an aggregate of 506,329 shares of our newly designated senior preferred stock and warrants exercisable for five years to purchase 224,000 shares of senior preferred stock to Nazem & Company IV, L.P., Transatlantic Venture Fund C.V. (a joint venture of Nazem & Company and Banque Nationale de Paris) and other individual investors, for an aggregate of $3.2 million. The purchase price and the conversion price of the senior preferred stock was, and exercise price of the warrants is, $6.32 per share, an amount equal to 85% of the average bid and ask price of our shares on the OTC Bulletin Board for the relevant 30-day period preceding the closing. The shares of senior preferred stock were automatically converted into an equal number of shares of common stock upon closing our public offering in April of this year. The former holders of the senior preferred stock have the right to nominate a member of our board of directors so long as they maintain at least 50% of their original share position. In connection with the private placement, we agreed to provide the holders of senior preferred stock and common stock issuable upon the conversion of senior preferred stock demand and piggyback registration rights, the right to tag-along with our founders in certain sales of their shares. So long as the investors hold at least 50% of their original share position, we agreed not to effect any material change in the direction of our business unless approved by at least two-thirds of the board of directors and then only after consultation with the investors.

   We entered into a membership investment agreement, effective September 7, 1999, with Pharma Marketing, LLC, to purchase 35% of the aggregate membership interests of Pharma for $1,250,000 and 200,000 shares of Mediconsult common stock. Timothy J. McIntyre owns the remaining 65% of Pharma. We, together with Mr. McIntyre, are the managing members of Pharma. Under the operating agreement among Mediconsult, Pharma and Mr. McIntyre, the $1,250,000 that we contributed to Pharma, and 100,000 of the 200,000 shares that we issued to Pharma, were distributed to Mr. McIntyre in September 1999. In connection with our investment in Pharma, we agreed to file a registration statement on Form S-3, covering the sale of the 100,000 shares of common stock distributed to Mr. McIntyre.

   Mediconsult.com, Limited, one of our subsidiaries, has entered into a service agreement with Pharma. Under that agreement, Pharma agrees to provide pharmaceutical sales and marketing services to Mediconsult.com, Limited and its affiliates for an initial term ending December 31, 2003, renewable on a yearly basis thereafter. Under the service agreement, Pharma is entitled to receive a monthly retainer and commissions based on revenues generated under contracts that Pharma assists in obtaining. The service agreement is terminable by Mediconsult.com, Limited due to Pharma's nonperformance or the failure to have certain minimum levels of contracts in place at agreed dates. If Mediconsult.com, Limited terminates the service agreement for cause, it has the right to purchase the shares that we initially issued to Pharma at a price equal to the lower of the value of the stock as of September 7, 1999 and its average trading value at the time of such termination. Certain payment obligations of Pharma may continue following a termination of the service agreement.

   Pharma has entered into an employment agreement with Mr. McIntyre for an initial term ending December 31, 2003, renewable on a yearly basis thereafter. Under his employment agreement, Mr. McIntyre is principally responsible for performing the services under Pharma's service agreement with Mediconsult.com, Limited. Under his employment agreement, Mr. McIntyre is entitled to receive a salary of $250,000 per year through December 31, 2000 and $350,000 per year thereafter. Among other benefits, Mr. McIntyre is entitled to receive a non-accountable expense allowance of $100,000 per year through September 7, 2001 and an amount equal to up to 100% of the commissions paid under the Mediconsult.com, Limited agreement, with a minimum of $200,000 per year through September 7, 2001. Pharma has the right to terminate the employment agreement for cause, for the failure to have a minimum level of contracts in place under the Mediconsult.com, Limited service agreement or without cause. Depending on the grounds on which his employment is terminated, Mr. McIntyre has the right to receive certain ongoing payments from Pharma.

   Subject to certain conditions, Pharma is obligated to distribute to Mr. McIntyre, in four equal, annual installments (beginning September 7, 2000) the remaining 100,000 shares that we issued to Pharma. This distribution is subject to acceleration based on financial performance. Pharma has paid Mr. McIntyre approximately $405,000 to cover certain taxes payable by him with respect to the cash and stock distributions made to him in September 1999 and is required to pay up to an additional $300,000 to cover future taxes with respect to future distributions of shares. Under the Pharma operating agreement, we guaranteed the payment by Pharma of these and other amounts, including Pharma's obligations under its employment agreement with Mr. McIntyre. Subject to certain conditions described in the operating agreement, the members of Pharma, other than Mediconsult, have the right to put their Pharma membership interests to us in exchange for shares of our common stock, at a price per share ranging from the trading value of our shares at September 7, 1999 to $25.

   Pharma also has entered into an employment agreement with James McIntyre, the brother of Mr. McIntyre, for an initial term ending December 31, 2001, renewable thereafter on an annual basis. Under his employment agreement, James McIntyre received a signing bonus of $30,000 and has the right to receive a salary of $150,000 per year. In addition to other benefits, he is entitled to receive a non-accountable expense allowance of $15,000 per year plus certain bonuses. We have guaranteed the payment of Pharma's obligations to James McIntyre under his employment agreement (other than the payment of certain bonuses).

   In connection with the Physicians' Online merger, we expect Mr. McIntyre to sign an affiliates agreement pursuant to which he will agree not to sell, transfer or otherwise dispose of his shares (including those being registered) until at least 30 days after we publish the combined results of operations of Physicians' Online and Mediconsult.

   During the three months ended September 30, 1999, an employee repaid an advance of $32,550 made in June 1999 to fund the purchase of shares under our stock option plan.

   During the three months ended September 30, 1999, we paid or accrued sales and marketing expenses of $425,697 in respect of Pharma Marketing, LLC, and advanced $10,096,438 to Physicians' Online, Inc.

                SECURITY OWNERSHIP OF MANAGEMENT OF MEDICONSULT

   The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 17, 1999 by (1) each person (or group of affiliated persons) who we know to beneficially own 5% or more of our common stock, (2) each of our directors and executive officers and
(3) all of our directors and executive officers as a group. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares.

                                                            Percent Beneficial
      Name and Address of Beneficial Owner (1)     Shares      Ownership (2)
      ----------------------------------------   ---------- ------------------
      Robert A. Jennings(3)..................... 13,097,752        45.3%
      Michael E. F. Treacy(4)...................  2,000,000         6.9
      Michel Bazinet............................    775,000        2.68
      Ian Sutcliffe.............................    250,000           *
      Timothy J. McIntyre(5)....................    200,000           *
      David J. Austin(6)........................    100,000           *
      Debora A. Falk(7).........................     96,000           *
      John Buchanan(8)..........................     70,000           *
      Barry Guld(9).............................     70,000           *
      David M. Haselwood........................        --          --
      E. Michael Ingram.........................        --          --
      JHC Limited(10)........................... 12,307,752       42.53
      All Directors and Officers as a group (11
       persons)................................. 17,017,085       58.80

--------
* Indicates beneficial ownership of less than 1% of the total outstanding common stock.
 (1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address for each person listed in the table is in the care of Mediconsult.com, Inc., 1330 Avenue of the Americas, New York, New York 10019.
 (2) Applicable percentage of ownership is based on 28,940,665 shares outstanding prior to the issuance of shares in connection with the merger.
 (3) Includes 12,307,752 shares owned by JHC Limited and 790,000 shares owned by Mr. Jennings. Mr. Jennings controls JHC Limited.
 (4) Includes 2,000,000 shares of common stock issuable upon the exercise of a currently exercisable option granted to Treacy & Co., LLC, of which Mr. Treacy is a principal, on November 16, 1998, with an exercise price of $0.003 per share.
 (5) Includes 100,000 shares owned by Pharma Marketing, LLC, which is controlled by Mr. McIntyre.
 (6) Represents currently exercisable options and options which vest within 60 days at an exercise price of $3.50 per share.
 (7) Represents currently exercisable options at an exercise price of $0.05 per share.
 (8) Represents currently exercisable options and options which vest within 60 days at an exercise price of $1.50 per share.
 (9) Represents currently exercisable options and options which vest within 60 days at an exercise price of $1.50 per share.
(10) Mr. Jennings controls JHC Limited, a Bermuda company.

                        SECURITY OWNERSHIP OF MANAGEMENT
                        OF MEDICONSULT AFTER THE MERGER

   The following table sets forth certain pro forma information as to the number of shares of Mediconsult common stock that will be beneficially owned by
(i) each person that beneficially owns more than 5% of the outstanding shares of Mediconsult common stock (ii) each director and executive officer of Mediconsult and (iii) Mediconsult executive officers and directors as a group assuming the merger had been consummated on November 1, 1999. Except as indicated by the notes to the following table, the holders listed below will have sole voting power and investment power over the shares beneficially held by them.

                                                            Percent Beneficial
      Name and Address of Beneficial Owner (1)     Shares     Ownership (2)
      ----------------------------------------   ---------- ------------------
      Robert A. Jennings(3)..................... 13,097,752        27.9%
      Michael E. F. Treacy(4)...................  2,000,000        4.25
      Michel Bazinet............................    775,000         1.6
      Ian Sutcliffe.............................    250,000           *
      Timothy J. McIntyre(5)....................    200,000           *
      David J. Austin(6)........................    100,000           *
      Debora A. Falk(7).........................     96,000           *
      John Buchanan(8)..........................     70,000           *
      Barry Guld(9).............................     70,000           *
      James L. Bierman..........................        --          --
      R. Bradford Burnham.......................        --          --
      Jason S. Fisherman........................        --          --
      David M. Haselwood........................        --          --
      E. Michael Ingram.........................        --          --
      David D. Richards(10).....................    324,000           *
      JHC Limited(11)........................... 12,307,752        26.2
      All Directors and Officers as a group (15
       persons)................................. 17,341,085        36.9

--------
* Indicates beneficial ownership of less than 1% of the total outstanding common stock.
 (1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address for each person listed in the table is in the care of Mediconsult.com, Inc., 1330 Avenue of the Americas, New York, New York 10019.
 (2) Applicable percentage of ownership is based on an estimated 46,989,332 shares outstanding after the issuance of stock in connection of the merger. This estimate is based on an average closing price of $6.825, estimated transaction expenses of $2.4 million and an aggregate exercise price of unexercised options of $1.3 million.
 (3) Includes 12,307,752 shares owned by JHC Limited and 790,000 shares owned by Mr. Jennings. Mr. Jennings controls JHC Limited.
 (4) Includes 2,000,000 shares of common stock issuable upon the exercise of a currently exercisable option granted to Treacy & Co., LLC, of which Mr. Treacy is a principal, on November 16, 1998.
 (5) Includes 100,000 shares owned by Pharma Marketing, LLC, which is controlled by Mr. McIntyre.
 (6) Represents currently exercisable options and options which vest within 60 days at an exercise price of $3.50 per share.
 (7) Represents currently exercisable options at an exercise price of $0.05 per share.

 (8) Represents currently exercisable options and options which vest within 60 days at an exercise price of $1.50 per share.

 (9) Represents currently exercisable options and options which vest within 60 days at an exercise price of $1.50 per share.
(10) Mr. Richards has the option to purchase 300,000 shares of common stock of Physicians' Online, of which 135,000 shares are currently vested, convertible into approximately 324,000 shares of Mediconsult common stock after the merger. This estimate is based on an estimated conversion ratio of 2.4 shares of Mediconsult common stock for each share of Physicians' Online common stock.
(11)  Mr. Jennings controls JHC Limited, a Bermuda company.

                    DESCRIPTION OF MEDICONSULT CAPITAL STOCK

   The following summary description of our capital stock does not purport to be complete and is subject to the provisions of our certificate and by-laws, and applicable law.

   We are authorized to issue capital stock of 100,000,000 shares of common stock, $0.001 par value per share (after giving effect to the charter amendment approved by the Mediconsult controlling stockholders), and 5,000,000 shares of preferred stock with $0.001 par value per share. We have designated 1,000,000 shares of this as junior preferred stock and 1,000,000 shares as senior preferred stock. As of November 17, 1999 there were 28,940,665 shares of common stock issued and outstanding and no shares of preferred stock outstanding. After the issuance of the Mediconsult common stock in connection with the merger, there will be approximately 46,989,332 shares of common stock outstanding. This estimate is based on and average closing price of $6.825, estimated transaction expenses of approximately $2.4 million and an aggregate exercise price of unexercised options of approximately $1.3 million. In addition, as of November 17, 1999, 716,000 shares of common stock will be issuable upon exercise of outstanding options at that time pursuant to the 1996 plan, an aggregate of 624,000 shares will be issuable upon the exercise of warrants outstanding, an aggregate of 2,000,000 shares of common stock will be issuable upon exercise of options held by Michael Treacy, and approximately 2,011,570 shares of common stock will be issuable to former Physicians' Online option holders under the Physicians' Online Stock Option Plan, as assumed by Mediconsult. Under the merger agreement, Mediconsult has agreed to file a registration statement on Form S-8 to cover the shares issued to former Physicians' Online option holders. In addition, on October 27, 1999 we issued 200,000 shares of common stock in connection with the acquisition of Mood Sciences. The 200,000 shares is subject to increase by 15,000 shares based upon the closing price of our common stock for the 20 trading days ending February 1, 2000.

Common Stock

   Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and they do not have cumulative voting rights. Accordingly, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such an event, the holders of the remaining shares of common stock will not be able to elect any directors. Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available for that purpose. We have never declared or paid cash dividends on our capital stock and expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

   The board of directors is authorized to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights (into common stock or other preferred stock), voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Mediconsult without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of shares of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

Warrants

   We have issued warrants to purchase an aggregate of 224,000 shares of senior preferred stock in connection with the private placement by Mediconsult of $3.2 million of senior preferred stock. Each of these warrants entitles the registered holder to purchase one share of senior preferred stock or common stock issuable upon conversion of senior preferred stock at a purchase price of $6.32 per share, at any time prior to March 1, 2004. The warrants may be exercised by payment of the purchase price in cash, by cancellation of indebtedness and/or delivery of shares of our common stock, and the holders have the right to make a net issue election. The exercise price and number and kind of shares or other securities and property issuable upon exercise of these warrants are subject to adjustment upon a stock split, stock dividend or subdivision. In addition, an adjustment will be made upon the sale of all or substantially all of our assets in order to enable holders of these warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon exercise of the warrants. The warrants do not confer upon the holder any voting or any other right of a stockholder. The holders of the warrants have registration rights described below.

   In addition, we also have outstanding warrants to purchase 400,000 shares of common stock at an exercise price of $1.22 per share, which were issued to Arnhold and S. Bleichroeder, Inc. in consideration of investment advisory services. These warrants have been delivered or are being held in escrow and are deliverable in tranches, as follows: 200,000 upon initial filing of Mediconsult's secondary offering prospectus in April of this year; 100,000 on March 15, 2000; and 100,000 on September 15, 2000. The delivery of the remaining 200,000 warrants is subject to the continued performance of financial advisory services for us by a particular individual on behalf of this firm. These warrants, which expire on March 1, 2004, have net issue election and anti-dilution provisions comparable to the senior preferred stock warrants, and registration rights described below. These warrants do not confer upon the holder any voting or any other right of a stockholder.

Registration Rights

   Pursuant to a consulting agreement dated November 16, 1998 between Mediconsult and Treacy & Co., Treacy & Co. is entitled to require us to register the shares of our common stock it owns at any time. Treacy & Co.'s registration rights are subject to customary restrictions and limitations. Treacy & Co. waived its registration rights in connection with Mediconsult's public offering in April.

   In connection with an agreement we have with Arnhold and S. Bleichroeder, Inc. (ASB) to provide investment advisory services, we have agreed that ASB shall have piggyback registration rights with respect to the 100,000 shares it owns and any shares issuable upon the exercise of warrants issued to ASB. Pursuant to this agreement, ASB has been issued warrants for an aggregate of 400,000 shares, exercisable at $1.22 per share. We agreed to include 100,000 shares owned by ASB in Mediconsult's public offering in partial satisfaction of our registration obligation under such agreement, and have also agreed to piggyback registration for all other shares and warrant shares owned by ASB.

   Pursuant to a registration rights agreement, the owners of 506,329 shares common stock and 224,000 warrants to purchase senior preferred stock have the right to demand that we register their common stock and the commons stock issuable upon the conversion of the senior preferred stock on two occasions (or, subject to certain limitations, up to two registration statements per year on Form S-3) at any time until October 15, 1999, and provided that the shares requested to be registered have a minimum anticipated aggregate gross offering price of at least $5.0 million. In addition, these holders have piggyback registration rights. Notwithstanding the foregoing, the demand registration rights of each stockholder will terminate at such time as such holder may sell immediately all shares issuable to such holder upon the conversion of the senior preferred stock under Rule 144 without limitation as to volume. We will bear the expense of the registration of the shares, except any underwriting discounts and commissions.

   The CyberDiet stockholders are entitled to have up to the greater of 65,000 shares or shares with an expected offering price of $1 million registered pursuant to a registration statement to be filed by Mediconsult after the effective date of the registration statement of which this prospectus forms a part. The Cyberdiet stockholders are entitled to additional piggyback and limited demand registration rights. We will bear the expense of the registration of these shares, except any underwriting discounts and commissions.

   In connection with our investment in Pharma, we are obligated to file a registration statement on Form S-3, covering the sale of the 100,000 shares of common stock distributed to Mr. McIntyre. In addition, in connection with the merger, we expect Mr. McIntyre to sign an affiliate agreement pursuant to which he will agree not to sell, transfer or otherwise dispose of his shares until at least 30 days after we publish the combined results of operations of Physicians' Online and Mediconsult.

   The exercise of these registration rights may hinder our efforts to arrange future financings, and may have an adverse effect on our market price.

Anti-takeover Effects of Provisions of By-laws

   Under Delaware law, all stockholder actions must be effected at a duly called annual or special meeting or by written consent. Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the president, the board of directors, the holders of not less than one-tenth of all shares entitled to vote at the meeting or legal counsel of the corporation as last designated by resolution of the board of directors, the Chairman of the board of directors or our Chief Executive Officer.

Limitation of Liability and Indemnification Matters

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for acts in violation of Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit pursuant to section 102(b)(7) of the DGCL. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's by-laws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                                APPRAISAL RIGHTS

Rights of Dissenting Stockholders of Physicians' Online

   If the merger is consummated, a holder of record of Physicians' Online stock on the date of making a demand for appraisal, as described below, who (1) continues to hold those shares through the time of the merger; (2) strictly complies with the procedures set forth under Section 262 of the DGCL; and (3) has not voted in favor of the merger will be entitled to have those shares appraised by the Delaware General Court of Chancery under Section 262 of the DGCL and to receive payment for the "fair value" of these shares in lieu of the consideration provided for in the merger agreement. This joint Information/Proxy Statement/Prospectus is being sent to all holders of record of Physicians' Online stock on the record date for the Physicians' Online special meeting and constitutes notice of the appraisal rights available to those holders under Section 262. The statutory right of appraisal granted by
Section 262 requires strict compliance with the procedures set forth in Section
262. Failure to follow any of such procedures may result in a termination or waiver of dissenters' rights under Section 262. The following is a summary of the principal provisions of Section 262. The following summary is not a complete statement of Section 262 of the DGCL, and is qualified in its entirety by reference to Section 262 which is incorporated herein by reference, together with any amendments to the laws that may be adopted after the date of this joint Information/Proxy Statement/Prospectus. A copy of Section 262 is attached as Annex C to this joint Information/Proxy Statement/Prospectus.

   A holder of Physicians' Online stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of such stockholder's shares of Physicians' Online prior to the vote on the merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of his or her shares. All demands should be delivered to Physicians' Online, Attention: David Richards, Chief Executive Officer, 560 White Plains Road, Tarrytown, New York 10591.

   Only a holder of shares of Physicians' Online stock on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as that holder's name appears on the holder's stock certificates representing shares of Physicians' Online stock. If Physicians' Online stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if Physicians' Online stock is owned of record or more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; that agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of the shares.

   A record holder such as a broker who holds shares of Physicians' Online stock as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of those beneficial owners with respect to the shares of Physicians' Online stock, held for those beneficial owners. In that case, the written demand for appraisal should set forth the number of shares of Physicians' Online stock covered by it. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of Physicians' Online stock held in the name of the record owner.

   Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply with the statutory requirements with respect to the exercise of appraisal rights before the date of the Physicians' Online special meeting.

   Within ten days after the time of the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each stockholder who prior to the time of the merger complies with the requirements of Section 262.

   Within 120 days after the time of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Physicians' Online stock held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition on the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation is under no obligation to and has no present intention to take any action in this regard. Accordingly, stockholders who wish to seek appraisal of their shares should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder's right to an appraisal to cease.

   Within 120 days after the time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Physicians' Online stock not voted in favor of the merger with respect to which demands for appraisal have been received by Physicians' Online and the number of holders of those shares. The statement must be mailed within 10 days after the written request has been received by Physicians' Online or within ten days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.

   If a petition for an appraisal is filed in a timely manner, at the hearing on the petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Physicians' Online stock owned by those stockholders, determining the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value.

   Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) be charged pro rata against the value of all shares of Physicians' Online stock entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

   Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the time of the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Physicians' Online stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.

   A stockholder may withdraw a demand for appraisal and accept the Mediconsult common stock at any time within 60 days after the time of the merger, or thereafter may withdraw such a demand with the written approval of the surviving corporation. If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on the Court of Chancery's deeming the terms to be just. If, after the merger, a holder of Physicians' Online stock who had demanded appraisal for the holder's shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they had been converted as of the time of the merger into Mediconsult common stock.

   In view of the complexity of these provisions of the Delaware corporate law, any Physicians' Online stockholder who is considering exercising appraisal rights should consult a legal advisor.

                        COMPARISON OF STOCKHOLDER RIGHTS

General

   Both Mediconsult and Physicians' Online are corporations organized under the laws of Delaware and are therefore subject to the DGCL. However, there are differences in the charters and by-laws of Mediconsult and Physicians' Online.

Capitalization

   Mediconsult.   Mediconsult is authorized to issue 50,000,000 shares of
common stock and 1,000,000 shares of junior preferred stock On November 17, 1999, 28,940,665 shares of Mediconsult common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Mediconsult's board has the authority, without stockholder approval, to issue shares of authorized preferred stock from time to time in one or more series and to fix the rights and preferences, including voting rights, of each series of preferred stock, which rights and preferences may be superior to that of Mediconsult common stock.

   Physicians' Online.   Physicians' Online is authorized to issue 7,350,000
shares of common stock and 3,978,690 shares of preferred stock, of which 722,850 shares are designated series A convertible preferred stock, 488,932 shares are designated series B convertible preferred stock, 1,433,408 are designated series C convertible preferred stock, 623,500 are designated series D preferred stock and 750,000 shares are designated series E convertible preferred stock. On November 19, 1999 1,880,795 shares of Physicians' Online common stock were issued and outstanding, all authorized shares of Series A, B, C and D are issued and outstanding and no shares of Series E convertible preferred stock are issued or outstanding. Physicians' Online's board has the authority, without stockholder approval, to issue shares of Series E convertible preferred stock from time to time and to fix the rights, preferences, privileges and restrictions, which rights and preferences may be superior to that of Physicians' Online common stock.

Voting Rights

   Mediconsult.   Each holder of Mediconsult common stock is entitled to one vote for each share and may not cumulate votes for the election of directors. Except as otherwise provided in the Mediconsult charter or by-laws, the holders of Mediconsult preferred stock and Mediconsult common stock vote together as a single class on all matters voted on by the Mediconsult stockholders.

   Physicians' Online.   Each holder of Physicians' Online common stock is
entitled to one vote for each share and may not cumulate votes for the election of directors. The Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock are entitled to the number of shares of common stock into which each series is then convertible. Except as otherwise provided in the Physicians' Online charter or by-laws or as required by law, the holders of Physicians' Online preferred stock and common stock vote together as a single class on all matters voted on by the Physicians' Online stockholders.

Number and Classification of Directors

   Mediconsult.   Mediconsult's by-laws, as amended in connection with the
merger, provide that the number of directors may not be less than one nor more than ten. Directors do not need to be stockholders of Mediconsult nor Delaware residents. A single class of directors is elected at the annual meeting of stockholders (or any adjournment thereof) and hold office until the next annual meeting of stockholders and until their successors are elected and qualified. The board of directors may increase or decrease the number of directors by resolution. In addition, Mediconsult agreed to appoint to its board of directors, as of the effective time of the Merger, four Physicians' Online nominees. At the Mediconsult 2000 annual meeting, the directors of Mediconsult have agreed to nominate and recommend the election of one Physicians' Online nominee for each 10 percent of common stock of Mediconsult then held by the former Physicians' Online stockholders, not to exceed a total of four.

   Physicians' Online. The number of directors constituting the Physicians' Online board is seven. Directors do not need to be stockholders. Each director holds office until the next annual meeting of stockholders and until his successor is elected and qualifies, provided, a director may resign at any time.

Removal of Directors

   Mediconsult.   Mediconsult's by-laws provide that a director may be removed from office at any time, with or without cause, in the manner provided in the Delaware Corporation Law.

   Physicians' Online.   Physicians' Online's by-laws provide that a director
may be removed with or without cause at any time by the affirmative vote of stockholders holding of record in the aggregate at least a majority of the outstanding shares of stock of Physicians' Online.

Filling Vacancies on the Board of Directors

   Mediconsult.   Mediconsult's by-laws provide that a vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors even if less than a quorum. A director elected to fill a vacancy serves the remainder of his predecessor's term and until his successor is elected and qualified. A vacancy caused by an enlargement of the board may be filled by the affirmative vote of the majority of the directors then in office, an election at a general meeting, or at a special meeting of the stockholders called for that purpose. A director chosen to fill such a position shall hold office only until the next election of directors by the stockholders. In connection with the merger, Mediconsult has agreed to increase the size of the board to 10 and to fill the resulting vacancies with four Physicians' Online nominees.

   Physicians' Online.   Physicians' Online's by-laws provide that a vacancy or
newly created directorship resulting from an increase in the authorized number of directors on the board of directors may be filled by a majority of the directors then in office or by a sole remaining director. A director elected to fill a vacancy holds office until the next annual election of directors by the stockholders and until his successor is duly elected and qualified.

Charter Amendments

   Mediconsult.   In accordance with Section 242 of the DGCL, after the board of directors has adopted a resolution declaring the advisability of the amendment, the Mediconsult charter may be amended by a vote of the majority of the stockholders entitled to vote thereon, except any amendment to Article 11 of the Mediconsult charter, pertaining to the indemnification of officers and directors of Mediconsult, requires a vote of two-third of the voting power of Mediconsult.

   Physicians' Online.   In accordance with Section 242 of the DGCL, after the
board of directors has adopted a resolution declaring the advisability of the amendment, the Physicians' Online charter may be amended by a vote of the majority of the stockholders entitled to vote thereon.

Amendments to By-Laws

   Mediconsult.   Mediconsult's by-laws provide that the by-laws may be amended by a majority of the Directors present at any meeting of the board of directors at which a quorum is present. Under the DGCL, the stockholders also have the power to amend Mediconsult's bylaws but the Mediconsult charter provides that any amendment made to the by-laws by the stockholders requires the vote of at least two-thirds of the total voting power.

   Physicians' Online. The board of directors of Physicians' Online may amend the by-laws of the corporation at any regular or special meeting of the board, provided that paragraph (c) of section 3.3 and section 7.4(b) of the by-laws may be altered only be action of the stockholders as provided for in the by-laws.

Any amendment of the by-laws adopted by action of the stockholders cannot be amended by the board of directors. The by-laws of Physicians' Online may also be amended by the vote of a majority in interest of the stockholders represented and entitled to vote on the election of directors.

Action by Written Consent

   Mediconsult. Mediconsult's charter provides that any action taken by the stockholders may be taken by written consent in lieu of a meeting, without prior notice or vote, of the number of holders necessary to authorize such action.

   Physicians' Online. Physicians' Online's by-laws provide that any action taken by the stockholders may be taken by written consent in lieu of a meeting, without prior notice or vote, of the number of holders necessary to authorize such action.

Notice of Stockholder Actions

   Mediconsult. Mediconsult's by-laws require written notice stating the place, day and hour of any meeting no less than ten and no more than sixty days before the date of the meeting. In the case of a special meeting, the purpose of such meeting must also be stated.

   Physicians' Online. Physicians' Online's by-laws require written notice stating the place, day and hour of any meeting no less than ten and no more than sixty days before the date of the meeting. In the case of a special meeting, the purpose of such meeting must also be stated.

Right to Call Special Meeting of Stockholders

   Mediconsult. Mediconsult's by-laws provide that special meetings of the stockholders for any purpose may be called by the President, the board of directors, holders of not less than one tenth of all the shares entitled to vote at the meeting, or legal counsel as last designated by resolution of the board of directors.

   Physicians' Online. Physicians' Online's by-laws provide that special meetings of the stockholders for any purpose may be called by the Chairman of the board of directors, the President, the board of directors or by holders of a majority of the issued and outstanding shares of common stock.

Limitation of Personal Liability of Directors

   The DGCL, provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damage for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

  . any breach of the director's duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  . willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

  . any transaction from which the director devised an improper personal benefit

   Mediconsult. The Mediconsult charter provides that except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director shall be personally liable to Mediconsult or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability.

   Physicians' Online. The Physicians' Online charter provides that except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director shall be personally liable to Physicians' Online or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability.

Dividends

   Mediconsult. Mediconsult's by-laws provide that the board of directors may declare dividends whenever, and in such amounts as the Board sees advisable. Mediconsult's charter provides that dividends in cash, property or shares of Mediconsult may be paid upon the preferred and common stock, as and when declared by the board of directors, out of funds of Mediconsult to the extent and in the manner permitted by law. If at any time it has outstanding more than one class of shares, it may pay dividends on its shares to the holders of any class of shares, without the vote of stockholders of the class in which the payment is to be made.

   Physicians' Online. Physicians' Online's by-laws provide that, subject to provisions of the charter, the board of directors may, out of funds legally available therefor at any regular or special meeting, declare dividends on the capital stock as and when the board deems expedient. Physicians' Online's charter provides that the holders of shares of common stock of Physicians' Online and Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock may be paid dividends if declared by the board of directors. Dividends on the preferred stock will be paid prior and in preference to any declaration or payment of any dividend on the common stock.

Conversion and Redemption

   Mediconsult. The Mediconsult charter give the board of directors "blank check" power to issue preferred stock with such conversion and redemption powers as it deems appropriate. Holders of Mediconsult common stock have no right to convert their shares into any other shares of capital stock of Mediconsult or any other securities. No shares of Mediconsult preferred stock are currently outstanding.

   Physicians' Online. Holders of Physicians' Online common stock have no right to convert their shares into any other shares of capital stock of Physicians' Online. Each share of series A, series B and series D preferred stock is convertible, at the option of the holder, into one share of common stock. Each share of Series C preferred stock is convertible, at the option of the holder, into approximately 1.41 shares of common stock.

   On the written consent of holders of 66 2/3% of the outstanding shares of a series of preferred stock, each share of such series of preferred stock will be automatically converted into shares of common stock based on the conversion ratios set forth above.

   At the election of the holders of at least 66 2/3% of the outstanding shares of series C preferred stock and series D preferred stock voting as a class, Physicians' Online is required to redeem pro rata from all such holders on each January 1 of each 2000, 2001 and 2002, one-third of the shares of series C preferred stock and series D preferred stock outstanding on December 31, 1999.

   If the series C preferred stock and series D preferred stock elect to have their shares redeemed, the holder of series A preferred stock and series B preferred stock, on the vote of at least 66 2/3% of the outstanding shares of either series, have the right to elect to have the same proportion of their shares redeemed as is redeemed from the holders of shares of series C preferred stock and series D preferred stock. The redemption prices are as follows: $2.67 for the series A preferred stock; $8.91 for the series B preferred stock; $9.00 for the series C preferred stock and $14.03 for the series D preferred Stock.

Liquidation

   Mediconsult. Mediconsult's charter provides that upon any liquidation, dissolution or winding up of the company, and after the payment of all of its obligations, including any preferences granted to preferred stock, the remainder of Mediconsult, a portion of its assets, in cash or in property, subject to the limitations in the DGCL, shall be distributed to the stockholders of Mediconsult. Any such partial liquidation may be made without the vote or approval of the stockholders. Mediconsult may also make purchases of its common or preferred stock, directly or indirectly, to the extent of unreserved and unrestricted earned surplus available, without the vote or approval of stockholders.

   Physicians' Online. Physicians' Online's charter provides that upon any liquidation, dissolution or winding up of Physicians' Online, the holders of shares of series C preferred stock and series D preferred stock are entitled to receive, prior to any distribution of any assets of Physicians' Online, an amount per share of $9.00 in the case of the series C preferred stock and $14.03 in the case of the series D preferred stock. After such distribution to the holders of the series C and series D preferred stock, holders of shares of series A preferred stock and series B preferred stock are entitled to receive, prior to any other distribution of any assets of Physicians' Online, an amount per share of $2.67 in the case of the series A preferred stock and $8.91 in the case of the series B preferred stock. After the payment of the obligations due to the preferred stockholders, the common stockholders are entitled to receive an aggregate amount equal to the sum of the stated capital plus additional paid-in-capital properly allocable to the common stock, which aggregate amount is to be distributed ratably among the common stockholders.

   The remaining assets of Physicians' Online available for distribution to stockholders are to be distributed among the holders of series A preferred stock, series B preferred stock, series C preferred stock, series D preferred stock and the common stock pro rata based on the number of shares of common stock held by each stockholder and issuable to each stockholder upon conversion of all such series A, B, C and D preferred stock.

   Pursuant to Physicians' Online's charter, a liquidation, dissolution or winding up of Physicians' Online is deemed to be occasioned by, or to include, among other things, the acquisition of Physicians' Online by another entity by means of any transaction or series of related transactions. The merger of Physicians' Online and Mediconsult is thus a deemed liquidation event, entitling each series of preferred stock to its liquidation preferences set forth above.

                       REPRESENTATION AT SPECIAL MEETING

   A representative of Arthur Andersen will be present at the Physicians' Online Special Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

                                 LEGAL MATTERS

   The validity of the shares of Mediconsult common stock to be issued in connection with the merger will be passed upon for Mediconsult by Covington & Burling.

                                    EXPERTS

   The consolidated audited financial statements of Mediconsult as of September 30, 1999, included in this joint Information/Proxy Statement/Prospectus have been audited by PricewaterhouseCoopers, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited financial statements of Physicians' Online, Inc. included in this joint Information/Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   You should rely only on the information contained in this joint Information/Proxy Statement/Prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this joint Information/Proxy Statement/Prospectus. This joint Information/Proxy Statement/Prospectus is dated November 19, 1999. You should not assume that the information contained in this joint Information/Proxy Statement/Prospectus is accurate as of any date other than, November 19, 1999, and neither the mailing of the joint Information/Proxy Statement/Prospectus to stockholders nor the issuance of Mediconsult common stock in the merger shall create any implication to the contrary.

                              MEDICONSULT.COM INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)

Report of Independent Accountants

To the Shareholders of
Mediconsult.com Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mediconsult.com Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Chartered Accountants

Hamilton, Bermuda
February 26, 1999

[ PWC LOGO ]

                              MEDICONSULT.COM INC.

                          CONSOLIDATED BALANCE SHEETS

                         AT DECEMBER 31, 1998 AND 1997

                          (expressed in U.S. dollars)

                                                          1998        1997
                                                           $           $
                                                       ----------  ----------
                        ASSETS
Current assets
Cash..................................................    135,053     400,949
Accounts receivable...................................    135,790     157,810
                                                       ----------  ----------
  Total current assets................................    270,843     558,759
                                                       ----------  ----------
Non-current assets
Tangible fixed assets.................................     52,790     193,004
Intangible fixed assets...............................    818,750         --
                                                       ----------  ----------
  Total non-current assets............................    871,540     193,004
                                                       ----------  ----------
Total assets..........................................  1,142,383     751,763
                                                       ==========  ==========
                     LIABILITIES
Current liabilities
Accounts payable and accrued liabilities..............    243,413      42,399
Advances from stockholder.............................    513,589     143,838
Unearned revenue......................................    107,000         --
                                                       ----------  ----------
  Total liabilities...................................    864,002     186,237
                                                       ==========  ==========
                 STOCKHOLDERS' EQUITY

Preferred stock, 5,000,000 shares authorized,
 1,000,000 shares designated, 250,000 and 430,000
 shares issued and outstanding at December 31, 1998
 and 1997, respectively...............................  4,300,000   2,500,000
Common stock, $.001 par value, 50,000,000 shares
 authorized, 17,291,400 and 18,519,950 shares issued
 and outstanding at December 31, 1998 and 1997,
 respectively.........................................     18,520      17,291
Additional paid-in capital............................  5,242,981   1,651,256
Deferred compensation.................................   (884,109)   (113,277)
Retained deficit...................................... (8,399,011) (3,489,744)
                                                       ----------  ----------
  Total stockholders' equity..........................    278,381     565,526
                                                       ----------  ----------
Total liabilities and stockholders' equity............  1,142,383     751,763
                                                       ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              MEDICONSULT.COM INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)

                                              1998        1997        1996
                                               $           $           $
                                           ----------  ----------  ----------
Revenues..................................  1,030,934     256,374         --
                                           ----------  ----------  ----------
Operating expenses
Product and content development...........  1,316,188     765,864         --
Marketing, sales and client service.......  1,811,710   1,130,340     435,637
General and administrative................  1,012,719     792,213     403,794
Depreciation..............................    170,439     132,768         --
Fair value of options granted to
 employees................................    275,145      40,235         --
Fair value of options granted to
 consultants..............................  1,354,000         --          --
                                           ----------  ----------  ----------
  Total operating expenses................  5,940,201   2,861,420     839,431
                                           ----------  ----------  ----------
Loss from operations...................... (4,909,267) (2,605,046)   (839,431)
                                           ----------  ----------  ----------
Interest expense, net.....................        --      (20,000)    (22,667)
                                           ----------  ----------  ----------
Net loss.................................. (4,909,267) (2,625,046)   (862,098)
                                           ==========  ==========  ==========
Net loss per share
Basic and diluted.........................      (0.27)      (0.16)      (0.08)
Weighted average shares--basic............ 17,910,898  16,729,900  11,137,662


  The accompanying notes are an integral part of these consolidated financial statements.

                              MEDICONSULT.COM INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)

                                           Additional
                          Preferred Common  paid-in     Deferred
                            stock   stock   capital   compensation  Deficit      Total
                              $       $        $           $           $           $
                          --------- ------ ---------- ------------ ----------  ----------
Balance--January 1,
 1996...................        --   2,700       --           --       (2,600)        100
Issuance of common
 stock..................        --  13,009   982,976          --          --      995,985
Options exercised.......        --     500    12,000          --          --       12,500
Net loss................        --     --        --           --     (862,098)   (862,098)
                          --------- ------ ---------   ----------  ----------  ----------
Balance--December 31,
 1996...................        --  16,209   994,976          --     (864,698)    146,487
Conversion of
 debentures.............        --   1,000   499,000          --          --      500,000
Options exercised.......        --      82     3,768          --          --        3,850
Stockholder advances
 converted to shares....  2,500,000    --        --           --          --    2,500,000
Deferred compensation...        --     --    153,512     (153,512)        --          --
Amortization of deferred
 compensation...........        --     --        --        40,235         --       40,235
Net loss................        --     --        --           --   (2,625,046) (2,625,046)
                          --------- ------ ---------   ----------  ----------  ----------
Balance--December 31,
 1997...................  2,500,000 17,291 1,651,256     (113,277) (3,489,744)    565,526
Shares issued in
 exchange for services..        --     100   119,900          --          --      120,000
Shares issued for
 acquisition of
 PharmInfoNet...........        --     100   818,650          --          --      818,750
Stockholder advances
 converted to shares....  1,800,000    --        --           --          --    1,800,000
Stock options
 exercised..............        --   1,029   253,199          --          --      254,228
Compensation to non-
 employees..............        --     --  1,354,000          --          --    1,354,000
Deferred compensation to
 employees..............        --     --  1,045,976   (1,045,976)        --          --
Amortization of deferred
 compensation...........        --     --        --       275,144         --      275,144
Net loss................        --     --        --           --   (4,909,267) (4,909,267)
                          --------- ------ ---------   ----------  ----------  ----------
Balance--December 31,
 1998...................  4,300,000 18,520 5,242,981     (884,109) (8,399,011)    278,381
                          ========= ====== =========   ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              MEDICONSULT.COM INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)

                                               1998        1997       1996
                                                $           $           $
                                            ----------  ----------  ---------
Cash flows from operating activities
Net loss................................... (4,909,267) (2,625,046)  (862,098)
Adjustments to reconcile net loss to net
 cash used in operating activities
  Depreciation of fixed assets.............    170,439     132,768        --
  Services received in exchange for common
   stock...................................    120,000         --         --
  Fair value of options granted............  1,629,144      40,235        --
Changes in assets and liabilities
  Accounts receivable......................     22,020    (157,810)       --
  Deferred medical content costs...........        --      161,600   (161,600)
  Accounts payable and accrued
   liabilities.............................    201,014       3,366     39,033
  Unearned revenue.........................    107,000         --         --
  Interest payable.........................        --      (22,667)    22,667
                                            ----------  ----------  ---------
  Net cash used in operating activities.... (2,659,650) (2,467,554)  (961,998)
                                            ----------  ----------  ---------
Cash flows from investing activities
Fixed assets purchases.....................    (30,225)   (120,474)  (205,298)
                                            ----------  ----------  ---------
  Net cash used in investing activities....    (30,225)   (120,474)  (205,298)
                                            ----------  ----------  ---------
Cash flows from financing activities
Advances from shareholder..................  2,169,751   2,591,997     51,841
Issuance of common stock...................    254,228       3,850  1,008,585
Issuance of notes payable..................        --          --     500,000
                                            ----------  ----------  ---------
  Net cash provided by financing
   activities..............................  2,423,979   2,595,847  1,560,426
                                            ----------  ----------  ---------
(Decrease) increase in cash................   (265,896)      7,819    393,130
Cash--Beginning of year....................    400,949     393,130        --
                                            ----------  ----------  ---------
Cash--End of year..........................    135,053     400,949    393,130
                                            ==========  ==========  =========
Non-cash financing activities (note 3)

  The accompanying notes are an integral part of these consolidated financial statements.

                             MEDICONSULT.COM INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)


1. Organization.

  Mediconsult.com, Inc. (the "Company") was originally incorporated under the laws of the State of Colorado in October 1989. In April 1996, the Company purchased Mediconsult.com Limited, a Bermuda corporation ("MCL"), through a merger in which MCL became a wholly-owned subsidiary, resulting in 90% of the outstanding stock of Mediconsult.com, Inc. being held by the former stockholders of MCL--The Mediconsult Trust, controlled by Mr. Robert Jennings and Michel Bazinet. In December 1996, the Company consummated a reincorporation merger pursuant to which it became a Delaware corporation. Mediconsult conducts its business primarily through MCL.

  The Company is a provider of patient-oriented healthcare information and services on the World Wide Web. The Company's sites provide a source of medical information and are designed to empower consumers through increased consumer education regarding medical conditions and treatment alternatives. The Company's sites also provide a destination on the Internet where visitors can interact with others in communities centered around chronic medical conditions and other health issues. The Company facilitates this environment through an array of complementary services such as moderated on-line support groups and discussion forums.

2. Need for future capital.

  The Company has sustained losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. At December 31, 1998, the Company has an accumulated deficit of $8,399,011. The implementation of the Company's business plan is dependent on obtaining additional financing through public or private sources, strategic relationships or other arrangements. The Company's current cash resources and anticipated cash flow from operating activities are not expected to be sufficient to meet its anticipated need for working capital. The Company has a commitment from its majority stockholder to provide additional funds, as needed, to cover its working capital needs through February 2000. However, the Company will require additional funds to implement its business plan and growth plans. There can be no such assurance that such additional financing will be available on terms attractive to the Company, or at all.

3. Significant accounting policies.

  These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The following is a summary of the Company's significant accounting policies:

    (a) Basis of presentation. The consolidated financial statements have been prepared on a going concern basis with the assumption that the Company will secure additional financing through a private or public share offering or from the principal shareholders to fund cash flow deficiencies and the Company will ultimately become profitable.

    (b) Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             MEDICONSULT.COM INC.

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)


    (c) Basis of consolidation. These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

    (d) Concentration of credit risk. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, short- and long-term investments and accounts receivable. Substantially all of the Company's cash, short- and long-term investments are managed by one financial institution. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically such losses have been immaterial and within management's expectations. At December 31, 1998, two customers accounted for 43% and 12% of the accounts receivable balance, respectively. During 1998 and 1997, one customer accounted for 65% and 55% of net revenues, respectively.

    (e) Revenue recognition. The Company's revenues are derived from the development and implementation of online marketing and advertising programs for pharmaceutical and other healthcare companies. Such revenues are recognized ratably over the period that the development work is performed. Development work could include marketing research, focus group testing, online testing of visitor preferences and development of customized client Web sites.

    Revenue from the sale of banner advertisements are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of "impressions", or times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

    Revenues from the licensing of the Company's content are recognized ratably over the period of the license agreement.

    A number of the Company's agreements provide that the Company receive revenues from electronic commerce transactions. These revenues are recognized by the Company upon notification of revenues earned by the Company and, to date, have not been material.

    (f) Tangible fixed assets. Property and equipment, mainly comprising purchased computer equipment and software, are recorded at cost and depreciated using the straight-line method over their estimated useful lives of two years. The carrying amounts and accumulated depreciation for fixed assets sold or retired are eliminated from the respective accounts and gains or losses realized on disposition are reflected in the accompanying consolidated statements of operations.

    (g) Intangible fixed assets. Intangible fixed assets comprise content and design of PharmInfo.com (note 4). Intangible fixed assets are recorded at cost and amortized using the straight-line method over their estimated useful lives of two years. No amortization was recorded in the year ended December 31, 1998, as PharmInfo.com was acquired on December 31, 1998. The recoverability of these assets is continually evaluated by comparing the remaining unamortized cost to the estimated future cash flows of the associated assets. Provisions for estimated losses are recorded in the period in which such losses are determined.

    (h) Marketing and advertising. Advertising production costs are recorded as expense the first time an advertisement appears. All other advertising costs are expensed as incurred. The Company does not incur any direct response advertising costs.

                             MEDICONSULT.COM INC.

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)


    (i) Product and content development costs. The cost of development and enhancement of the technology used in the Company's Web sites is expensed as incurred.

    (j) Employee stock option compensation. Stock options for common stock granted to employees are expensed over their vesting period based on their fair value at the date of the grant under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The fair value of stock options is estimated using an option-pricing model that takes into account the exercise price, expected life of the options, current market price of the common stock and its expected volatility, expected dividends on the common stock, and the risk-free interest rate based on zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.

    (k) Basic and diluted net loss per share. The Company adopted SFAS No. 128, "Earnings per Share," during the year ended December 31, 1997 and retroactively restated all prior periods. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

    (l) Comprehensive income. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. The disclosure prescribed by SFAS No. 130 must be made for the Company's year ended December 31, 1998. For the years presented, the Company's comprehensive income was equal to net income.

    (m) Segments. Additionally, in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 will be effective for the year ended December 31, 1998 consolidated financial statements. The Company believes that it does not operate in more than one segment.

    (n) Fair value of financial instruments. SFAS No. 107, "Disclosure about the Fair Value of Financial Instruments," requires disclosure about the fair value of certain financial instruments. The Company's financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, and advances from shareholder are carried at cost which approximates their fair value because of the short-term maturity of these instruments.

    (o) Organization costs. All costs associated with start-up activities and organization costs are expensed as incurred.

    (p) Recent pronouncements. In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use and whether it should be expensed or capitalized. The SOP is effective for financial statements for fiscal years

                             MEDICONSULT.COM INC.

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)

  beginning after December 15, 1998. Management believes that the Company currently complies with the provisions of this standard and, therefore, believes that the adoption of this standard will not have a significant impact on the Company's business, financial condition and results of operations.

    The AcSEC SOP 98-5 "Reporting Costs of Start-UP Activities", is effective for fiscal years beginning after December 15, 1998. This SOP requires costs of start-up activities and organization costs to be expensed as incurred. Currently, the Company expenses such costs as incurred and, consequently, management believes that the adoption of this SOP will not have an impact on the Company's business, financial condition and results of operations.

4. Acquisition of PharmInfo.com.

  On December 31, 1998 the Company acquired the content and design of the PharmInfo.com Web site in exchange for 100,000 shares of the Company. The acquisition of PharmInfo.com was completed through the contribution of the PharmInfo.com Web site, including its content and design, to a company formed for the purpose of the transaction and merger of such newly-formed company into PharmInfoNet, Inc., a newly-formed subsidiary of the Company. The content and design of PharmInfo.com was recorded for $818,750, equivalent to the quoted market price of the Company's shares on December 31, 1998. The value will be amortized over an estimated useful life of two years.

5. Non-cash financing activities.

  On June 30, 1997, notes payable of $500,000 were converted to 1,000,000 shares of common stock. On August 1, 1998 the Company issued 100,000 shares of common stock to Arnhold and S. Bleichroeder, Inc. as a fee for corporate finance advisory services. On December 31, 1998 the Company issued 100,000 shares of common stock to acquire PharmInfo.com. Also, during the years ended December 31, 1998 and 1997, $1.8 million and $2.5 million of advances from shareholder, respectively, were exchanged for 180,000 and 250,000 shares of Preferred Stock.

6. Fixed assets.

  Fixed assets comprise:

                                                               1998
                                                   -----------------------------
                                                           Accumulated  Net book
                                                    Cost   depreciation  value
                                                      $         $          $
                                                   ------- ------------ --------
Computer equipment................................ 132,626   103,152     29,474
Computer programming.............................. 223,371   200,055     23,316
                                                   -------   -------    -------
Total fixed assets................................ 355,997   303,207     52,790
                                                   -------   -------    -------
                                                               1997
                                                   -----------------------------
                                                           Accumulated  Net book
                                                    Cost   depreciation  value
                                                      $         $          $
                                                   ------- ------------ --------
Computer equipment................................ 102,401    44,397     58,004
Computer programming.............................. 223,371    88,371    135,000
                                                   -------   -------    -------
Total fixed assets................................ 325,772   132,768    193,004
                                                   -------   -------    -------

                             MEDICONSULT.COM INC.

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)


7. Advances from shareholder.

  Advances from shareholder are interest free and repayable on demand.

8. Capital stock.

    (a) Authorized capital stock. During the years ended December 31, 1998 and 1997, 250,000 and 750,000 shares of $.001 par value preferred stock, respectively, were designated as a series called "$10 Non-Cumulative Preferred Stock." The Certificate of Designation was amended on September 30, 1998 to, among other things, change the $10 Non-Cumulative Preferred Stock to a cumulative preferred stock and change the name to "Preferred Stock."

    At December 31, 1998 and 1997, authorized capital stock comprises:

                                          1998                   1997
                                 ---------------------- ----------------------
                                            Liquidation            Liquidation
                                 Number of     value    Number of     value
                                   shares        $        shares        $
                                 ---------- ----------- ---------- -----------
   Preferred Stock
   $.001 par value preferred
    stock.......................  4,000,000      4,000   4,750,000      4,750
   Preferred Stock..............  1,000,000 10,000,000     250,000  2,500,000
                                 ---------- ----------  ----------  ---------
                                  5,000,000 10,004,000   5,000,000  2,504,750
                                 ---------- ----------  ----------  ---------
   Common stock, $.001 par
    value....................... 50,000,000     50,000  50,000,000     50,000
                                 ---------- ----------  ----------  ---------

    (b) Share rights

      i) $.001 par value preferred stock. The preferred stock may be issued from time to time in series as determined by the Board of Directors. The Board of Directors is authorized to fix and determine the variations in the relative rights and preferences as between series. The preferred stock may have limited, contingent or no voting powers; may have such designations, preferences, dividends and relative, participating, optional or other special rights; and be subject to such qualifications, limitations and restrictions as the Board of Directors shall determine. The preferred stock may be subject to redemption by the Company or at the options of the holders thereof and may be convertible into common stock or exchangeable for other securities of the Company. So long as no shares of any class or series established by resolution of the Board of Directors have been issued, the voting rights, designations, preferences and relative, optional, participating or other rights of these shares may be amended by resolution of the Board of Directors.

      ii) Preferred Stock. In September 1998, the Board of Directors and the stockholders, respectively, approved an amendment (the "Amendment") to the Certificate of Designation of the Preferred Stock to, among other things, change the existing $10 Non-Cumulative Preferred Stock to a cumulative preferred stock and change the name to "Preferred Stock." Under the amendment each issued and outstanding share of Preferred Stock entitles the holder of record to receive cumulative dividends payable in additional shares of Preferred Stock at the rate of 8% per annum, payable semi-annually. Each share of Preferred Stock is automatically convertible into 8.33 shares of common stock, subject to an amendment, upon certain occurrences. The conversion rate of the Preferred Stock has

                             MEDICONSULT.COM INC.

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)

    standard anti-dilution protections in the event of stock splits, dividends, combinations, mergers and reorganizations, but is not protected from issuances below the base conversion rate. No dividends were declared during the year ended December 31, 1997 or prior to September 30, 1998, when dividends on such shares became cumulative. In the year ended December 31, 1998 accumulated dividends were 8,600 preferred shares which are convertible into 71,666 common shares.

      (c) Issued capital stock. On April 23, 1996, 55,000 common stock were issued in exchange for the entire share capital of Mediconsult.com Limited. An additional 5,197 shares of common stock were issued on May 24, 1996 for $25,985. On August 12, 1996, a 20-for-1 share split took place, which resulted in issued common stock of 1,473,940 shares. On October 25, 1996, a 10-for-1 share split took place, which resulted in issued common stock of 14,739,400 shares. On November 13, 1996, stock options for 500,000 shares of common stock were exercised for $12,500. On November 20, 1996, the Company issued 970,000 shares of common stock for $970,000.

      On June 30, 1997, notes payable of $500,000 were converted to 1,000,000 shares of common stock. During the year ended December 31, 1997, stock options for 82,000 shares of common stock were exercised for $3,850 in total. During 1998, 100,000 shares of common stock were issued as a corporate finance advisory fee valued at $120,000 at the date of issuance and 100,000 shares of common stock were issued to acquire PharmInfo.com, including rights to content, valued at $818,750 at the date of issuance in non-cash financing activities (see note 5). Also, during the year ended December 31, 1998, stock options for 790,000, 16,000, and 222,550 common stock were exercised for $19,750, $800 and $233,678 in total, respectively.

      During the years ended December 31, 1998 and 1997, 180,000 and 250,000 shares of the $10 Non-Cumulative Preferred Stock were issued on conversion of advances from shareholder of $1.8 million and $2.5 million, respectively.

      At December 31, 1998 and 1997 issued capital stock comprises:

                                            1998                 1997
                                    -------------------- --------------------
                                    Number of    Value   Number of    Value
                                      shares       $       shares       $
                                    ---------- --------- ---------- ---------
     Preferred Stock, $10
      liquidation value............    430,000 4,300,000    250,000 2,500,000
     Common stock, $.001 par
      value........................ 18,519,950 2,854,424 17,291,400 1,512,435
                                               ---------            ---------
     Total capital stock...........            7,154,424            4,012,435
                                               ---------            ---------

9. Stock options.

  The Company has a 1996 Stock Option Plan (the "Plan") to provide incentives to employees, directors and consultants. The maximum term of options granted under the Plan is ten years. The Board of Directors has the exclusive power over the granting of options and their vesting provisions. During the year ended December 31, 1998, the number of common stock covered by the Plan was increased from 1,000,000 to 2,500,000.

  During 1998, the Company entered into an agreement with Treacy & Co., LLC that granted options for 2 million shares to Treacy & Co., LLC for consulting services provided. The options granted have an exercise price of $0.003 and were vested immediately upon granting.

                             MEDICONSULT.COM INC.

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)


  Stock options for common stock comprise:

                                     1998                       1997
                           -------------------------- -------------------------
                                          Weighted                  Weighted
                                          average                   average
                           Number of   exercise price Number of  exercise price
                             shares          $         shares          $
                           ----------  -------------- ---------  --------------
Outstanding--Beginning of
 year....................   1,150,000       0.25        980,000       0.03
Granted during the year..   2,605,050       0.38        252,000       1.03
Exercised during the
 year....................  (1,028,550)      0.23        (82,000)      0.05
Cancelled during the
 year....................     (10,500)      0.29            --         --
                           ----------       ----      ---------       ----
Outstanding--End of
 year....................   2,716,000       0.37      1,150,000       0.25
                           ----------       ----      ---------       ----
Exercisable--End of
 year....................   2,318,800       0.12        967,000       0.28
                           ----------       ----      ---------       ----

                                           Range of effective prices
                                 ---------------------------------------------
Outstanding--December 31, 1998
Stock options for number of
 common stock...................  2,000,000  96,000  320,000  200,000  100,000
Weighted average exercise price
 contractual life (years)....... $    0.003 $  0.05 $   1.05 $   1.50 $   3.50
Average remaining...............       4.75    0.75     1.75     1.75      2.0
                                           Range of effective prices
                                 ---------------------------------------------
Exercisable--December 31, 1998
Stock options for number of
 common stock...................  2,000,000  96,000  185,800   30,000   10,000
Exercise price.................. $    0.003 $  0.05 $   1.05 $   1.50 $   3.50

  During the years ended December 31, 1998 and 1997, the fair values of the options granted were $1,045,976 and $153,572, respectively. The weighted average exercise price and weighted average fair value of options whose exercise price exceeded the market value at the grant date during 1998 were $1.24 and $0.23, respectively. The weighted average exercise price and weighted average fair value of options whose exercise price was less than the market value at the grant date during 1998 were $0.18 and $1.03, respectively.

  The fair values of the options were estimated using an option-pricing model based on the weighted average risk-free interest rates ranging between 4.231% and 5.470%, an expected life of the options of two years, an expected volatility of the common stock ranging between 105.1% and 185.4% and no expected dividends on the common stock.

10. Advertising.

  During the years ended December 31, 1998, 1997 and 1996 the Company incurred $314,400, $252,400 and $Nil of advertising expenses, respectively.

11. Related party transactions.

  During the years ended December 31, 1998 and 1997, advances from shareholders of $2,169,751 and $2,591,997, respectively, were made to the Company, of which $1,800,000 and $2,500,000, respectively, were converted to common stock and $30,000 and $Nil, respectively, were repaid.

                             MEDICONSULT.COM INC.

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)


  On October 1, 1998, options to acquire 2 million shares of common stock were granted to Treacy & Co., LLC. Michael Treacy is both a director in the Company and a principal in Treacy & Co., LLC.

  The Company is headquartered in Hamilton, Bermuda, occupying space in the office of Robert A. Jennings, Chief Executive Officer and shareholder, at no cost.

12. Taxation.

  The Company's operations are conducted by its Bermuda subsidiary. The subsidiary has received an undertaking from the Bermuda Government exempting it from all local income, profits and capital gains taxes until the year 2016. At the present time, no such taxes are levied in Bermuda. The Company is a Delaware holding company and is currently not subject to taxation in the United States.

13. Subsequent events.

  On February 26, 1999, the Company sold, in a private placement, an aggregate of 506,329 shares of the newly designated voting senior preferred stock and warrants exercisable for five years to purchase 224,000 shares of the senior preferred stock to Nazem & Company IV, L.P. Transatlantic Venture Fund C.V. (a joint venture of Nazem & Company and Banque Nationale de Paris) and certain other individual investors, for an aggregate of $3.2 million. The purchase price and the conversion price of the senior preferred stock and exercise of the warrants was $6.32 per share. The shares of the senior preferred stock are convertible at any time at the option of the holder into an equal number of shares of common stock, subject to adjustment, and will be automatically converted into an equal number of shares of common stock upon closing of the public offering.

  On February 25, 1999, the Company amended its agreement to grant 400,000 warrants to Arnhold and S. Bleichroeder, Inc. As a result, the Company delivered warrants to purchase 200,000 shares upon initial filing of its offering prospectus for a public offering of the Company's common stock. The remaining 200,000 warrants are deliverable in 2000 and are subject to continued performance of financial advisory services by a particular individual on behalf of Arnhold and S. Bleichroeder, Inc. The warrants have an exercise price of $1.22, expire on March 1, 2004 and have cash-less exercise provisions and anti-dilution provisions comparable to the senior preferred stock warrants.

  In February 1999, the Company entered into a memorandum of agreement outlining the principal terms of an exclusive management arrangement with CyberDiet, LLC, the owner of Cyberdiet.com, a Web site providing tailored nutritional information and programs, that granted the Company the sold right to place advertisements on the Web site, to link traffic and to manage the content of the Web site. The Company has an option to purchase CyberDiet, LLC and CyberDiet, LLC has, under certain circumstances, the right to cause the Company to purchase it in exchange for 400,000 shares of the Company's common stock.

  In February 1999, the Company entered into an exclusive sponsorship agreement with the InterNational Council of Infertility Information Dissemination, a not-for-profit organization, relating to INCIID.org that granted the Company the sole right to place advertisements on the Web site, to link traffic and to manage the content on the Web site. In connection with this agreement, the Company made commitments to pay the InterNational Council of Infertility Information Dissemination $0.5 million per year beginning in 1999, for three years in equal quarterly installments, in cash or common stock, at the option of the Company.

                             MEDICONSULT.COM INC.

                       DECEMBER 31, 1998, 1997 AND 1996

                          (expressed in U.S. dollars)


  In February 1999, the Company entered into a memorandum of agreement outlining the principle terms of a 50/50 joint venture with CommonHealth LLP, a healthcare advertising firm. The Company expects to advance approximately $0.3 million to the joint venture for the initial capitalization. Under the terms of the agreement, the Company may borrow the initial capitalization amount from CommonHealth LLP, which would be repaid through 25% of the Company's share of profits from the joint venture.

                            PHYSICIANS' ONLINE, INC.

                              FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1998 AND 1997

                         TOGETHER WITH AUDITORS' REPORT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Physicians' Online, Inc.:

  We have audited the accompanying balance sheets of Physicians' Online, Inc. (a Delaware corporation) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' (deficit) and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Physicians' Online, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New York, New York
July 19, 1999

                            PHYSICIANS' ONLINE, INC.

                                 BALANCE SHEETS

                                            December 31,
                                      --------------------------  September 30,
                                          1997          1998          1999
                                      ------------  ------------  -------------
                                                                   (Unaudited)
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......... $  3,277,610  $  1,520,854  $  1,021,443
  Accounts receivable................    1,537,532       619,322       744,558
  Prepaid expenses and other current
   assets............................      112,617       127,234       714,183
                                      ------------  ------------  ------------
    Total current assets.............    4,927,759     2,267,410     2,480,184
PROPERTY AND EQUIPMENT, net (Note
 3)..................................    1,609,289       954,788       503,775
OTHER ASSETS.........................        7,413           --            --
                                      ------------  ------------  ------------
    Total assets..................... $  6,544,461  $  3,222,198  $  2,983,959
                                      ============  ============  ============
    LIABILITIES AND SHAREHOLDERS'
              (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable................... $  2,109,768  $  2,442,625  $  3,387,416
  Accrued expenses and other current
   liabilities.......................    1,090,917     2,082,544     1,338,655
  Short-term notes payable...........          --      4,500,000    15,334,548
  Current portion of capital lease
   obligations.......................       15,322       809,567       222,187
  Current portion of long-term debt
   (Note 6)..........................      686,645           --            --
  Deferred revenue (Note 4)..........    2,113,314     1,391,307       641,693
                                      ------------  ------------  ------------
    Total current liabilities........    6,015,966    11,226,043    20,924,499
LONG-TERM DEBT (Note 6)..............      809,569     2,334,548           --
                                      ------------  ------------  ------------
    Total liabilities................    6,825,535    13,560,591    20,924,499
                                      ------------  ------------  ------------
COMMITMENTS AND CONTINGENCIES (Notes
 9 and 10)
SHAREHOLDERS' (DEFICIT):
  Preferred stock, $.01 par value:
   3,978,690 shares authorized as of
   September 30, 1999, December 31,
   1998 and 1997, respectively;......
    722,850 Series A shares issued
     and outstanding as of September
     30, 1999, December 31, 1998 and
     1997, respectively; liquidation
     value of $1,927,600;............        7,229         7,229         7,229
    448,933 Series B shares issued
     and outstanding as of September
     30, 1999, December 31, 1998 and
     1997, respectively; liquidation
     value of $3,999,986;............        4,490         4,490         4,490
    1,433,408 Series C shares issued
     and outstanding as of September
     30, 1999, December 31, 1998 and
     1997, respectively; liquidation
     value of $12,900,672;...........       14,334        14,334        14,334
    623,500 Series D shares issued
     and outstanding as of September
     30, 1999, December 31, 1998 and
     1997, respectively; liquidation
     value of $8,749,643.............        6,235         6,235         6,235
  Common stock, $.01 par value:
   7,350,000 shares authorized,
   1,855,884, 1,736,677 and 1,712,875
   shares issued and outstanding as
   of September 30, 1999, December
   31, 1998 and 1997, respectively...       17,128        17,366        18,531
  Additional paid-in capital.........   26,948,727    26,957,672    27,053,727
  Accumulated (deficit)..............  (27,279,217)  (37,345,719)  (45,045,086)
                                      ------------  ------------  ------------
    Total shareholders' (deficit)....     (281,074)  (10,338,393)  (17,940,540)
                                      ------------  ------------  ------------
    Total liabilities and
     shareholders' (deficit)......... $  6,544,461  $  3,222,198  $  2,983,959
                                      ============  ============  ============

      The accompanying notes are an integral part of these balance sheets.

                            PHYSICIANS' ONLINE, INC.

                            STATEMENTS OF OPERATIONS

                                                                    For the Nine-Months
                            For the Years Ended December 31,        Ended September 30,
                          --------------------------------------  ------------------------
                             1996         1997          1998         1998         1999
                          -----------  -----------  ------------  -----------  -----------
                                                                        (unaudited)
Revenue.................  $12,634,879  $10,904,792  $  6,054,371  $ 4,502,981  $ 4,238,793
Cost of revenue.........    2,646,621    4,136,631     4,047,678    2,803,414    3,303,679
                          -----------  -----------  ------------  -----------  -----------
  Gross profit..........    9,988,258    6,768,161     2,006,693    1,699,567      935,114
General and
 administrative
 expense................    9,925,592    8,376,531     6,986,188    4,951,785    5,309,493
Sales and marketing
 expense................    3,067,184    3,384,402     2,893,435    2,163,819    1,776,372
Depreciation and
 amortization...........    1,303,840    1,462,124     1,026,482      807,824      452,333
                          -----------  -----------  ------------  -----------  -----------
  Operating loss........   (4,308,358)  (6,454,896)   (8,899,412)  (6,233,861)  (6,603,084)
Other (expense) revenue,
 net....................      160,037     (403,558)   (1,167,090)    (198,127)  (1,096,283)
Provision for income
 taxes..................          --           --            --           --           --
                          -----------  -----------  ------------  -----------  -----------
  Net loss..............  $(4,148,321) $(6,858,454) $(10,066,502) $(6,421,988) $(7,699,367)
                          -----------  -----------  ------------  -----------  -----------
PER SHARE INFORMATION:
  Net loss per share--
    Basic and diluted...  $     (2.64) $     (4.14) $      (5.83) $     (3.73) $     (4.28)
                          ===========  ===========  ============  ===========  ===========
  Weighted average
   common shares
   outstanding--
    Basic and diluted...    1,572,832    1,656,458     1,726,485    1,719,881    1,799,081
                          ===========  ===========  ============  ===========  ===========




        The accompanying notes are an integral part of these statements.

                           PHYSICIANS' ONLINE, INC.

                     STATEMENTS OF SHAREHOLDERS' (DEFICIT)

                       Series A          Series B           Series C           Series D                           Additional
                    Preferred Stock   Preferred Stock    Preferred Stock    Preferred Stock     Common Stock
                   ----------------- ----------------- ------------------- ----------------- --------------------   Paid-in
                   Shares  Par Value Shares  Par Value  Shares   Par Value Shares  Par Value  Shares    Par Value   Capital
                   ------- --------- ------- --------- --------- --------- ------- --------- ---------  --------- -----------
BALANCE, January
1, 1996..........  772,850  $7,229   448,933  $4,490         --   $   --       --   $  --    1,546,206   $15,462  $ 6,215,581
 Issuance of
 Series D
 Preferred Stock,
 net of stock
 issuance costs
 of $139,181.....      --      --        --      --    1,433,408   14,334      --      --          --        --    12,747,157
 Purchase and
 retirement of
 treasury stock
 (Note 7)........      --      --        --      --          --       --       --      --     (123,456)   (1,235)    (183,949)
 Exercise of
 stock options
 (Note 7)........      --      --        --      --          --       --       --      --        3,275        33        4,879
 Issuance of
 Common Stock....      --      --        --      --          --       --       --      --      389,433     3,894      150,740
 Costs to obtain
 shares from a
 former officer,
 including legal
 expenses........      --      --        --      --          --       --       --      --     (216,000)   (2,160)    (112,746)
 Net loss........      --      --        --      --          --       --       --      --          --        --           --
                   -------  ------   -------  ------   ---------  -------  -------  ------   ---------   -------  -----------
BALANCE, December
31, 1996.........  722,850   7,229   448,933   4,490   1,433,408   14,334      --      --    1,599,458    15,994   18,821,662
 Issuance of
 Series D
 Preferred Stock,
 net of stock
 issuance costs
 of $732,647.....      --      --        --      --          --       --   623,500   6,235         --        --     8,010,761
 Exercise of
 stock options
 (Note 7)........      --      --        --      --          --       --       --      --      113,417     1,134      172,116
 Costs to obtain
 shares from a
 former officer,
 including legal
 expenses........      --      --        --      --          --       --       --      --          --        --       (55,812)
 Net loss........      --      --        --      --          --       --       --      --          --        --           --
                   -------  ------   -------  ------   ---------  -------  -------  ------   ---------   -------  -----------
BALANCE, December
31, 1997.........  722,850   7,229   448,933   4,490   1,433,408   14,334  623,500   6,235   1,712,875    17,128   26,948,727
 Exercise of
 stock options
 (Note 7)........      --      --        --      --          --       --       --      --       23,802       238       44,437
 Costs to obtain
 shares from a
 former officer,
 including legal
 expenses and
 other...........      --      --        --      --          --       --       --      --          --        --       (35,492)
 Net loss........      --      --        --      --          --       --       --      --          --        --           --
                   -------  ------   -------  ------   ---------  -------  -------  ------   ---------   -------  -----------
BALANCE, December
31, 1998.........  722,850   7,229   448,933   4,490   1,433,408   14,334  623,500   6,235   1,736,677    17,366   26,957,672
 Exercise of
 stock options
 (Note 7)........      --      --        --      --          --       --       --      --      116,480     1,165      183,895
 Costs to obtain
 shares from a
 former officer,
 including legal
 expenses and
 other...........      --      --        --      --          --       --       --      --          --        --       (87,840)
 Net loss
 (unaudited).....      --      --        --      --          --       --       --      --          --        --           --
                   -------  ------   -------  ------   ---------  -------  -------  ------   ---------   -------  -----------
BALANCE,
September 30,
1999
(unaudited)......  722,850  $7,229   448,933  $4,490   1,433,408  $14,334  623,500  $6,235   1,853,157   $18,531  $27,053,727
                   =======  ======   =======  ======   =========  =======  =======  ======   =========   =======  ===========
                   Accumulated
                    (Deficit)       Total
                   ------------- -------------
BALANCE, January
1, 1996..........  $(16,272,442) $(10,029,680)
 Issuance of
 Series D
 Preferred Stock,
 net of stock
 issuance costs
 of $139,181.....           --     12,761,491
 Purchase and
 retirement of
 treasury stock
 (Note 7)........           --       (185,184)
 Exercise of
 stock options
 (Note 7)........           --          4,912
 Issuance of
 Common Stock....           --        154,634
 Costs to obtain
 shares from a
 former officer,
 including legal
 expenses........           --       (114,906)
 Net loss........    (4,148,321)   (4,148,321)
                   ------------- -------------
BALANCE, December
31, 1996.........   (20,420,763)   (1,557,054)
 Issuance of
 Series D
 Preferred Stock,
 net of stock
 issuance costs
 of $732,647.....           --      8,016,996
 Exercise of
 stock options
 (Note 7)........           --        173,250
 Costs to obtain
 shares from a
 former officer,
 including legal
 expenses........           --        (55,812)
 Net loss........    (6,858,454)   (6,858,454)
                   ------------- -------------
BALANCE, December
31, 1997.........   (27,279,217)     (281,074)
 Exercise of
 stock options
 (Note 7)........           --         44,675
 Costs to obtain
 shares from a
 former officer,
 including legal
 expenses and
 other...........           --        (35,492)
 Net loss........   (10,066,502)  (10,066,502)
                   ------------- -------------
BALANCE, December
31, 1998.........   (37,345,719)  (10,338,393)
 Exercise of
 stock options
 (Note 7)........           --        185,060
 Costs to obtain
 shares from a
 former officer,
 including legal
 expenses and
 other...........           --        (87,840)
 Net loss
 (unaudited).....    (7,699,367)   (7,699,367)
                   ------------- -------------
BALANCE,
September 30,
1999
(unaudited)......  $(45,045,086) $(17,940,540)
                   ============= =============

       The accompanying notes are an integral part of these statements.

                            PHYSICIANS' ONLINE, INC.

                            STATEMENTS OF CASH FLOWS

                                    For the Years                  For the Nine-Months
                                  Ended December 31,               Ended September 30,
                         --------------------------------------  ------------------------
                            1996         1997          1998         1998         1999
                         -----------  -----------  ------------  -----------  -----------
                                                                       (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............  $(4,148,321) $(6,858,454) $(10,066,502) $(6,421,988) $(7,699,367)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating
  activities--
 Depreciation and
  amortization.........    1,303,840    1,462,124     1,026,482      807,824      452,355
 Changes in assets and
  liabilities--
  (Increase) decrease
   in accounts
   receivable..........   (4,113,173)   2,575,641       918,210      716,064     (485,676)
  (Increase) decrease
   in prepaid expenses
   and other current
   assets..............     (119,038)     209,525       (14,617)     (94,420)    (226,509)
  (Increase) decrease
   in other assets.....      (18,572)      11,159         7,413          --           --
  Increase in accounts
   payable.............      627,389      356,904       332,857      292,577    1,023,599
  Increase (decrease)
   in accrued expenses
   and other current
   liabilities.........      522,732      519,461       991,627       22,209     (789,085)
  Decrease in
   restructuring
   reserve.............   (1,253,579)         --            --      (208,830)     (33,612)
  Decrease in deferred
   revenue.............   (2,402,235)  (4,039,566)     (722,007)    (133,827)    (749,614)
                         -----------  -----------  ------------  -----------  -----------
   Net cash used in
    operating
    activities.........   (9,600,957)  (5,763,206)   (7,526,537)  (5,020,391)  (8,507,909)
                         -----------  -----------  ------------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment, net...   (1,257,888)    (800,204)     (371,981)    (386,158)      (1,342)
                         -----------  -----------  ------------  -----------  -----------
   Net cash used in
    investing
    activities.........   (1,257,888)    (800,204)     (371,981)    (386,158)      (1,342)
                         -----------  -----------  ------------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Repayment of capital
  lease obligations....     (125,722)     (87,423)      (15,322)     (15,322)         --
 Repayment of affiliate
  loan.................     (407,000)         --            --           --           --
 Proceeds from short-
  term notes payable...       74,110    5,000,000     4,500,000          --    13,000,000
 Repayment of short-
  term notes payable...      (29,357)  (5,044,753)          --           --           --
 Proceeds from long-
  term debt............    2,250,000          --      2,334,548    4,924,165          --
 Repayment of long-term
  debt.................     (355,919)    (585,362)     (686,647)    (511,548)  (5,087,380)
 Repayment of Senior
  Convertible Notes....   (2,000,000)         --            --           --           --
 Net proceeds from
  issuance of Series B
  Preferred Stock......          --     8,016,996           --           --           --
 Net proceeds from
  issuance of Series C
  Preferred Stock......   12,761,491          --            --           --           --
 Purchase of treasury
  stock................     (185,184)         --            --           --           --
 Exercise of stock
  options..............      159,546      173,250        44,675       36,613      185,060
 Costs to obtain common
  shares...............     (114,906)     (55,812)      (35,492)     (52,841)     (87,840)
                         -----------  -----------  ------------  -----------  -----------
   Net cash provided by
    financing
    activities.........   12,027,059    7,416,896     6,141,762    4,381,067    8,009,840
                         -----------  -----------  ------------  -----------  -----------
   Net increase
    (decrease) in cash
    and cash
    equivalents........    1,168,214      853,486    (1,756,756)  (1,115,099)    (499,411)
CASH AND CASH
 EQUIVALENTS, beginning
 of year (period)......    1,255,910    2,424,124     3,277,610    3,277,610    1,520,854
                         -----------  -----------  ------------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, end of
 year (period).........  $ 2,424,124  $ 3,277,610  $  1,520,854  $ 2,162,511  $ 1,021,443
                         ===========  ===========  ============  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  year for interest....  $   116,000  $   504,000  $  1,252,693  $   148,595  $   370,755
                         ===========  ===========  ============  ===========  ===========

        The accompanying notes are an integral part of these statements.

                            PHYSICIANS' ONLINE, INC

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1998 AND 1997


1. Organization and Business:

  Physicians' Online, Inc. (the "Company"), a Delaware corporation, was incorporated on April 20, 1992. The Company provides on-line medical information and communication services, as well as advertising to on-line users.

  Through December 31, 1998, the Company has incurred significant cumulative losses and has a net capital deficiency as of December 31, 1998. In addition, the Company's liquidity requirements have been and will continue to be significant. Management has developed a detailed plan and has taken certain actions in order to generate the funding necessary for the Company's operations, including: (1) a plan for increased utilization of the Company's extensive base of customers in the medical industry; (2) raising additional capital through the issuance of additional equity and/or debt (Note 11); (3) hiring and retaining key employees; (4) effective cost control; and (5) selling the Company (Note 12). Management of the Company believes that these plans will be adequate to fund the Company's operations at least through July 2000.

2. Summary of Significant Accounting Policies:

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

  Cash and cash equivalents consists of cash and highly liquid investments with maturities of three months or less when purchased.

Revenue Recognition

  The Company earns revenue for subscription to its on-line service and for advertising from pharmaceutical companies and vendors of medical and other products whose market audience includes the users of the Company's on-line services. The Company accounts for advance subscription and advertising payments, if applicable, as deferred revenue when received, and recognizes revenue ratably over the subscription period or over the period of time during which the advertising is delivered to the Company's users.

Property and Equipment

  Property and equipment are stated at cost and depreciated or amortized on a straight-line basis over three years for equipment or the lease term for leasehold improvements.

Accounting for Long-Lived Assets

  The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed. Management has performed a review of all long-lived assets and

                           PHYSICIANS' ONLINE, INC.

                          DECEMBER 31, 1998 and 1997

has determined that no impairment of the respective carrying values has occurred as of June 30, 1999 (unaudited) and December 31, 1998 and 1997.

Income Taxes

  The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the estimated future tax effects of events that have been recognized in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on differences between the financial accounting and income tax bases of assets and liabilities, and the use of carryforwards, if any, using enacted tax rates in effect for the years in which the differences and carryforwards are expected to reverse and be utilized.

Fair Value of Financial Instruments

  The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of long-term debt and capital lease obligations, including current portions, approximate fair value.

Business Concentrations and Credit Risk

  Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's customers are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral, and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

  The Company had 1 significant customer which accounted for 14% of accounts receivable as of September 30, 1999 (unaudited). The Company had no significant customers for each of the three years ended December 31, 1998 and had no accounts receivable in excess of 10% of total accounts receivable to any customer as of December 31, 1998 and 1997.

Net Income (Loss) Per Common Share

  The Company computes net income (loss) per common share in accordance with SFAS No. 128, "Earnings Per Share." Under the provisions of SFAS No. 128, basic net income (loss) per common share ("Basic EPS") is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding.

  Diluted EPS for the periods ended September 30, 1999 and 1998 (unaudited) and for each of the three years ended December 31 1998, does not include the impact of convertible preferred stock or stock options then outstanding, as the effect of their inclusion would be antidilutive.

Stock-Based Compensation

  The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for

                           PHYSICIANS' ONLINE, INC.

                          DECEMBER 31, 1998 and 1997

stock-based employee compensation plans. SFAS No. 123 encourages entities to adopt a fair value based method of accounting for stock compensation costs. If the fair value based method of accounting is not adopted, SFAS No. 123 requires pro forma disclosures of net income and earnings per share in the notes to financial statements. The Company adopted this standard in 1996, and has elected to continue the accounting set forth in pre-existing pronouncements and to provide the necessary pro-forma disclosures (Note 8).

Comprehensive Income

  During 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. The Company's comprehensive loss was equal to its net loss for the periods ended September 30, 1999 and 1998 (unaudited) and for each of the three years ended December 31, 1998.

Recently Issued Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way the public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. In the initial year of application, comparative information for earlier years must be restated. Management has determined that it does not have any separately reportable business segments.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company does not currently engage in derivative activity and does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

  In July 1999, the FASB approved SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133", which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

Unaudited Financial Statements

  The unaudited financial information included herein as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999, have been prepared in accordance with generally accepted accounting principles for interim financial statements. In the opinion of the Company, these unaudited financial statement, reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consistent with that of the audited data presented herein. The consolidated results for interim periods are not necessarily indicative of the results expected for a full year.

                           PHYSICIANS' ONLINE, INC.

                          DECEMBER 31, 1998 and 1997

3. Property and Equipment:

  Property and equipment consist of the following:

                                               December 31,
                                           --------------------- September 30,
                                              1997       1998        1999
                                           ---------- ---------- -------------
                                                                  (unaudited)
Office equipment.......................... $  755,787 $  774,332  $  783,728
Computer equipment........................  3,808,785  4,162,221   4,137,106
Leasehold improvements....................    165,843    165,843     165,843
Computer equipment under capital leases...    596,780    596,780     596,780
                                           ---------- ----------  ----------
                                            5,327,195  5,699,176   5,683,457
Less: Accumulated depreciation and
 amortization.............................  3,717,906  4,744,388   5,179,682
                                           ---------- ----------  ----------
  Property and equipment, net............. $1,609,289 $  954,788  $  503,775
                                           ---------- ----------  ----------

  Depreciation and amortization expense was $452,355 and $807,824 for the nine months ended September 30, 1999 and 1998 (unaudited) and $1,026,482, $1,462,124 and $1,303,840 for each of the three years ended December 31, 1998, respectively.

4. Deferred Revenue:

  Deferred revenue at September 30, 1999 (unaudited), December 31, 1998 and 1997, of $641,693, $1,391,306 and $2,113,314, respectively, represents advance customer payments for future advertising services to be provided within one year.

5. Short-Term Debt:

  Short-term debt consists of the following:

                                                   December 31,
                                                  --------------- September 30,
                                                  1997    1998        1999
                                                  ---- ---------- -------------
                                                                   (unaudited)
Promissory notes payable, bearing interest at
 prime rate plus 3 points, due in entirety on
 December 31, 1998 (Note 11)..................... $--  $4,500,000  $       --
Shareholder loans payable bearing interest at
 prime rate plus 3 points, due in entirety.......  --         --     2,334,548
Promissory note payable, bearing interest at
 prime rate (Notes 11 and 12)....................  --         --    10,000,000
Shareholder loans payable bearing interest at
 prime rate plus 3 points, due in entirety on
 February 28, 2000 (Note 11).....................  --         --     3,000,000
                                                  ---- ----------  -----------
Total short-term debt............................ $--  $4,500,000  $15,334,548
                                                  ==== ==========  ===========

                            PHYSICIANS' ONLINE, INC.

                           DECEMBER 31, 1998 and 1997


6. Long-Term Debt:

  Long-term debt consists of the following:

                                                               December 31,
                                                           ---------------------
                                                              1997       1998
                                                           ---------- ----------
Promissory note payable for equipment financing, bearing
 interest at 15.175%, due in monthly installments through
 September 1999..........................................  $1,496,214 $      --
Shareholder loan payable bearing interest at prime rate
 plus 3 points, due in its entirety on October 31, 2000..         --   2,334,548
Less: current portion....................................     686,645        --
                                                           ---------- ----------
Long-term debt...........................................  $  809,569 $2,334,548
                                                           ========== ==========

  There was no long-term debt outstanding as of September 30, 1999.


                                    F-25--1

                           PHYSICIANS' ONLINE, INC.

                          DECEMBER 31, 1998 and 1997

7. Income Taxes:

  Income (loss) before income taxes and minority interest and the provision (benefit) for taxes on income (loss) consisted of the following:

                                                                    Nine-Months
                               Year Ended December 31,
                         -------------------------------------  Ended September 30,
                            1996         1997         1998             1999
                         -----------  -----------  -----------  -------------------
                                                                    (unaudited)
Provision (benefit) for
 taxes on loss:
 Current--
  Federal............... $(1,884,825) $(2,334,734) $(3,585,216)     $(2,627,750)
  State and local.......    (332,616)    (412,011)    (632,685)        (463,721)
 Deferred--
  Federal...............      47,434      102,161       64,199            1,698
  State and local.......       8,371       18,028       11,329              300
                         -----------  -----------  -----------      -----------
                         $(2,161,636) $(2,626,556) $(4,142,373)     $(3,089,473)
                         ===========  ===========  ===========      ===========

  A reconciliation of the difference between the statutory U.S. Federal Income Tax Rate and the Company's effective tax rate is as follows:

                                                                     Nine-Months
                                Year Ended December 31,
                          -------------------------------------  Ended September 30,
                             1996         1997         1998             1999
                          -----------  -----------  -----------  -------------------
                                                                     (unaudited)
Statutory federal income
 tax rate...............  $(1,410,429) $(2,331,874) $(3,422,611)     $(2,617,785)
State and local taxes on
 income, net of federal
 income tax benefit.....     (248,899)    (411,507)    (603,990)        (461,962)
Depreciation and
 amortization...........      (37,771)      26,613      (18,047)          (1,902)
Restructuring and
 severance..............     (427,358)      69,122     (121,394)         (15,762)
Other...................      (37,179)      21,090       23,669            7,938
                          -----------  -----------  -----------      -----------
Effective rate..........  $(2,161,636) $(2,626,556) $(4,142,373)     $(3,089,473)
                          ===========  ===========  ===========      ===========

  The tax effects of temporary differences that give rise to a significant portion of the deferred income taxes are as follows:

                                                               Nine-Months
                                     December 31,
                               --------------------------  Ended September 30,
                                   1997          1998             1999
                               ------------  ------------  -------------------
                                                               (unaudited)
Deferred income tax assets
 (liabilities) net:
  Depreciation and
   amortization............... $    375,209  $    354,654     $    352,489
  Restructuring and
   severance..................      174,173        35,905           17,952
  Net operating loss..........   10,874,459    15,592,622       19,113,806
  Other.......................        1,071         1,116            1,116
  Less: valuation allowance...  (11,424,912)  (15,984,297)     (19,485,363)
                               ------------  ------------     ------------
    Total deferred income
     taxes, net............... $        --   $        --      $        --
                               ============  ============     ============

                           PHYSICIANS' ONLINE, INC.

                          DECEMBER 31, 1998 and 1997


  Deferred income taxes are provided for the temporary difference between the financial reporting basis and tax basis of the Company's assets and liabilities. Deferred tax assets result principally from recording certain expenses in the financial statements, which are not currently deductible for tax purposes. Deferred tax liabilities result principally from expenses which are currently deductible for tax purposes, but have not yet been expensed in the financial statements.

8. Shareholders' Equity (Deficit):

Preferred Stock

  In February 1996, the Company's shareholders authorized an increase in the number of shares of preferred stock from 2,700,000 to 3,978,690 with a par value of $.01. The Company has designated and sold 722,850 shares as Series A Preferred Stock, 448,933 shares as Series B Preferred Stock, 1,433,408 shares as Series C Preferred Stock and 623,500 shares as Series D Preferred Stock.

  The Series A and B Preferred Stock are convertible into an equal number of common shares at the holder's option, subject to adjustment for antidilution. Each share of the series C Preferred Stock is convertible into 1.4 shares of common shares at the holder's option, subject to adjustment for antidilution. The holders of Series A, B and C Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation or dissolution of the Company, the holders of Series A, B and C Preferred Stock are entitled to receive all accrued dividends, if applicable, plus the liquidation price of $2.67, $8.91 and $9.00 per share, respectively.

  Subject to certain provisions, registration rights, as defined in the agreement, may be exercised after the earlier of (a) July 31, 1998, or (b) the effective date of the first registration statement for a public offering of securities of the Company.

Series D Preferred Stock

  On November 21, 1997, the Company sold 623,500 shares of Series D Preferred Stock for net proceeds of $8,016,996. The Series D Preferred Stock is convertible into an equal number of common shares at the holder's option, subject to adjustment for antidilution, and is automatically converted to common stock in the event of a public offering of securities of the Company. The holders of Series D Preferred Stock are entitled to receive dividends as and if declared by the Board of Directors. In the event of liquidation or dissolution of the Company, the holders of Series D Preferred Stock are entitled to receive all accrued dividends, if applicable, plus a liquidation price per share of $14.03.

  Subject to certain provisions, registration rights, as defined in the agreement, may be exercised after the earlier of (a) July 31, 1998, or (b) the effective date of the first registration statement for a public offering of securities of the Company.

Common Stock:

Authorized Shares

  During 1997, the Company's Board of Directors and its shareholders approved an increase in authorized shares of common stock from 6,000,000 to 7,350,000.

                           PHYSICIANS' ONLINE, INC.

                          DECEMBER 31, 1998 and 1997

Restricted Stock

  In 1993, the Company issued 984,000 shares to the Company's founders. In the opinion of the Company's management and Board of Directors, these shares were issued at their fair market value at the time of issuance. As set forth in the terms and agreements under the Company's sale of Series A Preferred Stock, all restrictions on these shares were to lapse after four years or on an accelerated basis based on the achievement of certain milestones. In connection with the sale of Series C Preferred Stock in 1996, these vesting restrictions and related milestones were eliminated and all restricted shares were fully vested.

Private Placement

  The Company has previously sold 131,250 common shares for $350,000 pursuant to a private placement agreement dated March 22, 1993. In accordance with this agreement, the holders of these shares shall have the right, on two occasions, to participate on a "piggy-back" basis in a registration by the Company under the Securities Act of 1933, as amended, subject to certain restrictions, for a period ending on May 28, 1998, and commencing twelve months from the closing of an initial public offering of the securities of the Company.

Purchase of Treasury Stock

  The Company previously terminated two employees who were formerly owners of the acquired entity and initiated a pre-emptive suit against these individuals, which resulted in a counter-suit. On February 9, 1996, the Company paid $900,000 to these individuals, as part of a settlement of the suit and counter-suit, to (i) repurchase the 123,456 shares of the Company's common stock issued in the acquisition at an aggregate price of $185,184 and
(ii) settle additional amounts due to these individuals. The Company retired the treasury stock acquired in this transaction in 1996.

Common Stock Options

  On March 11, 1994, the Company's Board of Directors approved the Physicians' Online, Inc. Stock Option Plan (the "Plan") to enable the Company to attract, retain and motivate key employees, directors and consultants. The Plan provides both for the granting of both qualified incentive stock options to employees of the Company and for the granting of nonqualified stock options to persons other than employees. The Plan is administered by the Board of Directors, which selects participants based on the optionee's capacity to contribute in a substantial manner to the Company's success. Options granted may not have terms exceeding 10 years (5 years for incentive stock options granted to a holder of more than 10% of the total combined voting power of all stock of the Company) and may not provide for an option exercise price of less than 100% of the fair market value (110% of the fair market value for incentive options granted to a holder of more than 10% of the total combined voting power of all stock of the Company) of the Company's common stock on the date of grant. Options are neither assignable nor transferable. The Plan will terminate on March 11, 2004 unless terminated earlier by the Board of Directors or at such time as no shares of stock remain available for issuance under the Plan.

  In April 1996, the Company's Board of Directors and its shareholders approved an amended and restated Stock Option Plan and, in October 1996, further amended the Plan, pursuant to which options may be granted to purchase up to 1,501,242 shares of the Company's common stock. As of December 31, 1997, options to purchase shares of the Company's common stock had been issued at an exercise price of $1.50 and $2.75 per share, which management believes to be the fair market value of such shares at the date of grant.

  The Company accounts for these plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees" and accordingly, no compensation cost has been recognized.

                           PHYSICIANS' ONLINE, INC.

                          DECEMBER 31, 1998 and 1997


  Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss would have been the following pro forma amounts:

                                                      Year Ended December 31,
                                                      -------------------------
                                                         1997          1998
                                                      -----------  ------------
Net loss:
  As Reported........................................ $(6,858,454) $(10,066,502)
  Pro Forma..........................................  (6,991,810)  (10,227,426)
Loss per share:
  As Reported........................................ $     (4.14) $      (5.83)
  Pro Forma..........................................       (4.22)        (5.92)

  Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  A summary of the status of the Amended and Restated 1994 Plan at December 31, 1998 and 1997, and changes during the years then ended, is presented in the table and narrative below:

                                            1997                  1998
                                    --------------------- ---------------------
                                                Wtd. Avg.             Wtd. Avg.
                                      Shares    Ex Price    Shares    Ex Price
                                    ----------  --------- ----------  ---------
Outstanding at beginning of year..   1,071,417    $1.50      769,500   $ 1.55
  Granted.........................      30,000     2.75      458,500     1.67
  Exercised.......................    (111,667)    1.50      (23,802)   (1.88)
  Forfeited.......................      (2,625)    1.73      (11,664)   (2.23)
  Expired.........................    (217,625)    1.50      (47,836)   (2.69)
                                    ----------            ----------
Outstanding at end of year........     769,500     1.56    1,144,698     1.60
                                    ==========            ==========
Exercisable at end of year........      18,000      n/a      323,308      n/a
                                    ==========            ==========
Weighted average fair value of
 options granted..................  $     0.41      n/a   $     0.41      n/a
                                    ==========            ==========

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively: risk-free interest rates of 5.56% and 6.43%, respectively; expected dividend yields of 0%; expected lives of 5 years; expected stock price volatility of 0%.

9. Litigation:

  The Company is a defendant in a lawsuit in which a former officer and director alleges, among other things, that the Company violated securities laws in selling stock to the former officer and that the Company breached its employment agreement with the former officer. This action is currently in the United States District Court in New York.

  The Company has made a motion in the United States District Court action seeking dismissal of the action. By Order dated August 14, 1997, United States District Court Judge for the Southern District of New York (a) dismissed the first two counts of the former officer's Amended Complaint alleging violation of certain provisions

                           PHYSICIANS' ONLINE, INC.

                          DECEMBER 31, 1998 and 1997

of the Securities Act of 1933 with prejudice, and (b) dismissed the third, fourth and sixth counts of the former officer's Amended Complaint alleging securities fraud, common law fraud and negligent misrepresentation; with leave to replead. By letter dated November 4, 1997, the former officer notified the Court of the former officer's decision not to replead the former officer's third, fourth and sixth counts at this time.

  Management, based on the advice of its legal counsel, believes that the ultimate outcome of this action will not have a material adverse effect on the Company's results of operations.

  On July 22, 1997, a suit was filed against the Company in the Los Angeles, California State Superior Court alleging that the Company, its former subsidiary and two former officers of the Company breached a contract with and committed fraud against the Entertainment Industry Development Corporation ("EIDC"). The suit relates to an alleged contract entered into by the former subsidiary in 1995; the former subsidiary was merged into the Company and its operations were substantially closed prior to June 30, 1996.

  In July 1998, the Company entered into a Settlement and Mutual Release Agreement with EIDC, which did not have a materially adverse effect on the Company's results of operations.

10. Commitments and Contingencies:

  As of December 31, 1998, the Company has leased 26,600 square feet of office space in Tarrytown, New York. Leases for this space run through March 31, 2000, and provide for annual rent with immaterial escalations through the end of the lease terms. The Company has an additional lease in Glendale, California, which expires on March 31, 2000.

  The Company has also entered into several operating leases for office equipment.

  Future minimum payments for operating leases at December 31, 1998 are as follows:

       Years ending December 31:
       -------------------------
          1999.......................................................... $759,789
          2000..........................................................  190,779

  Rental expense for each of the three years ended December 31, 1998 was $555,705, $539,011 and $481,928, respectively.

11. Subsequent Events

  On March 9, 1999, the Company signed a letter of intent with two entities acting as potential buyers of the Company subject to certain financing conditions including loans to the Company in the aggregate of $10 million, repayable in full on February 28, 2000, plus interest at the rate of 14% per annum payable beginning on September 1, 1999. The Company utilized this loan to repay a $4,500,000 short-term note payable that was outstanding as of December 31, 1998. On July 9, 1999, the letter of intent expired with the potential buyers and no further transactions were consummated with these entities.

  On July 16, 1999, the Company entered into several note payable agreements with certain shareholders for total aggregate proceeds of $3,000,000. The notes bear interest at the prime rate plus three percent and are due in full on February 28, 2000.

                            PHYSICIANS' ONLINE, INC.

                           DECEMBER 31, 1998 and 1997


12. Events Occurring Subsequent to the date of the Auditors' Report (Unaudited)

Mediconsult.com, Inc.

  On September 7, 1999, the Company announced that it had entered into a definitive agreement to merge with Mediconsult.com, Inc. ("Mediconsult"). Each share and option of the Company's common stock and preferred stock will be converted into the right to receive shares of Mediconsult common stock in accordance with the conversion formula.

Repayment of Short-Term Loans

  In connection with the above merger agreement, Mediconsult repaid outstanding loans payable of the Company in the aggregate amount of $10,000,000 to two entities, which were formerly potential buyers of the Company.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             MEDICONSULT.COM, INC.,

                                  PMCI, INC.,

                            PHYSICIANS' ONLINE, INC.

                                      and

                      CERTAIN SHAREHOLDERS PARTIES HERETO

                         dated as of September 7, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I
                                   THE MERGER

                                                                           Page
                                                                           ----
  1.1. THE MERGER........................................................   A-7
  1.2. CONVERSION OF SHARES..............................................   A-7
       SURRENDER OF CERTIFICATES; PAYMENT OF MERGER CONSIDERATION;
  1.3. DISSENTING SHARES.................................................   A-9
  1.4. ESCROW............................................................  A-10
  1.5. CLOSING...........................................................  A-11
  1.6. FURTHER ASSURANCES................................................  A-11

                                   ARTICLE II
                           THE SURVIVING CORPORATION

  2.1. CERTIFICATE OF INCORPORATION......................................  A-11
  2.2. BY-LAWS...........................................................  A-11
  2.3. BOARD OF DIRECTORS................................................  A-11
  2.4. OFFICERS..........................................................  A-11

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  3.1. COMPANY'S ORGANIZATION AND GOOD STANDING..........................  A-11
  3.2. POWER AND AUTHORITY; EXECUTION AND DELIVERY.......................  A-12
  3.3. CAPITALIZATION....................................................  A-12
  3.4. SUBSIDIARIES......................................................  A-12
  3.5. VALID ISSUANCE OF PREFERRED AND COMMON STOCK......................  A-12
  3.6. FINANCIAL STATEMENTS..............................................  A-13
  3.7. CHANGES...........................................................  A-13
  3.8. GOVERNMENTAL APPROVALS AND FILINGS................................  A-14
  3.9. LITIGATION........................................................  A-14
 3.10. PATENTS AND TRADEMARKS............................................  A-14
 3.11. NO CONFLICT.......................................................  A-15
 3.12. AGREEMENTS........................................................  A-15
 3.13. TITLE TO PROPERTY AND ASSETS......................................  A-16
 3.14. LABOR AGREEMENTS AND ACTIONS; EMPLOYEE BENEFITS...................  A-16
 3.15. TAX MATTERS.......................................................  A-17
 3.16. MINUTE BOOKS......................................................  A-18
 3.17. POOLING OF INTERESTS..............................................  A-18
 3.18. CERTAIN INFORMATION...............................................  A-18
 3.19. YEAR 2000 COMPLIANCE..............................................  A-18
 3.20. COMPLIANCE WITH LAWS..............................................  A-19
 3.21. RELATED PARTY TRANSACTIONS........................................  A-19
 3.22. INSURANCE.........................................................  A-19
 3.23. TRADE RELATIONS...................................................  A-19
 3.24. PAYABLES AND RECEIVABLES..........................................  A-19
 3.25. BROKERS AND FINDERS...............................................  A-19

                                   ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF
                      THE PARENT AND THE MERGER SUBSIDIARY

  4.1. PARENT'S AND MERGER SUBSIDIARY'S ORGANIZATION AND GOOD STANDING...  A-20
  4.2. POWER AND AUTHORITY; EXECUTION AND DELIVERY.......................  A-20

                                                                            Page
                                                                            ----
  4.3. GOVERNMENTAL APPROVALS AND FILINGS.................................  A-20
  4.4. NO CONFLICT........................................................  A-20
  4.5. MERGER CONSIDERATION...............................................  A-21
  4.6. REPORTS AND FINANCIAL STATEMENTS...................................  A-21
  4.7. CAPITALIZATION OF PARENT; OWNERSHIP OF MERGER SUBSIDIARY...........  A-21
  4.8. CERTIFICATES OF INCORPORATION AND BY-LAWS..........................  A-21
  4.9. NO PRIOR ACTIVITIES................................................  A-22
 4.10. POOLING OF INTERESTS...............................................  A-22
 4.11. OPINION OF FINANCIAL ADVISOR.......................................  A-22
 4.12. CERTAIN INFORMATION................................................  A-22
 4.13. YEAR 2000 COMPLIANCE...............................................  A-22
 4.14. BROKERS AND FINDERS................................................  A-22

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS

  5.1. CAPACITY AND AUTHORITY.............................................  A-22
  5.2. GOVERNMENT APPROVALS AND FILINGS...................................  A-22
  5.3. NO CONFLICT........................................................  A-23

                                   ARTICLE VI
            COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

  6.1. REGULAR COURSE OF BUSINESS.........................................  A-23
  6.2. RESTRICTED ACTIVITIES AND TRANSACTIONS.............................  A-23
  6.3. APPROVAL OF SHAREHOLDERS...........................................  A-24
  6.4. NO-SALE AGREEMENTS.................................................  A-24
  6.5. CONSENTS, APPROVALS AND FILINGS....................................  A-24
  6.6. ACCESS TO BOOKS, RECORDS AND OTHER INFORMATION.....................  A-24
  6.7. NO SOLICITATION OF TRANSACTIONS....................................  A-25
  6.8. SHAREHOLDER NOTES..................................................  A-25
  6.9. TAXES..............................................................  A-25
 6.10. CONFIDENTIALITY....................................................  A-25

                                  ARTICLE VII
                            COVENANTS OF THE PARENT

  7.1. CONSENTS, APPROVALS AND FILINGS....................................  A-26
  7.2. INDEMNIFICATION....................................................  A-26
  7.3. CURRENT PUBLIC INFORMATION.........................................  A-26
  7.4. PRESERVATION OF TAX-FREE MERGER....................................  A-26
  7.5. CERTAIN EMPLOYEE MATTERS...........................................  A-26
  7.6. APPROVAL OF SHAREHOLDERS...........................................  A-26
  7.7. COMBINATIONS.......................................................  A-27
  7.8. PARENT LOANS.......................................................  A-27
  7.9. BOARD OF DIRECTORS.................................................  A-27

                                  ARTICLE VIII
                                MUTUAL COVENANTS

  8.1. PROXY STATEMENT; REGISTRATION STATEMENT............................  A-28
  8.2. PAYMENT OF EXPENSES................................................  A-28
  8.3. PUBLIC ANNOUNCEMENTS...............................................  A-29
  8.4. POOLING OF INTERESTS AND REORGANIZATION............................  A-29
  8.5. ADDITIONAL AGREEMENTS..............................................  A-29

                                                                          Page
                                                                          ----

                                   ARTICLE IX
                    CONDITIONS TO OBLIGATIONS OF THE PARENT

   9.1. REPRESENTATIONS AND WARRANTIES TRUE.............................  A-29
   9.2. PERFORMANCE OF COVENANTS........................................  A-29
   9.3. NO CLOSING MATERIAL ADVERSE EFFECT..............................  A-29
   9.4. OPINION OF COUNSEL..............................................  A-30
   9.5. SHAREHOLDER APPROVALS...........................................  A-30
   9.6. OTHER APPROVALS AND CONSENTS....................................  A-30
   9.7. NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION...............  A-30
   9.8. CERTIFICATE OF THE COMPANY......................................  A-31
   9.9. DISSENTING SHARES...............................................  A-31
  9.10. CERTIFICATE OF MERGER...........................................  A-31
  9.11. REGISTRATION STATEMENT..........................................  A-31
  9.12. ESCROW AGREEMENT................................................  A-31
  9.13. AFFILIATE AGREEMENTS............................................  A-31

                                   ARTICLE X
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

  10.1. REPRESENTATIONS AND WARRANTIES TRUE.............................  A-31
  10.2. PERFORMANCE OF COVENANTS........................................  A-31
  10.3. NO CLOSING MATERIAL ADVERSE EFFECT..............................  A-31
  10.4. OPINIONS OF COUNSEL.............................................  A-32
  10.5. SHAREHOLDER APPROVALS...........................................  A-32
  10.6. OTHER APPROVALS AND CONSENTS....................................  A-32
  10.7. NO GOVERNMENTAL OR OTHER PROCEEDING OR LITIGATION...............  A-32
  10.8. CERTIFICATE OF PARENT AND THE MERGER SUBSIDIARY.................  A-32
  10.9. PARENT OPTIONS..................................................  A-32
 10.10. REGISTRATION STATEMENT..........................................  A-33
 10.11. CERTIFICATE OF MERGER...........................................  A-33
 10.12. TAX-FREE MERGER.................................................  A-33
 10.13. LISTING OF PARENT SHARES........................................  A-33

                                   ARTICLE XI
                                  TERMINATION

  11.1. TERMINATION.....................................................  A-33
  11.2. EFFECT OF TERMINATION...........................................  A-33
  11.3. TERMINATION FEE.................................................  A-33

                                  ARTICLE XII
                           SHAREHOLDER REPRESENTATIVE

  12.1. DESIGNATION.....................................................  A-34
  12.2. AUTHORITY.......................................................  A-34
  12.3. RESIGNATION.....................................................  A-35
  12.4. RELIANCE BY THIRD PARTIES ON THE SHAREHOLDER REPRESENTATIVE'S
        AUTHORITY.......................................................  A-35
  12.5. EXCULPATION AND INDEMNIFICATION.................................  A-35

                                                                             Page
                                                                             ----

                                  ARTICLE XIII
                                INDEMNIFICATION

13.1.  INDEMNIFICATION...................................................... A-35
13.2.  SURVIVAL............................................................. A-37

                                  ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

14.1.  NOTICES, ETC......................................................... A-37
14.2.  ENTIRE AGREEMENT; AMENDMENT.......................................... A-38
14.3.  INDIVIDUAL PROVISIONS................................................ A-38
14.4.  REMEDIES............................................................. A-38
14.5.  GENERAL.............................................................. A-38
14.6.  GOVERNING LAW; CONSENT TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.. A-38

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 7, 1999, by and among Mediconsult.com, Inc., a Delaware corporation (the "Parent"), PMCI, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Merger Subsidiary"), Physicians' Online, Inc., a Delaware corporation (the "Company"), and the persons named as "Principal Shareholders" on the signature pages of this Agreement (each a "Principal Shareholder" and collectively, the "Principal Shareholders").

                                  WITNESSETH:

   WHEREAS, the Parent desires to combine with the Company, and the Principal Shareholders and the Company desire that the Parent combine with the Company, all on the terms and conditions set forth in this Agreement;

   WHEREAS, it is the intention of the parties that the Merger (as defined below) shall qualify as: (i) a "pooling of interests" under generally accepted accounting principles ("GAAP"); and (ii) a tax free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall qualify as a "plan of reorganization" within the meaning of Section 368 of the Code; and

   WHEREAS, the Boards of Directors of the Company, the Parent and the Merger Subsidiary have approved and adopted, at meetings of each of such Boards of Directors, this Agreement and have authorized the execution hereof; and

   WHEREAS, the Principal Shareholders have agreed to vote to adopt this Agreement and to approve the Merger and are entitled to cast (i) at least a majority of the votes entitled to be cast by the stockholders of the Company ("Shareholder Approval"), which is the minimum vote required to adopt this Agreement under the General Corporation Law of the State of Delaware (the "Delaware GCL") and (ii) at least 66 23% of the votes entitled to be cast by the (x) holders of the outstanding shares of Company Preferred Stock (as defined below) and (y) Steven Hochberg, Christian Mayaud, M.D., William Greenberg, M.D., Jonathan Edelson, M.D., the Hochberg Family Limited Partnership, the Edelson Investment Trust f/b/o Zachary Edelson, the Edelson Investment Trust f/b/o Eli Edelson and the Mayaud Family Limited Partnership (collectively, the "Founders"), as holders of Common Stock of the Company, par value $.01 per share, voting as a single class calculated as if each share of Company Preferred Stock had been fully converted into shares of Common Stock of the Company, which is the minimum vote required to approve the Merger under the Investors' Rights Agreement, dated as of November 21, 1997 (the "Investors Rights Agreement"), among the Company and the other parties thereto (such minimum votes, collectively, the "Required Votes");

   NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter contained, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger.

     (a) At the Effective Time (as defined in Section 1.1(b)), the Merger Subsidiary shall be merged with and into the Company (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "Delaware GCL"), whereupon the separate existence of the Merger Subsidiary shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or waiver of all conditions to the Merger, the Company and the Merger Subsidiary will file a certificate of merger (which shall be in form and substance reasonably satisfactory to the parties hereto) with the Secretary of State of the State of Delaware (the "Secretary of State") in accordance with Section 251(c) of the Delaware GCL and make all other filings or recordings required by the Delaware GCL in connection with the Merger. The Merger shall become effective on such date as the certificate of merger is duly filed with the Secretary of State or at such later date as is specified in the certificate of merger (the "Effective Time").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and the Surviving Corporation as provided in the Delaware GCL.

     1.2. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Subsidiary or the Company:

     (a) Each common share of the Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become the same number of common shares of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

     (b) Each share of Series A Convertible Preferred Stock of the Company, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "Series A Shares") other than Dissenting Shares (as defined in
Section 1.3(d)) shall be converted into the right to receive that number of fully paid and nonassessable shares of the common stock, $.001 par value per share of the Parent (the "Parent Common Stock") equal to the quotient of (A) $2.67 (the "Series A Liquidation Preference"), divided by (B) the Average Closing Price (as hereinafter defined) per share of Parent Common Stock. As used herein, "Average Closing Price" means the average of the closing prices per share of Parent Common Stock on The NASDAQ Stock Market's National Market (the "Exchange") for the ten trading days immediately prior to two days before the Effective Time.

       (ii) Each share of Series B Convertible Preferred Stock of the Company, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "Series B Shares") other than Dissenting Shares shall be converted into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the quotient of (A) $8.91 (the "Series B Liquidation Preference"), divided by (B) the Average Closing Price per share of Parent Common Stock.

       (iii) Each share of Series C Convertible Preferred Stock of the Company, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "Series C Shares") other than Dissenting Shares shall be converted into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the quotient of (A) $9.00 (the "Series C Liquidation Preference"), divided by (B) the Average Closing Price per share of Parent Common Stock.

       (iv) Each share of Series D Convertible Preferred Stock of the Company, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "Series D Shares" and, together with the Series A, B and C Shares, the "Company Preferred Stock" or "Company Preferred Shares") other than Dissenting Shares shall be converted into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the quotient of (A) $14.03 (the "Series D Liquidation Preference"), divided by (B) the Average Closing Price per share of Parent Common Stock.

       (v) Each share of common stock of the Company, $.01 par value per share (the "Company Common Shares") issued and outstanding immediately prior to the Effective Time other than Dissenting Shares shall be converted into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the quotient of (A) $.01 (the "Common Share Amount") divided by (B) the Average Closing Price per share of Parent Common Stock.

       (vi) In addition to, but after providing for the merger consideration described in subsections (i) through (v) above, each Company Common Share issued and outstanding immediately prior to the Effective Time and each Company Common Share issuable upon conversion of each share of the Company Preferred Stock (the "Company Shares") other than Dissenting Shares shall be converted into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock determined as provided below:

                                                     AEP
                                                     ---
                        20,000,000 - (ACAP + ACDE) + ACP
                        --------------------------------
                                         ACSE

   where:

 ACAP = the quotient of (A) (x) the aggregate liquidation preferences (measured by reference to the Series A Liquidation Preference, the Series B
        Liquidation Preference, the Series C Liquidation Preference and the
        Series D Liquidation Preference, as applicable) of all the Company
        Preferred Stock issued and outstanding immediately prior to the Effective Time (including Dissenting Shares) plus (y) the Common Share
        Amount times the number of Company Common Shares issued and outstanding immediately prior to the Effective Time (including Dissenting Shares) divided by (B) the Average Closing Price per share of Parent Common
        Stock;
 ACDE = the quotient of (A) the aggregate Company Deal Expenses (as defined in Section 8.2) divided by (B) the Average Closing Price per share of Parent Common Stock;
 AEP  = the aggregate exercise price of Options (as defined in Section 1.2(e))
        outstanding and unexercised immediately prior to the Effective Time;
 ACP  =the Average Closing Price per share of Parent Common Stock; and
 ACSE = the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time (including Dissenting Shares), treating each Company Preferred Share issued and outstanding at such time (including Dissenting Shares) as if it had been fully converted into Company Common Shares at such time and treating each Company
        Common Share issuable pursuant to a then outstanding Option, whether vested or unvested and whether or not exercisable, as also issued and outstanding at such time as if such Option had been fully exercised.

       (vii) If the number of shares of Parent Common Stock outstanding at any time after the date hereof and before, or effective at, the Effective Time, is increased by a stock dividend payable in shares of Parent Common Stock or by a subdivision or split-up of shares of Parent Common Stock or decreased by a combination of shares of Parent Common Stock, then the number 20,000,000 in the formula above shall be appropriately increased or decreased to reflect such dividend, subdivision, split-up or combination.

       (viii) Notwithstanding the foregoing provisions of this Section 1.2(b), in the event the Merger Consideration payable as provided in
  Section 1.2(b)(i)-(v) above is insufficient to permit payment of the full liquidation preferences of the Company Preferred Stock, and the Common Share Amount, the remaining balance of the Merger Consideration shall be allocated among the Shares (as defined in Section 1.2(d) below) as provided in Article IVB2 of the Restated Certificate of Incorporation of the Company.

     (c) Immediately after the Effective Time, holders of the Company Shares ("Company Shareholders") shall be entitled to receive 90% of the shares of the Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.2(b)(i)-(vi), and the remaining 10% of the shares of Parent Common Stock into which the Company Shares were converted pursuant to this
Section 1.2(b)(i)-(vi) (the "Escrow Shares") shall be deposited in escrow pursuant to Section 1.4 hereof and shall be held and disposed of in accordance with the terms of the Escrow Agreement attached as Exhibit 1.2 hereto (the "Escrow Agreement").

     (d) Subject to Section 1.3(d), all of the Company Common Shares, Series A Shares, Series B Shares, Series C Shares, Series D Shares outstanding immediately prior to the Effective Time (collectively, the "Shares") shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate representing any such Shares (a "Certificate") other than Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive consideration (the "Merger Consideration") consisting of the number of shares of Parent Common Stock specified in Section 1.2(b)(i)-(vii), together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 1.3(c), upon the surrender of such Certificate in accordance with Section 1.3(a), without interest. Notwithstanding anything to the contrary contained herein (i) Merger Consideration does not include the number of shares of Parent Common Stock (based on the Average Closing Price per share) equal to the ACDE and (ii) Merger Consideration is not to exceed the sum of 20,000,000 shares of Parent Common Stock (as reduced by the number of shares of Parent Common Stock (based on the Average Closing Price per share) equal to the ACDE), plus the number of shares of Parent Common Stock expressed by the fraction AEP/ACP, as such number of shares may be adjusted pursuant to Section 1.2(b)(vii).

     (e) Effective as of the Effective Time, each option to purchase Company Common Shares (an "Option"), whether vested or unvested and whether or not exercisable, shall be converted into an option (a "Parent Option") to purchase, for the same aggregate exercise price, that number of shares of Parent Common Stock that such holder would have received had such holder exercised his Options immediately prior to the Effective Time, with no change to the vesting period of such Options and with no other changes to the terms thereof. If the foregoing calculation results in an assumed Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such Option shall be rounded to the nearest whole number of shares, preserving, however, the overall intrinsic value of such Option. Each Option that is a statutory option (an "ISO") that, at the Effective Time and after giving effect to amendments, consents and acceleration of vesting, meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") will be converted into a Parent Option that is also an ISO.

     1.3. Surrender of Certificates; Payment of Merger Consideration; Dissenting Shares.

     (a) From and after the Effective Time, subject to the Escrow Agreement, each holder of a Company Common Share or Company Preferred Share that is issued and outstanding immediately prior to the Effective Time that is not a Dissenting Share shall be entitled to receive from the Parent, upon surrender of the certificate formerly representing such Company Common Share or Company Preferred Share and a duly executed and properly completed Transmittal Form (as defined below), the Merger Consideration therefor, through delivery of one or more certificates for Parent Common Stock (registered in the name of the holder entitled thereto) and a check for any cash payable pursuant to Section 1.3(c) with respect to fractional shares of Parent Common Stock. All of the shares of Parent Common Stock issued in the Merger shall be, subject to Section 6.4 and the Escrow Agreement, duly authorized, validly issued, fully paid and nonassessable and, at the time of issuance, shall be free and clear of all liens, claims, encumbrances, security interests and rights of redemption (together, "Liens"). Promptly after the proxy statement/prospectus referred to in Section 8.1(a) has been mailed to solicit Company Shareholder Approval, the Parent agrees to deliver, or cause to be delivered, to each holder of Company Common Shares or Company Preferred Shares issued and outstanding immediately prior to the Effective Time that are not Dissenting Shares, the form (if any) of transmittal materials that the Parent reasonably determines is necessary or appropriate for use in paying the Merger Consideration pursuant to the Merger (the "Transmittal Form"). From and after the Effective Time, each Certificate which prior to the Effective Time represented Shares shall be deemed to represent only the right to receive the Merger Consideration, and the holder of each such Certificate shall cease to have any rights with respect to the Shares formerly represented thereby other than the right to receive the Merger Consideration.

     (b) All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Agreement (including any cash paid pursuant to Section 1.3(c)) shall be deemed to have been issued (or paid, as the case may be) at the Effective Time in full satisfaction of all rights pertaining to the Shares represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporations of the Shares which were outstanding immediately prior to the Effective Time.

     (c) No certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Parent. In lieu of any such fractional shares, each holder of Shares, who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for Certificates pursuant to this Section 1.3 (which shall for purposes of this section 1.3(c) include the escrow agent under the Escrow Agreement) shall receive from the Surviving Corporation a cash payment in lieu of such fractional share determined by multiplying (i) the Average Closing Price of a whole share of Parent Common Stock by (ii) the fractional share interest to which such holder would otherwise be entitled, rounded to the nearest whole cent.

     (d) Notwithstanding any provision of this Agreement to the contrary, each Share the holder of which has not voted in favor of the Merger, has perfected such holder's right to seek relief as a dissenting shareholder in accordance with the applicable provisions of the Delaware GCL ("Appraisal") and has not effectively withdrawn or lost such right to Appraisal (a "Dissenting Share") shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the Delaware GCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for or lose the right of Appraisal, in either case pursuant to the Delaware GCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration.

       (ii) The Company shall give the Parent (x) prompt notice of any written demands for Appraisal, withdrawals of demands for Appraisal and any other instruments served pursuant to the applicable provisions of the Delaware GCL relating to the Appraisal process received by the Company and
  (y) the opportunity to direct all negotiations and proceedings with respect to demands for Appraisal under the Delaware GCL. The Company will not voluntarily make any payment with respect to any demands for Appraisal or, except with the prior written consent of Parent, settle or offer to settle any such demands. The Parent shall be responsible for all payments with respect to Dissenting Shares, including, without limitation, all expenses associated with any negotiations and proceedings with respect to demands for Appraisal under the Delaware GCL.

     1.4. Escrow. (a) On the Closing Date, the Parent shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares (the "Escrow Amount"), as described in
Section 1.2(c), for the purposes of securing the indemnification obligations of the Company Shareholders set forth in this Agreement. The Escrow Amount shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Shareholders and/or acceptance or receipt by them of any Merger Consideration shall constitute approval of the Escrow Agreement and of all arrangements relating to the foregoing.

     (b) For all matters in connection with the Escrow Agreement, the imputed rate of interest for federal income tax purposes will be the "Applicable Federal Rate" at the Effective Time, as contemplated by Sections 483 and 1274 of the Code.

     1.5. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Howard, Smith & Levin LLP, 1330 Avenue of the Americas, New York, New York, no later than the second business day after satisfaction or waiver of the conditions set forth in Articles IX and X, or at such other place or time as the parties may agree (the "Closing Date").

     1.6. Further Assurances. At the Closing and thereafter, each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of the Company and to effect the other purposes of this Agreement.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

     2.1. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Merger Subsidiary in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall initially be "Physicians' Online, Inc.".

     2.2. By-Laws. At the Effective Time, the By-laws of the Merger Subsidiary in effect at the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law.

     2.3. Board of Directors. The Board of Directors of the Surviving Corporation shall consist of the persons who are listed on Schedule 2.3 hereto. The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     2.4. Officers. The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation in the same capacity or capacities, each of such officers to serve, subject to the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until his or her successor is duly elected and qualified.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Parent and the Merger Subsidiary as follows:

     3.1. Company's Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified to do business and in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such qualification necessary except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, a "Company Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company or on the ability of the Company to consummate the transactions contemplated by this Agreement; it being understood, however, that the Company's continuing to incur losses, as long as such losses are in the ordinary course of business and are comparable to those incurred by the Company prior to the date hereof, shall not, alone, be deemed to be a Company Material Adverse Effect. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and By-laws, in each case as amended to the date of this Agreement.

     3.2. Power and Authority; Execution and Delivery. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of the Company. Except for the filing of a certificate of Merger in accordance with
Section 1.1(b) and the Company Shareholder Approval in accordance with the Delaware GCL, no further corporate actions or approvals on the part of the Company are required under applicable law for the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

     3.3. Capitalization. The authorized capital of the Company consists of:

     (a) 3,978,690 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 722,850 shares have been designated Series A Convertible Preferred Stock and are issued and outstanding as of the date hereof, of which 448,932 shares have been designated Series B Convertible Preferred Stock and are issued and outstanding as of the date hereof, of which 1,433,408 shares have been designated Series C Convertible Preferred Stock and are issued and outstanding as of the date hereof, of which 623,500 shares have been designated Series D Convertible Preferred Stock and are issued and outstanding as of the date hereof, and of which 750,000 shares have been designated Series E Convertible Preferred Stock none of which are issued and outstanding as of the date hereof. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate of Incorporation of the Company. The shares of each series of Company Preferred Stock are convertible into Company Common Shares in the ratios described on Schedule 3.3.

     (b) 7,350,000 shares of Company Common Shares, of which 1,853,157 are issued and outstanding and no shares are held by the Company as treasury shares.

     (c) Except for (i) the conversion privileges of the Series A Shares, the Series B Shares, the Series C Shares and the Series D Shares and (ii) as otherwise set forth on Schedule 3.3, (A) the Company is not a party or subject to any agreement or understanding, and to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of the Company, (B) there is no agreement, understanding, security, option, warrant, call, right or commitment of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such agreement, understanding, security, option, warrant, call, right or commitment, (C) there are no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote, or convertible into, or exchangeable for, securities having the right to vote, and (D) there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any securities of the type described in clause (B) or (C) of this sentence. Attached as Schedule 3.3 is a true, correct and complete list of each Option granted by the Company through the date of this Agreement (other than Options which have terminated, expired or been cancelled), setting forth for each such Option the name of the optionee, the exercise price per share, the number of shares subject thereto and the vesting schedule thereof. The Company has neither granted, nor agreed to grant, any options other than the Options listed on Schedule 3.3.

     3.4. Subsidiaries. The Company has no subsidiaries (as such term is defined in Regulation S-X). The Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity.

     3.5. Valid Issuance of Preferred and Common Stock. The outstanding Shares are, and all shares which may be issued pursuant to the Options or the other arrangements described on Schedule 3.3 will be, when issued, duly and validly authorized and issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.3, no shares of capital stock or other voting securities of the Company are issued or reserved for issuance.

     3.6. Financial Statements. The Company has delivered to the Parent its audited balance sheets as of December 31, 1998 and 1997, and the related statements of operations, cash flows and shareholders' equity as of, and for the 12 months ended, December 31, 1998 and 1997 (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated. The Company has also provided the Parent with its unaudited balance sheet as of July 31, 1999 and the related statements of operations, cash flows and shareholders' equity as of, and for the seven months ended, July 31, 1999 (the "Interim Financial Statements"). The Financial Statements and Interim Financial Statements fairly present the financial condition, cash flows and results of operations of the Company as of the dates and for the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments which are neither individually nor in the aggregate expected to be material. For the purposes of this Agreement all financial statements referred to in this Section shall include any notes and schedules to such financial statements. There were no liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) in respect of the Company which were required to be, in accordance with GAAP, and were not shown or provided for on the balance sheets of the Company included in the Financial Statements to which such liabilities or obligations related. Except as set forth in Schedule 3.6, (i) since July 31, 1999 the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice and (ii) all reserves established by the Company are reflected on the balance sheets of the Company included in, or in the footnotes to, the Financial Statements and Interim Financial Statements and are adequate and there are no loss contingencies that are required to be accrued by Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Boards which are not provided for on such balance sheets.

     3.7. Changes. Except as set forth on Schedule 3.7, since December 31, 1998 there has not been:

     (a) any adverse change in the assets, condition (financial or otherwise), affairs, business, operations, properties, assets, liabilities or condition of the Company, except for changes in the ordinary course of business consistent with past practice which do not constitute, either individually or in the aggregate, a Company Material Adverse Effect;

     (b) any change in the liabilities or obligations of the Company, contingent or otherwise, whether due or to become due, whether by way of guaranty, endorsement, indemnity, warranty or otherwise, except for the incurrence of current liabilities in the ordinary course of business, consistent with past practice which do not constitute, individually or in the aggregate, a Company Material Adverse Effect;

     (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, operations or business of the Company;

     (d) any waiver, amendment or termination by or on behalf of the Company of a valuable right or any waiver or cancellation or of a claim or debt owed to it;

     (e) any loans or extension of credit made by the Company other than advances of expenses made in the ordinary course of business consistent with past practice;

     (f) any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company or any direct or indirect redemption, purchase or acquisition of any securities of the Company;

     (g) any incurrence of indebtedness for money borrowed or any other liabilities individually in excess of $100,000 or, in the case of indebtedness and/or liabilities individually less than $100,000, in excess of $200,000 in the aggregate;

     (h) any sale, exchange, pledge, assignment, creation of any encumbrance or other disposition of any of the Company's assets;

     (i) any event or condition of any character which could reasonably be expected to result in a Company Material Adverse Effect;

     (j) any increase in compensation of any of its existing officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of business;

     (k) any resignation or termination of employment of any officer or key employee of the Company;

     (l) any payment, discharge or satisfaction of any claim or obligations of the Company except in the ordinary course of business, consistent with past practice;

     (m) any write-down of the value of any asset or inventory of the Company or any write-off as uncollectable of any accounts or notes receivable or any portion thereof, other than in the ordinary course of business consistent with past practice;

     (n) any capital expenditure or commitment or addition to property, plant or equipment of the Company in excess of $100,000 individually or $300,000 in the aggregate;

     (o) other than as shown on Schedule 3.3, any issuance or sale, or any contract entered into for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company;

     (p) any change in the independent public accountants or any change in accounting methods or policies of the Company; or

     (q) any agreements to do or enter into any of the foregoing.

     3.8. Governmental Approvals and Filings. Except as set forth in Schedule
3.8 and for the filing of a certificate of merger in accordance with the Delaware GCL, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit the Company to enter into this Agreement or to consummate the transactions contemplated herein.

     3.9. Litigation. Except as listed on Schedule 3.9,(a) (i) as of the date hereof, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company and (ii) as of the Closing, there will be no action, suit, proceeding or investigation pending, or to the Company's knowledge, threatened which might reasonably be expected to result, either individually or in the aggregate, in a Company Material Adverse Effect, including without limitation, in either case, actions pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers and actions challenging the legality, validity of enforceability of any Intellectual Property; and (b) the Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, which remains unsatisfied. As used in this Agreement, "knowledge of the Company" and "Company's knowledge" means the actual knowledge, after reasonable inquiry of appropriate personnel, of David Richards, Jean-Louis Ecochard or Kathi Fusco.

     3.10. Patents and Trademarks. As used in this Agreement, "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) all trademarks, service marks, trade names, logos, corporate names and Internet domain names, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, copyrights, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer programs and software (including data and related documents) and (vi) all other proprietary rights.
Schedule 3.10 contains a complete list of all Intellectual Property registered in the Company's name and material to the Company's business as conducted as of the date hereof (collectively, the "Registered Intellectual Property"), which registrations are valid. The Company's use of Intellectual Property (excluding use pursuant to "click wrap" or "shrink wrap" agreements or other similar agreements for commercially available Other Intellectual Property) does not constitute an infringement of any third party's rights that could reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.10, the Company owns, free and clear of any Lien, all right, title and interest to the Registered Intellectual Property. With respect to Intellectual Property (other than the Registered Intellectual Property) used or held for use by the Company in its business as conducted as of the date hereof (the "Other Intellectual Property"), the Company owns, controls or has a right to use, to the extent necessary to conduct its business in a manner generally consistent with its past practice, such Other Intellectual Property which is material to the Company's business. Except as set forth on Schedule 3.10, the Company is not a party to any outstanding options, licenses or agreements of any kind relating to (i) any Other Intellectual Property owned by any other person or entity (excluding "click wrap" or "shrink wrap" agreements or agreements for commercially available Other Intellectual Property), or (ii) the Registered Intellectual Property. The Company has not during the preceding three years received any communications or claims nor, to the Company's knowledge, is there any threatened claim, alleging that the Company has infringed upon, or, by conducting its business as proposed, would infringe upon the intellectual property rights of any other person which such infringement would have a Company Material Adverse Effect. Except as set forth on Schedule 3.10, to the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any of the Company's rights to the Registered Intellectual Property or Other Intellectual Property which such interference, infringement or misappropriation would constitute a Company Material Adverse Effect.

     3.11. No Conflict. Except as set forth on Schedule 3.11, neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with, or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of the Company, (ii) conflict with, result in a breach or violation of, give rise to a default under, or result in the acceleration of performance under or create a liability of the Company under any mortgage, lease, agreement, note, bond, indenture, guarantees or any statute, regulation, ordinance, writ, injunction, order, judgment or decree to which the Company or any of its assets may be subject, which conflict, breach, default, violation, creation or acceleration could reasonably be expected to have a Company Material Adverse Effect, or
(iii) give rise to an imposition of any Lien of any nature whatsoever upon any of the assets of the Company.

     3.12. Agreements.

     (a) Except as set forth in Schedule 3.12(a), there are no agreements, understandings or transactions (written or oral) between the Company and any of its officers, directors, employees or shareholders or any affiliate thereof.

     (b) Except as set forth in Schedule 3.12(b), there are no agreements, understandings or transactions (written or oral) to which the Company is a party or by which it is bound which (i) involve obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000, (ii) are material to the conduct and operations of the Company's business or properties (including, without limitation, the license of any Intellectual Property to or from the Company), (iii) restrict or adversely affect the development, manufacture, sale, marketing or distribution of the Company's products or services, (iv) relating to the employment or compensation of any employee or consultant, (v) of duration of six months or more and not cancelable without penalty by the

Company on 30 days or less notice or (vi) relating to the sale, lease, pledge or other disposition of any assets of or to the Company.

     3.13. Title to Property and Assets. Except as set forth on Schedule 3.13, the Company has good title to, or a valid leasehold interest in, the property and assets reflected in the Financial Statements dated December 31, 1998 or acquired since the date thereof, free and clear of all Liens, except such Liens which do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in substantial compliance with such leases, all leases to which the Company is a party are in full force and effect and constitute valid and binding obligations of the Company. True and complete copies of all such leases have been made available to the Parent. The Company does not own any real property. The Company's assets constitute all of the properties, interests, assets and rights held for use or used in connection with the business and operations of the Company and constitute all those necessary to continue to operate the business of the Company consistent with current and historical practice. All of the Company's properties and assets are, in all material respects, in good operating condition, subject to normal wear and tear.

     3.14. Labor Agreements and Actions; Employee Benefits.

     (a) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives, or agents of the Company. There is no strike or other labor dispute involving the Company pending or, to the knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving its employees.

     (b) Each Company Plan (as hereinafter defined) is listed on Schedule 3.14(b). Except as would not have a Company Material Adverse Effect on the Company, each Company Plan complies in all respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and all other applicable statutes and governmental rules and regulations, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan that is likely to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived. No Company Plan is or has been subject to Title IV of ERISA for the past six years.

     (c) With respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate or Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law, other than liabilities for benefits payable in the normal course, which would have a Company Material Adverse Effect. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified, or a timely application for such determination is now pending or a request for such a determination filed within the remedial amendment period of Section 401(b) of the Code is pending, and the Company is not aware of any reason why any such Company Plan is not so qualified in operation. Neither the Company nor any entity which is treated as a single employer along with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or contributes to, or has ever maintained or contributed to, or been required to contribute to or has otherwise incurred any liability with respect to a "multiemployer plan" within the meaning of Section 3(37) of ERISA or any plan subject to Title IV or ERISA. Except as disclosed on Schedule 3.14(c), neither the Company nor any of its ERISA Affiliates has any liability or obligations under any welfare plan to provide benefits after termination of employment of any employee or dependent other than as required by Section 4980B of the Code. Each Company Plan by its terms may be amended or terminated without material liability to the Company at any time after the Effective Time. Except as disclosed on
Schedule 3.14(c), no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plans or Employee Agreements as result of the transactions contemplated by this Agreement. Except as disclosed on Schedule

3.14(c), no amount payable to any employee of the Company as a result of the transactions contemplated by this Agreement will fail to be deductible by reason of Section 280G of the Code.

     (d) As used herein (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA), a "welfare plan" (as defined in Section 3(l) of ERISA), or any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, holiday pay, vacation, severance, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its ERISA Affiliates or as to which the Company or any of its ERISA Affiliates has contributed or otherwise may have any liability, and (ii) "ERISA Affiliate" means any corporation or trade or business controlled by, controlling or under common control with the Company within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

     (e) Schedule 3.14(e) contains a true and complete list of all (i) severance and employment agreements with the current directors, officers, employees, independent contractors and consultants of the Company and each ERISA Affiliate containing any obligation or liability on or after the date of this Agreement, (ii) severance programs and policies of the Company and each ERISA Affiliate with or relating to its current directors, officers, employees, independent contractors and consultants containing any obligation or liability on or after the date of this Agreement, and (iii) plans, programs, agreements and other arrangements of the Company and each ERISA Affiliate with or relating to its current directors, officers, employees, independent contractors and consultants containing change of control or similar provisions currently in effect (collectively, the "Employee Agreements").

     3.15. Tax Matters.

     (a) For purposes of this Agreement, (i) "Taxes" shall mean all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, excise, withholding and other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) "Income Taxes" shall mean all franchise Taxes and all Taxes imposed on or measured by net income or gross profits or gross receipts or capital (but excluding sales, use, value added and property Taxes), together with all interest, penalties and additions imposed with respect to such amounts; and (iii) "Taxing Authority" shall mean any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

     (b) The Company (i) has timely filed all tax returns that are required to have been filed by it with all appropriate governmental agencies (and all such returns are true and correct and fairly reflect in all material respects its operations for tax purposes); and (ii) has timely paid all taxes shown as owing on such returns or assessed against it (other than Taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the reserves therefor reflected in the Financial Statements and the Interim Financial Statements and, to the Company's knowledge, there are no material unresolved questions or claims concerning the Company's tax liability. The Company's tax returns have not been reviewed or audited by any taxing authority. No liens exist for Taxes (other than liens for Taxes not yet due and payable) with respect to any of the assets or properties of the Company.

     (c) The Company does not have outstanding any agreements or waivers extending, or having the effect of extending, the statute of limitations with respect to the assessment or collection of any Tax. The Tax returns of the Company with respect to Federal income Taxes have been examined by the IRS, or the statute of limitations with respect to the assessment or collection of the relevant Tax liability has expired, for all taxable periods through and including the year ended December 31, 1995.

     (d) The Company is not party to or bound by any tax-sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

     (e) Except as set forth on Schedule 3.15, the Company shall not be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign Tax law, or for any other reason.

     (f) Except as set forth on Schedule 3.15, neither the Company, nor any of its affiliates, has made with respect to the Company any consent under Section 341 of the Code, no property of the Company is "tax exempt use property" within the meaning of Section 168(h) of the Code, the Company is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, and none of the assets of the Company is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

     (g) Except as set forth on Schedule 3.15, no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company.

     (h) The Company has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and has, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable laws.

     (i) Any deficiency resulting from any audit or examination relating to Taxes of the Company by any Taxing Authority has been timely paid.

     3.16. Minute Books. The minutes books of the Company contain a complete and accurate record of all meetings and all actions by written consent of directors and stockholders (including committees thereof) since the date of incorporation. The Company has made available to the Parent a true and complete copy of such minute books.

     3.17. Pooling of Interests. As of the date hereof, neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action or has knowledge of any fact or circumstance that, without giving effect to any action taken or agreed to be taken by or any fact or circumstance concerning the Parent, the Merger Subsidiary or their respective affiliates, would prevent the Parent from accounting for the Merger as a pooling of interests or as a reorganization within the meaning of Section 368 of the Code.

     3.18. Certain Information. When the Registration Statement (as defined below) or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Company's Shareholder Meeting and the Parent's Shareholder Meeting (as defined below) to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, solely with respect to all written information furnished by the Company set forth therein relating to the Company (i) shall comply in all material respects with the applicable provisions of the federal securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     3.19. Year 2000 Compliance. "Year 2000 Compliant" means that all software, embedded microchips and other processing capabilities utilized by, and material to the business, operations or financial condition of the Company are able to interpret and manipulate data on and involving all calendar dates correctly, including without limitation in relation to dates in and after the calendar year 2000, and will do so after the calendar year 2000 without errors or omissions provided such date data is validly input or received. The term "Software and

Systems" means all software and internal systems owned by, and not licensed to, the Company which are material to the conduct of the Company's business. Except as set forth on Schedule 3.19, based on the Company's assessment to date, the Company believes that its Software and Systems are, or will be, Year 2000 Compliant prior to January 1, 2000 (excluding such instances of non-compliance which are not likely individually or in the aggregate to have a Company Material Adverse Effect). With respect to those systems set forth on
Schedule 3.19 which are not Year 2000 Compliant as of August 17, 1999, the Company reasonably believes it has adequate contingency plans (as set forth on Schedule 3.19) for addressing such non-compliance. The Company does not expect the costs of such contingency plans to have a Company Material Adverse Effect. The Company has initiated communications with, and has been gathering information from, the service and content providers listed on the attached
Schedule 3.19 with respect to such providers' efforts to become Year 2000 Compliant. The Company has made available to the Parent all material correspondence received by the Company in connection therewith.

     3.20. Compliance with Laws. Except as set forth in Schedule 3.20, since December 31, 1995 the Company has complied and is in compliance with all Federal, state, local and foreign laws, ordinances, rules, regulations and orders applicable to it or its business, except where the failure to so comply, individually or in the aggregate, would not have a Company Material Adverse Effect.

     3.21. Related Party Transactions. Except as set forth in Schedule 3.21, no current or former director, officer, employee or shareholder of the Company or any associate or affiliate (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) thereof, or any member of the immediate family of any of the foregoing, is presently, or during the 12-month period ending on the date hereof has been, a party to any transaction with the Company (including any contract, agreement or other arrangement).

     3.22. Insurance. Schedule 3.22 contains a true and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance held by the Company. True and complete copies of such policies have been delivered to, or made available for inspection and copy by, the Parent. All such insurance polices are in the name of the Company, and all premiums with respect to such policies are currently paid. All such policies are in full force and effect, and the Company has not received notice of cancellation or termination of any policy. The Company has not been denied or had revoked or rescinded any policy of insurance, nor borrowed against any such policies. Except as set forth on Schedule 3.22, no claim under any such policy is pending.

     3.23. Trade Relations. Except as set forth on Schedule 3.23, the Company has not received any written notice from any customer, consultant, contractor, supplier or vendor indicating that it intends to terminate or modify its business relationship with the Company, which termination or modification could reasonably be expected to have a Company Material Adverse Effect.

     3.24. Payables and Receivables. Except as set forth on Schedule 3.24, (i) all unpaid accounts and notes receivable owing to the Company arose in the ordinary course of the Company's business, consistent with past practice and
(ii) all payables owed by the Company were incurred in the ordinary course of business, consistent with past practice.

     3.25. Brokers and Finders. Except for J.P. Morgan & Co., neither the Principal Shareholders, the Company, nor any of the officers, directors or employees of the Company has employed or otherwise incurred in any manner any liability for any brokerage fees, agents commissions or finder's fees concerning the transactions contemplated hereby.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                      THE PARENT AND THE MERGER SUBSIDIARY

     The Parent and the Merger Subsidiary jointly and severally represent and warrant to the Company and the Principal Shareholders as follows:

     4.1. Parent's and Merger Subsidiary's Organization and Good Standing. The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted. Each of the Parent and the Merger Subsidiary is duly qualified to do business and in good standing in each jurisdiction where the character of property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Parent and its Subsidiaries as a whole, or on the ability of the Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement.

     4.2. Power and Authority; Execution and Delivery. Each of the Parent and the Merger Subsidiary has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by all requisite corporate action of the Parent and the Merger Subsidiary. Except for the filing of a certificate of merger in accordance with Section 1.1(b) and the approval of a majority of the outstanding Parent Common Stock held by the Parent's Stockholders under the Delaware GCL ("Parent Shareholder Approval"), no further corporate actions or approvals on the part of the Parent and the Merger Subsidiary are required under applicable law for the consummation of the Merger. The persons set forth on Schedule 4.2 own in the aggregate a majority of the Parent Common Stock. This Agreement has been duly executed and delivered by the Parent and the Merger Subsidiary and constitutes the legal, valid and binding obligation of the Parent and the Merger Subsidiary, respectively, enforceable against the Parent and the Merger Subsidiary, respectively, in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

     4.3. Governmental Approvals and Filings. Except as set forth in Schedule 4.3, and for the filing of a certificate of merger in accordance with the Delaware GCL, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority, is required in order to permit the Parent and the Merger Subsidiary to enter into this Agreement, or to consummate the transactions contemplated herein.

     4.4. No Conflict. Neither the execution, delivery and performance of this Agreement by the Parent and the Merger Subsidiary, nor the consummation by the Parent and the Merger Subsidiary of the transactions contemplated hereby will
(i) conflict with, or result in a breach of any of the terms, conditions or provisions of the Certificates of Incorporation or By-laws of the Parent and the Merger Subsidiary, as the case may be, (ii) conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any mortgage, lease, agreement, note, bond, indenture, guarantees or any statute, regulation, ordinance, writ, injunction, order, judgment or decree to which the Parent or the Merger Subsidiary or any of their respective assets may be subject, which conflict, breach, default, violation or acceleration would have a

Parent Material Adverse Effect, or (iii) give rise to an imposition of any Lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of the Parent or the Merger Subsidiary.

     4.5. Merger Consideration. When issued, the shares of Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully-paid and nonassessable and, subject to Section 6.4 and the Escrow Agreement, free and clear of all Liens and preemptive rights. The certificates representing such shares will be in due and proper form.

     4.6. Reports and Financial Statements. The Parent has previously furnished to the Company true and complete copies of its (i) annual report on Form 10-K for the fiscal year ended December 31, 1998 as filed with the Securities and Exchange Commission (the "Commission" or the "SEC"); (ii) quarterly report on Form 10-Q for the quarter ended June 30, 1999; (iii) current reports on Forms 8-K filed since June 30, 1999; and (iv) the proxy statement relating to the annual meeting of its shareholders for the fiscal year ended December 31, 1998 (collectively, the "SEC Documents"). As of their respective dates, the Parent's SEC Documents did not, when filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in such reports or other filings have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Parent and its subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flow of the Parent and its subsidiaries for the periods then ended, subject in the case of unaudited interim financial statements, to normal year-end adjustments which are neither individually nor in the aggregate expected to be material.

     4.7. Capitalization of Parent; Ownership of Merger Subsidiary.

   (a) The Parent's authorized capital stock consists of (i) 50,000,000 shares of Parent Common Stock, 28,472,663 of which were outstanding as of July 9, 1999, and (ii) 1,000,000 shares of Junior Preferred Stock, none of which were outstanding as of July 9, 1999.

   (b) All of the issued and outstanding shares of capital stock of the Parent are duly authorized and validly issued, fully-paid and nonassessable.

   (c) All of the authorized capital stock of the Merger Subsidiary is owned beneficially and of record by the Parent.

   (d) The persons listed on Schedule 4.2 own at least a majority of the outstanding shares of Parent Common Stock.

     4.8. Certificates of Incorporation and By-laws.

   (a) Each of the Parent and the Merger Subsidiary have delivered to the Company copies of its Certificate of Incorporation and all amendments thereto, which copies are complete and correct. Neither the Parent nor the Merger Subsidiary is in default under, or in violation of, any provisions of its Certificate of Incorporation. Neither the Parent's nor the Merger Subsidiary's Certificate of Incorporation has been amended since the date of certification delivered to the Company and no action has been taken for the purpose of effecting any amendment thereto.

   (b) Each of the Parent and the Merger Subsidiary have delivered to the Company copies of its By-laws and all amendments thereto, which copies are complete and correct. Neither the Parent nor the Merger Subsidiary is in default under, or in violation of, any provision of its By-Laws. Neither the Parent's nor the Merger Subsidiary's By-laws has been amended since the date of certification delivered to the Company and no action has been taken for the purpose of effecting any amendment thereto.

     4.9. No Prior Activities. The Merger Subsidiary has not incurred any liabilities or obligations, except those incurred in connection with its incorporation and with the consummation of this Agreement and the transactions contemplated hereby. The Merger Subsidiary has not engaged in any business or activities of any type or kind whatever, or entered into any agreements or arrangements with any person or entity, and is not subject to or bound by any obligation or undertaking which is not contemplated by this Agreement or incurred in connection with its incorporation.

     4.10. Pooling of Interests. As of the date hereof, neither the Parent nor the Merger Subsidiary, nor, to the knowledge of the Parent and the Merger Subsidiary, any of their affiliates, has taken or agreed to take any action or has knowledge of any fact or circumstance that, without giving effect to any action taken or agreed to be taken by or any fact or circumstance concerning the Company or its affiliates, would prevent the Parent from accounting for the Merger as a pooling of interests.

     4.11. Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Warburg Dillon Read LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the Parent from a financial point of view.

     4.12. Certain Information. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the Parent's stockholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by the Parent relating to the Parent and its subsidiaries and affiliates (i) shall comply in all material respects with the applicable provisions of the federal securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     4.13. Year 2000 Compliance. The Parent's SEC Documents accurately set forth the Parent's preparedness with respect to the "Year 2000 issue."

     4.14. Brokers and Finders. Except for McFarland Dewey Securities Company and Warburg Dillon Read LLC, neither the Parent, the Merger Subsidiary, nor any of their officers, directors or employees have employed or otherwise incurred in any manner any liability for any brokerage fees, agents commissions or finder's fees concerning the transactions contemplated hereby.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SHAREHOLDERS

     Each of the Principal Shareholders hereby severally, but not jointly, represents and warrants to the Parent and the Merger Subsidiary with respect to itself as follows:

     5.1. Capacity and Authority. Such Principal Shareholder has full legal capacity and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Principal Shareholder. This Agreement constitutes the legal, valid and binding obligation of such Principal Shareholder, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

     5.2. Government Approvals and Filings. Except as set forth in Schedule 5.2, no approval, authorization, consent, license, clearance or order of, declaration, or notification to, or filing, registration or compliance with any governmental or regulatory authority is required to permit such Principal Shareholder to enter into this Agreement or to consummate the transactions contemplated herein.

     5.3. No Conflict. Neither the execution, delivery and performance of this Agreement by such Principal Shareholder, nor the consummation by such Principal Shareholder of the transactions contemplated hereby will conflict with, result in a breach or violation of, give rise to a default under or result in the acceleration of performance under any mortgage, lease, agreement, note, bond, indenture, guarantees or any statute, regulation, ordinance, writ, injunction, order, judgment or decree to which such Principal Shareholder or any of its assets may be subject, or give rise to an imposition of any Lien, charge, security interest or encumbrance on any Shares owned or held by such Principal Shareholder.

                                  ARTICLE VI

            COVENANTS OF THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

     The Company and the Principal Shareholders (but, as to the Principal Shareholders, only with respect to Sections 6.3(b) and (c), 6.4, 6.8 and 6.10) severally covenant and agree that:

     6.1. Regular Course of Business. Except as otherwise consented to in writing by the Parent, from the date hereof until the Effective Time, the Company will (i) conduct its business substantially in accordance with the business plan (the "Business Plan") set forth on Schedule 6.1, (ii) carry on its businesses only in the ordinary course and, subject to the Business Plan, substantially in accordance with past practice, and (iii) use commercially reasonable efforts to preserve its present business organization intact and keep available the services of its present executive officers.

     6.2. Restricted Activities and Transactions. Except as otherwise consented to in writing by the Parent, contemplated by this Agreement or resulting from the consummation of the transactions contemplated by this Agreement, from the date hereof until the Effective Time of the Merger the Company will not:

   (a) amend its Certificate of Incorporation or By-laws;

   (b) (i) borrow or agree to borrow any funds or mortgage or pledge any of its assets, tangible or intangible, (ii) voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any material obligation or liability (absolute or contingent), (iii) cancel or agree to cancel any material debts owed to the Company or any valuable claim or right, or (iv) lease, sell, transfer, encumber or write down, agree to lease, sell, transfer, encumber or write down, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights.

   (c) except as set forth on Schedule 6.2, grant any increase in compensation or benefits, or make, pay or accrue any bonuses, pension, profit sharing or similar payment to any director, officer or employee of the Company;

   (d) acquire any interest in any other corporation, association, joint venture, partnership, business trust or other business entity, or in any of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation or enter into any agreement providing for any of the foregoing;

   (e) hire any additional professional personnel or make any change in the responsibilities or office of any officer of the Company;

   (f) change the Company's independent public accountants or make any change in accounting methods or policies;

   (g) enter into any material contract or agreement or materially modify any existing material agreement;

   (h) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, or retire or redeem any of such capital stock, or take any action which would have an effect equivalent to any of the foregoing;

   (i) except as set forth in Schedule 3.3, issue or sell any shares of its capital stock, any Options or any other securities convertible into or exchangeable for, any capital stock;

   (j) except as set forth in Schedule 6.2, pay, accrue or make any commitment for, capital expenditures in excess of $100,000 individually or $300,000 in the aggregate; or

   (k) agree or commit to do any of the foregoing.

     6.3. Approval of Shareholders.

   (a) The Company shall through its Board of Directors duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of voting on the adoption of this Agreement and obtaining the Shareholder Approval as soon as reasonably practicable following the date the Registration Statement has been declared effective by the SEC and the Proxy Statement (as defined below) has been mailed to the Company Shareholders. Subject to complying with its fiduciary duties under Delaware law, the Board of Directors of the Company shall recommend at the Shareholder Meeting that the shareholders vote in favor of such approval; however, this Agreement shall be submitted to the Company Shareholders at the Company Shareholder Meeting for their approval and adoption, whether or not the Board of Directors determines at any time subsequent to declaring its advisability that the Agreement is no longer advisable and recommends that the Company Shareholders reject it.

   (b) Each of the Principal Shareholders severally agrees that it shall vote all Shares owned by it and any shares subsequently acquired in favor of the adoption of this Agreement at the Company Shareholder Meeting. Each Principal Shareholder severally agrees to deliver to Parent upon request a proxy substantially in the form attached hereto as Schedule 6.3, which proxy shall be coupled with an interest and irrevocable to the extent permitted under Delaware law, with the total number of such Principal Shareholder's Shares correctly indicated thereon.

   (c) Each Principal Shareholder severally waives, to the extent permitted by applicable law, effective at the Effective Time, any rights (other than voting rights and except as provided in Section 1.2 of this Agreement) arising as a result of the Merger, the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, such Principal Shareholder has with respect to such Principal Shareholder's Shares. Each Principal Shareholder severally agrees that all contractual arrangements with the Company or other Company Shareholders shall terminate effective at the Effective Time. In addition, each Principal Shareholder severally waives irrevocably any rights of Appraisal or rights to dissent in connection with the Merger.

     6.4. No-Sale Agreements. Immediately prior to the Effective Time, the Company shall deliver to the Parent a certificate identifying all persons who are, to the Company's knowledge, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of the SEC's Accounting Series Releases concerning "pooling of interests" treatment for business combinations. The Company shall use its reasonable efforts to cause each such person to deliver to the Parent on or before the Closing Date a written agreement (an "Affiliates Agreement") substantially in the form of Exhibit
6.4. The Principal Shareholders who are "affiliates" agree to enter into such Affiliate Agreements. The Parent shall be entitled to place appropriate legends on the certificate evidencing any shares of Parent Common Stock to be received by such persons and to issue appropriate stop transfer instructions to the transfer agent for shares of Parent Common Stock consistent with the terms of such Affiliates Agreements.

     6.5. Consents, Approvals and Filings. The Company will use its commercially reasonable efforts to obtain on or before the Closing Date all necessary approvals, authorizations, registrations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in
Section 3.8.

     6.6. Access to Books, Records and Other Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Company will afford to the Parent and its accountants, attorneys and agents such information as the Parent may reasonably request (including such copies of documents as the Parent may reasonably request) regarding the business, operations and properties of the Company and reasonable access to the books and records of the Company. Without limiting the foregoing, during such period the Company shall keep the Parent informed as to the business and operations of the Company and shall consult with the Parent with respect thereto as appropriate.

     6.7. No Solicitation of Transactions. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, the Company will not, directly or indirectly, whether through any director, officer, employee, financial advisor, legal counsel, accountant, other agent or representative (as used in this Section 6.7 and Section 7.7, "representatives") or otherwise, (A) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (B) engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their representatives, relating to, any (i) acquisition or disposition, (ii) tender offer (including a self-tender offer), (ii) exchange offer, (iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) 10% or more of the total voting power of such entity or any of its subsidiaries,
(vii) dissolution, (viii) business combination, (ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) such entity or its subsidiary, or (x) any similar transaction other than the Merger (such proposals, announcements, or transaction being referred to as "Acquisition Proposals"). The Company shall notify the Parent of the identity of any person who approaches the Company with respect to any Acquisition Proposal. Nothing in this Section shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Acquisition Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal), or (z) affect any other obligation of the Company under this Agreement.

     6.8. Shareholder Notes. Each Principal Stockholder severally hereby (i) waives any and all defaults or events of default, or rights to prepayment or acceleration of any amount owing, under any promissory note issued to it by the Company (collectively, the "Shareholder Notes"), arising, directly or indirectly, as a result of the execution or delivery of this Agreement by the Company, the existence of a default under the promissory notes of the Company issued to IDX Systems Corporation and Medical Manager Corporation on March 11, 1999 in the aggregate principal amount of $10,000,000 (the "IDX/Medical Manager Notes") or the payment by the Company of any amounts due under such Notes and (ii) agrees that its Shareholder Notes will be subordinated to the Parent Loans (as defined in Section 7.8) on the same basis that such Shareholder Notes are subordinate to the IDX/Medical Manager Notes and, at the request of Parent, will enter into agreements with the Parent containing provisions relating to such subordination.

     6.9. Taxes. The Company (i) will not, and shall use all reasonable efforts to cause its shareholders or affiliates not to, without the prior written waiver by the Parent, knowingly take any action intended or reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code and (ii) will use all reasonable efforts to ensure that the tax opinion specified in Section 10.3 is delivered including, without limitation, the delivery by the Company of representation letters or certificates as to such matters as counsel may reasonably request in order to render such opinions, including the standard representations set forth in Revenue Procedure 86-42, 1986-2.

     6.10. Confidentiality. The Company and each Principal Shareholder shall, and shall cause its representatives (collectively, the "Company Recipients") to, keep confidential, and not use or disclose to others, any proprietary or confidential information of or obtained from the Parent or any of its representatives to the extent that such proprietary or confidential information is not or does not become readily available to the public other than as a result of disclosure by the Company or a Principal Shareholder or is not required to be disclosed by applicable law or court order. In the event of termination of this Agreement without a Closing, the Company and each Principal Shareholder hereby severally agrees to, and shall use all reasonable efforts to cause each of the other Company Recipients to, promptly return to the Parent all, and not retain any copies of, such written proprietary or confidential information.

                                  ARTICLE VII

                            COVENANTS OF THE PARENT

     7.1. Consents, Approvals and Filings. The Parent will use its commercially reasonable efforts to obtain on or before the Closing Date all necessary approvals, authorizations, registrations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in Section 4.3.

     7.2. Indemnification.

     (a) None of the execution, delivery and performance of this Agreement, nor the Merger will impair or diminish the obligation of the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company in their capacities as such (each a "Company Indemnified Party") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time which were committed by such officers, directors, employees or agents in their capacity as such, to the extent such persons are entitled to indemnification under the Delaware GCL, any directors' and officers' liability insurance and the Company's Restated Certificate of Incorporation and By-laws as in effect on the date hereof.

     (b) The Parent shall cause the Surviving Corporation to purchase a "tail" insurance policy with respect to the Company's current directors' and officers' liability insurance, for a period of three years from the Closing Date.

     (c) The provisions of this Section 7.2 are intended to be for the benefit of and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.

     7.3. Current Public Information. The Parent shall cause the requirements of Rule 144(c) under the Securities Act of 1933, as amended (the "Securities Act") to be met with respect to itself for so long as those requirements must be met to enable sales by the stockholders who are affiliates of the Company to meet the requirements of Rule 145(d) under the Securities Act.

     7.4. Preservation of Tax-Free Merger. The Parent (i) will not, and shall use all reasonable efforts to cause its shareholders or affiliates not to, without the prior written waiver by the Company and the Principal Shareholders, knowingly take any action intended or reasonably likely to prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code and (ii) will use all reasonable efforts to deliver representation letters or certificates as to such matters as counsel may reasonably request in order to render the opinion specified in Section 10.3, including the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

     7.5. Certain Employee Matters.

     (a) The Parent covenants to the Company that the Parent will provide after the Effective Time to continuing employees of the Company, including, without limitation, those who become directors or officers of the Surviving Corporation, employee benefit programs that in the aggregate are not less favorable to such employees than those being provided to the Parent's employees from time to time.

     (b) The provisions of this Section 7.5 are intended to be for the benefit of the persons covered hereby and shall be enforceable by such persons, their heirs and representatives.

     7.6. Approval of Shareholders.

     (a) The Parent shall through its Board of Directors duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholder Meeting") for the purpose of voting on the adoption of this Agreement (the "Parent Shareholder Approval") on the same day the Company Shareholder Meeting is held in accordance with Section 6.3. Subject to complying with its fiduciary duties under applicable law as advised in writing by independent counsel, the Board of Directors of the Company shall recommend at the Parent Shareholder Meeting that the shareholders vote in favor of such approval.

     (b) Shareholders of the Parent representing at least a majority of the voting shares of the Parent shall execute on the date hereof a voting agreement in the form of Exhibit 7.6 in which they agree to vote in favor of the Merger.

     7.7. Combinations. Subject to the exercise of the fiduciary duties of the Board of Directors of the Parent, under applicable law as advised in writing by independent counsel, from the date hereof until the earlier of the termination of this Agreement or the consummation of the Merger, the Parent will not directly or indirectly through any representative or otherwise initiate, solicit, encourage or consummate (a) a merger or acquisition in which the Parent is not the surviving entity or (b) the sale, transfer or other disposition of all or substantially all of the assets of the Parent unless, in either case, the surviving entity or transferee agrees in writing (subject to consummation of such transaction) to assume, or cause the Parent to perform, the obligations of the Parent under this Agreement. Notwithstanding the foregoing, this Section 7.7 shall not prohibit the Board of Directors of the Parent from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to consummate a transaction described in clause
(a) or (b) if (A) the Board of Directors of the Parent determines in good faith that such action may be required by its fiduciary obligations under applicable law as advised in writing by independent counsel, (B) the Parent provides written notice to the Company to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (C) the Parent keeps the Company informed of the status and all material information with respect to any such discussions or negotiations or
(ii) approving or recommending a transaction described in clause (a) or (b) in which the surviving entity or transferee does not assume in writing the Parent's obligations under this agreement if the Board of Directors of the Parent determines in good faith that such action is required by its fiduciary obligations under applicable law as advised in writing by independent counsel. Nothing in this Section shall prohibit the Parent from making an election under and complying with Section 14d-5 of the Exchange Act or prohibit the Parent's Board of Directors from taking and disclosing to the Parent's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 under the Exchange Act. Nothing in this Section shall permit the Parent to terminate this Agreement or affect any other obligation of the Parent under this Agreement.

     7.8. Parent Loans. Until the termination of this Agreement pursuant to
Section 11.1, if requested by the Company, Parent agrees to (i) so long as the Company is in substantial compliance with the Business Plan, commencing on the date the Company's cash balances do not exceed $750,000, loan to the Company on commercially reasonable terms (with the same security and seniority as the IDX/Medical Manager Notes) from time to time upon reasonable prior notice such funds as the Company reasonably requires to continue to operate its business and (ii) loan to the Company any funds it requires to pay the IDX/Medical Manager Notes if the lender thereunder requires such repayment as a result of this Agreement (the loans described in clauses (i) and (ii), collectively, the "Parent Loans"). Any Parent Loan made pursuant to clause (ii) shall be made at the same interest rate, security and seniority as the IDX/Medical Manager Notes and otherwise on commercially reasonable terms. Upon termination of this Agreement pursuant to Section 11.1, the Parent Loans shall become due and payable 180 days after the date of termination.

     7.9. Board of Directors.

     (a) The Parent shall take all action necessary so that, effective as of the Effective Time, the size of the Board of Directors of Parent shall be increased to ten and four persons nominated by the Principal Shareholders shall be appointed to the Board of Directors of the Parent to fill the vacancies created by such increase. Such persons shall serve until the next annual meeting of shareholders of the Parent (the "Y2K Annual Meeting").

     (b) The Parent shall take all action necessary to nominate for election to the Board of Directors at the Y2K Annual Meeting one person for each 10% of outstanding Parent Common Stock beneficially owned by the Principal Shareholders and their affiliates (or nominees), as of the record date for such Annual Meeting (rounded up to the next whole number) but in no event more than four persons, to serve until the next succeeding annual meeting of shareholders of the Parent (the "2001 Annual Meeting"). For purposes of clarification, if the Principal Shareholders and their affiliates own 23% of the outstanding shares of Parent Common Stock, they shall have the right to nominate three persons for election at the Y2K Annual Meeting (each person serving as a director of the Parent in accordance with Section 7.9(a) or (b) is hereinafter sometimes referred to as a "POL Director").

     (c) Until the 2001 Annual Meeting, the Parent shall not increase the number of directors constituting the whole Board of Directors of the Parent above ten, without the consent of a majority of the POL Directors serving as such at the time of any such increase.

     (d) In the event of any vacancy on the Board, whether caused by a director's resignation, removal, death or otherwise, the Parent shall take all action necessary to ensure that the successor to any POL director whose absence from the Board caused such vacancy shall be a POL Director.

                                  ARTICLE VIII

                                MUTUAL COVENANTS

     8.1. Proxy Statement; Registration Statement.

     (a) As promptly as practicable after the date hereof, the Parent and the Company shall cooperate in the preparation of a joint proxy statement/prospectus (or information statement or similar document) (the "Proxy Statement") to be mailed to the shareholders of the Company and the Parent in connection with the Merger and the transactions contemplated thereby and to be filed by the Parent as part of the registration statement with respect to the Parent Common Stock to be issued in connection with the Merger (the "Registration Statement") (it being understood that the parties shall use commercially reasonable efforts to file the Registration Statement and the preliminary Proxy Statement with the SEC within 30 days of the date hereof).

     (b) The Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. The Parent shall take all commercial actions necessary (other than qualifying to do business in any jurisdiction which it is not so qualified) to register or qualify the shares of Parent Common Stock to be issued in the Merger pursuant to all applicable State securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. The Parent shall apply for approval to list the shares of Parent Common Stock to be issued in the Merger on the NASDAQ Stock Market's National Market, subject to official notice of issuance, prior to the Effective Time.

     (c) The Company shall use its commercially reasonable efforts to cause to be delivered to the Parent letters addressed to the Parent and the Company of Arthur Andersen, LLP, the Company's independent auditors, dated the date on which the Registration Statement shall become effective, the date of the Parent Shareholders Meeting and within two business days prior to the Closing Date, in form and substance reasonably satisfactory to the Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statement similar to the Registration Statement.

     8.2. Payment of Expenses. Each party to this Agreement shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated by this Agreement, except that Parent shall bear and pay all of the printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement. For purposes of this Agreement, the "Company Deal Expenses" means all fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including but not limited to the fees and expenses of J.P. Morgan & Co. Incorporated (which shall be paid in shares of Parent Common Stock or Company Common Shares convertible into Parent Common Stock at the Effective Time), Richards & O'Neil, LLP and the Company's independent auditors. Within two business days prior to the Closing Date, the Company shall provide to the Parent a certificate, signed by the chief executive officer of the Company, setting forth an itemized list in reasonable detail of the Company Deal Expenses.

     8.3. Public Announcements. The Parent, the Principal Shareholders and the Company shall confer with each other prior to the issuance of any reports, public statements or releases pertaining to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or interdealer quotation system.

     8.4. Pooling of Interests and Reorganization. Each of the Company, the Principal Shareholders, the Parent and the Merger Subsidiary severally agrees that will it not take any action which, in the opinion of the Parent's certified public accountants, would prevent the Merger from being eligible to be accounted for as a pooling of interests. In furtherance of the foregoing, the Company will not accelerate, amend or change the period of exercisability or vesting of outstanding Options, including any discretionary acceleration of the vesting or exercisability periods permitted under the terms of the Option grant.

     8.5. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings.

                                  ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF THE PARENT

     The obligations of the Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

     9.1. Representations and Warranties True. Except as may be caused to be untrue by the Parent's involvement in the Company's business between the date hereof and the Effective Time, the representations and warranties of the Company and the Principal Shareholders contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (unless such representations and warranties are qualified as to materiality, in which case, such representations and warranties shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing), with the same force and effect as if made as of the Closing, other than such representations and warranties as are expressly made as of a specific date (which shall be true and correct as of such specific date) and other than the representations and warranties in Sections 3.3 and 3.5 which must be true and correct in all respects; provided and notwithstanding anything to the contrary, this Section
9.1 shall be deemed to have been satisfied even if the representations and warranties (except with respect to Section 3.3 and 3.5 which must be true and correct in all respects) are not true and correct unless the failure to be so true and correct has had or is reasonably likely to have a Company Material Adverse Effect which for these purposes shall be qualified by the matters listed in Section 9.3.

     9.2. Performance of Covenants. The Company and the Principal Shareholders shall have performed in all material respects all covenants required to be performed by them under this Agreement prior to the Closing.

     9.3. No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Company Material Adverse Effect. For purposes of the preceding sentence and Section 9.1, the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Company Material Adverse Effect:

     (a) the termination or modification of any relationship with a pharmaceutical sponsor and any corresponding loss of revenue or planned revenue;

     (b) the termination of the Company's contract with Merck-Medco Managed Care, LLC or IMS Health Incorporated;

     (c) a decrease of 25% or less in the four week average of the aggregate number of physician users of the Company's services calculated with respect to the number of users for the four week period ending August 28, 1999, provided, however, any time period during which the Company experiences a service outage shall not be included for purposes of this calculation;

     (d) circumstance, changes in, or effects on the Company or its business caused by (a) changes in its business plan or methods of operations made at the request of the Parent or in accordance with the Business Plan or (b) actions taken or decisions made by the Parent;

     (e) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any shareholder litigation or threat of shareholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein;

     (f) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

     (g) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

     (h) any adverse change attributable primarily to the announcement or discovery of this Agreement and the transaction contemplated hereby (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach by the Company of its obligations under this Agreement.

     9.4. Opinion of Counsel. The Company shall have delivered to the Parent an opinion, dated the Closing Date and addressed to the Parent, of Richards & O'Neil, LLP as to the matters set forth in Exhibit 9.4.

     9.5. Shareholder Approvals. The Requisite Votes, the Shareholder Approval and Parent Shareholder Approval shall have been obtained.

     9.6. Other Approvals and Consents. The approvals and authorizations of governmental and regulatory authorities referred to in Sections 3.8 and 4.3 shall have been obtained.

     9.7. No Governmental or other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in any material respect the Merger or the Parent's ownership of the Company; and no suit, action, or proceeding by any governmental body or other person or entity shall be pending against the Parent, the Merger Subsidiary, any Principal Shareholder or the Company, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Merger or the Parent's ownership of the Company; provided, however, such suit, action or proceeding by any non-governmental body must be a Material Litigation (as defined below) in the majority opinion of a panel of three attorneys (the "Panel"). Each of the Company and Parent shall select one attorney as a member of the Panel. The Company and the Parent shall select as the third attorney of the Panel an independent attorney with no past or current business affiliations with either party or Principal Shareholder, and if the Company and Parent cannot agree on such independent attorney, such independent attorney shall be selected in accordance with the commercial arbitration rules of the American Arbitration Association. A "Material Litigation" is any material suit, action or proceeding which could have a Parent Material Adverse Effect or a Company Material Adverse Effect if the facts pleaded therein were proven to be true.

     9.8. Certificate of the Company. The Company and the Principal Shareholders shall have furnished the Parent with a Certificate of the Company signed by its principal executive officer and of such Shareholder to the effect set forth in Section 9.1 and that each of the Company and such Shareholder, respectively, has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at the Closing.

     9.9. Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 10% of the total number of Shares outstanding on the Closing Date.

     9.10. Certificate of Merger. The Company shall have executed and delivered to the Parent and the Merger Subsidiary the Certificate of Merger to be filed with the Secretary of State of Delaware in connection with the Merger.

     9.11. Registration Statement. The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of the Parent threatened by the Commission to suspend the effectiveness of such Registration Statement.

     9.12. Escrow Agreement. The Shareholder Representative shall have executed and delivered the Escrow Agreement.

     9.13. Affiliate Agreements. The Parent shall have received Affiliates Agreements from the Principal Shareholders that are affiliates and each other person identified by the Company in accordance with Section 6.4.

                                   ARTICLE X

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions:

     10.1. Representations and Warranties True. The representations and warranties of the Parent and Merger Subsidiary contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (unless such representations and warranties are qualified as to materiality, in which case, such representations shall be true and correct in all respects when made and shall be true and correct in all respects as of the Closing) with the same force and effect as if made as of the Closing, other than such representations and warranties as are expressly made as of a specific date (which shall be true and correct as of such specific date) and other than the representations and warranties of the Parent and Merger Subsidiary set forth in Section 4.7(b) and (c) of this Agreement which must be true and correct in all respects; provided and notwithstanding anything to the contrary, this Section 10.1 shall be deemed to have been satisfied even if the representations and warranties (except with respect to Section 4.7(b) and (c) which must be true and correct in all material respects) are not true and correct unless the failure to be so true and correct has had, or is reasonably likely to have, a Parent Material Adverse Effect, which for these purposes shall be qualified by the matters listed in Section 10.3.

     10.2. Performance of Covenants. Each of the Parent and the Merger Subsidiary shall have performed in all material respects all covenants required to be performed by it under this Agreement prior to the Closing.

     10.3. No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 10.1, the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

     (a) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any shareholder litigation or threat of shareholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein;

     (b) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy;

     (c) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the healthcare, technology, Internet or services industries; and

     (d) any adverse change attributable primarily to the announcement or discovery of this Agreement and the transaction contemplated hereby (including employee attrition or any loss of business resulting from termination or modification of any vendor, customer or other business relationships), unless such change resulted from a breach by the Parent of its obligations under this Agreement.

     10.4. Opinions of Counsel. The Parent and the Merger Subsidiary shall have delivered to the Company and the Principal Shareholders an opinion, dated the Closing Date and addressed to the Company and the Principal Shareholders, of Howard, Smith & Levin LLP, as to the matters set forth in Exhibit 10.4. In addition, Richards & O'Neil, LLP shall have delivered to the Company and the Company Shareholders an opinion, dated the Closing Date and addressed to the Company and the Company Shareholders, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the gain, if any, realized by the holders of the Parent Common Stock as a result of the Merger, should be recognized by each such holder, but in the amount not in excess of the amount of cash received. (In rendering the opinion described in this Section 10.3, Richards & O'Neil, LLP will rely on representations, assumptions and facts provided by the Parent and the Company, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B.
722).

     10.5. Shareholder Approvals. The Shareholder Approval, Requisite Votes and Parent Shareholder Approval shall have been obtained.

     10.6. Other Approvals and Consents. The approvals and authorizations of governmental and regulatory authorities referred to in Sections 3.8 and 4.3 shall have been obtained.

     10.7. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in any respect the Parent's ownership of the Company; and no suit, action, or proceeding by any governmental body or other person or entity, shall be pending against the Parent, the Merger Subsidiary, the Company or any Principal Shareholder, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect the Merger; provided, however, such suit, action or proceeding by any non-governmental body must be a Material Litigation (as defined in Section 9.7) in the majority opinion of the Panel (as defined and described in Section 9.7).

     10.8. Certificate of Parent and the Merger Subsidiary. The Parent shall have furnished the Company with a Certificate of the Parent and the Merger Subsidiary signed by its respective President or any Vice President to the effect set forth in Section 10.1 and that each of the Parent and the Merger Subsidiary has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it prior to or at the Closing Date.

     10.9. Parent Options. If necessary, the Parent shall have amended its existing stock option plan to include, or adopted a new plan with respect to, the Parent Options and such options shall have been registered under the Securities Act and the shares of Parent Company Stock underlying the Parent Options authorized for listing on the Exchange, subject to official notice of issuance.

     10.10. Registration Statement. The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending or to the knowledge of the Parent threatened by the Commission to suspend the effectiveness of such Registration Statement.

     10.11. Certificate of Merger. The Parent and the Merger Subsidiary shall have executed and delivered to the Company the certificate of merger to be filed with the Secretary of State of the State of Delaware in connection with the Merger.

     10.12. Tax-Free Merger. No event outside the control of the Company shall have occurred between the date of this Agreement and the Closing Date, so as to jeopardize the treatment of the transactions contemplated by the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     10.13. Listing of Parent Shares. The shares of Parent Common Stock issuable to the Company's Shareholders in the Merger and upon the exercise of options pursuant to Section 1.2(e) hereof shall have been authorized for listing on the Exchange, subject to official notice of issuance.

                                   ARTICLE XI

                                  TERMINATION

     11.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Shareholders of the Parent or the Company, (i) by the mutual consent of the Parent and the Company; (ii) by the Parent or the Company at any time after January 31, 2000 if for any reason the Merger shall not by such date have been consummated and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; (iii) by the Parent if there has been a misrepresentation or breach on the part of the Company or the Principal Shareholders in the representations, warranties or material covenants or obligations of the Company or the Principal Shareholders set forth herein which, if curable, has not been cured within 10 days of notice thereof by the Parent and which breach, if not cured, would cause a failure of the conditions set forth in Section 9.1 or 9.2; (iv) by the Company if there has been a misrepresentation or breach on the part of the Parent or the Merger Subsidiary in the representations, warranties or material covenants or obligations of the Parent set forth herein which, if curable, has not been cured within 10 days of notice thereof by Company and which breach, if not cured, would cause a failure of the conditions set forth in Section 10.1 or 10.2; (v) by the Parent or the Company if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; (vi) by the Parent or the Company if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; and (vii) by the Parent or the Company if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable.

     11.2. Effect of Termination. If this Agreement is terminated by the Parent or the Company pursuant to Section 11.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the Parent, the Merger Subsidiary, the Principal Shareholders or the Company (or any of their respective representatives or affiliates), except (i) that the provisions of Sections 6.10, 8.2, 8.3 and Article 14 will continue to apply following any such termination; (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement; and (iii) as provided for in Section 11.3.

     11.3. Termination Fee. (a) If this Agreement is terminated by the Company pursuant to Section 11.1(iv) or transactions contemplated by this Agreement and a termination fee equal to $7,500,000 as liquidated damages, and not as a penalty, in full satisfaction of any and all claims the Company may have against the Parent for Damages (as defined in Section 13.1); provided that payment of such amount shall not impair the Company's rights to specific performance or any other remedy in equity. Any payment pursuant to this Section 11.3(a) shall be made within five business days of receipt of the Parent of a statement relating thereto.

     (b) If this Agreement is terminated by the Parent pursuant to Section 11.1(iii) or (vi), the Company shall pay to the Parent a termination fee equal to the sum of the Parent's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and a termination fee equal to $7,500,000 as liquidated damages and not as a penalty in full satisfaction of any and all claims the Parent may have against the Company for Damages; provided that payment of such amount shall not impair the Parent's rights to specific performance or any other remedy in equity. Any payment pursuant to this Section 11.3(b) shall be made within five business days of receipt of the Company of a statement relating thereto.

                                  ARTICLE XII

                          SHAREHOLDER REPRESENTATIVE

     12.1. Designation. Subject to the terms and conditions of this Article XII, Jason Fisherman is designated as the representative of the Company Shareholders (the "Shareholder Representative") by the Company on behalf of each of the shareholders (the "Company Shareholders") to serve, and the Parent hereby acknowledges that the Shareholder Representative shall serve, as the sole representative of the Company Shareholders from and after the Effective Time with respect to the matters set forth in this Agreement and the Escrow Agreement, such service to be without compensation except for the reimbursement of out-of-pocket expenses and indemnification specifically provided herein. The Shareholder Representative has accepted such designation as of the date hereof. Notwithstanding anything to the contrary contained in this Agreement, the Shareholder Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Shareholder shall otherwise exist against the Shareholder Representative.

     12.2. Authority. Each of the Company Shareholders, by voting in favor of this Agreement at the Company Shareholder Meeting and/or by acceptance or receipt of any portion of the consideration to be paid pursuant to Section 1.2 will and hereby does, effective as of the Effective Time, irrevocably appoint the Shareholder Representative as the agent, proxy and attorney-in-fact for such Company Shareholder for all purposes of this Agreement and the Escrow Agreement, including full power and authority on such Company Shareholder's behalf (i) to execute the Escrow Agreement and to take all actions which the Company Shareholder Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to the payment of the property held under the Escrow Agreement and any claims for indemnification pursuant to Section 13.1, including to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, the Parent pursuant to this Agreement or any of the agreements or transactions contemplated hereby; (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing; (iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by directing the Escrow Agent to reimburse the Shareholder Representative for such expenses; (iv) to accept and receive notices to the Company Shareholders pursuant to this Agreement; and
(v) to take all other actions and exercise all other rights which the Shareholder Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement. Each of the Company Shareholders, by voting in favor of this Agreement at the Company Shareholder Meeting and/or by acceptance or receipt of any portion of the consideration to be paid pursuant to Section 1.2, agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Shareholder. All decisions and acts by the Shareholder Representative shall be binding upon all of the Company Shareholders, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

     12.3. Resignation. In the event that the Shareholder Representative shall die, become incapacitated, resign or otherwise fail to act on behalf of the Company Shareholders for any reason, the Shareholder Representative shall be Bradford Burnham, or, in the event of a similar situation involving Bradford Burnham, such other person as shall be selected by a majority of the persons serving as directors of the Company immediately prior to the Closing, and such substituted representative shall be deemed to be the Shareholder Representative for all purposes of this Agreement.

     12.4. Reliance by Third Parties on the Shareholder Representative's Authority. The Shareholder Representative is authorized to act on the Company Shareholders' behalf notwithstanding any dispute or disagreement among the Company Shareholders and the other parties hereto shall be entitled to rely on any and all action taken by the Shareholder Representative without any liability to, or obligation to inquire of, any of the Company Shareholders even if such party shall be aware of any actual or potential dispute or disagreement among the Company Shareholders. Each of the other parties hereto is expressly authorized to rely on the genuineness of the signature of the Shareholder Representative and, upon receipt of any writing which reasonably appears to have been signed by the Shareholder Representative, the other parties hereto may act upon the same without any further duty of inquiry as to the genuineness of the writing.

     12.5. Exculpation and Indemnification. Neither the Shareholder Representative nor any agent employed by him shall be liable to any Company Shareholder relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted fraud or were taken or not taken in bad faith. The Shareholder Representative shall be indemnified and held harmless by the Company Shareholders against all Damages (as defined in Section 13.1) paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholder Representative is made a party by reasons of the fact that he was acting as the Shareholder Representative pursuant to this Agreement; provided, however, that the Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by the Shareholder Representative constituted fraud or were taken or not taken in bad faith; and provided further, however, that the Shareholder Representative shall have recourse only against the unpaid Escrow Amount (fully subordinated in right of payment and otherwise to the Parent's claims thereto, whether or not then existing or known), with respect to such Damages as provided in the next two sentences of this Section 12.5. Any amount owing to the Shareholder Representative from the Company Shareholders pursuant to this Section 12.5 shall be borne on a pro rata basis by the Company Shareholders by reducing the next succeeding distribution(s) of the Escrow Amount otherwise distributable by the Escrow Agent to the Company Shareholders, and shall be payable solely from such source. The Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

                                  ARTICLE XIII

                                INDEMNIFICATION

     13.1. Indemnification. Subject to the limitations set forth in this
Section 13.1 the parties hereto agree as follows:

     (a) The Parent, Merger Subsidiary and their respective successors and assigns shall be indemnified by the Company Shareholders and their successors and assigns if the Closing shall occur, against any loss, claim, liability, cost or expense or other damage of any kind or nature (including reasonable attorneys' fees and expenses but excluding damages to the extent Parent or the Surviving Company is made whole through receipt of proceeds from any insurance policy maintained by the Company for the Surviving Company) (collectively, "Damages") incurred by the Parent or the Surviving Corporation which is caused by or arises out of (i) any breach of any representation or warranty of the Company contained in this Agreement, (ii) the breach or other failure by the Company to perform any covenant, agreement or other obligation of the Company contained in this Agreement, (iii) Company Deal Expenses exceeding those set forth in the certificate referred to in Section 8.2, and
(iv) any and all actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the matters referred to in clauses
(i), (ii) and (iii) of this Section 13.1(a); provided, however, that in connection with any claim for indemnification for Damages under this Section 13.1, (A) the Parent shall have no recourse against the Company's officers, directors or agents other than in their capacities as Company Shareholders otherwise entitled to receive property held under the Escrow Agreement, (B) the Parent and the Surviving Corporation shall have recourse only against property held under the Escrow Agreement with respect to such Damages and shall not have recourse against any other assets of any Company Shareholder,
(C) indemnification owing from any Company Shareholder who is or was an officer or director of the Company shall not be deemed for any purpose to be a claim covered by indemnification owing to such Company Shareholder by the Company under any law, by-law or agreement whatsoever, and (D) the Parent's rights to indemnification under this Section 13.1 with respect to matters covered by (i), (ii), (iii) or (iv) of this sentence shall not arise until such Damages, in the aggregate, exceed $1,000,000, whereupon indemnification shall arise with respect to the full amount of such Damages under this Section
13.1 except with respect to Damages for any breaches of representations and warranties of the Company assessed as of the Closing Date, in which case the Parent and the Surviving Corporation shall be entitled to indemnification only with respect to the amount of such Damages in excess of $1,000,000. Any amount owing to the Parent or the Surviving Corporation from the Company Shareholders pursuant to this Section 13.1 shall be limited to and deducted from the property held under the Escrow Agreement in the manner described in the Escrow Agreement.

     (b) Whenever any claim shall arise for indemnification hereunder, (i) the Parent or the Surviving Corporation (the "Indemnified Party") shall provide written notice to the Shareholder Representative, as representative of the Shareholders (the "Indemnifying Party") within a reasonable period of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, of the facts constituting the basis for such claim and (ii) the Indemnifying Party and its agents shall be given access on reasonable prior notice to all books and records in the possession or control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim; provided that any failure of the Indemnified Party to so notify the Indemnifying Party within any such time period shall not waive the Indemnified Party's indemnification rights hereunder except to the extent that the Indemnifying Party has been materially damaged by such a failure.

     (c) If any legal proceedings are instituted or any claim or demand is asserted by any third party in respect of which the Indemnified Party determines it may seek indemnification pursuant to the provisions of this
Section 13.1, the Indemnified Party shall promptly after such determination cause written notice of the assertion of any such claim to be made to Indemnifying Party; provided that any failure of the Indemnified Party to so notify the Indemnifying Party within any such time period shall not waive the Indemnified Party's indemnification rights hereunder except to the extent that the Indemnifying Party has been materially damaged by such a failure. Upon the Indemnifying Party's written agreement that such claim is indemnifiable hereunder, if such claim can be satisfied by the payment of money only, the Indemnifying Party shall have the right, at its option and expense with counsel reasonably satisfactory to the Indemnified Party to defend against, negotiate and, with the consent of the Indemnified Party, (which consent shall not be unreasonably withheld or delayed) settle any such claim, and in such case, the Indemnified Party shall have the right to participate in such defense, negotiation or settlement at its own expense. The Indemnified Party and the Indemnifying Party agree to cooperate fully in good faith with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Upon the payment of any claim for indemnity, the Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party against any third person with respect to the amount so paid. If the Indemnifying Party does not so elect to defend any such third party claim, legal proceeding or demand, or fails timely to defend, contest or otherwise protect against such claim, legal proceeding or demand, the Indemnified Party may (but shall have no obligation to) defend any such third party claim, legal proceeding or demand in such manner as it may deem appropriate including, but not limited to, settling such claim, legal proceeding or demand, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

     13.2. Survival. The representations and warranties contained herein and in any certificate delivered pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby until the first anniversary of the Closing Date. The indemnification obligations hereunder shall expire on the first anniversary of the Closing Date, except as to any claims for, or any claims that may result in, any liability, judgment, claim, settlement, loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or prior to the first anniversary of the Closing Date.

                                  ARTICLE XIV

                           MISCELLANEOUS PROVISIONS

     14.1. Notices, Etc. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given, when delivered in person, or when mailed by certified or registered mail, postage prepaid, or when given by confirmed facsimile transmission, as follows:

     (a) If to the Company:

         Physicians' Online, Inc.
         560 White Plains Road
         Tarrytown, N.Y. 10591
         Telephone: 914-332-6100
         Facsimile: 914-332-6445
         Attention: David Richards

       with copies to:

         Richards & O'Neil, LLP
         885 Third Avenue
         New York, New York 10022-4873
         Telephone: 212-207-1200
         Facsimile: 212-750-9022
         Attention: Ann F. Chamberlain, Esq.

  (b) If to the Parent or the Merger Subsidiary:

         Mediconsult.com, Inc.
         1330 Avenue of the Americas, 17th Floor
         New York, NY 10019
         Attention: E. Michael Ingram
         Telephone: 212-841-7311
         Facsimile: 212-841-7310

       with copies to:

         Howard Smith Levin, LLP
         1330 Avenue of the Americas
         New York, NY 10019
         Telephone: 212-841-1000
         Facsimile: 212-841-1010
         Attention: Kelly Vance, Esq.

  (c) If to the Shareholder Representative:

         Jason Fisherman
         Advent International Corporation
         75 State Street
         Boston, MA 02109
         Telephone: 617-951-9416
         Facsimile: 617-951-0566

   or such other person as the person entitled to notice shall designate in writing, such writing to be delivered to the other parties hereto in the manner provided in this Section 14.1.

     14.2. Entire Agreement; Amendment. This Agreement (including the various Schedules and Exhibits hereto) sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof other than a certain confidentiality agreement between the Parent and the Company executed by J.P. Morgan Securities, Inc. as agent of the Company, dated July 10, 1999. This Agreement may be amended or modified only by a written instrument executed by the Parent, the Merger Subsidiary, and the Company and, if required by the Delaware GCL, approved by the Company Shareholders and the Parent Shareholders. Any information disclosed under any section number in the disclosure schedules attached to this Agreement shall be deemed disclosed under and incorporated into any other section number where such information would be appropriate.

     14.3. Individual Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision, and (iv) there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     14.4. Remedies. The parties agree that irreparable damage would result if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is, accordingly, agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, or in New York state court, this being in addition to any other remedy to which the parties are entitled at law or in equity.

     14.5. General. This Agreement: (i) shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns, nothing in this Agreement, expressed or implied, being intended to confer upon any other person any rights or remedies hereunder; (ii) may not be assigned by a party without the prior written consent of the other parties; and (iii) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section, Schedule and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     14.6. Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial.

     (a) This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York.

     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in

New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Such party agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Such party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) EACH OF THE PARTIES HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

               [Remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                          PHYSICIANS' ONLINE, INC.

                                            /s/ David D. Richards
                                          By: _________________________________
                                             Name: David D. Richards
                                             Title:Chairman/CEO

                                          MEDICONSULT.COM, INC.

                                            /s/ Robert Jennings
                                          By: _________________________________
                                             Name: Robert Jennings
                                             Title:Chairman & CEO

                                          PMCI, INC.

                                            /s/ Robert Jennings
                                          By: _________________________________
                                             Name: Robert Jennings
                                             Title:President

                                          PRINCIPAL SHAREHOLDERS:
                                          ADVENT CROWN FUND C.V.

                                          By: Advent International Limited
                                             Partnership, General Partner

                                          By: Advent International
                                             Corporation,
                                          General Partner

                                            /s/ Jason Fisherman
                                          By: _________________________________
                                             Name: Jason Fisherman
                                             Title:Vice President

                                          ADVENT PERFORMANCE MATERIALS LIMITED
                                          PARTNERSHIP

                                          By: Advent International Limited
                                             Partnership, General Partner

                                          By: Advent International
                                             Corporation,General Partner

                                            /s/ Jason Fisherman
                                          By: _________________________________
                                             Name: Jason Fisherman
                                             Title:Vice President

                                          ADVENT INTERNATIONAL INVESTORS II
                                          LIMITED PARTNERSHIP

                                          By: Advent International
                                             Corporation,General Partner

                                             /s/ Jason Fisherman
                                          By: _________________________________
                                             Name: Jason Fisherman
                                             Title:Vice President

                                          GLOBAL PRIVATE EQUITY II LIMITED
                                          PARTNERSHIP

                                          By: Advent International Limited
                                             Partnership, General Partner

                                          By: Advent International
                                             Corporation,General Partner

                                             /s/ Jason Fisherman
                                          By: _________________________________
                                             Name: Jason Fisherman
                                             Title:Vice President

                                          INVESCO GLOBAL HEALTH SCIENCES FUND

                                          By: INVESCO Funds Group, Inc.

                                             /s/ Glen A. Payne
                                          By: _________________________________
                                             Name: Glen A. Payne
                                             Title:Secretary

                                          FINANCIAL STRATEGIES PORTFOLIOS,
                                          INC.--HEALTH SCIENCES PORTFOLIO

                                             /s/ Glen A. Payne
                                          By: _________________________________
                                             Name: Glen A. Payne
                                             Title:Secretary

                                          VENTURE FUND I, LP

                                          By: Venture Management I, General
                                          Partner

                                             /s/ Brad Burnham
                                          By: _________________________________
                                             Name: Brad Burnham
                                             Title:General Partner

                                          AT&T VENTURES FUND II, LP

                                          By: Venture Management LLC, General
                                          Partner

                                             /s/ Brad Burnham
                                          By: _________________________________
                                             Name: Brad Burnham
                                             Title:General Partner

                                          21st CENTURY COMMUNICATIONS
                                          PARTNERS, L.P.

                                          By: Infomedia Associates, Ltd., a
                                          General Partner

                                             /s/ Irwin Lieber
                                          By: _________________________________
                                             Name: Irwin Lieber
                                             Title:Treasurer

                                          21st CENTURY COMMUNICATIONS T-E
                                          PARTNERS, L.P.

                                          By: Infomedia Associates, Ltd., a
                                          General Partner

                                             /s/ Irwin Lieber
                                          By: _________________________________
                                             Name: Irwin Lieber
                                             Title:Treasurer

                                          21st CENTURY COMMUNICATIONS FOREIGN
                                          PARTNERS, L.P.

                                          By: Infomedia Associates, Ltd., a
                                          General Partner

                                             /s/ Irwin Lieber
                                          By: _________________________________
                                             Name: Irwin Lieber
                                             Title:Treasurer

                                          KLAS, INC.

                                             /s/ Richard A. Fraim
                                          By: _________________________________
                                             Name: Richard A. Fraim
                                             Title:President & GM

                                          QUINTILES TRANSNATIONAL CORP.

                                             /s/ James L. Bierman
                                          By: _________________________________
                                             Name: James L. Bierman
                                             Title:Sr. Vice President,
                                                  Corporate Development

                                          /s/ Steven Hochberg
                                            -----------------------------------
                                          STEVEN HOCHBERG, Individually

                                          HOCHBERG FAMILY LIMITED PARTNERSHIP

                                             /s/ Steven Hochberg
                                          By: _________________________________
                                            STEVEN HOCHBERG, General Partner

                                            /s/ Christian Mayaud
                                            -----------------------------------
                                            CHRISTIAN MAYAUD, M.D.,
                                            Individually

                                          MAYAUD FAMILY LIMITED PARTNERSHIP

                                             /s/ Christian Mayaud
                                          By: _________________________________
                                            Name: CHRISTIAN MAYAUD, M.D.
                                                  General Partner

                                            /s/ William Greenberg
                                            -----------------------------------
                                            WILLIAM GREENBERG, M.D.,
                                            Individually

                                            /s/ Jonathan Edelson
                                            -----------------------------------
                                            JONATHAN EDELSON, M.D.,
                                            Individually

                                          EDELSON INVESTMENT TRUSTF/B/O
                                          ZACHARY EDELSON

                                             /s/ Rachel Edelson
                                          By: _________________________________
                                             RACHEL EDELSON, Trustee

                                             /s/ Rachel Edelson
                                          By: _________________________________
                                            Name: Rebecca Edelson
                                            REBECCA EDELSON, Trustee

                                          EDELSON INVESTMENT TRUSTF/B/O ELI
                                          EDELSON

                                             /s/ Rachel Edelson
                                          By: _________________________________
                                             RACHEL EDELSON, Trustee

                                             /s/ Rachel Edelson
                                          By: _________________________________
                                             REBECCA EDELSON, Trustee

                                AMENDMENT NO. 1
                        TO AGREEMENT AND PLAN OF MERGER

     This Amendment to the Agreement and Plan of Merger (the "Merger Agreement") by and among Mediconsult.com, Inc. ("Parent"), PMCI, Inc. (the "Merger Subsidiary"), Physicians' Online, Inc. (the "Company") and Certain Shareholders Parties thereto (each a "Principal Shareholder" and collectively, the "Principal Shareholders") dated as of September 7,1999, is made as of the 17th day of November 1999 (the "Amendment"). Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

     WHEREAS, the Parent, Merger Subsidiary, Company and Principal Shareholders desire to amend the Merger Agreement as set forth below.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, and intending to be legally bound, the undersigned parties hereby agree as follows:

     1. Authority. Section 12.2 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

       Each of the Company Shareholders, by voting in favor of this Agreement at the Company Shareholder Meeting and/or by acceptance or receipt of any portion of the consideration to be paid pursuant to Section 1.2 will and hereby does, effective as of the Effective Time, irrevocably appoint the Shareholder Representative as the agent, proxy and attorney-in-fact for such Company Shareholder for all purposes of this Agreement and the Escrow Agreement, including full power and authority on such Company Shareholder's behalf (i) to execute the Escrow Agreement and to take all actions which the Company Shareholder Representative considers necessary or desirable in connection with the defense, pursuit or settlement of any determinations relating to the payment of the property held under the Escrow Agreement and any claims for indemnification pursuant to Section 13.1, including to sue, defend, negotiate, settle and compromise any such claims for indemnification made by or against, and other disputes with, the Parent pursuant to this Agreement or any of the agreements or transactions contemplated hereby; (ii) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he shall deem necessary or prudent in connection with the administration of the foregoing; (iii) to provide for all expenses incurred in connection with the administration of the foregoing to be paid by directing the Escrow Agent to reimburse the Shareholder Representative for such expenses; (iv) to accept and receive notices to the Company Shareholders pursuant to this Agreement; (v) to vote the Escrow Shares as directed by the Company Shareholders, it being understood that the Representative shall not vote any Escrow Shares as to which the Representative receives no voting instructions; and (vi) to take all other actions and exercise all other rights which the Shareholder Representative (in his sole discretion) considers necessary or appropriate in connection with this Agreement. Each of the Company Shareholders, by voting in favor of this Agreement at the Company Shareholder Meeting and/or by acceptance or receipt of any portion of the consideration to be paid pursuant to
  Section 1.2, agrees that such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of the Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Company Shareholder. All decisions and acts by the Shareholder Representative shall be binding upon all of the Company Shareholders, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

     2. Exculpation and Indemnification. Section 12.5 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

       12.5 Exculpation and Indemnification. (a) Neither the Shareholder Representative nor any agent employed by him shall be liable to any Company Shareholder relating to the performance of his duties under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholder Representative constituted fraud or were taken or not taken in bad faith. The Shareholder Representative shall be indemnified and held harmless by the Company Shareholders against all Damages (as defined in Section 13.1) paid or incurred in connection with (i) any action, suit, proceeding or claim to which the Shareholder Representative is made a party by reasons of the fact that he was acting as the Shareholder Representative pursuant to this Agreement and (ii) all out-of-pocket costs and expenses incurred by the Shareholder Representative in the performance of his duties under the Merger Agreement and the Escrow Agreement, including, without limitation, fees and expenses of attorneys, accountants and other agents incurred by him in connection with the administration of the escrow, whether or not arising out of any action, suit, proceeding or claim to which he is made a party as provided in clause (i) above; provided, however, that the Shareholder Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by the Shareholder Representative constituted fraud or were taken or not taken in bad faith; and provided further, however, that the Shareholder Representative shall have recourse only against the unpaid Escrow Amount (fully subordinated in right of payment and otherwise to the Parent's claims thereto, whether or not then existing or known), with respect to such Damages as provided in this Section 12.5. The Shareholder Representative shall be protected in acting upon any notice, statement or certificate believed by him to be genuine and to have been furnished by the appropriate person and in acting or refusing to act in good faith or any matter.

     3. The Merger Agreement, as hereby amended, shall remain in full force and effect.

     4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

                                          PHYSICIANS' ONLINE, INC.

                                             /s/ David Richards
                                          By: _________________________________
                                             Name: David Richards
                                             Title: Chairman/CEO

                                          MEDICONSULT.COM, INC.

                                             /s/ Robert Jennings
                                          By: _________________________________
                                             Name: Robert Jennings
                                             Title: Chairman/CEO

                                          PMCI, INC.

                                             /s/ Robert Jennings
                                          By: _________________________________
                                             Name: Robert Jennings
                                             Title: Chairman/CEO

                                          PRINCIPAL SHAREHOLDERS:

                                          ADVENT CROWN FUND C.V.

                                          By: Advent International Limited
                                             Partnership, General Partner

                                          By: Advent International
                                             Corporation, General Partner

                                            /s/ Jason Fisherman
                                          By: _________________________________
                                             Name: Jason Fisherman
                                             Title: Vice President

                                          ADVENT PERFORMANCE MATERIALS LIMITED
                                           PARTNERSHIP

                                          By: Advent International Limited
                                             Partnership, General Partner

                                          By: Advent International
                                             Corporation, General Partner

                                            /s/ Jason Fisherman
                                          By: _________________________________
                                             Name: Jason Fisherman
                                             Title: Vice President

                                          ADVENT INTERNATIONAL INVESTORS II
                                           LIMITED PARTNERSHIP

                                          By: Advent International
                                             Corporation, General Partner

                                            /s/ Jason Fisherman
                                          By: _________________________________
                                             Name: Jason Fisherman
                                             Title: Vice President

                                          GLOBAL PRIVATE EQUITY II LIMITED
                                           PARTNERSHIP

                                          By: Advent International Limited
                                             Partnership, General Partner

                                          By: Advent International
                                             Corporation, General Partner

                                             /s/ Jason Fisherman
                                          By: _________________________________
                                             Name: Jason Fisherman
                                             Title: Vice President

                                          INVESCO GLOBAL HEALTH SCIENCES FUND

                                          By: INVESCO Funds Group, Inc.

                                          By: /s/ Mark H. Williamson
                                             ----------------------------------
                                             Name: Mark H. Williamson
                                             Title: President/CEO

                                          INVESCO SECTOR FUNDS, INC.--INVESCO
                                          HEALTH SCIENCES (f/k/a Financial
                                          Strategies Portfolios, Inc.--Health
                                          Sciences Portfolio)

                                          By: /s/ Mark H. Williamson
                                             ----------------------------------
                                             Name: Mark H. Williamson
                                             Title: President/CEO

                                          VENTURE FUND I, LP

                                          By: Venture Management I, General
                                          Partner

                                          By: /s/ Brad Burnham
                                             ----------------------------------
                                             Name: Brad Burnham
                                             Title: General Partner

                                          AT&T VENTURES FUND II, LP

                                          By: Venture Management LLC, General
                                          Partner

                                          By: /s/ Brad Burnham
                                             ----------------------------------
                                             Name: Brad Burnham
                                             Title: General Partner

                                          21ST CENTURY COMMUNICATIONS
                                          PARTNERS, L.P.

                                          By: Infomedia Associates, Ltd., a
                                          General Partner

                                          By: /s/ Irwin Lieber
                                             ----------------------------------
                                             Name: Irwin Lieber
                                             Title: Treasurer

                                          21ST CENTURY COMMUNICATIONS T-E
                                          PARTNERS, L.P.

                                          By: Infomedia Associates, Ltd., a
                                             General Partner

                                             Irwin Lieber
                                          By: _________________________________
                                             Name: Irwin Lieber
                                             Title: Treasurer

                                          21ST CENTURY COMMUNICATIONS FOREIGN
                                          PARTNERS, L.P.

                                          By: Infomedia Associates, Ltd., a
                                             General Partner

                                             Irwin Lieber
                                          By: _________________________________
                                             Name: Irwin Lieber
                                             Title: Treasurer

                                          KLAS, INC.

                                             Richard A. Fraim
                                          By: _________________________________
                                             Name: Richard A. Fraim
                                             Title: President and General
                                             Manager

                                          QUINTILES TRANSNATIONAL CORP.

                                             /s/ James L. Bierman
                                          By: _________________________________
                                             Name: James L. Bierman
                                             Title: Senior Vice President

                                             /s/ Steven Hochberg
                                             ----------------------------------
                                             STEVEN HOCHBERG, Individually

                                          HOCHBERG FAMILY LIMITED PARTNERSHIP

                                             /s/ Steven Hochberg
                                          By: _________________________________
                                             STEVEN HOCHBERG, General Partner

                                             /s/ Christian Mayaud
                                             ----------------------------------
                                             CHRISTIAN MAYAUD, M.D.,
                                             Individually

                                          MAYAUD FAMILY LIMITED PARTNERSHIP

                                             /s/ Christian Mayaud
                                          By: _________________________________
                                             CHRISTIAN MAYAUD, M.D.,
                                             General Partner

                                             /s/ William Greenberg
                                             ----------------------------------
                                             WILLIAM GREENBERG, M.D.,
                                             Individually

                                             /s/ Jonathan Edelson
                                             ----------------------------------
                                             JONATHAN EDELSON, M.D.,
                                             Individually

                                          EDELSON INVESTMENT TRUST F/B/O
                                          ZACHARY EDELSON

                                             /s/ Rachel Edelson
                                          By: _________________________________
                                             RACHEL EDELSON, Trustee

                                             /s/ Rebecca Edelson
                                          By: _________________________________
                                             REBECCA EDELSON, Trustee

                                          EDELSON INVESTMENT TRUST F/B/O ELI
                                          EDELSON

                                             /s/ Rachel Edelson
                                          By: _________________________________
                                             RACHEL EDELSON, Trustee

                                             /s/ Rebecca Edelson
                                          By: _________________________________
                                             REBECCA EDELSON, Trustee

                                                                         ANNEX B

                    [LETTERHEAD OF WARBURG DILLON READ LLC]

                                                   September 7, 1999

   The Board of Directors
   Mediconsult.com, Inc.
   1330 Avenue of the Americas
   New York, New York 10019

   Dear Members of the Board:

     We understand that Mediconsult.com, Inc. ("Mediconsult") is considering a transaction whereby (i) PMCI, Inc., a wholly owned subsidiary of Mediconsult ("Merger Subsidiary"), will be merged with and into Physicians' Online, Inc. ("Physicians' Online" and, such transaction, the "Merger"), (ii) each outstanding share of the common stock, par value $0.01 per share, of Physicians' Online ("Physicians' Online Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.001 per share, of Mediconsult ("Mediconsult Common Stock") equal to the quotient of (x) $0.01 divided by (y) the average closing prices per share of Mediconsult Common Stock on The Nasdaq Stock Market's National Market for the ten trading days immediately prior to two days before the effective time of the Merger (the "Average Closing Price"), plus an additional number of shares of Mediconsult Common Stock determined in accordance with a formula more fully described in the Merger Agreement, and (iii) each series of the outstanding shares of the convertible preferred stock, par value $0.01 per share, of Physicians' Online ("Physicians' Online Preferred Stock" and, together with the Physicians' Online Common Stock, the "Physicians' Online Stock") will be converted into that number of shares of Mediconsult Common Stock based on the quotient of (x) the liquidation preference for such series divided by (y) the Average Closing Price per share of Mediconsult Common Stock, subject to the issuance by Mediconsult in the Merger of not more than an aggregate of approximately 20,000,000 shares of Mediconsult Common Stock (the aggregate number of shares of Mediconsult Common Stock into which such shares of Physicians' Online Stock will be so converted in the Merger, the "Aggregate Stock Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement and Plan of Merger, dated as of September 7, 1999 (the "Merger Agreement"), among Mediconsult, Merger Subsidiary, Physicians' Online and certain principal shareholders of Physicians' Online (the "Principal Shareholders").

     You have requested our opinion as to the fairness, from a financial point of view, of the Aggregate Stock Consideration to Mediconsult.

     Warburg Dillon Read LLC ("WDR") has acted as financial advisor to the Board of Directors in connection with this opinion and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. In the ordinary course of business, WDR, its successors and affiliates may trade securities of Mediconsult for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address Mediconsults's underlying business decision to effect the Merger or constitute a recommendation to any stockholder of Mediconsult as to how such stockholder should vote with respect to any matter relating to the Merger. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the Merger and, at your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement and the obligations thereunder, or the form of the Merger. We express no opinion as to what the value of Mediconsult Common Stock will be when issued pursuant to the Merger or the price at which Mediconsult Common Stock will trade or otherwise be transferable subsequent to the Merger. In rendering this opinion, we have assumed, with your consent, that each

   The Board of Directors
   Mediconsult.com, Inc.
   September 7, 1999
   Page 2

of Mediconsult, Merger Subsidiary, Physicians' Online and the Principal Shareholders will comply with all material terms of the Merger Agreement, as applicable, and that the Merger will be validly consummated in accordance with its terms.

     In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to Mediconsult; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of Mediconsult and Physicians' Online and the potential incremental revenues, cost savings and other synergies anticipated to result from the Merger, including estimates and financial forecasts prepared by the managements of Mediconsult and Physicians' Online, that were provided to us by Mediconsult and Physicians' Online and not publicly available; (iii) conducted discussions with members of the senior managements of Mediconsult and Physicians' Online; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Mediconsult and Physicians' Online; (v) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vi) reviewed the Merger Agreement; and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

     In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Mediconsult or Physicians' Online, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the managements of Mediconsult and Physicians' Online as to the future performance of Mediconsult and Physicians' Online and the potential incremental revenues, costs savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

     Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Aggregate Stock Consideration is fair, from a financial point of view, to Mediconsult.

                                          Very truly yours,


                                          WARBURG DILLON READ LLC

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW

                           SEC. 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

       (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

       (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)251,
  (S)252, (S)254, (S)257, (S)258, (S)263 and (S)264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

       (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

       (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

       (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX D

                             MEDICONSULT.COM, INC.

                             AMENDED AND RESTATED

                            1996 STOCK OPTION PLAN*

     1. Definitions. Except as otherwise expressly provided in this Plan, the following capitalized terms shall have the respective meanings hereafter ascribed to them:

       (a) "Board" shall mean the Board of Directors of the Corporation;

       (b) "Code" shall mean the Internal Revenue Code of 1986, as amended;

    (c) "Compensation Committee" shall mean the Compensation Committee of the board of directors, as established from time to time, and comprised solely of two or more outside directors who shall also be Non-Employee Directors (as such term is defined in Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934, as amended.

       (d) "Consultant" shall mean a person who provides services to the Corporation as an independent contractor.

       (e) "Corporation" means Mediconsult.com, Inc. and each and all of any present and future subsidiaries;

       (f) "Date of Grant" shall mean, for each participant in the Plan, the date on which the Board approves the specific grant of stock options to that participant;

       (g) "Employee" shall be an employee of the Corporation or any subsidiary of the Corporation,

       (h) "Grantee" shall mean the recipient of an Incentive Stock Option under the Plan;

       (i) "Incentive Stock Option" shall refer to a stock option which qualifies under Section 422 of the Code.

       (j) "Non-statutory Option" shall mean an option which is not an Incentive Stock Option.

       (k) "Shares" shall mean the Corporation's common stock, $.001 par value;

       (1) "Shareholders" shall mean owners of record of any Shares; and

     2. Purpose. The purpose of this Stock Option Plan (the "Plan") is two-fold. First, the Plan will further the interests of the Corporation and its shareholders by providing incentives in the form of stock options to employees who contribute materially to the success and profitability of the Corporation. Such stock options will be granted to recognize and reward outstanding individual performances and contributions and will give selected employees an interest in the Corporation parallel to that of the shareholders, thus enhancing their proprietary interest in the Corporation's continued success and progress. This program also will enable the Corporation to attract and retain experienced employees. Second, the Plan will provide the Corporation flexibility and the means to reward directors and consultants who render valuable contributions to the Corporation.

     3. Administration. This Plan will be administered by the Board. The Board has the exclusive power to select the participants in this Plan, fix the awards to each participant, and make all other determinations necessary or advisable under the Plan, to determine whether the performance of an eligible employee warrants an award under this Plan, and to determine the amount and duration of the award. The Board has full and exclusive power to construe and interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for this Plan's administration. The Board shall have full power and authority to determine, and at the time such option is granted shall clearly set forth, whether the option shall be an Incentive Stock Option or a Non-statutory Option. Any such determination made by the Board will be final and binding on all persons. A member of the Board will not be liable for performing any act or making any determination required by or pursuant to the Plan, if such act or determination is made in good faith.
--------
   * Amendment appears in bold

     4. Authority of the Compensation Committee. The Compensation Committee has full and exclusive power to construe and interpret this Plan, to amend and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for this Plan's administration to the extent any such action relates to options granted to any senior officer of the Company. The Compensation Committee shall have full and exclusive power and authority to make grants of Options hereunder to executive officers of the Company.

     5. Participants. Any employee, officer, director or consultant that the Board, in its sole discretion, designates is eligible to participate in this Plan. However, only key employees of the Corporation shall be eligible to receive grants of Incentive Stock Options. The Board's designation of a person as a participant in any year does not require the Board to designate that person to receive an award under this Plan in any other year or, if so designated, to receive the same award as any other participant in any year. The Board may consider such factors as it deems pertinent in selecting participants and in determining the amount of their respective awards, including, but without being limited to: (a) the financial condition of the Corporation; (b) expected profits for the current or future years; (c) the contributions of a prospective participant to the profitability and success of the Corporation, and (d) the adequacy of the prospective participant's other compensation. The Board, in its discretion, may grant benefits to a participant under this Plan, even though stock, stock options, stock appreciation rights or other benefits previously were granted to him under this or another plan of the Corporation, whether or not the previously granted benefits have been exercised, but the participant may hold such options only on the terms and subject to the restrictions hereafter set forth.

     6. Kinds of Benefits. Awards under this Plan, if any, will be granted in options to acquire Shares as described below.

     7. Options; Expiration; Limitations. Any Incentive Stock Option granted under this Plan shall automatically expire ten years after the Date of Grant or at such earlier time as may be described in paragraph 11 or directed by the Board in the grant of the option. Notwithstanding the preceding sentence, no Incentive Stock Option granted to a Shareholder who owns, as of the Date of Grant, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation shall, in any event, be exercisable after the expiration of five years from the Date of Grant. For the purpose of determining under any provision of this Plan whether a shareholder owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation, such Shareholder shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants, and stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.

     Upon the exercise of an option, the Corporation shall deliver to the participant certificates representing authorized but unissued Shares. The cumulative total number of shares which may be subject to options issued and outstanding pursuant to this Plan is limited to 7,000,000 shares. This amount automatically will be adjusted in accordance with Paragraph 22 of this Plan. If an option is terminated, in whole or in part, for any reason other than its exercise, the Board may reallocate the shares subject to that option (or to the part thereof so terminated) to one or more other options to be granted under this Plan.

     8. Option Exercise Price. Each option shall state the option price, which shall be not less than 100% of the fair market value of the Shares on the Date of Grant or the par value thereof whichever is greater. Notwithstanding the preceding sentence, in the case of a grant of an Incentive Stock Option to an employee who, as of the Date of Grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation or its Parent or Subsidiaries', the option price shall not be less than 110% of the fair market value of the Shares on the Date of Grant or the par value thereof, whichever is greater.

     During such time as the Shares are not traded in any securities market, the fair market value per share shall be determined by a good faith effort of the Board, using its best efforts and judgment. During such time as the Shares are traded in a securities market but not listed upon an established stock exchange, the fair market value per share shall be the mean between dealer "bid" and "ask" prices in the securities market in which it is traded on the Date of Grant, as reported by the National Association of Securities Dealers, Inc. If the Shares are listed upon an established stock exchange or exchanges such fair market value shall be deemed to be the highest closing price on such stock exchange or exchanges on the Date of Grant, or if no sale of any Shares shall have been made on any stock exchange on that day, on the next preceding day on which there was such a sale. Subject to the foregoing, the Board shall have full authority and discretion in fixing the option price and shall be fully protected in doing so.

     9. Maximum Option Exercise. The aggregate fair market value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time by a grantee during any calendar year (under all such plans of the Corporation and its parent or subsidiary, if any) shall not exceed $100,000. For purposes of this Paragraph 8, the value of stock acquired through the exercise of Non-statutory Options shall not be included in the computation of the aggregate fair market value.

     10. Maximum Option Grant. The maximum option grant which may be made to an employee or other participant in any calendar year shall not cover more than 1,000,000 shares, subject to adjustment as provided in Paragraph 22. The maximum option grant during the entire life of the plan to any one employee or other participant shall not exceed 3,000,000.

     11. Exercise of Options.

     (a) No stock option granted under this Plan may be exercised before the Grantee's completion of such period of services as may be specified by the Board on the Date of Grant. Furthermore, the timing of the exercise of any option granted under this Plan may be subject to a vesting schedule based upon years of service or an expiration schedule as may be specified by the Board on the Date of Grant. Thereafter, or if no such period is specified subject to the provisions of subsections (e), (d), (e), (f) and (g) of this Paragraph 10, the Grantee may exercise the option in full or in part at any time until expiration of the option.

     A Grantee cannot exercise an Incentive Stock Option granted under this Plan unless, at the time of exercise, he has been continuously employed by the Corporation since the date the option was granted. The Board may decide in each case to what extent bona fide leaves of absence for illness, temporary disability, government or military service, or other reasons will not be deemed to interrupt continuous employment.

     (b) Unless an Option specifically provides to the contrary, all options granted under this Plan shall immediately become exercisable in full in the event of the consummation of any of the following transactions:

     (i) A merger or acquisition in which the Company is not the surviving entity;

     (ii) The sale, transfer or other disposition of all or substantially all of the assets of the Company; or

     (iii) Any merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is issued to holders different from those who held the stock immediately prior to such merger.

     (c) Except as provided in subsections (d), (e) and (f) of this Paragraph 10, a Grantee cannot exercise an Incentive Stock Option after he ceases to be an employee of the Corporation, unless the Board, in its sale discretion, grants the recipient an extension of time to exercise the Incentive Stock Option after cessation of employment. The extension of time of exercise that may be granted by the Board under this subsection (c) shall not exceed three months after the date on which the Grantee ceases to be an employee and in no case shall extend beyond the stated expiration date of the option.

     (d) If the employment of a Grantee is terminated by the Corporation for a cause as defined in subsection (i) of this Paragraph 10, all rights to any stock option granted under this Plan shall terminate, including but not limited to the ability to exercise such stock options.

     (e) If a Grantee ceases to be an employee as a result of retirement, he may exercise the Incentive Stock Option within three months after the date on which he ceases to be an employee (but no later than the stated expiration date of the option) to the extent that the Incentive Stock Option was exercisable when he ceased to be an employee. An employee shall be regarded as retired if he terminates employment after his sixty-fifth birthday.

     (f) If a Grantee ceases to be an employee because of disability (within the meaning of Section 105(d)(4) of the Code), or if a Grantee dies, and if at the time of the Grantee's disability or death he was entitled to exercise an Incentive Stock Option granted under this Plan, the Incentive Stock Option can be exercised within 12 months after his death or termination of employment on account of disability (but no later than the stated expiration date of the option), by the Grantee in the case of disability or, in case of death, by his personal representative, estate or the person who acquired by gift, bequest or inheritance his right to exercise the Incentive Stock Option. Such options can be exercised only as to the number of shares for which they could have been exercised at the time the Grantee died or became disabled.

     (g) With respect to Non-statutory Options granted to Board members, the Board may provide on the Date of the Grant that such options will expire a specified number of days after such Board member ceases to be a member of the Board. In the absence of any such provision, the option will expire on the stated expiration date of the option.

     (h) Any stock option granted under the Plan will terminate, as a whole or in part, to the extent that, in accordance with this Paragraph 10, it no longer can be exercised.

     (i) For purposes of this Paragraph 10, "cause" shall mean the following:

       (1) Fraud or criminal misconduct;

       (2) Gross negligence;

       (3) Willful or continuing disregard for the safety or soundness of the Corporation;

       (4) Willful or continuing violation of the published rules of the Corporation.

     12. Method of Exercise. A stock option (or any part or installment thereof) shal I be exercised by giving written notice to the Company at its principal office address. Such notice shall identify the Stock option being exercised and specify the number of shares as to which such Stock option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) at the discretion of the Board, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock option, or (c) at the discretion of the Board, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, or (d) in the discretion of the Board, by delivery (including by telecopier) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell (or margin) a sufficient portion of the shares and deliver the sale (or margin loan) proceeds directly to the Company to pay for the exercise price, or (e) at the discretion of the Board, by any combination of (a), (b), (c) or (d) above. If the Board exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of a Option shall not have the rights of a shareholder with respect to the shares covered by his Stock option until the date of issuance of a stock certificate to him for such shares. Except as expressly provided above in paragraph 10 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

     Any option granted under this Plan may be exercised as to any lesser number of shares than the full amount for which such option has been granted. A partial exercise of an option will not affect the Grantee's rights to exercise the option from time to time in. accordance with this Plan as to the remaining shares subject to the option.

     13. Taxes; Compliance with Law; Approval of Regulatory Bodies. The Corporation, if necessary or desirable, may pay or withhold the amount of any tax attributable to any amount payable or shares deliverable under this Plan and the Corporation may defer making payment on delivery until it is indemnified to its satisfaction for that tax. Stock options are exercisable, and shares can be delivered under this Plan, only in compliance with all applicable federal and sate laws and regulations, including, without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Corporation's shares are listed at any time. Any certificate issued pursuant to options granted under this Plan shall bear such legends and statements as the Board deems advisable to assure compliance with federal and state laws and regulations. No option may be exercised, and shares may not be issued under this Plan, until the Corporation has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Board deems advisable.

     Specifically, in the event that the Corporation deems it necessary or desirable to file a registration statement with the Securities and Exchange Commission or any State Securities Commission, no option granted under the Plan may be exercised, and shares may not be issued, until the Corporation has obtained the consent or approval of such Commission.

     In the case of the exercise of an option by a person or estate acquiring by bequest or inheritance the right to exercise such option, the Board may require reasonable evidence as to the ownership of the option and may require such consents and releases of taxing authorities as the Board deems advisable.

     14. Each option granted under this Plan is not transferable other than by will or the laws of descent and distribution. Each option is exercisable during the life of the Grantee only by him.

     15. Tenure. A participant's right, if any, to continue to serve the Corporation as an officer, employee or otherwise, will not be enlarged or otherwise affected by his designation as a participant under this Plan, and such designation will not in any way restrict the right of the Corporation to terminate at any time the employment or affiliation of any participant for cause or otherwise.

     16. Amendment and Termination of Plan. The Board may alter, amend or terminate this Plan from time to time without approval of the shareholders. However, without the approval of the shareholders, no amendment will be effective that:

       (a) materially increases the benefits accruing to participants under the Plan;

       (b) increases the cumulative number of shares that may be delivered upon the exercise of options granted under the Plan or the aggregate fair market value of options which a participant may exercise in any calendar year;

       (c) materially modifies the eligibility requirements for participation in the Plan: or

       (d) amends the requirements of paragraphs (a)-(c) of this Paragraph
  15,

     Any amendment, whether with or without the approval of shareholders, that alters the terms or provisions of an option granted before the amendment will be effective only with the consent of the participant to whom the option was granted or the holder currently entitled to exercise it, except for adjustments expressly authorized by this Plan.

     17. Expenses of Plan. The expenses of the Plan will be borne by the Corporation.

     18. Duration of Plan. Options may only be granted under this Plan during the ten years immediately following the earlier of the adoption of the Plan or its approval by the Shareholders. Options granted during that ten year period will remain valid thereafter in accordance with their terms and the provisions of this Plan.

     19. Other Provisions. The option agreements authorized under the Plan shall contain such other provisions including, without limitation, restrictions upon the exercise of the option, as the Board shall deem advisable. Any such option agreements, which are intended to be "Incentive Stock Options" shall contain such limitations and restrictions upon the exercise of the option as shall be necessary in order that such option will be an "Incentive Stock Option" as defined in Section 422 of the Code.

     20. Indemnification of the Board. In addition to such other rights of indemnification as they may have as directors, the members of the Board shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a director shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

     21. Application of Funds. The proceeds received by the Corporation from the sale of stock pursuant to options granted under this Plan will be used for general corporate purposes.

     22. No Obligation to Exercise Option. The granting of an option shall impose no obligation upon the Grantee to exercise such option.

     23. Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other event affecting shares of the Corporation occurs, then the number and class of shares to which options are authorized to be granted under this Plan, the number and class of shares then subject to options previously granted under this Plan, and the price per share payable upon exercise of each option outstanding under this Plan shall be equitably adjusted by the Board to reflect such chances.

     24. Number and Gender. Unless otherwise clearly indicated in This Plan, words in the singular or plural shall include the plural and singular, respectively, where they would so apply, and words in the masculine or neuter gender shall include the feminine, masculine or neuter gender where applicable.

     25. Applicable Law. The validity, interpretation and enforcement of this Plan are governed in all respects by the laws of Delaware.

     26. Effective Date of Plan. This Plan shall not take effect until adopted by the Board. This Plan shall terminate if it is not approved by the holders of a majority of the outstanding shares of the capital stock of the Corporation, which approval must occur within the period beginning twelve months before and ending twelve months after the Plan is adopted by the Board.

                                                                         ANNEX E

                             MEDICONSULT.COM, INC.

                              AMENDED AND RESTATED

                            1994 STOCK OPTION PLAN*

1. Purpose, Assumption.

     (a) The purpose of this plan (the "Plan") is to secure for Mediconsult.com, Inc. (the "Company") and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of, and consultants or advisors to, the Company and its subsidiary corporations who are expected to contribute to the Company's future growth and success. Except where the context otherwise requires, the term "Company" shall include all present and future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the "Code"). Those provisions of the Plan which make express reference to
Section 422 shall apply only to Incentive Stock Options (as that term is defined in the Plan).

     (b) Effective on the first date on which the assumption of the Plan by Mediconsult is approved by the Board and the stockholders of Mediconsult, the Plan shall be the Mediconsult.com, Inc. Amended and Restated 1994 Stock Option Plan.

2. Type of Options and Administration.

     (a) Types of Options. Options granted pursuant to the Plan shall be authorized by action of the Board of Directors of the Company (or a Committee designated by the Board of Directors) and may be either incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code or non-statutory options which are not intended to meet the requirements of
Section 422 of the Code.

     (b) Administration. The Plan will be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. The Board of Directors may in its sole discretion grant options to purchase shares of the Company's Common Stock, $.01 par value per share ("Common Stock") and issue shares upon exercise of such options as provided in the Plan. The Board shall have authority, subject to the express provisions of the Plan, to construe the respective option agreements and the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective option agreements, which need not be identical, and to make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. No director or person acting pursuant to authority delegated by the Board of Directors shall be liable for any action or determination under the Plan made in good faith. Subject to adjustment as provided in Section 15 below, the aggregate number of shares of Common Stock that may be subject to Options granted to any person in a calendar year shall not exceed 25% of the maximum number of shares which may be issued and sold under the Plan, as set forth in Section 4 hereof, as such section may be amended from time to time.

     The Board of Directors may, to the full extent permitted by or consistent with applicable laws or regulations (including, without limitation, applicable state law and Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or any successor rule ("Rule 16b-3")), delegate any or all of its powers under the Plan to a committee (the "Committee") appointed by the Board of Directors, and if the Committee is so appointed all references to the Board of Directors in the Plan shall mean and relate to such Committee with respect to the powers so delegated.
--------
  * Amendments appear in bold.

     (c) Applicability of Rule 16b-3. Those provisions of the Plan which make express reference to Rule 16b-3 shall apply to the Company only at such time as the Company's Common Stock is registered under the Exchange Act, subject to the last sentence of Section 3(b), and then only to such persons as are required to file reports under Section 16(a) of the Exchange Act (a "Reporting Person").

3. Eligibility

     (a) General. Options may be granted to persons who are, at the time of grant, employees, officers or directors of, or consultants or advisors to, the Company; provided, that Incentive Stock Options may only be granted to individuals who are employees of the Company (within the meaning of Section 3401(c) of the Code). A person who has been granted an option may, if he or she is otherwise eligible, be granted additional options if the Board of Directors shall so determine.

     (b) Grant of Options to Reporting Persons. From and after the registration of the Common Stock of the Company under the Exchange Act, the selection of a director or an officer who is a Reporting Person (as the terms "director" and "officer" are defined for purposes of Rule 16b-3) as a recipient of an option, the timing of the option grant, the exercise price of the option and the number of shares subject to the option shall be determined either (i) by the Board of Directors, of which all members shall be "disinterested persons" (as hereinafter defined), or (ii) by a committee consisting of two or more directors having full authority to act in the matter, each of whom shall be a "disinterested person." For the purposes of the Plan, a director shall be deemed to be a "disinterested person" only if such person qualifies as a "disinterested person" within the meaning of Rule 16b-3, as such term is interpreted from time to time. If at least two of the members of the Board of Directors do not qualify as a "disinterested person" within the meaning of Rule 16b-3, as such term is interpreted from time to time, then the granting of options to officers and directors who are Reporting Persons under the Plan shall not be determined in accordance with this Section 3(b) but shall be determined in accordance with the other provisions of the Plan.

4. Stock Subject to Plan.

     The stock subject to options granted under the Plan shall be shares of authorized but unissued or reacquired Common Stock. Subject to adjustment as provided in Section 15 below, the maximum number of shares of Common Stock of the Company which may be issued and sold under the Plan is 1,375,000 shares. If an option granted under the Plan shall expire, terminate or is cancelled for any reason without having been exercised in full, the unpurchased shares subject to such option shall again be available for subsequent option grants under the Plan. As of the effective date of the assumption of the Plan by the Company, subject to adjustment as provided in Section 15(a), the maximum aggregate number of shares of Stock remaining to be issued under the Plan is 1,375,000 multiplied by the conversion factor used Merger. The "Merger" means the merger of PMCI, Inc., a wholly owned subsidiary of the Company, with and into Physicians' Online Inc. pursuant to which Physicians' Online, Inc. became a wholly owned subsidiary of the Company.

5. Forms of Option Agreements.

     As a condition to the grant of an option under the Plan, each recipient of an option shall execute an option agreement in such form not inconsistent with the Plan as may be approved by the Board of Directors. Such option agreements may differ among recipients.

6. Purchase Price.

     (a) General. The purchase price per share of stock deliverable upon the exercise of an option shall be determined by the Board of Directors at the time of grant of such option; provided, however, that in the case of an Incentive Stock Option, the exercise price shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such stock, at the time of grant of such option, or less than 110% of such Fair Market Value in the case of options described in Section 11(b). "Fair Market Value" of a share of Common Stock of the Company as of a specified date for the purposes of the Plan shall mean the closing price of a share of the Common Stock on the principal securities exchange on which such shares are traded on the day immediately preceding the date as of which Fair Market Value is being determined, or on the next preceding date on which such shares are traded if no shares were traded on such immediately preceding day, or if the shares are not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the high bid and low asked prices of the shares in the over-the-counter market on the day immediately preceding the date as of which Fair Market Value is being determined or on the next preceding date on which such high bid and low asked prices were recorded. If the shares are not publicly traded, Fair Market Value of a share of Common Stock (including, in the case of any repurchase of shares, an distributions with respect thereto which would be repurchased with the shares) shall be determined in good faith by the Board of Directors. In no case shall Fair Market Value be determined with regard to restrictions other than restrictions which, by their terms, will never lapse.

     (b) Payment of Purchase Price. Options granted under the Plan may provide for the payment of the exercise price by delivery of cash or a check to the order of the Company in an amount equal to the exercise price of such options, or, to the extent provided in the applicable option agreement, (i) by delivery to the Company of shares of Common Stock of the Company having a Fair Market Value on the date of exercise equal in amount to the exercise price of the options being exercised, (ii) by any other means which the Board of Directors determines are consistent with the purpose of the Plan and with applicable laws and regulations (including, without limitation, the provisions of Rule 16b-3 and Regulation T promulgated by the Federal Reserve Board) or (iii) by any combination of such methods of payment.

7. Option Period.

     Subject to earlier termination as provided in the Plan, each option and all rights thereunder shall expire on such date as determined by the Board of Directors and set forth in the applicable option agreement, provided, that such date shall not be later than (10) ten years after the date on which the option is granted.

8. Exercise of Options.

     Each option granted under the Plan shall be exercisable either in full or in installments at such time or times and during such period as shall be set forth in the option agreement evidencing such option, subject to the provisions of the Plan. Subject to the requirements in the immediately preceding sentence, if an option is not at the time of grant immediately exercisable, the Board of Directors may (i) in the agreement evidencing such option, provide for the acceleration of the exercise date or dates of the subject option upon the occurrence of specified events, and/or (ii) at any time prior to the complete termination of an option, accelerate the exercise date or dates of such option.

9. Nontransferability of Options.

     No option granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. An option may be exercised during the lifetime of the optionee only by the optionee. In the event an optionee dies during his employment by the Company or any of its subsidiaries, or during the three-month period following the date of termination of such employment, his option shall thereafter be exercisable, during the period specified in the option agreement, by his executors or administrators to the full extent to which such option was exercisable by the optionee at the time of his death during the periods set forth in Section 10 or 11(d).

10. Effect of Termination of Employment or Other Relationship.

     Except as provided in Section 11(d) with respect to Incentive Stock Options and except as otherwise determined by the Board of Directors at the date of grant of an option, and subject to the provisions of the Plan, an optionee may exercise an option at any time within three (3) months following the termination of the optionee's employment or other relationship with the Company or within one (1) year if such termination was due to the death or disability of the optionee, but, except in the case of the optionee's death, in no event later than the expiration date of the Option. If the termination of the optionee's employment is for cause or is otherwise attributable to a breach by the optionee of an employment or confidentiality or non-disclosure agreement, the option shall expire immediately upon such termination. The Board of Directors shall have the power to determine what constitutes a termination for cause or a breach of an employment or confidentiality or non-disclosure agreement, whether an optionee has been terminated for cause or has breached such an agreement, and the date upon which such termination for cause or breach occurs. Any such determinations shall be final and binding upon the optionee.

  11. Incentive Stock Options.

     Options granted under the Plan which are intended to be Incentive Stock Options shall be subject to the following additional terms and conditions:

       (a) Express Designation. All Incentive Stock Options granted under the Plan shall, at the time of grant, be specifically designated as such in the option agreement covering such Incentive Stock Options.

       (b) 10% Shareholder. If any employee to whom an Incentive Stock Option is to be granted under the Plan is, at the time of the grant of such option, the owner of stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (after taking into account the attribution of stock ownership rules of Section 424(d) of the
  Code), then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

         (i) the purchase price per share of the Common Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of one share of Common Stock at the time of grant; and

         (ii) the option exercise period shall not exceed five years from the date of grant.

       (c) Dollar Limitation. For so long as the Code shall so provide, options granted to any employee under the Plan (and any other incentive stock option plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value, as of the respective date or dates of grant, of more than $100,000.

       (d) Termination of Employment, Death or Disability. No Incentive Stock Option may be exercised unless, at the time of such exercise, the optionee is, and has been continuously since the date of grant of his or her option, employed by the Company, except that:

         (i) an Incentive Stock Option may be exercised within the period of three months after the date the optionee ceases to be an employee of the Company (or within such lesser period as may be specified in the applicable option agreement), provided, that the agreement with respect to such option may designate a longer exercise period and that the exercise after such three-month period shall be treated as the exercise of a non-statutory option under the plan;

         (ii) if the optionee dies while in the employ of the Company, or within three months after the optionee ceases to be such an employee, the Incentive Stock Option may be exercised by the person to whom it is transferred by will or the laws of descent and distribution within the period of one year after the date of death (or within such lesser period as may be specified in the applicable option agreement); and

         (iii) if the optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provisions thereto) while in the employ of the Company, the Incentive Stock Option may be exercised within the period of one year after the date the optionee ceases to be such an employee because of such disability (or within such lesser period as may be specified in the applicable option agreement).

   For all purposes of the Plan and any option granted hereunder, "employment" shall be defined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulations). Notwithstanding the foregoing provisions, no Incentive Stock Option may be exercised after its expiration date.

  12. Additional Provisions.

     (a) Additional Option Provisions. The Board of Directors may, in its sole discretion, include additional provisions in option agreements covering options granted under the Plan, including without limitation restrictions on transfer, repurchase rights, rights of first refusal, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Board of Directors; provided, that such additional provisions shall not be inconsistent with any other term or condition of the Plan and such additional provisions shall not cause any Incentive Stock Option granted under the Plan to fail to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

     (b) Acceleration, Extension Etc. The Board of Directors may, in its sole discretion, (i) accelerate the date or dates on which all or any particular option or options granted under the Plan may be exercised or (ii) extend the dates during which all, or any particular, option or options granted under the Plan may be exercised; provided, however, that no such extension shall be permitted if it would cause the Plan to fail to comply with Section 422 of the Code or with Rule 16b-3 (if applicable).

13. General Restrictions

     (a) Investment Representations. The Company may require any person to whom an option is granted, as a condition of exercising such option, to give written assurances in substance and form satisfactory to the Company to the effect that such person is acquiring the Common Stock subject to the option for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws, or with covenants or representations made by the Company in connection with any public offering of its Common Stock, including any "lock-up" or other restriction on transferability.

     (b) Compliance With Securities Law. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon any securities exchange under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

14. Rights as a Shareholder.

     The holder of an option shall have no rights as a shareholder with respect to any shares covered by the option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to him or her for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

15. Adjustment Provisions for Recapitalizations, Reorganizations and Related Transactions.

     (a) Recapitalizations and Related Transactions. If, through or as a result of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, (i) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (ii) additional shares or new or different shares or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, an appropriate and proportionate adjustment shall be made in (x) the maximum number and kind of shares reserved for issuance under the Plan, (y) the number and kind of shares or other securities subject to any then outstanding options under the Plan, and (z) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. Notwithstanding the foregoing, no adjustment shall be made pursuant to this
Section 15 if such adjustment (i) would cause the Plan to fail to comply with
Section 422 of the Code or with Rule 16b-3 or (ii) would be considered as the adoption of a new plan requiring stockholder approval.

     (b) Reorganization, Merger and Related Transactions. If the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, any then outstanding option granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to such options would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the purchase price as to which such options may be exercised so that the aggregate purchase price as to which such options may be exercised shall be the same as the aggregate purchase price as to which such options may be exercised for the shares remaining subject to the options immediately prior to such reorganization, merger, or consolidation.

     (c) Board Authority to Make Adjustments. Any adjustments under this
Section 15 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.

  16. Merger, Consolidation, Asset Sale, Liquidation, etc.

     (a) General. In the event of a consolidation or merger in which the Company is not the surviving corporation, or sale of all or substantially all of the assets of the Company in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of the Company (collectively, a "Corporate Transaction"), the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company, may, in its discretion, take any one or more of the following actions, as to outstanding options: (i) provide that such options hall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for Incentive Stock Options shall meet the requirements of Section 424(a) of the Code, (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice, (iii) in the event of a Corporate Transaction under the terms of which holders of the Common Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Corporate Transaction (the "Transaction Price"), make or provide for a cash payment to the optionees equal to the difference between
(A) the Transaction Price times the number of shares of Common Stock subject to such outstanding options (to the extent then exercisable at prices not in excess of the Transaction Price) and (B) the aggregate exercise price of all such outstanding options in exchange for the termination of such options, and
(iv) provide that all or any outstanding options shall become exercisable in full immediately prior to such event.

     (b) Substitute Options. The Company may grant options under the Plan in substitution for options held by employees of another corporation who become employees of the Company, or a subsidiary of the Company, as a result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company, or as a result of the acquisition by the Company, or one of its subsidiaries, of property or stock of the employing corporation. The Company may direct that substitute options be granted on such terms and conditions as the Board of Directors considers appropriate in the circumstances.

     (c) The Merger. Each outstanding option to purchase shares of Physicians' Online common stock, whether vested or unvested and whether or not exercisable, issued under this Plan before the effective time of the Merger shall, at the effective time of the Merger, be exercisable, for the same aggregate exercise price, for that number of shares of Mediconsult common stock that the holder of such option would have received had such holder exercised such option immediately prior to the effective time of the Merger, with no change to the vesting period and with no other change to the terms of such option. Any fractional shares of Mediconsult common stock resulting from such adjustment will be rounded to the nearest whole number of shares.

17. No Special Employment Rights.

     Nothing contained in the Plan or in any option shall confer upon any optionee any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the optionee.

18. Other Employee Benefits.

     Except as to plans which by their terms include such amounts as compensation, the amount of any compensation deemed to be received by an employee as a result of the exercise of an option or the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of such employee are determined, including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board of Directors.

19. Amendment of the Plan.

     (a) The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, except that if at any time the approval of the shareholders of the Company is required under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, or under Rule 16b-3, the Board of Directors may not effect such modification or amendment without such approval.

     (b) The modification or amendment of the Plan shall not, without the consent of an optionee, affect his or her rights under an option previously granted to him or her. With the consent of the optionee affected, the Board of Directors may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify
(i) the terms and provisions of the Plan and of any outstanding Incentive Stock Options granted under the Plan to the extent necessary to qualify any or all such options for such favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code and (ii) the terms and provisions of the Plan and of any outstanding option to the extent necessary to ensure the qualification of the Plan under Rule 16b-3.

20. Withholding.

     (a) The Company shall have the right to deduct form payments of any kind otherwise due to the optionee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of options under the Plan. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, the optionee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an option or (ii) by delivering to the Company shares of Common Stock already owned by the optionee. The shares so delivered or withheld shall have a Fair Market Value equal to such withholding obligation as of the date that the amount of tax to be withheld is to be determined. An optionee who has made an election pursuant to this Section 20(a) may only satisfy his or her withholding obligation with shares of Common Stock which are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

     (b) The acceptance of shares of Common Stock upon exercise of an Incentive Stock Option shall constitute an agreement by the optionee (i) to notify the Company if any or all of such shares are disposed of by the optionee within two years from the date the option was granted or within one year from the date the shares were issued to the optionee pursuant to the exercise of the option, and (ii) if required by law, to remit to the Company, at the time of and in the case of any such disposition, an amount sufficient to satisfy the Company's federal, state and local withholding tax obligations with respect to such disposition, whether or not, as to both (i) and (ii), the optionee is in the employee of the Company at the time of such disposition.

     (c) Notwithstanding the foregoing, in the case of a Reporting Person whose options have been granted in accordance with the provisions of Section 3(b) herein, no election to use shares for the payment of withholding taxes shall be effective unless made in compliance with any applicable requirements of Rule 16b-3.

21. Cancellation and New Grant of Options, Etc.

     The Board of Directors shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, (i) the cancellation of any or all outstanding options under the Plan and the grant in substitution therefor of new options under the Plan covering the same or different numbers of shares of Common Stock and having an option exercise price per share which may be lower or higher than the exercise price per share of the cancelled option or (ii) the amendment of the terms of any and all outstanding options under the Plan to provide an option exercise price per share which is higher or lower than the then-current exercise price per share of such outstanding options.

22. Effective Date and Duration of the Plan.

     (a) Effective Date. The Plan shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months after the date of the Board's adoption of the Plan, no options previously granted under the Plan shall be deemed to be Incentive Stock Options and no Incentive Stock Options shall be granted thereafter. Amendments to the Plan not requiring shareholder approval shall become effective when adopted by the Board of Directors; amendments requiring shareholder approval (as provided in Section 19) shall become effective when adopted by the Board of Directors, but no Incentive Stock Option granted after the date of such amendment shall become exercisable (to the extent that such amendment to the Plan was required to enable the Company to grant such Incentive Stock Option to a particular optionee) unless and until such amendment shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve months of the Board's adoption of such amendment, any Incentive Stock Options granted on or after the date of such amendment shall terminate to the extent that such amendment to the Plan was required to enable the Company to grant such option to a particular optionee. Subject to this limitation, options may be granted under the Plan at any time after the effective date and before the date fixed for termination of the Plan.

     (b) Termination. Unless sooner terminated in accordance with Section 16, the Plan shall terminate upon the earlier of (i) the close of business on the day next preceding the tenth anniversary of the date of its adoption by the Board of Directors, or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of options granted under the Plan. If the date of termination is determined under (i) above, then options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

23. Provision for Foreign Participants.

     The Board of Directors may, without amending the Plan, modify awards or options granted to participants who are foreign nationals or employed outside the United States to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

24. Governing Law.

     The provisions of this Plan shall be governed and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

                          Adopted by the Board of Directors on February 27, 1996

                                                                         ANNEX F

    ESCROW AGREEMENT (the "Agreement"), dated as of September   ,
    1999 among Mediconsult.com, Inc., a Delaware corporation (the "Parent"), Jason Fisherman, as the representative (the "Representative") of the shareholders of Physicians' Online, Inc., a Delaware corporation (the "Company"), set forth on
    Schedule I hereto (the "Shareholders"), and Wilmington Trust Company, a Delaware banking corporation, as escrow agent (the "Escrow Agent").

                                  INTRODUCTION

     On September 7, 1999, the Parent, a merger subsidiary of the Parent, the Company and certain of the Shareholders entered into an Agreement and Plan of Merger (the "Merger Agreement"), a copy of which has been furnished to the Escrow Agent. As a condition to the consummation of the transactions contemplated by the Merger Agreement, the Parent, the Representative (on behalf of the Shareholders) and the Escrow Agent are entering into this Agreement to provide a fund for indemnity payments that the Shareholders may become obligated to make to the Parent and its officers, directors, employees, agents, affiliates, representatives or subsidiaries (together, the "Indemnified Parties") as and to the extent provided in the Merger Agreement. Capitalized terms used and not otherwise defined herein have the meaning set forth in the Merger Agreement.

     The parties agree as follows:

     1. Appointment of the Escrow Agent; Delivery of Escrow. Each of the Parent and the Representative constitute and appoint the Escrow Agent as, and the Escrow Agent agrees to assume and perform the duties of, the escrow agent under and pursuant to this Agreement. The Escrow Agent acknowledges receipt (a) from
the Parent, of a stock certificate representing [    ] shares of Parent Common
Stock registered in the name of the Representative (the "Original Share Certificate") and (b) from the Representative, of three stock powers executed in blank. The stock powers, the Parent Common Stock represented by the Original Share Certificate and any dividends or distributions in Parent Common Stock or other securities on the Parent Common Stock shall constitute and be defined as the "Escrow".

     2. The Escrow; Acceptance and Undertaking of the Escrow Agent. The Escrow Agent hereby acknowledges receipt of the foregoing documents and instruments comprising the Escrow and covenants to hold all of the same in escrow, and subsequently to release and distribute, or return, as the case may be, the Escrow or any part thereof, only pursuant to and in strict accordance with all of the terms and conditions of this Agreement.

     3. Taxes. The Escrow Agent shall have no responsibility for any tax reporting. Any cash dividend on the Escrow shall be paid directly to the Representative.

     4. Claims Against the Escrow.

     (a) Concurrently with the delivery of a written notice (a "Claim Notice") to the Representative of a claim for indemnification in accordance with Section 13.1(b) of the Merger Agreement, or within a reasonable period thereafter, the Parent will deliver to the Escrow Agent a certificate in substantially the form of Annex I attached to this Agreement (a "Certificate of Instruction"). In accordance with Section 13.2 of the Merger Agreement, no Claim Notice may be delivered by the Parent after the first anniversary of the Closing Date. No Certificate of Instruction may be delivered without the prior or simultaneous delivery of a Claim Notice. No Certificate of Instruction may be delivered by the Parent after the close of business on the business day immediately preceding the first anniversary of the Closing Date. The Escrow Agent shall give written notice to the Representative of its receipt of a Certificate of Instruction not later than the second business day next following receipt thereof, together with a copy of such Certificate of Instruction.

     (b) If the Escrow Agent (i) shall not, within 30 calendar days following its receipt of a Certificate of Instruction (the "Objection Period"), have received a certificate in substantially the form of Annex II attached to this Agreement (an "Objection Certificate"), or (ii) shall have received such an Objection Certificate within the Objection Period and shall thereafter have received either (x) a certificate substantially in the form of Annex III attached to this Agreement (a "Resolution Certificate") or (y) a copy of final, nonappealable order of a court of competent jurisdiction accompanied by a certificate substantially in the form of Annex IV attached to this Agreement (a "Litigation Certificate"), then the Escrow Agent shall, on or before the fifth business day next following the expiration of the Objection Period or the Escrow Agent's receipt of a Resolution Certificate or Litigation Certificate, as applicable, deliver to the Parent the share certificate then constituting the Escrow in exchange for the Replacement Share Certificate (if any) (as defined below).

     (c) If the number of shares having an aggregate value equal to the Owed Amount (based on the Average Closing Price per share of the Parent Common Stock) is less than all of the shares in the Escrow, then the Parent shall deliver or cause to be delivered to the Escrow Agent, in exchange for the Original Share Certificate, a new certificate registered in the name of the Representative representing shares not being delivered pursuant to paragraph
(b) (the "Replacement Share Certificate"). The Replacement Share Certificate and corresponding stock powers shall thereafter be the Escrow.

     (d) The Escrow Agent shall give written notice to the Parent of its receipt of an Objection Certificate not later than the second business day next following receipt thereof, together with a copy of such Objection Certificate. The Escrow Agent shall give written notice to the Representative of its receipt of a Litigation Certificate not later than the second business day next following receipt thereof, together with a copy of such Litigation Certificate.

     (e) Upon delivery by the Escrow Agent of the share certificate then representing the Escrow to Parent in exchange for the Replacement Share Certificate, if any, such Certificate of Instruction shall be deemed canceled. Upon the receipt by the Escrow Agent of a Resolution Certificate or a Litigation Certificate and the delivery by the Escrow Agent of share certificate then representing the Escrow to Parent in exchange for the Replacement Share Certificate, if any, the related Certificate of Instruction shall be deemed canceled.

     (f) Upon the Parent's determination that it has no claim or has released its claim with respect to an Owed Amount referred to in a Certificate of Instruction (or a specified portion thereof), the Parent will deliver to the Escrow Agent prior to the expiration of the applicable Objection Period a certificate substantially in the form of Annex V attached to this Agreement (a "Parent Cancellation Certificate") canceling such Certificate of Instruction (or such specified portion thereof, as the case may be), and such Certificate of Instruction (or portion thereof) shall thereupon be deemed canceled. The Escrow Agent shall give written notice to the Representative of its receipt of a Parent Cancellation Certificate not later than the second business day next following receipt thereof, together with a copy of such the Parent Cancellation Certificate.

     (g) Upon receipt of a final, nonappealable order of a court of competent jurisdiction to the effect that none of the Owed Amount referred to in a Certificate of Instruction is payable to any Indemnified Party by the Shareholders, the Representative may, provided no Resolution Certificate or Litigation Certificate shall have previously been received by the Escrow Agent, deliver a copy of such order (accompanied by a certificate of the Representative substantially in the form of Annex VI attached to this Agreement (a "Shareholders Cancellation Certificate")) canceling such Certificate of Instruction, and such Certificate of Instruction shall thereupon be deemed canceled. The Escrow Agent shall give written notice to the Parent of its receipt of a Shareholders Cancellation Certificate not later than the second business day next following receipt thereof, together with a copy of such Shareholders Cancellation Certificate.

     (h) The Escrow Agent shall have no obligation to verify that the order attached to a Litigation Certificate or Shareholders Cancellation Certificate constitutes a final, nonappealable order of a court of competent jurisdiction, and shall be entitled to rely upon the Parent's or the Representative's statement to that effect.

     (j) At any time after the risk-sharing period described in the Affiliates Agreement, the Representative may request release of the shares from the Escrow, provided that the Shareholders replace the released shares with such cash as is necessary to maintain the value of the Escrow at $[insert 10% of Merger Consideration] less any Owed Amounts previously paid pursuant to any Certificates of Instruction, Resolution Certificates or Litigation Certificates. The cash substituted for the shares shall thereafter constitute and be defined as the Escrow. In the event of such release and substitution, all references in this Agreement to delivery of shares by the Escrow Agent shall also mean payment of cash in Escrow by the Escrow Agent, as applicable. All payments to Parent in respect of Certificates of Instruction, Resolution Certificates or Litigation Certificates shall be paid in pro rata amounts of cash and shares based on the amount of cash and the aggregate value of the shares (based on the Average Closing Price per share of the Parent Common Stock) then constituting the Escrow.

     5. Termination Date. The Escrow Agent shall on the later of (x) the first anniversary of the Closing Date (the "Termination Date") and (y) the date on which all Certificates of Instruction received by the Escrow Agent in accordance with the terms hereof have been canceled in accordance with paragraph (e), (f) or (g) of Section 4, promptly deliver to the Representative at a location of the Representative's designation (for the benefit of the Shareholders) the Escrow, as it is then constituted, and this Agreement (other than Sections 6, 7 and 8) shall automatically terminate. Parent shall, or shall cause its transfer agent to, issue and deliver to the Representative in exchange for the Escrow, and at the direction of the Representative, certificates of Parent Common Stock representing each Shareholder's pro rata share of the Escrow, as it is then constituted, based on each Shareholders percentage interest in the Escrow as set forth on Schedule I hereto; provided, however, that any Shareholder who has sold shares and replaced them with cash as provided in Section 4 above, shall receive such cash (rather than shares) upon distribution of his or her pro rata share of the Escrow. The Escrow Agent shall be entitled to require payment of amounts owed to it under Section 8 before distributing the Escrow in accordance with this Section 5.

     6. Duties and Obligations of the Escrow Agent. The duties and obligations of the Escrow Agent shall be limited to and determined solely by the provisions of this Agreement and the certificates delivered in accordance with this Agreement, and the Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document. In furtherance and not in limitation of the foregoing:


       (i) the Escrow Agent shall be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered;

       (ii) the Escrow Agent shall not be liable for any error of judgment, or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection this Agreement; provided, however, that notwithstanding any other provision in this Agreement, the Escrow Agent shall be liable for its willful misconduct or gross negligence;

       (iii) the Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties under this Agreement, which counsel shall not be attorneys of any of the Shareholders or of the Indemnified Parties or their respective Affiliates, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

       (iv) in the event that the Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights under this Agreement, it shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties under this Agreement as to which there is no such uncertainty, shall be to keep safely all property held in the Escrow until it shall be directed otherwise in writing by each of the parties to this Agreement or by a final, nonappealable order of a court of competent jurisdiction; provided, that in the event that the Escrow Agent has not received such written direction or court order within 180 calendar days after requesting the same, it shall interplead the Parent and the Shareholders in any court of competent jurisdiction and request that such court determine its rights and duties under this Agreement unless the parties to this Agreement otherwise agree;

       (v) the Escrow Agent may execute any of its powers or responsibilities under this Agreement and exercise any rights under this Agreement either directly or by or through agents or attorneys selected with reasonable care, which shall not be agents or the attorneys of any of the Shareholders or the Indemnified

  Parties or their respective Affiliates, nothing in this Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as fiduciary or otherwise in any jurisdiction other than the State of Delaware and the Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of any certificates or the shares in the Escrow, this Agreement, the Merger Agreement, the Indemnification Agreement or of any agreement amendatory or supplemental to this Agreement. The Escrow Agent shall not be liable for any other party's failure to comply with its covenants relating to the Merger, including without limitation under applicable securities laws; and

       (vi) other than the obligations as specifically set forth herein, the Escrow Agent shall not be obligated to preserve or protect any rights with respect to the shares in Escrow or to receive or give any notice with respect thereto, all of which shall remain the sole responsibility of the Shareholders or the Parent, as applicable.

       (vii) the Escrow Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Escrow shall be to deal with it in the same manner as the Escrow Agent deals with similar property for its own account.

       (viii) the Escrow Agent shall not be required to use its own funds in the performance of its obligations or duties, or in the exercise of any rights or powers, and shall not be required to take any action which, in the Escrow Agent's sole judgment, could involve it in expense or liability unless furnished with security and indemnity which the Escrow Agent deems, in its sole discretion, to be satisfactory to it.

     7. Cooperation. The Parent and the Representative (on behalf of the Shareholders) shall provide to the Escrow Agent all instruments and documents that are within their respective powers to provide and necessary for the Escrow Agent to perform its duties and responsibilities under this Agreement. Each of the Parent and the Representative have provided the Escrow Agent with a certificate setting forth the names of officers authorized to deliver instructions hereunder (in the case of the Parent) and a sample of the genuine signature of such officers or the Representative (as the case may be) and the Escrow Agent shall be entitled to rely upon such certificates until a substitute certificate is delivered hereunder.

     8. Fees and expenses; Indemnity. The Parent shall be liable for the fees and out of pocket expenses of the Escrow Agent for its services under this Agreement as and when billed to the Parent by the Escrow Agent, and each of the Parent and the Shareholders shall be jointly and severally liable to reimburse and indemnify the Escrow Agent, and its employees, officers, directors and agents, for, and hold it harmless against, any loss, liabilities, damages, cost or expense, including but not limited to reasonable attorneys' fees, reasonably incurred by the Escrow Agent in connection with the Escrow Agent's performance of its duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability relating to this Agreement; provided that notwithstanding the foregoing, neither the Parent nor the Shareholders shall be required to indemnify the Escrow Agent for any such loss, liability, cost or expense arising as a result of the Escrow Agent's willful misconduct or gross negligence. Escrow Agent shall be entitled to recover the full amount of such losses, liabilities, damages, costs and expenses from the Parent or the Representative (on behalf of any Shareholder); provided that in the event that the Parent or the Representative (on behalf of any Shareholder) pays any such amount hereunder, the Parent on the one hand, and such Shareholder, on the other, shall be entitled to reimbursement of one-half such amount from any such Shareholder or the Parent (as the case may be). Escrow Agent shall have a lien on and right of setoff against the Escrow for unpaid amounts owed to it hereunder.

     9. Resignation and Removal of the Escrow Agent.

     (a) The Escrow Agent may resign as such 30 calendar days following the giving of prior written notice thereof to the Representative and the Parent. In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument signed by the Representative and the Parent and delivered to the Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Escrow to such successor escrow agent, together with such records maintained by the Escrow Agent in connection with its duties under this Agreement and other information with respect to the Escrow as such successor may reasonably request.

     (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of 30 calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Escrow Agent's removal, as the case may be, because the Representative and the Parent are unable to agree on a successor escrow agent, or for any other reason, the Escrow Agent may petition any appropriate court of law for the appointment of a successor escrow agent and any such resulting appointment shall be binding upon all of the parties to this Agreement.

     (c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section 9 of its agreement to serve as escrow agent under this Agreement and the receipt of the property then comprising the Escrow, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to the proviso contained in clause (iii) of Section 6 and subject to survival of Section 8, and such successor escrow agent shall for all purposes of this Agreement be the Escrow Agent.

     10. Notices. All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered personally, by overnight courier or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

       if to the Parent, to:

         Mediconsult.com. Inc.
         1330 Avenue of the Americas
         17th Floor
         New York, New York 10019
         Attention: E. Michael Ingram
         Telephone:(212) 841-7311
         Facsimile:(212) 841-7310

       with a copy to:

         Howard, Smith & Levin
         1330 Avenue of the Americas
         New York, New York 10019
         Telephone:(212) 841-1000
         Facsimile:(212) 841-1010
         Attention: Kelly Vance, Esq.

       if to the Shareholders or the Representative, to:

         Jason Fisherman
         Advent International Corp.
         75 State Street
         Boston, Massachusetts 02109
         Telephone:(617) 951-9416
         Facsimile:(617) 951-0566

       If to the Escrow Agent, to:

         Wilmington Trust Company
         Rodney Square North
         1100 N. Market Street
         Wilmington, Delaware 19890-0001
         Telephone: (302) 651-8948
         Facsimile: (302) 651-8882
         Attention: Ted Hendrixson

   All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties to this Agreement. Any notice received on a Saturday, Sunday or holiday or after 5 p.m. in the time zone of the recipient shall be deemed received the next regular business day.

     11. Amendments, etc. This Agreement may be amended or modified, and any of the terms of this Agreement may be waived, only by a written instrument duly executed by or on behalf of the Parent, the Representative and the Escrow Agent. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof. THE PARTIES HERETO EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY AND COUNTY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER PARTY IN ANY OTHER JURISDICTION.

     13. Business Day. For all purposes of this Agreement, the term "business day" shall mean a day other than Saturday, Sunday or any day on which banks located in the States of Delaware and New York are authorized or obligated to close.

     14. Miscellaneous.

     (a) This Agreement is binding upon and will inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions of this Agreement. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     (b) The parties agree that the shares in Escrow may not be sold, pledged or otherwise transferred or disposed of during the term of this Agreement, except as provided in Section 4(c), 4(j), 5 and 9(a) hereof.

     (c) While the Parent Common Stock is in Escrow, the Representative shall have the right to vote the shares in Escrow as directed by the Shareholders.

     The parties to this Agreement have caused this Agreement to be executed as of the date first above written.

                                          Mediconsult.com, Inc.

                                          By:
                                             Name:
                                             Title:

                                          -------------------------------------
                                           Jason Fisherman, as Representative

                                          Wilmington Trust Company, as Escrow
                                          Agent

                                          By:
                                             Name:
                                             Title

                                   Schedule I

     [Shareholder]                   [Percentage Interest in Escrow]

                                                                         ANNEX I

                           CERTIFICATE OF INSTRUCTION

                                       to

                           Wilmington Trust Company,

                                as Escrow Agent

     The undersigned, Mediconsult.com, Inc. ("the Parent"), pursuant to Section
4(a) of the Escrow Agreement dated as of September   , 1999 hereby:

       (a) (a) certifies that (i) the Parent or another Indemnified Party has sent to the Representative a Claim Notice a copy of which is attached
  hereto, and (ii) the amount of $           (the "Owed Amount") is payable
  to the Indemnified Parties by the Shareholders; and

       (b) (b) instructs you to deliver to the Parent the share certificate representing the Parent Common Stock now in Escrow (i) unless you receive an Objection Certificate from the Representative prior to the expiration of the Objection Period, within five business days following the expiration of the Objection Period, or (ii) if you receive an Objection Certificate within the Objection Period, within five business days following your receipt of a Resolution Certificate or a Litigation Certificate.

                                          MEDICONSULT.COM, INC.

                                          By:
                                             Name:
                                             Title:
Dated:                 ,

                                                                        ANNEX II

                             OBJECTION CERTIFICATE

                                       to

                           WILMINGTON TRUST COMPANY,

                                as Escrow Agent

     The undersigned, Jason Fisherman (the "Representative"), pursuant to
Section 4(b) of the Escrow Agreement dated as of September   , 1999, hereby:

       (c) (c) disputes that the Owed Amount referred to in the Certificate
  of Instruction dated            ,       is payable to the Indemnified
  Parties by the undersigned;

       (d) (d) certifies that the undersigned has sent to the Parent a
  written statement dated            ,       of the undersigned, a copy of
  which is attached hereto, disputing its liability to the Indemnified Parties for the Owed Amount; and

       (e) (e) objects to your delivery to the Parent of the share certificate representing the Parent Common Stock now in Escrow as provided in such Certificate of Instruction.

                                          -------------------------------------
                                           Jason Fisherman, as Representative

Dated:                 ,

                                                                       ANNEX III

                             RESOLUTION CERTIFICATE

                                       to

                           WILMINGTON TRUST COMPANY,

                                as Escrow Agent

     The undersigned, Mediconsult.com, Inc. ("the Parent"), and Jason Fisherman, as the representative of the Shareholders (the "Representative") and
pursuant to Section 4(b) of the Escrow Agreement dated as of September   , 1999
hereby:

       (f) (f) certify that (i) the Parent and the Shareholders have resolved their dispute as to the matter described in the Certificate of Instruction
  dated              ,       and the related Objection Certificate dated
            ,       and (ii) the final Owed Amount with respect to the matter
  described in such Certificates is $                    ;

       (g) (g) instruct you to deliver to the Parent the share certificate representing the Parent Common Stock now in Escrow within five business days following your receipt of this Certificate; and

       (h) (h) agree that the Owed Amount designated in such Certificate of Instruction, to the extent, if any, it exceeds the Owed Amount referred to in clause (ii) of paragraph (a) above, shall be deemed not payable to the Indemnified Parties and such Certificate of Instruction is hereby canceled.

                                          MEDICONSULT.COM, INC.

                                          By:
                                             Name:
                                             Title:

                                          -------------------------------------
                                           Jason Fisherman, as Representative

Dated:                 ,

                                                                        ANNEX IV

                             LITIGATION CERTIFICATE

                                       to

                           WILMINGTON TRUST COMPANY,

                                as Escrow Agent

     The undersigned, Mediconsult.com, Inc. ("the Parent"), pursuant to Section
4(b) of the Escrow Agreement dated as of September   , 1999, hereby:

       (i) (i) certify that (i) attached hereto is a final, nonappealable order of a court of competent jurisdiction resolving the dispute between the Parent or other Indemnified Party and the Shareholders as to the matter
  described in the Certificate of Instruction dated           ,       and the
  related Objection Certificate dated           ,       and (ii) the final
  Owed Amount with respect to the matter described in such Certificates, as
  provided in such order, is $          ;

       (j) (j) instructs you to deliver to the Parent the share certificate representing the Parent Common Stock now in Escrow within five business days following your receipt of this Certificate; and

       (k) (k) agrees that the Owed Amount designated in such Certificate of Instruction, to the extent, if any, it exceeds the Owed Amount referred to in clause (ii) of paragraph (a) above, shall be deemed not payable to the Indemnified Parties and such Certificate of Instruction is hereby canceled.

                                          MEDICONSULT.COM, INC.

                                          By:
                                             Name:
                                             Title:

Dated:                 ,

                                                                         ANNEX V
                        PARENT CANCELLATION CERTIFICATE

                                       to

                           WILMINGTON TRUST COMPANY,

                                as Escrow Agent

     The undersigned, Mediconsult.com, Inc. ("the Parent"), pursuant to Section
4(f) of the Escrow Agreement dated as of September   , 1999 hereby:

       (l) (l) certifies that (i) it hereby releases its claim against the Shareholders with respect to [all] [specify portion] of the Owed Amount
  designated in the Certificate of Instruction dated           ,       and
  (ii) as a result the Owed Amount with respect to such Certificate of
  Instruction is $          ; and

       (m) (m) agrees that such Certificate of Instruction is, to the extent released as provided in clause (i) of paragraph (a) above, canceled.

                                          MEDICONSULT.COM, INC.

                                          By:
                                             Name:
                                             Title:

Dated:                 ,

                                                                        ANNEX VI

                     SHAREHOLDERS CANCELLATION CERTIFICATE

                                       to

                           WILMINGTON TRUST COMPANY,

                                as Escrow Agent

     The undersigned, Jason Fisherman (the "Representative"), pursuant to
Section 4(g) of the Escrow Agreement dated as of September   , 1999, hereby:

      certifies that (i) attached hereto is a final, nonappealable order of a court of competent jurisdiction resolving the dispute between the Parent or other Indemnified Party and the Shareholders as to the matter described in
  the Certificate of Instruction dated           ,       and the related
  Objection Certificate dated           ,       and (ii) as provided in such
  order, there is [no] [specify amount] Owed Amount with respect to the matter described in such Certificates.

                                          -------------------------------------
                                                 Jason Fisherman, as the
                                                     Representative

Dated:                 ,

                                    Part II
                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law (DGCL) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. In addition, Section 102(b)(7) of the DGCL empowers a corporation to add a provision to its certificate of Incorporation limiting the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's by-laws, any agreement, a vote of stockholders or otherwise. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits. (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found.)

Exhibit
Number     Description
------     -----------
2.1        Physicians' Online Merger Agreement including Amendment No. 1 thereto (included as
           Annex A to the joint information/proxy statement/prospectus)
2.2        Cyber-Tech Merger Agreement and Plan of Reorganization(1)

3.1        Certificate of Incorporation (2)
3.2        By-laws (3)
4.1        Specimen common stock certificate(2)
4.2        Form of Investor Senior Preferred Stock Warrant (2)
4.3        Form of Warrant issued to Arnhold and S. Bleichroeder, Inc. (2)
5.1        Legal Opinion of Covington & Burling
10.1       Amended and Restated Mediconsult 1996 Stock Option Plan (included as Annex D to the joint information/proxy statement/prospectus)
10.2       Amended and Restated Physicians' Online 1994 Stock Option Plan (included as Annex E to the joint information/proxy statement/prospectus)
10.3       Agreement Concerning the Exchange of Common Stock between the Company and
           Mediconsult.com Limited(3)
10.4       Articles of Merger with Mediconsult.com Limited(3)
10.5       Worldwide Web Server Agreement dated November 6, 1996 between Tvisions, Inc. and
           Mediconsult.com Limited(3)
10.6       Strategic Consulting Interim Agreement dated November 16, 1998 between the Company and Treacy & Co., LLC, as amended February 25, 1999 (2)
10.7       Letter agreement dated December 30, 1998 among the Company, Pharmaceutical
           Information Associates, Ltd., VirSci Corporation and Pharmaceutical Information.Net,
           Inc. (2)
10.8       Memorandum of Agreement dated February 23, 1999 between Mediconsult.com Limited. and
           CommonHealth LLP (2)
10.9       Memorandum of Agreement dated February 25, 1999 between Timi Gustafson, Cynthia
           Fink, Mark Gustafson and Mediconsult (2)
10.10      Exclusive Sponsorship Agreement dated as of January 15, 1999 between InterNational
           Council on Infertility Information Dissemination and Mediconsult.com Limited (2)
10.11      Employment Agreement effective as of January 1, 1999, between 3542491 Canada Inc.
           and Bruce Tilden (2)
10.12      Employment Agreement effective as of January 1, 1999, between 3542491 Canada Inc.
           and Debora A. Falk (2)
10.13      Employment Agreement effective as of January 1, 1999, between 3542491 Canada Inc.
           and David J. Austin (2)
10.14      Employment Agreement effective as of January 1, 1999, between Mediconsult.com
           Limited and Robert A. Jennings (2)
10.15      Employment Agreement effective as of January 1, 1999, between 3542491 Canada Inc.
           and Ian Sutcliffe (2)
10.16      Source Code License Agreement dated February 26, 1999 between Tvisions, Inc. and
           Mediconsult.com Limited (2)
10.17      Stock Purchase Agreement dated as of February 26, 1999 between the Company and the
           Investors named therein (2)
10.18      Registration Rights Agreement dated February 26, 1999, among the Company and the
           Investors named therein (2)

10.19      Stockholders' Agreement dated February 26, 1999 among the Company, the Founders identified therein and the Investors identified on Schedule 1 thereto (2)
10.20      Registration Rights Agreement dated as of February 26, 1999 between the Company and
           Arnhold and S. Bleichroeder, Inc. (2)
10.21      Employment Agreement dated as of April 1, 1999 between the Company and E. Michael
           Ingram (2)
10.22      Agreement  between the Company and Novartis Pharma AG (2)
10.23      Physicians' Online Escrow Agreement (included as Annex F to the joint information/proxy statement/prospectus)
10.24      Cyber-Tech Escrow Agreement(1)
10.25      Employment Agreement dated as of June 14, 1999, between Mediconsult and Andre
           Pilevsky(1)
10.26      Employment Agreement dated as of June 14, 1999, between Mediconsult and Sharon
           Weinberg(1)
10.27      Consulting Agreement dated as of June 14, 1999, between Mediconsult and Daniel J.
           Rader(1)
10.28      Noncompetition Agreement dated as of June 14, 1999 between Mediconsult and Andre
           Pilevsky(1)
10.29      Noncompetition Agreement dated as of June 14, 1999 between Mediconsult and Sharon
           Weinberg(1)
10.30      Noncompetition Agreement dated as of June 14, 1999 between Mediconsult and Daniel J.
           Rader(1)
21.1       Subsidiaries of the Company
23.1       Consent of PricewaterhouseCoopers
23.2       Consent of Arthur Andersen
23.3       Consent of  Covington & Burling (included in Exhibit 5.1)
24.1       Powers of Attorney (set forth on the signature page of this Registration Statement)
99.1       Delaware General Corporation Law Sec. 262 Appraisal Rights (included as Annex C to the joint information/proxy statement/prospectus)

-----------


(1) Exhibits are incorporated by reference from Mediconsult's Current Report on Form 8-K (File No. 333-73059) filed June 29, 1999
(2) Exhibits are incorporated by reference from Mediconsult's Registration Statement on Form S-1 (Registration No. 333-73059) filed April 2, 1999.
(3) Exhibits are incorporated by reference from Mediconsult's Registration Statement on Form 10-SB (File No. 333-21883) filed December 16, 1996.

  (b)  Financial Statement Schedules

  Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings


     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters. In addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to respond for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 19, 1999.

        By:

                                    Robert A. Jennings
                                 Chief Executive Officer
                                  Mediconsult.com, Inc.

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Robert A. Jennings his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

                                   *  *  *  *

  Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date included.

        Signature                                               Title                             Date
        ---------                                               -----                             ----

/S/ Robert A. Jennings                           Chairman and Chief Executive Officer
                                                     (Principal Executive Officer)           November 19, 1999


/S/ Ian Sutcliffe                              Director, President (Principal Financial
                                                               Officer)                      November 19, 1999


/S/ Michael Treacy                                             Director                      November 19, 1999


/S/ Barry Guld                                                 Director                      November 19, 1999


/S/ John Buchanan                                              Director                      November 19, 1999

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                                 Exhibit Index
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

Exhibit
Number           Description                                                                                            Page No.
------           -----------                                                                                            --------
2.1              Physicians' Online Merger Agreement including Amendment No. 1 thereto (included as Annex A to the joint information/proxy statement/prospectus)
2.2              Cyber-Tech Merger Agreement and Plan of Reorganization(1)
3.1              Certificate of Incorporation (2)
3.2              By-laws (3)
4.1              Specimen common stock certificate(2)
4.2              Form of Investor Senior Preferred Stock Warrant (2)
4.3              Form of Warrant issued to Arnhold and S. Bleichroeder, Inc. (2)
5.1              Legal Opinion of Covington & Burling
10.1             Amended and Restated Mediconsult 1996 Stock Option Plan (included as Annex D to the joint information/proxy statement/prospectus)
10.2             Amended and Restated Physicians' Online 1994 Stock Option Plan (included as Annex E to the joint information/proxy statement/prospectus)
10.3             Agreement Concerning the Exchange of Common Stock between the Company and Mediconsult.com Limited(3)
10.4             Articles of Merger with Mediconsult.com Limited(3)
10.5             Worldwide Web Server Agreement dated November 6, 1996 between Tvisions, Inc. and Mediconsult.com
                 Limited(3)
10.6             Strategic Consulting Interim Agreement dated November 16, 1998 between the Company and Treacy &
                 Co., LLC, as amended February 25, 1999 (2)
10.7             Letter agreement dated December 30, 1998 among the Company, Pharmaceutical Information Associates,
                 Ltd., VirSci Corporation and Pharmaceutical Information.Net, Inc. (2)
10.8             Memorandum of Agreement dated February 23, 1999 between Mediconsult.com Limited. and CommonHealth
                 LLP (2)
10.9             Memorandum of Agreement dated February 25, 1999 between Timi Gustafson, Cynthia Fink, Mark
                 Gustafson and Mediconsult (2)
10.10            Exclusive Sponsorship Agreement dated as of January 15, 1999 between InterNational Council on
                 Infertility Information Dissemination and Mediconsult.com Limited (2)
10.11            Employment Agreement effective as of January 1, 1999, between 3542491 Canada Inc. and Bruce Tilden
                 (2)
10.12            Employment Agreement effective as of January 1, 1999, between 3542491 Canada Inc. and Debora A.
                 Falk (2)
10.13            Employment Agreement effective as of January 1, 1999, between 3542491 Canada Inc. and David J.
                 Austin (2)
10.14            Employment Agreement effective as of January 1, 1999, between Mediconsult.com Limited and Robert A.
                 Jennings (2)
10.15            Employment Agreement effective as of January 1, 1999, between 3542491 Canada Inc. and Ian Sutcliffe
                 (2)
10.16            Source Code License Agreement dated February 26, 1999 between Tvisions, Inc. and Mediconsult.com
                 Limited (2)
10.17            Stock Purchase Agreement dated as of February 26, 1999 between the Company and the Investors named therein (2)
10.18            Registration Rights Agreement dated February 26, 1999, among the Company and the Investors named therein (2)
10.19            Stockholders' Agreement dated February 26, 1999 among the Company, the Founders identified therein and the Investors identified on Schedule 1 thereto (2)
10.20            Registration Rights Agreement dated as of February 26, 1999 between the Company and Arnhold and S.
                 Bleichroeder, Inc. (2)
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
10.21            Employment Agreement dated as of April 1, 1999 between the Company and E. Michael Ingram (2)
10.22            Agreement  between the Company and Novartis Pharma AG (2)
10.23            Physicians' Online Escrow Agreement (included as Annex F to the joint information/proxy statement/prospectus)
10.24            Cyber-Tech Escrow Agreement(1)
10.25            Employment Agreement dated as of June 14, 1999, between Mediconsult and Andre Pilevsky(1)
10.26            Employment Agreement dated as of June 14, 1999, between Mediconsult and Sharon Weinberg(1)
10.27            Consulting Agreement dated as of June 14, 1999, between Mediconsult and Daniel J. Rader(1)
10.28            Noncompetition Agreement dated as of June 14, 1999 between Mediconsult and Andre Pilevsky(1)
10.29            Noncompetition Agreement dated as of June 14, 1999 between Mediconsult and Sharon Weinberg(1)
10.30            Noncompetition Agreement dated as of June 14, 1999 between Mediconsult and Daniel J. Rader(1)
21.1             Subsidiaries of the Company
23.1             Consent of PricewaterhouseCoopers
23.2             Consent of Arthur Andersen
23.3             Consent of  Covington & Burling (included in Exhibit 5.1)
24.1             Powers of Attorney (set forth on the signature page of this Registration Statement)
99.1             Delaware General Corporation Law Sec. 262 Appraisal Rights (included as Annex C to the joint information/proxy statement/prospectus)
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(1)   Exhibits are incorporated by reference from Mediconsult's Current Report on Form 8-K (File No. 333-73059) filed June 29, 1999
(2)   Exhibits are incorporated by reference from Mediconsult's Registration
      Statement on Form S-1 (Registration No. 333-73059) filed April 2, 1999
(3)   Exhibits are incorporated by reference from Mediconsult's Registration
      Statement on Form 10-SB (File No. 333-21883) filed December 16, 1996